Exhibit 99.2

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN.  ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE COURT.  THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE COURT.  THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE.  THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11

REVLON, INC., et al.,[1]	Case No. 22-10760 (DSJ)

Debtors.	(Jointly Administered)

DISCLOSURE STATEMENT FOR JOINT PLAN
OF REORGANIZATION OF REVLON, INC. AND ITS DEBTOR
AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Paul M. Basta Alice Belisle Eaton Kyle J. Kimpler Robert A. Britton Brian Bolin
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
1285 Avenue of the Americas
New York, NY 10019
Telephone: (212) 373-3000
Facsimile: (212) 757-3990
Counsel to the Debtors and Debtors in Possession

Date: December 22, 2022

[1]
The last four digits of Debtor Revlon, Inc.’s tax identification number are 2955.  Due to the large number of debtor entities in these Chapter 11 Cases, for which the Court has granted joint administration, a complete list of the debtor entities and the last four digits of their federal tax identification numbers is not provided herein.  A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at https://cases.ra.kroll.com/Revlon (the “Case Information Website”).  The location of the Debtors’ service address for purposes of these Chapter 11 Cases is:  One New York Plaza, New York, NY 10004.

RECOMMENDATION BY THE BOARD AND KEY CREDITOR SUPPORT

The board of directors of Revlon, Inc. (the “Board”), and the board of directors, managers, or members, as applicable, of each of its Debtor affiliates, have approved the transactions contemplated by the Plan and recommend that all creditors whose votes are being solicited submit ballots (the “Ballot(s)”) to accept the Plan.

RECOMMENDATION BY THE CREDITORS’ COMMITTEE

The Official Committee of Unsecured Creditors appointed in these Chapter 11 Cases (the “Creditors’ Committee”) recommends that all holders of General Unsecured Claims and Unsecured Notes Claims (each as defined below) vote to accept the Plan and grant the releases contained in the Plan. Included in the Solicitation Materials (as defined below) is a letter from the Creditors’ Committee in support of the Plan.

PLAN VOTING DEADLINE (THE “VOTING DEADLINE”):
4:00 P.M. PREVAILING EASTERN TIME, ON FEBRUARY 27, 2023

(unless extended by the Debtors)

BENEFICIAL HOLDERS THAT HOLD THEIR CLAIMS THROUGH VOTING NOMINEES MUST RETURN SUCH BENEFICIAL HOLDER BALLOTS TO THEIR RESPECTIVE VOTING NOMINEES AS SOON AS POSSIBLE TO ALLOW SUFFICIENT TIME FOR VOTING NOMINEES TO VALIDATE AND INCLUDE THEIR VOTES ON A MASTER BALLOT AND RETURN SUCH MASTER BALLOTS TO THE VOTING AND CLAIMS AGENT ON OR BEFORE THE VOTING DEADLINE.

FOR YOUR VOTE TO BE COUNTED, THE MASTER BALLOT SUBMITTED ON YOUR BEHALF MUST BE ACTUALLY RECEIVED BY THE VOTING AND CLAIMS AGENT ON OR BEFORE THE VOTING DEADLINE.

IF YOU HOLD YOUR CLAIMS DIRECTLY, YOU MUST RETURN YOUR COMPLETED BALLOT TO THE VOTING AND CLAIMS AGENT ON OR BEFORE THE VOTING DEADLINE.

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS FOR THE PURPOSE OF SOLICITING VOTES TO ACCEPT OR REJECT THE PLAN.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.  BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING ALL ATTACHED EXHIBITS AND DOCUMENTS INCORPORATED INTO THIS DISCLOSURE STATEMENT, AS WELL AS THE RISK FACTORS DESCRIBED IN ARTICLE XII OF THIS DISCLOSURE STATEMENT.

UPON CONFIRMATION OF THE PLAN, THE NEW SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), ANY STATE SECURITIES LAWS, OR ANY SIMILAR U.S. FEDERAL, STATE, OR LOCAL LAWS TO PERSONS RESIDENT OR OTHERWISE LOCATED IN THE UNITED STATES IN RELIANCE ON THE EXEMPTION SET FORTH IN SECTION  1145 OF THE BANKRUPTCY CODE,  SECTION 4(a)(2) OF THE SECURITIES ACT  OR REGULATION D PROMULGATED THEREUNDER, AND/OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES LAWS OF THE UNITED STATES.

NO NEW SECURITIES TO BE ISSUED PURSUANT TO THE PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY.  THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED FOR APPROVAL WITH THE SEC OR ANY STATE AUTHORITY, AND NEITHER THE SEC NOR ANY STATE AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE IN THE UNITED STATES.  NEITHER THIS SOLICITATION NOR THIS DISCLOSURE STATEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THIS DISCLOSURE STATEMENT CONTAINS “FORWARD-LOOKING STATEMENTS.”  SUCH STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” OR “CONTINUE” OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY.  THE DEBTORS CONSIDER ALL STATEMENTS REGARDING ANTICIPATED OR FUTURE MATTERS TO BE FORWARD-LOOKING STATEMENTS.

THE READER IS CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE PRESENTED IN SUCH FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, RISKS AND UNCERTAINTIES RELATING TO:

•	any future effects as a result of the pendency of the Chapter 11 Cases;

•	the Debtors’ liquidity and financial outlook;

•
the effects of and changes in economic conditions (such as volatility in the financial markets, whether attributable to COVID-19 or otherwise, inflation, increasing interest rates, monetary conditions and foreign currency fluctuations, tariffs, foreign currency controls, and/or government-mandated pricing controls, as well as in trade, monetary, fiscal, and tax policies in international markets), political conditions (such as military actions and terrorist activities), and natural disasters;

•	disruptions to the supply chain;

•	the ability to execute the Debtors’ business plan (the “Business Plan”) or to achieve the upside opportunities contained therein;

•	reductions in the Debtors’ revenue from market pressures, increased competition, or otherwise;

•	the Debtors’ ability to attract, motivate, and/or retain employees necessary to operate competitively in the Debtors’ industry;

•	the Debtors’ ability to maintain successful relationships with key customers;

•	unexpected significant impacts on the Company (as defined below) from changes in interest rates or foreign exchange rates;

•	difficulties, delays, or the inability of the Company to efficiently manage its cash and working capital;

•	the Debtors’ ability to effectively manage costs;

•	the Debtors’ ability to drive and manage growth;

•	changing consumer tastes;

•	industry conditions, including existing competition and future competition;

•	the impact of general economic and political conditions in the United States or in specific markets in which the Debtors currently do business;

•	the Debtors’ ability to generate revenues from new sources;

•	the impact of regulatory rules or proceedings that may affect the Debtors’ businesses from time to time;

•	disruptions or security breaches of the Debtors’ information technology infrastructure;

•
unanticipated adverse effects on the Company’s business, prospects, results of operations, financial condition, and/or cash flows as a result of unexpected developments with respect to the Company’s legal proceedings, including alleged litigation claims that might not be discharged by the Plan and litigation about the validity of the BrandCo Transaction;

•	the Debtors’ ability to generate sufficient cash flows to service or refinance debt and other obligations post-emergence;

•	the implementation of the Restructuring Transactions; and

•	the Company’s success at managing the foregoing risks.

STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES OF THE REORGANIZED DEBTORS’ FUTURE PERFORMANCE.  THERE ARE RISKS, UNCERTAINTIES, AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE REORGANIZED DEBTORS’ ACTUAL PERFORMANCE OR ACHIEVEMENTS TO BE DIFFERENT FROM THOSE THEY MAY PROJECT, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE THE PROJECTIONS OR VALUATIONS MADE HEREIN, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.  THE LIQUIDATION INFORMATION CONTAINED IN EXHIBITS D, E, AND F HERETO AND UNDER THE CAPTION, “VALUATION OF THE DEBTORS”, THE ANALYSIS, PROJECTIONS, AND OTHER INFORMATION CONTAINED HEREIN AND ATTACHED HERETO (COLLECTIVELY, THE “FORWARD-LOOKING FINANCIAL INFORMATION”) ARE ESTIMATES ONLY, AND THE VALUE OF THE PROPERTY DISTRIBUTED TO HOLDERS OF ALLOWED CLAIMS MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED.  THEREFORE, ANY FORWARD-LOOKING FINANCIAL INFORMATION MAY OR MAY NOT TURN OUT TO BE ACCURATE.  FURTHERMORE, THE FORWARD-LOOKING FINANCIAL INFORMATION IS BASED ON VARIOUS ASSUMPTIONS, WHICH ARE DESCRIBED IN MORE DETAIL THEREIN, AND TO THE EXTENT THAT ACTUAL FACTS AND CIRCUMSTANCES DIFFER FROM SUCH ASSUMPTIONS, ACTUAL RESULTS COULD DIFFER IN MATERIAL RESPECTS FROM THOSE SET FORTH THEREIN.  FOR MORE INFORMATION REGARDING THE FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE PRESENTED IN THE FORWARD-LOOKING STATEMENTS, PLEASE REFER TO ARTICLE XII – CERTAIN RISK FACTORS TO BE CONSIDERED OF THIS DISCLOSURE STATEMENT AND “ITEM 1A – RISK FACTORS” OF THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021, AS AMENDED, AND THE QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2022, JUNE 30, 2022, AND SEPTEMBER  30, 2022, EACH OF REVLON, INC., FILED WITH THE SEC.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016 AND IS NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS.

v

THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY NEW SECURITIES PURSUANT TO THE PLAN CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE SECURITIES LAWS GOVERNING THE TRANSFERABILITY OF ANY SUCH SECURITIES.

NO LEGAL OR TAX ADVICE IS PROVIDED TO YOU BY THIS DISCLOSURE STATEMENT.  THE DEBTORS URGE EACH HOLDER OF A CLAIM OR INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN, AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY.  FURTHER, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURES CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE MERITS OF THE PLAN OR A GUARANTEE BY THE BANKRUPTCY COURT OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN EVENTS IN THE DEBTORS’ CHAPTER 11 CASES, AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE OR THAT MAY BE FILED LATER WITH THE PLAN SUPPLEMENT.  ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS.  IN THE EVENT OF ANY CONFLICT, INCONSISTENCY, OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN AND CONTROL FOR ALL PURPOSES.  EXCEPT AS OTHERWISE SPECIFICALLY NOTED, FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT.  THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS, AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES.  THE DEBTORS’ MANAGEMENT HAS REVIEWED THE HISTORICAL FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT.  ALTHOUGH THE DEBTORS HAVE USED THEIR REASONABLE BUSINESS JUDGMENT TO CAUSE THE HISTORICAL FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT TO FAIRLY PRESENT, IN ALL MATERIAL RESPECTS, THE HISTORICAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE DEBTORS, IT HAS NOT BEEN AUDITED (UNLESS OTHERWISE EXPRESSLY STATED HEREIN OR THEREIN), AND NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE HISTORICAL FINANCIAL INFORMATION CONTAINED HEREIN.

FURTHERMORE, READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FORWARD-LOOKING FINANCIAL INFORMATION.  SUCH INFORMATION CONSTITUTES “FORWARD-LOOKING STATEMENTS,” WHICH ARE SUBJECT TO THE RISKS AND UNCERTAINTIES AND CAUTIONARY STATEMENTS SET FORTH IN AND REFERENCED IN THE DISCUSSION OF FORWARD-LOOKING STATEMENTS ABOVE. SUCH FORWARD-LOOKING FINANCIAL INFORMATION HAS BEEN PREPARED BASED ON VARIOUS ASSUMPTIONS, WHICH ARE DESCRIBED IN MORE DETAIL THEREIN, AND TO THE EXTENT THAT ACTUAL FACTS AND CIRCUMSTANCES DIFFER FROM SUCH ASSUMPTIONS, ACTUAL RESULTS COULD DIFFER IN MATERIAL RESPECTS FROM THOSE SET FORTH THEREIN.  THE DEBTORS UNDERTAKE NO DUTY TO UPDATE SUCH FORWARD-LOOKING FINANCIAL INFORMATION UNLESS REQUIRED TO BY APPLICABLE LAW.

NONE OF THIS DISCLOSURE STATEMENT, THE PLAN, THE CONFIRMATION ORDER, OR THE PLAN SUPPLEMENT WAIVES ANY RIGHTS OF THE DEBTORS WITH RESPECT TO THE HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE. RATHER, THIS DISCLOSURE STATEMENT SHALL CONSTITUTE A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO POTENTIAL CONTESTED MATTERS, POTENTIAL ADVERSARY PROCEEDINGS, AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.

NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM OR PROJECTED OBJECTION TO A PARTICULAR CLAIM IS OR IS NOT IDENTIFIED IN THIS DISCLOSURE STATEMENT.  EXCEPT AS PROVIDED UNDER THE PLAN, THE DEBTORS OR THE REORGANIZED DEBTORS MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND CAUSES OF ACTION AND MAY OBJECT TO CLAIMS AFTER CONFIRMATION OR THE EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS ON THE TERMS SPECIFIED IN THE PLAN.

UNLESS OTHERWISE EXPRESSLY NOTED, THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE PETITION DATE WHERE FEASIBLE.  ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.  HOLDERS OF CLAIMS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS SENT.  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT.  THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE RESTRUCTURING SUPPORT AGREEMENT, BUT HAVE NO DUTY OR OBLIGATION TO DO SO.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT.  THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE COMPANY AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.  IMPORTANTLY, PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM IN A VOTING CLASS SHOULD REVIEW THE PLAN IN ITS ENTIRETY AND CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT AND ANY EXHIBITS HERETO.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AND INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS AND INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, WHO VOTE TO REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

NOTWITHSTANDING ANY RIGHTS OF APPROVAL PURSUANT TO THE RESTRUCTURING SUPPORT AGREEMENT OR OTHERWISE AS TO THE FORM OR SUBSTANCE OF THIS DISCLOSURE STATEMENT, THE PLAN OR ANY OTHER DOCUMENT RELATING TO THE TRANSACTIONS CONTEMPLATED THEREUNDER, NONE OF THE CREDITORS WHO HAVE EXECUTED THE RESTRUCTURING SUPPORT AGREEMENT, OR THEIR RESPECTIVE REPRESENTATIVES, MEMBERS, FINANCIAL OR LEGAL ADVISORS OR AGENTS, HAS INDEPENDENTLY VERIFIED THE INFORMATION CONTAINED HEREIN, TAKES ANY RESPONSIBILITY THEREFOR, OR SHOULD HAVE ANY LIABILITY WITH RESPECT THEREWITH, AND NONE OF THE FOREGOING ENTITIES OR PERSONS MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE INFORMATION CONTAINED HEREIN.

THE EFFECTIVENESS OF THE PLAN IS SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT DESCRIBED HEREIN AND SET FORTH IN ARTICLE X OF THE PLAN.  THERE IS NO ASSURANCE THAT THE PLAN WILL BE CONFIRMED, OR, IF CONFIRMED, THAT THE CONDITIONS REQUIRED TO BE SATISFIED FOR THE PLAN TO BECOME EFFECTIVE WILL BE SATISFIED (OR WAIVED).

ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

ONLY HOLDERS OF OPCO TERM LOAN CLAIMS (CLASS 4), BRANDCO FIRST LIEN GUARANTY CLAIMS (CLASS 5), BRANDCO SECOND LIEN GUARANTY CLAIMS (CLASS 6), BRANDCO THIRD LIEN GUARANTY CLAIMS (CLASS 7), UNSECURED NOTES CLAIMS (CLASS 8), TALC PERSONAL INJURY CLAIMS (CLASS 9(A)), NON-QUALIFIED PENSION CLAIMS (CLASS 9(B)), TRADE CLAIMS (CLASS 9(C)), AND OTHER GENERAL UNSECURED CLAIMS (CLASS 9(D)) ARE ENTITLED TO VOTE ON THE PLAN AND ARE BEING SOLICITED TO VOTE UNDER THIS DISCLOSURE STATEMENT.

x

	D.	Prepetition Financing Efforts		20
		1.	2019 Ares Financing	21
		2.	2020 Refinancing Efforts	21
		3.	Helen of Troy License Agreement	24
		4.	March 2021 Refinancing Efforts	24
		5.	Further Amendment of ABL Facility	25
		6.	Increase of Borrowing Base under the ABL Facility and Foreign ABTL Facility	25
		7.	At the Market Public Equity Offering	25
	E.	Cost-Cutting Measures		25
	F.	Market Conditions and Industry Headwinds		26
	G.	Preparation for Commencement of Chapter 11 Proceedings		28
V.	EVENTS DURING CHAPTER 11 CASES			29
	A.	Commencement of the Chapter 11 Cases		29
	B.	First and Second Day Operational Pleadings		29
		1.	DIP Financing	29
		2.	Cash Management	30
		3.	Vendors	30
		4.	Customer Programs	30
		5.	Wages	30
		6.	Taxes	30
		7.	Insurance	31
		8.	Utilities	31
		9.	NOL Motion	31
		10.	Foreign Representative Motion	31
	C.	Canadian Recognition Proceeding		31
	D.	Milestones for Chapter 11 Cases		32
	E.	Procedural and Administrative Motions		33
		1.	Ordinary Course Professionals	34
		2.	Retention Applications	34
		3.	Interim Compensation Procedures Order	35
		4.	De Minimis Procedures Order	35
		5.	Bar Date Motion	36
		6.	Removal of Action Deadline Extension Motion	36
		7.	Exclusivity Extension Motion	36

		8.	Lease Rejection Deadline Extension Motion	36
		9.	Omnibus Claims Objection Procedures Motion	37
	F.	Other Motions		37
		1.	Key Employee Retention Plan Motion.	37
		2.	Key Employee Incentive Plan Motion.	37
		3.	First, Second, and Third Rejection Motions.	37
		4.	Minority Equity Committee Motion.	37
	G.	Section 341 Meeting		37
	H.	Appointment of Committee		38
	I.	NYSE Delisting Decision		38
	J.	Schedules and Statements		39
	K.	Stakeholder Engagement		39
	L.	Certain Postpetition Efforts to Stabilize and Improve Operations		40
	M.	Independent Investigation		40
		1.	Creation and Purpose of the Investigation Committee	40
		2.	Investigation Committee’s Scope of Work	41
		3.	Recommendation	42
	N.	Significant Litigation Related to the 2016 Term Loan Facility and BrandCo Facilities		42
		1.	The Citibank Second Circuit Decision	42
		2.	The Citibank Subrogation Adversary Proceeding	43
		3.	Challenges to the BrandCo Transaction and 2016 Lenders’ Adversary Proceeding	43
	O.	Debtors’ Sale Efforts		45
	P.	Development of the Debtors’ Business Plan		45
	Q.	Tort Claims		45
VI.	RESTRUCTURING SUPPORT AGREEMENT			46
	A.	Development of the Restructuring Support Agreement		46
	B.	Certain Key Terms of the Restructuring Support Agreement and Restructuring Transactions		47
		1.	Debtors’ “Go-Shop” and Fiduciary Out Provisions	47
		2.	Creditors’ Committee’s Fiduciary Out	48
		3.	Backstop Commitment Agreement, Equity Rights Offering, and Alternative Financing Commitments	48
		4.	Distribution Election	49

		5.	1111(b) Election	50
VII.	PLAN SETTLEMENT			50
	A.	Creditors’ Committee Investigation and Settlement		51
		1.	Plan Distributions	52
		2.	Claims Administration, GUC Trust, and Talc PI Distribution Procedures	54
		3.	Consenting BrandCo Lenders’ Support	55
		4.	Creditors’ Committee Member Fees and Expenses	55
		5.	Releases and Insurance Availability	56
	B.	Evaluation of the Plan Settlement under Section 1123 and Rule 9019		56
VIII.	SUMMARY OF CHAPTER 11 PLAN			57
	A.	Administrative Claims, Priority Claims, and Statutory Fees		57
		1.	Administrative Claims	57
		2.	Professional Compensation Claims	58
		3.	Priority Tax Claims	60
		4.	ABL DIP Facility Claims	60
		5.	Term DIP Facility Claims	61
		6.	Intercompany DIP Facility Claims	61
		7.	Statutory Fees	62
	B.	Classification and Treatment of Claims and Interests		62
		1.	Summary of Classification	62
		2.	Treatment of Claims and Interests	64
		3.	Voting of Claims	74
		4.	No Substantive Consolidation	74
		5.	Acceptance by Impaired Classes	74
		6.	Special Provision Governing Unimpaired Claims	74
		7.	Elimination of Vacant Classes	74
		8.	Consensual Confirmation	75
		9.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	75
		10.	Controversy Concerning Impairment or Classification	75
		11.	Subordinated Claims	75
		12.	2016 Term Loan Claims	75
		13.	Intercompany Interests	76
	C.	Means for Implementation of the Plan		76

	1.	Sources of Consideration for Plan Distributions	76
	2.	Restructuring Transactions	80
	3.	Corporate Existence	81
	4.	Vesting of Assets in the Reorganized Debtors	82
	5.	Cancellation of Existing Indebtedness and Securities	82
	6.	Corporate Action	83
	7.	New Organizational Documents	84
	8.	Directors and Officers of the Reorganized Debtors	84
	9.	Employment Obligations	84
	10.	Qualified Pension Plans	85
	11.	Retiree Benefits	85
	12.	Key Employee Incentive/Retention Plans	85
	13.	Effectuating Documents; Further Transactions	86
	14.	Management Incentive Plan	86
	15.	Exemption from Certain Taxes and Fees	86
	16.	Indemnification Provisions	87
	17.	Preservation of Causes of Action	87
	18.	GUC Trust and PI Settlement Fund	88
	19.	Acceptable Alternative Transaction	90
	20.	Restructuring Expenses	94
D.	The GUC Trust		94
	1.	Establishment of the GUC Trust	94
	2.	The GUC Administrator	95
	3.	Certain Tax Matters	95
E.	PI Settlement Fund		95
	1.	Establishment of the PI Settlement Fund	95
	2.	The PI Claims Administrator	96
	3.	Certain Tax Matters	96
F.	Treatment of Executory Contracts and Unexpired Leases		96
	1.	Assumption and Rejection of Executory Contracts and Unexpired Leases	96
	2.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	97
	3.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	98

	4.	Pre-existing Obligations to the Debtors under Executory Contracts and Unexpired Leases	99
	5.	Insurance Policies	99
	6.	Indemnification Provisions	99
	7.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	100
	8.	Reservation of Rights	100
	9.	Nonoccurrence of Effective Date	100
	10.	Contracts and Leases Entered Into After the Petition Date	100
G.	Provisions Governing Distributions		101
	1.	Timing and Calculation of Amounts to Be Distributed	101
	2.	Disbursing Agent	101
	3.	Rights and Powers of Disbursing Agent	101
	4.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	102
	5.	Manner of Payment	104
	6.	Registration or Private Placement Exemption	105
	7.	Compliance with Tax Requirements	106
	8.	No Postpetition or Default Interest on Claims	106
	9.	Allocations	106
	10.	Setoffs and Recoupment	107
	11.	Claims Paid or Payable by Third Parties	107
	12.	Foreign Current Exchange Rate	108
H.	Procedures for Resolving Contingent, Unliquidated, and Disputed Claims		108
	1.	Resolution of Disputed Claims	108
	2.	Disallowance of Claims	110
	3.	Amendments to Proofs of Claim	110
	4.	No Distributions Pending Allowance	110
	5.	Distributions After Allowance	110
	6.	No Interest	111
I.	The Plan Administrator		111
	1.	The Plan Administrator	111
	2.	Wind Down	113
	3.	Exculpation, Indemnification, Insurance, and Liability Limitation	113

	4.	Tax Returns	113
	5.	Reserves Administered by the Plan Administrator	113
J.	Settlement, Release, Injunction, and Related Provisions		114
	1.	Compromise and Settlement of Claims, Interests, and Controversies	114
	2.	Discharge of Claims and Termination of Interests	114
	3.	Release of Liens	115
	4.	Releases by the Debtors	115
	5.	Releases by the Releasing Parties	117
	6.	Regulatory Activities	118
	7.	Exculpation	118
	8.	Injunction	119
	9.	Term of Injunctions or Stays	120
	10.	Recoupment	120
	11.	Protection Against Discriminatory Treatment	120
	12.	Direct Insurance Claims	120
K.	Conditions Precedent to Consummation of the Plan		120
	1.	Conditions Precedent to Consummation of the Effective Date	120
	2.	Waiver of Conditions	122
	3.	Effect of Failure of Conditions	122
L.	Modification, Revocation, or Withdrawal of the Plan		122
	1.	Modification and Amendments	122
	2.	Effect of Confirmation on Modifications	123
	3.	Revocation or Withdrawal of Plan	123
M.	Retention of Jurisdiction		123
N.	Miscellaneous Provisions		127
	1.	Immediate Binding Effect	127
	2.	Substantial Consummation	127
	3.	Further Assurances	127
	4.	Statutory Committee and Cessation of Fee and Expense Payment	127
	5.	Reservation of Rights	127
	6.	Successors and Assigns	128
	7.	Notices	128
	8.	Term of Injunctions or Stays	129
	9.	Entire Agreement	129

		10.	Exhibits	129
		11.	Severability of Plan Provisions	130
		12.	Votes Solicited in Good Faith	130
		13.	Closing of Chapter 11 Cases	130
		14.	Waiver or Estoppel	130
		15.	Deemed Acts	131
IX.	VALUATION OF THE DEBTORS			131
X.	TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS			131
	A.	Bankruptcy Code Exemptions from Securities Act Registration Requirements		132
		1.	Securities Issued in Reliance on Section 1145 of the Bankruptcy Code	132
		2.	Subsequent Transfers of New Securities Issued under Section 1145 of the Bankruptcy Code	133
		3.	Subsequent Transfers of New Securities Issued under Section 1145 of the Bankruptcy Code to Affiliates	134
	B.	Private Placement Exemption from Securities Act Registration Requirements		135
		1.	Issuance of Securities in a Private Placement under Section 4(a)(2) of the Securities Act	135
		2.	Subsequent Transfers of Securities issued in a Private Placement under Section 4(a)(2) of the Securities Act	135
XI.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			137
	A.	Certain U.S. Federal Income Tax Considerations for the U.S. Debtors and the Reorganized Holdings		139
	A.	Certain U.S. Federal Income Tax Considerations for the U.S. Debtors and the Reorganized Holdings		141
	B.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Certain Allowed Claims		147
	C.	Certain U.S. Federal Income Tax Consequences of the GUC Trust and PI Settlement Fund to the U.S. Debtors and U.S. Holders of Applicable Claims.		155
	D.	U.S. Federal Income Tax Consequences of Ownership and Disposition of the First Lien Take-Back Term Loans.		156
	E.	U.S. Federal Income Tax Consequences of the Ownership and Disposition of New Common Stock and New Warrants.		159

	F.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Allowed Claims		161
	G.	Information Reporting and Back-Up Withholding		165
XII.	CERTAIN RISK FACTORS TO BE CONSIDERED			166
	A.	Certain Restructuring Law Considerations		166
		1.	Effect of Chapter 11 Cases	166
		2.	The Debtors May Not Be Able to Confirm the Plan	166
		3.	Litigation Regarding the BrandCo Transaction May Delay Confirmation	166
		4.	Non-Consensual Confirmation	167
		5.	Risk of Timing or Non-Occurrence of Effective Date	167
		6.	Risk of Termination of Restructuring Support Agreement, Backstop Commitment Agreement, or the Incremental New Money Commitment Letter	167
		7.	The Allocation of the Committee Settlement Amounts May be Successfully Challenged	167
		8.	Conversion into Chapter 7 Cases	168
		9.	The DIP Facilities May Be Insufficient to Fund the Debtors’ Business Operations, or May Be Unavailable if the Debtors Do Not Comply with the Final DIP Order or DIP Credit Agreements	168
		10.	Impact of the Chapter 11 Cases on the Debtors	168
		11.	The Plan Is Based upon Assumptions the Debtors Developed That May Prove Incorrect and Could Render the Plan Unsuccessful	169
		12.	Projections, Estimates, and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary	169
		13.	The Allowed Amount of Claims May Differ from Current Estimates	170
		14.	Parties-in-Interest May Object to the Debtors’ Classification of Claims and Interests	170
		15.	The Consenting Unsecured Noteholder Recovery May Not Be Approved	170
		16.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved	170
		17.	The Debtors May Fail to Obtain the Proceeds of the Exit Facilities or the Equity Rights Offering, and the Backstop Commitment Agreement May Terminate	171
		18.	The Debtors May Seek to Amend, Waive, Modify, or Withdraw the Plan at Any Time Before Confirmation	171

	B.	Risks Relating to the Debtors’ and Reorganized Debtors’ Businesses		171
		1.	Post-Effective Date Indebtedness	171
		2.	Risks Associated with the Debtors’ Businesses and Industry	173
	C.	Risk Factors Relating to Securities to Be Issued under the Plan Generally		174
		1.	Public Market for Securities	174
		2.	Potential Dilution	174
		3.	Significant Holders	174
		4.	Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness	175
		5.	No Intention to Pay Dividends	175
	D.	Additional Factors		175
		1.	Debtors Have No Duty to Update	175
		2.	No Representations Outside This Disclosure Statement Are Authorized	175
		3.	No Legal or Tax Advice Is Provided by this Disclosure Statement	175
		4.	No Representation Made	176
		5.	Certain Tax Consequences	176
	E.	Voting Instructions and Release Opt-Out or Opt-In Elections		176
	F.	Consenting Unsecured Noteholder Election		177
	G.	Voting Record Date		178
	H.	Voting Deadline		178
	I.	Ballots Not Counted		178
XIII.	CONFIRMATION OF PLAN			178
	A.	Confirmation Hearing		178
	B.	Objections to Confirmation		179
	C.	Requirements for Confirmation of Plan		181
		1.	Requirements of Section 1129(a) of the Bankruptcy Code.	181
		2.	Additional Requirements for Non-Consensual Confirmation	184
XIV.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			184
	A.	Alternative Plan of Reorganization		185
	B.	Sale under Section 363 of the Bankruptcy Code		185
	C.	Liquidation under Chapter 7 or Applicable Non-Bankruptcy Law		185
XV.	CONCLUSION AND RECOMMENDATION			186

EXHIBITS

EXHIBIT A:	Joint Plan of Reorganization of Revlon, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code
EXHIBIT B:	Restructuring Support Agreement
EXHIBIT C:	Corporate Structure Chart
EXHIBIT D:	Valuation Analysis
EXHIBIT E:	Liquidation Analysis
EXHIBIT F:	Financial Projections

I.	INTRODUCTION

A.	Overview

Revlon, Inc. (“Holdings”) and certain of its affiliates, as debtors and debtors in possession in the above-captioned cases (collectively, the “Debtors” and together with their non-debtor affiliates, the “Company” or “Revlon”) are sending you this document and the accompanying materials (collectively, this “Disclosure Statement”) because you are a Holder of a Claim or Interest whose rights may be affected by the Joint Plan of Reorganization of Revlon, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, dated December 22, 2022, as the same may be amended from time to time [Docket No. 1253] (the “Plan”).  The Plan is attached hereto as Exhibit A. 2

The purpose of this Disclosure Statement is to provide Holders of Claims or Interests, who are entitled to vote on the Plan, with adequate information regarding the (i) Debtors’ history, businesses, and these Chapter 11 Cases, (ii) Plan, (iii) plan settlements, (iv) rights of interested parties pursuant to the Plan, and (v)  other  information necessary to enable Holders entitled to vote on the Plan to make an informed judgment as to whether to vote to accept or reject, and how to make elections with respect to the Plan.

Since the filing of the Chapter 11 Cases, the Debtors and their advisors have engaged the Debtors’ key stakeholders regarding various possible restructuring alternatives to effectuate a value-maximizing restructuring transaction and create a sustainable capital structure to position the Debtors for long-term success.  The Debtors’ discussions with their stakeholders were ultimately successful.  After extensive negotiations, on December 19, 2022, the Debtors, the Consenting BrandCo Lenders, and the Creditors’ Committee, agreed to the terms of the restructuring set forth in the Restructuring Support Agreement, a copy of which is attached hereto as Exhibit B.

The Debtors, the Consenting BrandCo Lenders, and the Creditors’ Committee believe that the restructuring reflected in the Plan is the best available option for the Debtors’ stakeholders, Estates, and go-forward businesses.  Through the restructuring, the Debtors will create a sustainable capital structure that positions the Company for success in the demanding beauty industry.  The Debtors believe that the Plan results in appropriate leverage and liquidity to enable the Company to execute on its Business Plan and capture new market opportunities on a go-forward basis.  The financial and operational restructuring provided for in the Plan affords the Company a “fresh start” and provides a foundation for the long-term health of its business.

The Plan gives effect to the transactions described in the Restructuring Support Agreement.  Among other benefits, the Plan:

•	reduces the Company’s pro forma indebtedness by $2.7 billion versus its existing capital structure (including the DIP Facilities);

[2]	All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

•	capitalizes the Company with $1.8 billion of expected debt financing under the Exit Facilities, which will be used, among other things, to fund plan distributions;

•
provides for an Equity Rights Offering in the amount of up to $650 million for the purchase of New Common Stock of the Reorganized Debtors, which is expected to be backstopped by the Equity Commitment Parties, the proceeds of which will be used, among other things, to fund plan distributions;

•	provides the Reorganized Debtors with a minimum cash balance as of the Effective Date of $75 million;

•
provides for the discharge and cancellation of Interests in Holdings and certain Claims on the Effective Date, and the issuance of New Common Stock to Holders of applicable Claims on the Effective Date;

•
provides substantial cash distributions to Holders of Allowed General Unsecured Claims and the issuance of New Warrants to Holders of Allowed Unsecured Notes Claims, in each case, subject to acceptance of the Plan by the relevant Class or Holders, as more fully described below;

•	allows the Debtors to pursue and consummate an Acceptable Alternative Transaction if certain conditions are satisfied;

•
provides for a global and integrated compromise and settlement of all disputes, including, without limitation, the Financing Transactions Litigation Claims, between and among the Debtors, the Creditors’ Committee, the Consenting BrandCo Lenders, and other stakeholders in these Chapter 11 Cases; and

•	has the support of the Creditors’ Committee and the Ad Hoc Group of BrandCo Lenders.

The Debtors strongly believe that the Plan is in the best interests of the Debtors’ Estates, represents the Debtors’ best available alternative, and provides for a value-maximizing transaction.

B.	Who Is Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on the plan (unless, for reasons discussed in more detail below, such holders are deemed to reject the plan pursuant to section 1126(g) of the Bankruptcy Code).  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of bankruptcy events) and reinstates the maturity of such claim or interest as it existed before the default.

There are nine (9) creditor groups entitled to vote on the Plan whose acceptances of the Plan are being solicited:  Opco Term Loan Claims (Class 4), BrandCo First Lien Guaranty Claims (Class 5), BrandCo Second Lien Guaranty Claims (Class 6), BrandCo Third Lien Guaranty Claims (Class 7), Unsecured Notes Claims (Class 8), Talc Personal Injury Claims (Class 9(a)), Non-Qualified Pension Claims (Class 9(b)), Trade Claims (Class 9(c)), and Other General Unsecured Claims (Class 9(d)).

THE PLAN PROVIDES THAT THE FOLLOWING HOLDERS OF CLAIMS AND INTERESTS WILL GRANT THE RELEASES IN THE PLAN:

•	all Holders of Claims that are deemed Unimpaired, presumed to accept the Plan, and do not elect to opt-out of the Third-Party Releases;

•	all Holders of Claims entitled to vote on the Plan that vote to accept the Plan;

•	all Holders of Claims entitled to vote on the Plan that abstain from voting on the Plan and do not elect on their Ballot to opt-out of the Third-Party Releases;

•	all Holders of Claims entitled to vote on the Plan who vote to reject the Plan but do not elect on their Ballot to opt-out of the Third-Party Releases;

•	all other Holders of Claims and Interests that are deemed to reject the Plan and do not elect to opt-out of the Third-Party Releases; and

•	all Holders of Interests that elect to opt-in to the Third-Party Releases contained in the Plan.

The Debtors have concluded that the Third-Party Releases are justified in light of the facts and circumstances of these Chapter 11 Cases.  Excluded Parties are not granted the Third-Party Releases. “Excluded Parties” consist of, collectively, all Entities that are liable for Talc Personal Injury Claims in respect of Jean Nate or other products produced by the Debtors, other than the Debtors and any current or former officer, director, authorized agent, or employee of the Debtors.  For the avoidance of doubt, any insurer of the Debtors that may be liable for Talc Personal Injury Claims and Bristol-Myers Squibb Company and its Affiliates are Excluded Parties.

C.	Estimated Recoveries under the Plan

The table below summarizes: (i) the treatment of Claims and Interests under the Plan; (ii) which Classes are Impaired by the Plan; (iii) which Classes are entitled to vote on the Plan; and (iv) the estimated recoveries for Holders of Claims and Interests.  The table is qualified in its entirety by reference to the full text of the Plan.  A more detailed summary of the terms and provisions of the Plan, is provided in Article VIII of this Disclosure Statement.  A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is provided in the Valuation Analysis (as defined below) set forth in Article IX of this Disclosure Statement and attached as Exhibit D hereto.

FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE PLAN.

Class No.	Type of Claim	Treatment	Estimated Amount of Claims	Impairment / Voting
1	Other Secured Claims
On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, at the option of the Debtor against which such Allowed Other Secured Claim is asserted (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders):  (i) payment in full in cash; (ii) delivery of the collateral securing such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (iii) Reinstatement of such Claim; or (iv) such other treatment rendering such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.
			N/A	Unimpaired; presumed to accept
2	Other Priority Claims
On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor against which such Allowed Other Priority Claim is asserted (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders) agree to less favorable treatment for such Holder, each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, at the option of the Debtor against which such Allowed Other Priority Claim is asserted (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders):  (i) payment in full in cash or (ii) such other treatment rendering such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.
			N/A	Unimpaired; presumed to accept
3	FILO ABL Claims
On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed FILO ABL Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, payment in full in cash.
			$56.9 million[3]	Unimpaired; presumed to accept

3
The estimated FILO ABL Claims amount is based on the Proof of Claim (#4551) filed by Alter Domus (US) LLC, in its capacity as administrative agent, and the Debtors’ assumed April 30, 2023 date of emergence from these Chapter 11 Cases. This estimate is subject to fluctuating LIBOR and/or SOFR.

4	OpCo Term Loan Claims[4]
On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed OpCo Term Loan Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, (i) such Holder’s Pro Rata share of the OpCo Term Loan Equity Distribution; or (ii) if an Acceptable Alternative Transaction occurs, (A) such Holder’s Pro Rata share of the Shared Collateral Distributable Sale Proceeds up to the Allowed amount of such Holder’s OpCo Term Loan Claim and (B) such Holder’s Pro Rata share of the BrandCo Equity Distributable Sale Proceeds, up to, when combined with all other distributions received on account of such Holder’s Claim in Class 4 and, if applicable, Class 5, 6, or 7, the Allowed amount of such Holder’s OpCo Term Loan Claim.
		$2,918.1 million[5]	Impaired; entitled to vote
5	BrandCo First Lien Guaranty Claims
On the Effective Date, each Holder of an Allowed BrandCo First Lien Guaranty Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, (i) either (A) a principal amount of Take-Back Term Loans equal to such Holder’s Allowed BrandCo First Lien Guaranty Claim less the value of the distributions received on account of such Holder’s OpCo Term Loan Claim under Class 4 or (B) an amount of cash equal to the principal amount of Take-Back Term Loans that otherwise would have been distributable to such Holder under clause (i)(A); or (ii) if an Acceptable Alternative Transaction occurs, such Holder’s Pro Rata share of the BrandCo Distributable Sale Proceeds up to, when combined with the distributions received on account of such Holder’s OpCo Term Loan Claim under Class 4, such Holder’s share of the 2020 Term B-1 Loan Claims Allowed Amount.
		$1,093.7 million[6]	Impaired; entitled to vote
6	BrandCo Second Lien Guaranty Claims
On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed BrandCo Second Lien Guaranty Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, (i)(A) either (I) such Holder’s Pro Rata share of a principal amount of Take-Back Term Loans equal to the total Take-Back Facility less the aggregate principal amount of Take-Back Facility Loans distributed on account of BrandCo First Lien Guaranty Claims or (II) an amount of cash equal to the principal amount of Take-Back Term Loans that otherwise would have been distributable to such Holder under clause (i)(A)(I), and (B) such Holder’s Pro Rata share of the BrandCo Equity Distribution; or (ii) if an Acceptable Alternative Transaction occurs, such Holder’s Pro Rata share of the BrandCo Distributable Sale Proceeds remaining after the satisfaction in full of Allowed Claims in Class 5 up to, when combined with the distributions received on account of such Holder’s OpCo Term Loan Claim under Class 4, such Holder’s share of the 2020 Term B-2 Loan Claims Allowed Amount.
		$946.8 million	Impaired; entitled to vote

[4]
No 2016 Term Loan Claim that remains subject to ongoing litigation in connection with the dismissed Citibank Wire Transfer Litigation (a “Contingent 2016 Term Loan Claim”) shall be Allowed or entitled to vote or receive any distribution provided for by the Plan until such Contingent 2016 Term Loan Claim has been fixed pursuant to a full and final adjudication or other resolution (whether by judicial determination, settlement, or otherwise) of the claims and defenses that have, or could have, been asserted in the Citibank Wire Transfer Litigation or in connection with the facts alleged in the Citibank Wire Transfer Litigation.

[5]	This estimate is subject to fluctuating LIBOR and/or SOFR in connection with the Allowed 2020 Term B-1 Loan Claims through the Debtors’ assumed April 30, 2023 date of emergence.
[6]	This estimate is subject to fluctuating LIBOR and/or SOFR through the Debtors’ assumed April 30, 2023 date of emergence.

7	BrandCo Third Lien Guaranty Claims
Holders of BrandCo Third Lien Guaranty Claims shall receive no recovery or distribution on account of such Claims.  On the Effective Date, all BrandCo Third Lien Guaranty Claims will be canceled, released, extinguished, and discharged, and will be of no further force or effect; provided that, if an Acceptable Alternative Transaction occurs, such Holder shall receive such Holder’s Pro Rata share of the BrandCo Distributable Sale Proceeds remaining after the satisfaction in full of Allowed Claims in Classes 5 and 6 up to, when combined with the distributions received on account of such Holder’s OpCo Term Loan Claim under Class 4, such Holder’s share of the 2020 Term B-3 Loan Claims Allowed Amount.
		$3.0 million	Impaired; entitled to vote
8	Unsecured Notes Claims
On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Unsecured Notes Claim shall receive:

(i)        (A) if Class 8 votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share of the Unsecured Notes Settlement Distribution; [7] or

(B) if Class 8 votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, no recovery or distribution on account of such Claim, except as provided in clause (ii), if applicable, and all Unsecured Notes Claims shall be canceled, released, extinguished, and discharged, and of no further force or effect; provided that each Consenting Unsecured Noteholder shall receive 50% of such Holder’s Pro Rata share of the Unsecured Notes Settlement Distribution (the “Consenting Unsecured Noteholder Recovery”); provided, further, that if the Bankruptcy Court finds that such Consenting Unsecured Noteholder Recovery is improper, there shall be no such distribution to Consenting Unsecured Noteholders under the Plan; and

(ii)         if an Acceptable Alternative Transaction occurs, such Holder’s Pro Rata share of Class 8’s Pro Rata share (determined in a manner to be agreed by the Debtors and the Creditors’ Committee, in consultation with the Required Consenting BrandCo Lenders) of the Term Loan Distributable Sale Proceeds remaining after satisfaction in full of Allowed Claims in Classes 4 through 7.

All distributions to Holders of Class 8 Unsecured Notes Claims shall be made to (or in a manner reasonably approved by) the Unsecured Notes Trustee for further distribution to Holders of Unsecured Notes Claims in accordance with the Unsecured Notes Indenture.  In addition to the foregoing, the Debtors shall pay the unpaid fees and expenses of the Unsecured Notes Trustee as of the Effective Date of the Plan to the extent included in the definition of Restructuring Expenses.
		$441.4 million	Impaired; entitled to vote

[7]
The Debtors reserve the right, with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders, and, solely to the extent required under the Restructuring Support Agreement, the Creditors’ Committee, to amend the Plan to incorporate a new convenience class for Holders of Unsecured Notes Claims Allowed up to a maximum amount to be agreed to by the Debtors and the Required Consenting BrandCo Lenders, pursuant to which the Debtors may distribute cash in lieu of the New Warrants otherwise distributable to such Holders of Class 8 Unsecured Notes Claims.

9(a)	Talc Personal Injury Claims
As soon as reasonably practicable after the Effective Date in accordance with the Talc PI Distribution Procedures, each Holder of an Allowed Talc Personal Injury Claim shall receive:

(i)          (A) if Class 9(a) votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share (as determined in accordance with the Talc PI Distribution Procedures) of the Talc Personal Injury Settlement Distribution; or

(B) if Class 9(a) votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, no recovery or distribution on account of such Claim, except as provided in clause (ii), if applicable, and all Talc Personal Injury Claims shall be canceled, released, extinguished, and discharged, and of no further force or effect; and

(ii)         if an Acceptable Alternative Transaction occurs, such Holder’s Pro Rata share (as determined in accordance with the Talc PI Distribution Procedures) of Class 9(a)’s Pro Rata share (determined in a manner to be agreed by the Debtors and the Creditors’ Committee, in consultation with the Required Consenting BrandCo Lenders) of the Term Loan Distributable Sale Proceeds remaining after satisfaction in full of Allowed Claims in Classes 4 through 7.
		$50-150 million	Impaired; entitled to vote
9(b)	Non-Qualified Pension Claims
On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Non-Qualified Pension Claim shall receive:

(i)          (A) if Class 9(b) votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, cash in an amount equal to such Holder’s Pro Rata share of the Pension Settlement Distribution; or
(B) if Class 9(b) votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, no recovery or distribution on account of such Claim, except as provided in clause (ii), if applicable, and all Non-Qualified Pension Claims shall be canceled, released, extinguished, and discharged, and of no further force or effect; and

(ii)          if an Acceptable Alternative Transaction occurs, such Holder’s Pro Rata share of Class 9(b)’s Pro Rata share (determined in a manner to be agreed by the Debtors and the Creditors’ Committee, in consultation with the Required Consenting BrandCo Lenders) of the Term Loan Distributable Sale Proceeds remaining after satisfaction in full of Allowed Claims in Classes 4 through 7.
		$50-60 million	Impaired; entitled to vote

9(c)	Trade Claims
On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Trade Claim shall receive:

(i)          (A) if Class 9(c) votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share of the Trade Settlement Distribution; or

(B) if Class 9(c) votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, no recovery or distribution on account of such Claim, except as provided in clause (ii), if applicable, and all Trade Claims shall be canceled, released, extinguished, and discharged, and of no further force or effect; and

(ii)          if an Acceptable Alternative Transaction occurs, such Holder’s Pro Rata share of Class 9(c)’s Pro Rata share (determined in a manner to be agreed by the Debtors and the Creditors’ Committee, in consultation with the Required Consenting BrandCo Lenders) of the Term Loan Distributable Sale Proceeds remaining after satisfaction in full of Allowed Claims in Classes 4 through 7.
		$60-80 million	Impaired; entitled to vote
9(d)	Other General Unsecured Claims
On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Other General Unsecured Claim shall receive:

(i)          (A) if Class 9(d) votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share of the Other GUC Settlement Distribution; or

(B) if Class 9(d) votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, no recovery or distribution on account of such Claim, except as provided in clause (ii), if applicable, and all Other General Unsecured Claims shall be canceled, released, extinguished, and discharged, and of no further force or effect; and

(ii)          if an Acceptable Alternative Transaction occurs, such Holder’s Pro Rata share of Class 9(d)’s Pro Rata share (determined in a manner to be agreed by the Debtors and the Creditors’ Committee, in consultation with the Required Consenting BrandCo Lenders) of the Term Loan Distributable Sale Proceeds remaining after satisfaction in full of Allowed Claims in Classes 4 through 7.
		$42-62 million	Impaired; entitled to vote
10	Subordinated Claims
Holders of Subordinated Claims shall receive no recovery or distribution on account of such Claims.  On the Effective Date, all Subordinated Claims will be canceled, released extinguished, and discharged, and will be of no further force or effect.
		N/A	Impaired; deemed to reject
11	Intercompany Claims and Interests
On the Effective Date, unless otherwise provided for under the Plan, each Intercompany Claim and/or Intercompany Interest shall be, at the option of the Debtors (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders) either (i) Reinstated or (ii) canceled and released.

All Intercompany Claims held by any BrandCo Entity against any OpCo Debtor or by any OpCo Debtor against any BrandCo Entity shall be deemed settled pursuant to the Plan Settlement, and shall be canceled and released on the Effective Date.
		N/A	Unimpaired; presumed to accept or Impaired; deemed to reject

12	Interests in Holdings
Holders of Interests (other than Intercompany Interests) shall receive no recovery or distribution on account of such Interests.  On the Effective Date, all Interests (other than Intercompany Interests) will be canceled, released extinguished, and discharged, and will be of no further force or effect.
		N/A	Impaired; deemed to reject

II.	OVERVIEW OF THE COMPANY’S OPERATIONS

A.	Overview

The Company is a global leader in the beauty industry, with a diverse portfolio of brands, including the iconic Revlon and Elizabeth Arden brands, spanning multiple beauty segments.  The Company’s portfolio as of the Petition Date consisted of over 20 key brands associated with thousands of products sold in over 100 countries worldwide.  The Company’s leading position in the global beauty industry is a result of its extensive array of beauty offerings, including color cosmetics, fragrances, hair color, hair care, skin care, beauty tools, men’s grooming products, deodorants, and other beauty care products, which it develops, manufactures, sells, and markets across the globe through a variety of distribution channels.

B.	The Company’s History

The origins of the Revlon brand date back to 1932, when Charles Revson, Joseph Revson, and Charles Lachman created the first opaque nail polish formulated with pigments.  New colors were developed each season to align with women’s fashion trends, and in 1939, the Company launched a range of lipsticks.  What followed were years of significant growth and innovation.  In 1961, the Company launched its Super Lustrous franchise, establishing the Company as a leader in bold color, and in 1991, the Company launched the ColorStay franchise, a breakthrough in longwear lip color.

Today, the Company is still synonymous with a bold, red lip, and the brand continues to innovate within its iconic Super Lustrous and ColorStay franchises.  The Company has achieved several firsts with regard to breaking cultural norms to promote its long standing values of diversity and inclusion.  The Company was the first beauty company to feature an African American model in its advertising, with Naomi Sims in 1970.  When the brand launched its iconic Charlie fragrance in 1973, the advertising, featuring a woman in pants, was groundbreaking in its depiction of women’s empowerment.  The Company has always been a brand that promotes diversity, from its “Most Unforgettable Woman in the World” campaign in the 1980s to today’s “Live Boldly” campaign, which celebrates women and the transformative power of beauty products.

The Company acquired Elizabeth Arden in 2016, which became a prominent brand on par with Revlon. The Elizabeth Arden brand—which is comprised of an extensive portfolio including, among other things, products under the Elizabeth Arden name brand and designer and celebrity fragrances—has a similarly rich and storied history.

Ms. Arden opened her first Red Door salon on Fifth Avenue in 1910 as the retreat of choice for luxury services ranging from massages to hair styling. Ms. Arden introduced eye makeup to America, was the first to create travel-sized beauty products, was the first in the cosmetics industry to employ traveling saleswomen, and was the first to begin commercial beauty tutorials. Ms. Arden was frequently at the forefront of history, including in 1912, when she marched with the suffragettes. Many suffragettes wore red lipstick she supplied as a symbol of independence, strength, and solidarity. In 1946, Ms. Arden was the first businesswoman, and only the second woman, to be featured on the cover of Time magazine. Today, the Elizabeth Arden brand continues to deliver high-quality product innovation and support Elizabeth Arden’s legacy of empowering women all around the world.

The Revlon and Elizabeth Arden portfolio of products and brands feature numerous household names. The Debtors’ brand equity and strong customer relationships enable them to offer a wide range of services to their customers. With a collective history dating back over a century, the Debtors intend to remain at the forefront of beauty products across the globe.

C.	Revlon’s Operations

The Company conducts its business through its operating subsidiary, Debtor Revlon Consumer Products Corporation (“RCPC”), and its subsidiaries.  The Company’s headquarters are in New York, New York.  The Company is a multinational enterprise with worldwide operations, including material business operations in North America, Asia-Pacific, Europe, and South Africa. The Debtors employ 2,726 people, of whom 2,288 are full-time and 438 are part-time employees.

Delivering quality products across the world, and through various beauty channels, remains one of the most critical elements of success in the Company’s industry.  Brand recognition in multiple sectors of the beauty industry establishes customer familiarity with the Revlon name and an understanding of its permanence in the industry.  To that end, the Debtors have concentrated on multiple business segments, each with a focus on particular types of customers.  The Company’s operations are generally organized into the following reportable segments: (i) Revlon, (ii) Elizabeth Arden, (iii) Portfolio, and (iv) Fragrances.

1.	Revlon

The Company’s Revlon segment includes cosmetics, hair color, hair care, and beauty tools.  These products are sold in the mass retail channel, large-volume retailers, chain drug and food stores, e-commerce sites, department stores, professional hair and nail salons, one-stop shopping beauty retailers, and specialty cosmetics stores in the U.S. and internationally.

Among the various key franchises within the Revlon segment are Revlon ColorStay, Revlon Super Lustrous, Revlon ColorSilk, and Revlon Professional, as well as various beauty tools, including nail, eye, manicure and pedicure grooming tools, eye lash curlers, and a full line of makeup brushes under the Revlon brand name.  For its Revlon segment, the Company uses various digital marketing, television, and other advertising to reach customers.  Women including Halle Berry, Ciara, Gwen Stefani, Gal Gadot, Ashley Graham, Sofia Carson, Jessica Jung, Adwoa Aboah, Eniola Abioro, and Megan Thee Stallion have all been Revlon Brand Ambassadors in recent years.

2.	Elizabeth Arden

Elizabeth Arden operates in market segments beyond Revlon and is sold in prestige retailers and specialty stores.  Elizabeth Arden includes prestige fragrances, skin care, and color cosmetics.

The Elizabeth Arden segment markets, distributes, and sells fragrances, skin care, and color cosmetics primarily to prestige retailers, department and specialty stores, perfumeries, boutiques, e-commerce sites, the mass retail channel, travel retailers, and distributors.  It also makes direct sales to consumers via its e-commerce business. Moreover, with the acquisition of Elizabeth Arden, Revlon also propelled its digital and e-commerce footprint in China, where the Elizabeth Arden brand was already strong.

The Company focuses on generating strong retailer and consumer demand across its key Elizabeth Arden brands.  These brands include Elizabeth Arden Ceramide, Prevage, Eight Hour, SUPERSTART, Visible Difference, and Skin Illuminating in the Elizabeth Arden skin care brands, and Elizabeth Arden White Tea, Elizabeth Arden Red Door, Elizabeth Arden 5th Avenue, and Elizabeth Arden Green Tea in Elizabeth Arden fragrances.  The Company uses social media and other digital mediums, including television and magazines, to market the Elizabeth Arden brand to customers.

3.	Portfolio

The Company’s Portfolio segment focuses on premium, specialty, and mass consumer products primarily found in mass retail locations, hair and nail salons, and professional salon distributors.  The segment includes brands such as: Almay and SinfulColors in color cosmetics; American Crew in men’s grooming products; CND in nail polishes, gel nail color, and nail enhancements; Cutex in nail care products; and Mitchum in antiperspirant deodorants.

The Portfolio segment also includes a multicultural hair care line consisting of Creme of Nature, Lottabody, and Roux brand hair care products, which are sold in both professional salons and by retailers, primarily in the U.S.

4.	Fragrances

The Company’s Fragrance segment involves the development, marketing, and distribution of certain owned and licensed fragrances.  The Company holds the number one position in the U.S. mass fragrance market, marketing these products to retailers in the U.S. and internationally, including prestige retailers, specialty stores, e-commerce sites, the mass retail channel, travel retailers, and other international retailers.  Its fragrances include owned and licensed brands such as: (i) Juicy Couture, John Varvatos, and AllSaints in prestige fragrances; (ii) Britney Spears, Elizabeth Taylor, Christina Aguilera, and Jennifer Aniston in celebrity fragrances; and (iii) Curve, Giorgio Beverly Hills, Ed Hardy, Charlie, Lucky Brand, ‹PS›, Alfred Sung, Halston, Geoffrey Beene, and White Diamonds in mass fragrances.

5.	Customer Contracts

The Company’s principal customers as of year-end 2021 for its mass retail products, prestige products, and fragrances include large-volume retailers and chain drug stores, including: well-known retailers such as Walmart, CVS, Target, Kohl’s, Walgreens, TJ Maxx, and Marshalls, department stores such as Macy’s, Dillard’s, Ulta, Belk, and Sephora in the U.S.; Shoppers Drug Mart in Canada; A.S. Watson & Co. retail chains in Asia Pacific and Europe; Walgreens Boots Alliance in the U.S. and the U.K.; Debenhams and Tesco in the U.K.; as well as a range of specialty stores, perfumeries, and boutiques such as The Perfume Shop, Hudson’s Bay, Myer, Douglas, and various international and travel retailers such as Nuance, Heinemann, and World Duty Free throughout various international regions, and e-commerce retailers such as Tmall in China.

Many of the Debtors’ customers rely on individuals going into retail shops and directly purchasing products.  The Debtors also maintain e-commerce websites where customers  can purchase products, and have third-party contracts with e-commerce companies, such as Amazon, where customers purchase products through those companies.  As is customary in the industry, however, none of the Company’s major customers are contractually obligated to continue purchasing products from the Company in the future.

D.	Corporate Structure

1.	The Debtors’ Corporate Structure

Holdings is the Debtors’ ultimate parent company and issuer of the Debtors’ publicly traded equity securities.  Holdings wholly owns RCPC, which is also a Debtor and the borrower under the Term DIP Facility Credit Agreement, BrandCo Credit Agreement, 2016 Credit Agreement, ABL DIP Facility Credit Agreement, and ABL Facility Credit Agreement, and the issuer under the Unsecured Notes Indenture.  Exhibit C attached hereto sets forth the Company’s organizational structure, including both the Debtors and certain legal entities within the Company’s corporate family that did not file for chapter 11 (the “Non-Debtor Entities”).  The other entities in the Company’s corporate family serve a variety of purposes, including, among other things, as operating entities and intellectual property holding companies.  Substantially all of the Debtors are parties to, and/or have guaranteed, one or more of the Term DIP Facility Credit Agreement, BrandCo Credit Agreement, 2016 Credit Agreement, ABL DIP Facility Credit Agreement, ABL Facility Credit Agreement, and Unsecured Notes Indenture.

2.	Non-Debtor Affiliates, Joint Ventures, and Partnerships

The Non-Debtor Entities, Debtor PPI Two Corporation, Debtor Revlon (Puerto Rico) Inc., and Debtor RML, LLC are not party to, and have not guaranteed, the Term DIP Facility Credit Agreement, BrandCo Credit Agreement, 2016 Credit Agreement, ABL DIP Facility Credit Agreement, ABL Facility Credit Agreement, or the Unsecured Notes Indenture.  As further discussed below in Article III of this Disclosure Statement, certain Non-Debtor Entities whose direct parents are Debtors, however, have pledged their equity interests in their non-Debtor direct subsidiaries as collateral under at least one of the Term DIP Facility Credit Agreement, BrandCo Credit Agreement, 2016 Credit Agreement, ABL DIP Facility Credit Agreement, and ABL Facility Credit Agreement.

E.	Board, Directors, and Officers

1.	Board and Committees

The composition of the post-Effective Date board of directors or managers of the Reorganized Debtors will be disclosed, to the extent known, prior to the Confirmation Hearing.

The Board of Holdings is currently comprised of ten (10) directors (the “Directors”), including: Mr. D.J. (Jan) Baker, Mr. Scott Beattie, Mr. Alan Bernikow, Ms. Kristin Dolan, Ms. Cristiana Falcone, Ms. Ceci Kurzman, Mr. Victor Nichols, Ms. Debra Perelman, Mr. Ronald O. Perelman, and Mr. Barry F. Schwartz.

To facilitate an efficient and independent governance process in connection with these Chapter 11 Cases, the Debtors established at the outset of these Chapter 11 Cases (i) a restructuring committee (the “Restructuring Committee”) of the Board, comprised of five Directors: Mr. D.J. (Jan) Baker, Mr. Scott Beattie, Mr. Alan Bernikow, Mr. Victor Nichols, and Mr. Barry F. Schwartz, and (ii) a conflicts committee of the Board (the “Conflicts Committee”), comprised of four members, all of whom are independent directors: Mr. D.J. (Jan) Baker, Mr. Alan Bernikow, Mr. Scott Beattie, and Mr. Victor Nichols.

Additionally, the Debtors recognized from the outset that the plan of reorganization would need to address complex inter-Debtor issues and potential inter-Debtor claims, such as the allocation of reorganization value between the BrandCo Entities8 and the Non-BrandCo Entities, alleged claims related to the BrandCo Transaction, and potential claims, if any, that the Debtors may have against insiders.  To fully investigate and independently assess these issues and claims, the Debtors established an investigation committee (the “Investigation Committee”), comprised of an independent director, as its sole member.

[8]
The “BrandCo Entities” are collectively, each of (a) Beautyge I, (b) Beautyge II, LLC, (c) BrandCo Almay 2020 LLC, (d) BrandCo Charlie 2020 LLC, (e) BrandCo CND 2020 LLC, (f) BrandCo Curve 2020 LLC, (g) BrandCo Elizabeth Arden 2020 LLC, (h) BrandCo Giorgio Beverly Hills 2020 LLC, (i) BrandCo Halston 2020 LLC, (j) BrandCo Jean Nate 2020 LLC, (k) BrandCo Mitchum 2020 LLC, (l) BrandCo Multicultural Group 2020 LLC, (m) BrandCo PS 2020 LLC, and (n) BrandCo White Shoulders 2020 LLC.

2.	Executive Officers.

The following table sets forth the names of Revlon’s principal executive officers and their current positions:

Name	Position
Debra Perelman	President & Chief Executive Officer
Robert M. Caruso Matt Kvarda	Chief Restructuring Officer Interim Chief Financial Officer
Ely Bar-Ness	Chief Human Resources Officer
Thomas Cho	Chief Supply Chain Officer
Keyla Lazardi	Chief Scientific Officer
Andrew Kidd	EVP, General Counsel
Martine Williamson	Chief Marketing Officer

3.	BrandCo Restructuring Officer – Steven Panagos

In recognition of potential inter-debtor issues between the BrandCo Entities and Non-BrandCo Entities, including the allocation of value between the two sets of Debtors, the Debtors appointed Mr. Steven Panagos as the independent officer of each of the BrandCo Entities on the Petition Date.  Since the Petition Date, Mr. Panagos and his independent advisors have regularly attended meetings of the Restructuring Committee.  Mr. Panagos’s advisors and the Debtors’ other chapter 11 professionals hold weekly calls to ensure that Mr. Panagos, on behalf of the BrandCo Entities and their stakeholders, remains fully informed of developments in these Chapter 11 Cases.

III.	PREPETITION CAPITAL STRUCTURE

On the Petition Date, Revlon had the following outstanding funded debt obligations:

Instrument / Facility	Principal Outstanding
ABL Facility	$289,000,000
BrandCo Facilities	$1,878,019,220
2016 Term Loan Facility[9]	$872,424,572
Unsecured Notes	$431,300,000
Foreign ABTL Facility	$75,000,000
Total Indebtedness	$3,545,743,792

A.	ABL Facility

As of the Petition Date, there was approximately $289 million outstanding under that certain Asset-Based Revolving Credit Agreement, dated as of September 7, 2016 (as modified from time to time, the “ABL Facility Credit Agreement” and, the senior secured asset-based credit facilities thereunder, the “ABL Facility”), by and among RCPC and certain subsidiaries of RCPC, as borrowers (the “ABL Facility Borrowers”), Holdings, the ABL Agents, and the lenders party thereto from time to time (the “ABL Lenders”).

[9]
The amount of principal outstanding under the 2016 Term Loan Facility is the subject of ongoing Citibank Wire Transfer Litigation (as defined below) between Citibank (as defined below) and lenders holding approximately $500 million in 2016 Term Loans (as defined below).  The “Principal Outstanding” reflected in the table above reflects the entire amount of the 2016 Term Loan as it existed prior to the mistaken payment by Citibank.

The ABL Facility consisted of (i) $109 million of Tranche A revolving loans (the “ABL Tranche A Revolving Loans”), (ii) $130 million of senior secured second-in, second-out term loan facility (the “SISO Term Loans”), and (iii) $50 million of “first-in, last-out” Tranche B term loans (the “FILO ABL Term Loans”).

Pursuant to (i) that certain ABL Guarantee and Collateral Agreement, dated as of September 7, 2016 (as amended), among RCPC, as borrower, the subsidiary guarantors party thereto, and MidCap Funding IV Trust (“MidCap”), as collateral agent, (ii) that certain Holdings ABL Guarantee and Pledge Agreement, dated as of September 7, 2016, among Holdings, and MidCap, as collateral agent, and (iii) certain other security documents, the ABL Facility was guaranteed by certain of the domestic and foreign Debtors (together with the ABL Facility Borrowers and Holdings, the “ABL Loan Parties”), and was secured on (i) a first-priority basis by liens on certain assets of the ABL Loan Parties, including accounts receivable, cash, inventory, deposit accounts, and securities accounts (subject to certain limited exclusions), instruments (subject to certain limited exclusions), chattel paper, interests in material owned real property (including fixtures), equipment, and the proceeds and products of the foregoing (collectively, the “ABL First Priority Collateral”), and (ii)  a second-priority basis by liens on substantially all of the ABL Loan Parties’ assets not constituting ABL First Priority Collateral (subject to certain customary exclusions), including equity pledges of 100% of the interests in domestic subsidiaries and 66% of the voting interests in first-tier foreign subsidiaries, intellectual property (excluding the Specified Brands10), general intangibles, and the proceeds and products of the foregoing (collectively, the “Term Loan Priority Collateral”).

Subsequent to the Petition Date, as part of the DIP financing, the ABL Tranche A Revolving Loans and SISO Term Loans were refinanced on a dollar-for-dollar basis by the ABL DIP Facility.  As of the date hereof, only the FILO ABL Term Loans remain outstanding in the amount of $50 million.

B.	2016 Term Loan Facility

As of the Petition Date, and subject to the resolution of claims relating to the Mistaken Payment (as defined below), there was approximately $872 million outstanding under that certain Term Credit Agreement, dated as of September 7, 2016 (as modified from time to time, the “2016 Credit Agreement” and, the senior secured term loan facility thereunder, the “2016 Term Loan Facility” and, the loans thereunder the “2016 Term Loans”), by and among RCPC, as borrower, Holdings, Citibank, N.A., as administrative agent and collateral agent (“Citibank”), and the lenders party thereto from time to time (collectively, the “2016 Term Loan Lenders”).

[10]
The “Specified Brands” refer to Elizabeth Arden (including the related skincare sub-brands Visible Difference, Ceramide, Superstart, Prevage, Eight Hour, and Skin Illuminating), certain portfolio brands, including American Crew, Almay, CND, Mitchum, and four Multicultural Group brands (namely, Creme of Nature, Lottabody, Roux, and Fanci-Full), and certain owned fragrance brands including Charlie, Curve, Giorgio Beverly Hills, Halston, Jean Naté, Paul Sebastian, and White Shoulders.

Pursuant to (i) that certain Term Loan Guarantee and Collateral Agreement, dated as of September 7, 2016 (as amended), among RCPC, as borrower, and Citibank, as collateral agent, (ii) that certain Holdings Term Loan Guarantee and Pledge Agreement, dated as of September 7, 2016, among Holdings, as grantor, and Citibank, as collateral agent, and (iii) certain other security documents, the 2016 Term Loan Facility is guaranteed by the guarantors under the ABL Facility, and is secured on (i) a first-priority basis by liens on the Term Loan Priority Collateral and (ii) a second-priority basis by liens on the ABL First Priority Collateral, in each case, pari passu with the liens securing the BrandCo Facilities (collectively, the “2016 Term Loan Liens”).

C.	BrandCo Facilities

As of the Petition Date, there was approximately $1.88 billion in principal amount outstanding under that certain BrandCo Credit Agreement, dated as of May 7, 2020 (as modified from time to time, the “BrandCo Credit Agreement,” and the closing date of such agreement, the “BrandCo Facilities Closing Date”), among RCPC, as borrower, Holdings, Jefferies Finance LLC (“Jefferies”), as administrative agent and collateral agent, and the lenders party thereto from time to time (the “BrandCo Lenders”).

Pursuant to the BrandCo Credit Agreement, the BrandCo Lenders provided the Company with (i) a senior secured term loan facility in an aggregate principal amount as of the Petition Date, of $938,986,931 (the “First Lien BrandCo Facility” and the loans thereunder, the “2020 Term B-1 Loans”); (ii) a senior secured term loan facility in an aggregate principal amount as of the Petition Date, of $936,052,001 (the “Second Lien BrandCo Facility” and the loans thereunder, the “2020 Term B-2 Loans”); and (iii) a senior secured term loan facility in an aggregate principal amount as of the Petition Date, of $2,980,287 (the “Third Lien BrandCo Facility” and the loans thereunder, the “2020 Term B-3 Loans” and, together with the 2020 Term B-1 Loans and the 2020 Term B-2 Loans, the “BrandCo Facilities”).

Pursuant to (i) that certain Term Loan Guarantee and Collateral Agreement, dated as of May 7, 2020, among RCPC, as borrower, the subsidiary guarantors party thereto, and Jefferies, as pari passu collateral agent, (ii) that certain Holdings Term Loan Guarantee and Pledge Agreement, dated as of May 7, 2020, between Holdings and Jefferies, as pari passu collateral agent, and (iii) certain other security documents, the BrandCo Facilities are guaranteed by the guarantors under the 2016 Term Loan Facility and the ABL Facility and are secured on (i) a first-priority basis (pari passu with the 2016 Term Loan Liens) by liens on the Term Loan Priority Collateral, and (ii) a second-priority basis (pari passu with the 2016 Term Loan Liens) by liens on the ABL First Priority Collateral.

In addition, pursuant to (i) that certain First Lien BrandCo Guarantee and Security Agreement, that certain Second Lien BrandCo Guarantee and Security Agreement, and that certain Third Lien BrandCo Guarantee and Security Agreement, each dated as of May 7, 2020, among the subsidiary guarantors party thereto and Jefferies, as administrative agent and first lien collateral agent, second lien collateral agent, or third lien collateral agent, as applicable, (ii) that certain First Lien BrandCo Stock Pledge Agreement, that certain Second Lien BrandCo Stock Pledge Agreement, and that certain Third Lien BrandCo Stock Pledge Agreement, each dated as of May 7, 2020, among RCPC, the subsidiary guarantors party thereto, and Jefferies, as first lien collateral agent, second lien collateral agent, or third lien collateral agent, as applicable, and (iii) certain other security documents, the BrandCo Facilities are guaranteed by the BrandCo Entities, which are not obligors with respect to the 2016 Term Loan Facility or the ABL Facility, and that hold certain intellectual property assets related to the Specified Brands, and are secured by first-priority liens (with respect to the 2020 Term B-1 Loans), second priority liens (with respect to the 2020 B-2 Loans) and third priority liens (with respect to the 2020 Term B-3 Loans) on certain assets that are not collateral for the 2016 Term Loan Facility or ABL Facility, including (a) substantially all assets of the BrandCo Entities, including 100% of the equity interests in the BrandCo Entities that own the Specified Brands, and (b) 34% of the equity of certain first-tier foreign subsidiaries (collectively, such assets, which exclusively secure the BrandCo Facility, the “BrandCo Collateral”).

The BrandCo Entities were established as special purpose entities to hold the Specified Brands and, as part of the transactions carried out in connection with the BrandCo Facilities, the BrandCo Entities licensed the Specified Brands, pursuant to licensing agreements, to RCPC, which in turn sub-licensed the Specified Brands to certain other Non-BrandCo Entities.

As part of the business deal associated with the BrandCo Facilities, RCPC paid a monthly royalty to the BrandCo Entities of 10% of the net sales of products made with their intellectual property.  In 2021, RCPC paid the BrandCo Entities approximately $94 million in royalties.

D.	Foreign Asset-Based Term Loan

As of the Petition Date, there was approximately $75 million outstanding under that certain Asset-Based Term Loan Credit Agreement, dated as of March 2, 2021 (as amended, supplemented, or otherwise modified, the “Foreign ABTL Credit Agreement,” and the asset-based term loan facility thereunder, the “Foreign ABTL Facility”), by and among Revlon Finance LLC, as the borrower (the “Foreign ABTL Borrower”), certain guarantors party thereto (collectively, with the Foreign ABTL Borrower, the “Foreign ABTL Loan Parties”), the lenders party thereto, and Blue Torch Finance LLC (“Blue Torch”), as administrative agent and collateral agent.   The obligations under the Foreign ABTL Facility were secured on a first-priority basis by (i) liens on the equity of each Foreign ABTL Loan Party (other than the subsidiaries of RCPC organized in Mexico) and (ii) certain assets of the guarantors of the Foreign ABTL Facility, including inventory, accounts receivable, material bank accounts, and material intercompany indebtedness.  None of the Foreign ABTL Loan Parties is a Debtor or an obligor under any of the ABL Facility, 2016 Term Loan Facility, BrandCo Facilities, or Unsecured Notes.

On or about the Petition Date, Revlon used proceeds of the Term DIP Facility to fully repay the Foreign ABTL Facility.

E.	Unsecured Notes

As of the Petition Date, there was approximately $431.3 million of unsecured note obligations consisting of the 6.25% Senior Notes due 2024 (the “Unsecured Notes”) issued and outstanding pursuant to that certain Unsecured Notes Indenture, dated August 4, 2016, by and among RCPC, as issuer, and U.S. Bank National Association, as indenture trustee.  The Unsecured Notes are senior, unsecured obligations of RCPC, and are guaranteed on a senior, unsecured basis by the guarantors under the 2016 Term Loan Facility and the ABL Facility, excluding Holdings and the foreign Debtors that are party to the ABL Facility Credit Agreement and 2016 Credit Agreement.

F.	Equity Interests

In 1985, MacAndrews & Forbes Holdings Inc. (together, with certain of its affiliates other than the Company, “MacAndrews & Forbes”) acquired a majority of the Company and, a year later, took it private.  The Company remained a wholly-owned subsidiary of MacAndrews & Forbes until 1996, when approximately 15% of the Company was sold in an initial public offering.  The Company began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “REV.”

Revlon remains an indirect majority-owned subsidiary of MacAndrews & Forbes.  As of the Petition Date, Revlon had approximately 54,254,019 shares of class A common stock (the “Class A Common Stock”), of which MacAndrews & Forbes owned approximately 85.2%, and which was listed on the NYSE under the symbol “REV.” As further discussed below in Article V of this Disclosure Statement, since the Petition Date, Revlon’s common stock was suspended and delisted, and the Company’s Class A Common Stock began trading exclusively on the OTC market on October 21, 2022, under the symbol “REVRQ.”

IV.	KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES

Prior to the onset of the COVID-19 pandemic, the Debtors, like many other companies in the beauty industry, had experienced a prolonged period of declining customer demand.  This general downturn worsened considerably during the COVID-19 pandemic, and although the Company has more recently experienced a rebound in sales and a turnaround in demand, it now faces challenges from supply chain disruptions and liquidity constraints that pose a substantial challenge for its ongoing operations.

A.	Elizabeth Arden Acquisition

In September 2016, Revlon acquired Elizabeth Arden in a deal that increased the prestige of the Revlon name globally, and bolstered its growth potential in the industry (the “Elizabeth Arden Acquisition”).  The addition of Elizabeth Arden, already an iconic name in its own right, opened the door for the Company’s entry into new market segments and prestige retailers and specialty stores, and brought prestige fragrances, skin care, and color cosmetics alongside the Revlon brand name. With Elizabeth Arden, Revlon is uniquely positioned to compete in multiple markets in the beauty landscape, giving customers the choice of a full suite of products that range from beauty tools and deodorants to top of the line cosmetics and skin care.

The financing for the Elizabeth Arden Acquisition brought additional funding to the Company and enabled it to repay certain of Revlon’s and Elizabeth Arden’s then-existing facilities.   Specifically, in connection with the Elizabeth Arden Acquisition, Debtor RCPC entered into the 2016 Term Loan Facility (which refinanced existing term loans and provided additional funds to finance the Elizabeth Arden Acquisition) and ABL Facility, each facility as discussed in Article III above, and completed the issuance of the Unsecured Notes. RCPC used proceeds from these facilities and approximately $126.7 million of cash on hand to fund the Elizabeth Arden Acquisition, which included the refinancing of over $570 million of then-outstanding Elizabeth Arden debt and preferred equity obligations.

B.	Impact of the COVID-19 Pandemic

In March 2020, governmental authorities in the United States and around the world imposed stay-at-home orders, and non-essential businesses were ordered closed in an effort to abate the spread of the COVID-19 virus.  The Company immediately experienced a general decline in sales due to the imposition of mask mandates, quarantines, travel and transportation restrictions, import and export restrictions, and the closures of retail locations and office spaces, all of which would contribute to a general slowdown in the global economy.  There was a significant decline in air travel and consumer traffic in key shopping and tourist areas around the globe, which also adversely affected the Company’s travel retail business.  In North America, the Company’s prestige channel was the hardest hit as department stores closed.

Consumer purchases of certain of the Company’s key cosmetic products decreased significantly during this time.  Individuals that typically visited professional hair and nail salons, one-stop shopping beauty retailers, department stores, or similar cosmetic stores where the Debtors’ products are sold could not do so due to mandated closures and shelter-in-place orders.   Additionally, many consumers wearing masks wore less makeup.  Measures imposed by governmental authorities, such as shelter-in-place orders, in the U.S. and elsewhere, and the zero-COVID policy in China, caused significant disruptions to the Company’s sales and supply chains, as described in detail in Article IV.F below, in the regions most impacted by COVID-19, including Asia and North America. The supply chain and production disruptions continued to impact the Company through the Petition Date.

Due in part to these issues, the Company experienced declines in net sales and profits.  In the first quarter of 2020, the negative impact of COVID-19 contributed to $54 million of estimated negative impacts to net sales and $186 million of operating losses (compared to $23 million in 2019).  Net sales also decreased in each business segment, primarily due to the impact of the pandemic.

C.	Citibank Wire Transfer Litigation

Prior to and since the Petition Date, Citibank has served as the administrative agent for the 2016 Term Loans.  In that role, Citibank distributed payments made by the Company to the 2016 Term Loan Lenders.  An interest payment of $7.8 million was to be paid on August 11, 2020 (the “August 2020 Interest Obligation”), and Revlon appropriately transferred the funds necessary to pay the August 2020 Interest Obligation to Citibank so that Citibank could remit the funds to the 2016 Term Loan Lenders.

On August 11, 2020, Citibank mistakenly paid not only the August 2020 Interest Obligation with Revlon’s funds, but also, using its own funds, paid the full outstanding principal remaining on the 2016 Term Loans in an amount of approximately $894 million (such excess payment, the “Mistaken Payment”).

When it realized its error, Citibank promptly sent recall notices to the 2016 Term Loan Lenders, informing them that the Mistaken Payment was made in error and that all funds paid to them on August 11, 2020, above their share of the August 2020 Interest Obligation were not owed under the 2016 Credit Agreement.  Citibank requested that the 2016 Term Loan Lenders remit their portion of the Mistaken Payment promptly.

Many 2016 Term Loan Lenders returned their share of the Mistaken Payment to Citibank.  However, 2016 Term Loan Lenders that collectively held approximately $500 million in loans (such 2016 Term Loan Lenders, the “Mistaken Payment Lenders”) declined to return the funds.

On August 17, 2020, less than one week after the Mistaken Payment, Citibank filed the first of three suits against the Mistaken Payment Lenders in the U.S. District Court for the Southern District of New York (the “District Court”), seeking the return of their share of the Mistaken Payment (the “Citibank Wire Transfer Litigation”).11  Citibank argued that the Mistaken Payment Lenders had no right to the Mistaken Payment, while the defendants claimed, among other things, they were owed the money and had no notice that the payments were a mistake at the time they were made, which entitled them to keep the money under New York state law.

A bench trial was held in the Citibank Wire Transfer Litigation in December 2020 before the Honorable Jesse M. Furman in the District Court.  On February 16, 2021, Judge Furman issued a decision in favor of the Mistaken Payment Lenders.

Citibank appealed the District Court decision in favor of the Mistaken Payment Lenders to the U.S. Court of Appeals for the Second Circuit (the “Second Circuit”).  The appeal (Case No. 21-487-cv) was fully briefed on July 22, 2021, and argued before the Second Circuit on September 29, 2021.

As discussed in Article V below, during the course of these Chapter 11 Cases, the Second Circuit vacated the District Court’s decision, and held that the Mistaken Payment Lenders were not entitled to retain the Mistaken Payment.  However, prior to the Second Circuit’s decision, the Mistaken Payment contributed to substantial uncertainty regarding important aspects of the Debtors’ capital structure, including who controlled a majority of the outstanding 2016 Term Loans.  The uncertainty engendered by the Mistaken Payment caused the Company significant and unprecedented difficulty in negotiating with its creditors and stakeholders to effectuate a restructuring.

D.	Prepetition Financing Efforts

Beginning in 2019, and continuing through shortly before the commencement of these Chapter 11 Cases, the Debtors explored and implemented a variety of financing and other corporate transactions to address their capital structure.

[11]
Citibank ultimately filed three lawsuits against different Mistaken Payment Lenders.  These suits were consolidated in In re Citibank August 11, 2020 Wire Transfers, Case No. 1:20-cv-06539-JMF (S.D.N.Y.) (the “Mistaken Payment Litigation”).

1.	2019 Ares Financing

In August 2019, RCPC entered into a senior secured term loan facility in an initial aggregate principal amount of $200 million among certain affiliated funds, investment vehicles, or accounts managed or advised by Ares Management LLC, as lender, (the “2019 Term Loan Facility”), and Wilmington Trust, National Association, as administrative and collateral agent.  The net proceeds from the 2019 Term Loan Facility were used for general corporate purposes. The 2019 Term Loan Facility and the existing 2016 Term Loan Facility shared the same guarantors and collateral, except that the 2019 Term Loan Facility was also secured by a first-priority lien on certain intellectual property associated with the American Crew brand (the “Additional Collateral”) and was guaranteed by the entities established to hold such Additional Collateral.

On the BrandCo Facilities Closing Date, RCPC used a portion of the proceeds from the BrandCo Facilities to fully prepay the entire amount outstanding under its 2019 Term Loan Facility.

2.	2020 Refinancing Efforts

Beginning in late 2019, Revlon began to seek additional financing to refinance outstanding unsecured notes (as well as the 2019 Term Loan Facility) and avoid a possible springing maturity on certain of Revlon’s senior secured indebtedness.  Revlon’s need for additional financing became more acute in the Spring of 2020 as the onset of the COVID-19 pandemic began to negatively impact its business.

(a)	The BrandCo Facilities and UMB Bank Litigation

As noted, in early 2020 the Company faced a significant risk related to the upcoming maturity on its 5.75% Senior Notes due 2021 pursuant to that certain Indenture, dated as of February 13, 2013, among RCPC, as issuer, the guarantors party thereto, and U.S. Bank National Association, as indenture trustee (the “2021 Unsecured Notes”), which, if left outstanding on November 15, 2020, could have caused the maturities of the Debtors’ other funded debt, including the ABL Facility, 2016 Term Loan Facility, and Foreign ABTL Facility to “spring” forward to that same date.  These potential debt maturities created a substantial risk that the Company’s audited financial statements for the fiscal year ending December 31, 2019, to be issued in March 12, 2020, would include a qualification from the Company’s auditor as to the ability of the Company to continue as a going concern.  This qualification would have resulted in an event of default under the 2016 Term Loan Facility and the ABL Facility, and cross-defaults across the Company’s capital structure.

 To address this issue, the Company entered into negotiations with (i) Jefferies to syndicate sufficient financing to refinance the 2021 Unsecured Notes and (ii) an ad hoc group of lenders under the 2016 Term Loan Facility (the “Initial Ad Hoc Group of 2016 Lenders”)  regarding a potential refinancing of the 2016 Term Loans and the provision of additional financing to refinance the 2021 Unsecured Notes.

On February 13, 2020, the Initial Ad Hoc Group of 2016 Lenders made a financing proposal to the Debtors that included many of the features of the BrandCo Facilities, including a new money facility secured by an exclusive first lien on the BrandCo Collateral, as well as pari passu liens on the remainder of the collateral securing the 2016 Term Loans.  The proposal also included a refinancing of the 2016 Term Loans held by the members of the Initial Ad Hoc Group of 2016 Lenders.

On March 9, 2020, as the deadline for filing the Company’s annual financial statements approached and prior to consummating a transaction with the Initial Ad Hoc Group, the Debtors entered into a commitment letter (the “Jefferies Commitment Letter”) with Jefferies, pursuant to which Jefferies committed to provide senior secured term loan facilities in an aggregate principal amount of up to $850 million (the “Jefferies Facilities”).  The proceeds of the Jefferies Facilities were expected to be used: (i) to repay in full indebtedness outstanding under the 2021 Unsecured Notes and the 2019 Term Loan Facility (the “Jefferies Refinancing”); (ii) to pay fees and expenses in connection with the Jefferies Facilities and the Jefferies Refinancing; and (iii) to the extent of any excess, for general corporate purposes.

With the risk of a going concern qualification in its 2020 financial statements addressed by the Jefferies Commitment Letter, the Company continued negotiations with the Initial Ad Hoc Group of 2016 Lenders.  However, in mid-March of 2020, the emerging COVID-19 pandemic began to affect the Debtors’ operations and the broader economy, and several members of the Initial Ad Hoc Group of 2016 Lenders (the “Objecting Lenders”) left the group and entered into a lock-up agreement to block any transaction proposed by the remaining members of the Initial Ad Hoc Group of 2016 Lenders (the “Supporting Lenders”).

On April 14, 2020, the Company entered into a financing commitment letter with the Supporting Lenders to provide the BrandCo Facilities.  All 2016 Term Loan Lenders were offered the opportunity to participate in the financing based on their holdings of 2016 Term Loans.  However, the Objecting Lenders refused to participate in the financing and continued their efforts to block any transaction.

By April 23, 2020, the effects of the pandemic were placing great stress on the Company’s business. With the prospects for a new money financing transaction uncertain and limited availability under the ABL Facility, the Company entered into a new $65 million incremental revolving facility under the 2016 Term Loan Facility (the “2016 Incremental Revolver”) provided by the Supporting Lenders to give the Company immediate access to incremental liquidity.

On May 1, 2020, the Supporting Lenders—who then held the majority of loans outstanding under the 2016 Term Loan Facility—and the Company agreed to the terms of the BrandCo Facilities, and on May 7, 2020, the BrandCo Facilities closed.  As described in Article  III above, the BrandCo Facilities involved three new secured loan facilities: (i) the First Lien BrandCo Facility used to retire the 2019 Term Loan Facility and, subsequently, the 2016 Incremental Revolver, and to cancel a portion of the Company’s outstanding 2021 Unsecured Notes, and for general corporate purposes (including funding operations during the pandemic); (ii) the Second Lien BrandCo Facility, consisting of roll-up loans issued to participants in the new money financing in exchange for an equivalent amount of 2016 Term Loans, and which effectively gave Revlon a two-year extension of the maturity of those loans; and (iii) the Third Lien BrandCo Facility for lenders that did not provide new money loans but consented to the amendment of the 2016 Credit Agreement.

To establish the BrandCo Facilities, the Debtors exercised their rights under the 2016 Credit Agreement, with the approval of the then-Required Lenders (as defined in the 2016 Credit Agreement), to transfer the Specified Brands from the Debtors obligated on the 2016 Term Loan Facility to the BrandCo Entities.  The BrandCo Entities then pledged their assets, including the Specified Brands, as collateral solely securing the BrandCo Facilities.

The Objecting Lenders, purporting to represent the “Required Lenders” (as defined in the 2016 Credit Agreement) sought to replace Citibank with a successor agent, claiming Citibank disregarded its duties as the lenders’ agent in connection with the closing of the BrandCo Facilities, and on June 19, 2020, UMB Bank, National Association (“UMB Bank”) was appointed as the purported successor agent under the 2016 Credit Agreement.

On August 12, 2020, UMB, purporting to act in its alleged capacity as successor administrative agent to Citibank under the 2016 Credit Agreement, acting at the direction of the Objecting Lenders that purported to represent “Required Lenders” under the 2016 Credit Agreement, prior to the closing of the BrandCo Facilities, filed a complaint in the Southern District of New York against Revlon, Citibank, Jefferies, the BrandCo Lenders, and others, alleging, among other things, that transactions giving rise to the BrandCo Facilities had breached the 2016 Credit Agreement and fraudulently transferred assets to the BrandCo Entities.  The Company and other defendants disputed those claims, but they were never adjudicated because UMB Bank, acting at the direction of certain of the Objecting Lenders, withdrew that complaint on November 9, 2020, without ever serving any of the defendants, purportedly because Citibank had mistakenly repaid the subject Objecting Lenders in full.

(b)	The Exchange Transactions

In the summer of 2020 and following the closing of the BrandCo Facilities, the Debtors considered possible out-of-court exchange transactions and open market purchase transactions relating to the 2021 Unsecured Notes.  The Debtors launched an exchange offer for the 2021 Unsecured Notes in late July 2020 that was not successful and was allowed to expire on September 14, 2020.   During this time, the Debtors and their advisors engaged with an ad hoc group of BrandCo Lenders (the “Ad Hoc Group of BrandCo Lenders”) regarding, among other things, the terms of an exchange offer for the 2021 Unsecured Notes.  As a result, the Debtors and certain of the BrandCo Lenders entered into that certain Transaction Support Agreement, dated September 28, 2020 (the “TSA”), pursuant to which the TSA parties thereto agreed to support an exchange of the 2021 Unsecured Notes for (i) cash, (ii) up to $75 million of newly issued 2020 Term B-2 Loans, and (iii) up to $50 million of  FILO ABL Term Loans, among other things.  Additionally, the TSA contained a closing condition that the Debtors maintain not less than $175 million of liquidity, after reducing available liquidity by the aggregate principal amount of 2021 Unsecured Notes that would remain outstanding after the contemplated exchange.

On September 29, 2020, the Company commenced a second exchange offer for the 2021 Unsecured Notes (the “Second Exchange Offer”).  On October 23, 2020, after extensive engagement with certain holders of the 2021 Unsecured Notes, the Company amended the Second Exchange Offer to incentivize holders of the 2021 Unsecured Notes to participate.  Pursuant to the amended Second Exchange Offer, for each $1,000 principal amount of 2021 Unsecured Notes, each noteholder was offered, at its option, (i) an aggregate amount of $325 in cash or (ii) a combination of (1) an aggregate amount of $250 in cash, plus (2) such tendering noteholder’s share of $50 million of FILO ABL Term Loans and $75 million of 2020 Term B-2 Loans.  Upon the expiration of the Second Exchange Offer on November 10, 2020, approximately 68.8%, or $236 million, of the aggregate outstanding principal amount of the 2021 Unsecured Notes were validly tendered and not withdrawn.

RCPC then (i) cancelled the tendered 2021 Unsecured Notes accepted for exchange, (ii) irrevocably instructed the trustee under the 2021 Unsecured Notes indenture to redeem on November 13, 2020 (the “Redemption Date”), the remaining $106.8 million of 2021 Unsecured Notes at a cash purchase price equal to 100% of their principal amount, plus interest accrued to, but not including, the Redemption Date, and (iii) irrevocably deposited a total of approximately $108.8 million of cash with the trustee under the 2021 Unsecured Notes indenture to effect such redemption.  As a result, the 2021 Unsecured Notes were discharged in full, effective on November 13, 2020.

3.	Helen of Troy License Agreement

On December 22, 2020, certain of the Company’s subsidiaries and Helen of Troy Limited (“Helen of Troy”) entered into a Trademark License Agreement (the “HOT License Agreement”) to combine and revise the existing licenses that were in place between the parties.  The HOT License Agreement granted Helen of Troy the exclusive right to use the “Revlon” brand in connection with the manufacture, marketing, sale, and distribution of certain hair and grooming products until December 31, 2060 (with three additional 20-year renewal periods), in exchange for a one-time, upfront cash payment of $72.5 million.

4.	March 2021 Refinancing Efforts

During March 2021, the Company extended one, and refinanced another, of its then-maturing debt facilities.  First, on March 2, 2021, the Company refinanced its prior foreign ABTL facility, with the new Foreign ABTL Facility funded by Blue Torch, as the collateral agent, administrative agent, and lender.  The refinancing upsized the Foreign ABTL Facility from $50 million to $75 million and extended the maturity from July 2021 to March 2, 2024.  The proceeds of the transaction were used for the refinancing and to fund the Company’s ongoing liquidity needs.

Second, on March 8, 2021, Debtor RCPC entered into Amendment No. 7 to the   ABL Facility (“Amendment No. 7”).  Amendment No. 7, among other things, (i) extended the maturity date applicable to the ABL Tranche A Revolving Loans under the ABL Facility from September 7, 2021, to June 8, 2023, (ii) reduced the commitments under the ABL Tranche A Revolving Loans from $400 million to $300 million, and (iii) established the SISO Term Loans in the original principal amount of  $100 million.

5.	Further Amendment of ABL Facility

On May 7, 2021, RCPC entered into Amendment No. 8 to the ABL Facility (“Amendment No. 8”).  Under Amendment No. 8, among other things: (i) the maturity date applicable to the ABL Tranche A Revolving Loans and SISO Term Loans was extended from June 8, 2023, to May 7, 2024, subject to a springing maturity to the earlier of: (x) 91 days prior to the maturity of the 2016 Term Loans on September 7, 2023, to the extent such term loans are then outstanding, and (y) the earliest stated maturity of the FILO ABL Term Loans, to the extent such term loans are then outstanding; (ii) the commitments under the ABL Tranche A Revolving Loans were reduced from $300 million to $270 million; and (iii) the commitments under the SISO Term Loans were upsized from $100 million to $130 million.  At the same time, the Company also entered into a successor agent appointment and agency transfer agreement pursuant to which MidCap succeeded Citibank as the collateral agent and administrative agent for the ABL Facility.

6.	Increase of Borrowing Base under the ABL Facility and Foreign ABTL Facility

On March 30, 2022, the Foreign ABTL Borrower entered into a first amendment to the Foreign ABTL Credit Agreement with Blue Torch to temporarily increase the borrowing base thereunder by $7 million for one year.

On March 31, 2022, RCPC entered into Amendment No. 9 (“Amendment No. 9”) to the ABL Facility.  Amendment No. 9, among other things, temporarily increased the ABL Facility borrowing base by up to $25 million until the earlier of (i) September 29, 2022, and (ii)  the occurrence of an event of default or payment default.  During this period, Amendment No. 9 also established a reserve against availability under the ABL Facility in the amount of $10 million until June 29, 2022, and $15 million thereafter (resulting in a net liquidity increase of $15 million until June 29, 2022, and $10 million thereafter until the end of the amendment period).

7.	At the Market Public Equity Offering

On April 25, 2022, Revlon, Inc. entered into an equity distribution agreement with Jefferies LLC, as sales agent, pursuant to which Revlon, Inc. could have offered and sold shares of common stock having an aggregate offering price of up to $25 million through Jefferies LLC (the “ATM Program”). Revlon, Inc. filed a prospectus supplement with the SEC in connection with the ATM Program on April 25, 2022. As a result of quickly changing market conditions and related issues affecting the Company during this period that are described herein, Revlon, Inc. did not sell any shares under the ATM Program.

E.	Cost-Cutting Measures

The Company has engaged in substantial cost-cutting measures since 2018, when it first implemented an optimization program designed to streamline the Company’s operations, reporting structures, and business processes, with the objective of maximizing productivity and improving profitability, cash flows, and liquidity. Beginning in March 2020, the Company had to adjust its optimization efforts due to the COVID-19 related liquidity strain on the Company.  As a result, it began to focus on, among other things: (i) reducing brand support (commercial spend on licensed products) in response to an abrupt decline in retail store traffic; (ii) monitoring the Company’s sales and order flow and periodically scaling down operations and cancelling promotional programs in response to reduced demand; (iii) closely managing cash flow and liquidity and prioritizing cash to minimize COVID-19’s impact on the Company’s production capabilities; and (iv) pursuing various organizational measures designed to reduce costs with respect to employee compensation.

When the first wave of COVID-19 impacts dissipated, the Company refocused on its ongoing restructuring program, the Revlon Global Growth Accelerator (“RGGA”).  The program was originally intended to continue through 2023, but was extended by an additional year in March 2022 to run through 2024.  There are three major initiatives under RGGA: (i) creating strategic growth, which includes boosting organic sales growth behind the Company’s strategic pillars of brands, markets, and channels; (ii) driving operating efficiencies and cost savings for margin improvement and to fuel revenue growth; and (iii) enhancing capabilities of employees to promote transformational change.  The RGGA achieved its cash target in 2021, and is projected to deliver further reductions in cost through 2024.

During the first quarter of 2022, the Company also implemented a mitigation plan that included reductions in commercial investments, proactive management of pricing to address inflation, reduction of discretionary department head counts, and targeted reductions in capital spend.  This program, too, was intended to help provide the Company with sufficient liquidity to bridge through COVID-19 impacts.

F.	Market Conditions and Industry Headwinds

Despite all of the Company’s efforts to manage its financial position and liquidity, in the months leading up to the Chapter 11 Cases, the Company’s operations were negatively impacted in several key ways.

First and foremost, global supply chain disruptions significantly challenged the Company’s ability to manufacture products and bring them to market.  The Company’s supply chain is complex, not least because the Company produces and sells over 8,000 stock keeping units.  Many of the Company’s cosmetics products require between 35 to 40 different ingredients and components to manufacture, and a failure to secure any one of those components will prevent manufacturing and distribution for the entire product.  For example, one tube of Revlon lipstick requires 35 to 40 raw materials and component parts, each of which is critical to bringing the product to market.  With shortages of necessary ingredients across the Company’s portfolio, competition for any available materials is steep.  Because many of the Company’s competitors had more cash on hand, they had been able to build more inventory in advance, invest in stocking up on components and raw materials, cash in advance, or pay a premium where needed to secure additional supplies.  The Company’s liquidity challenges had caused it to fall behind on vendor payments, resulting in some of their vendors refusing to ship supplies on credit beginning around Spring 2022 and requiring cash in advance and/or prepayment on future orders before shipping any goods.  Both increased prepayments and increased credit holds put immense pressure on the Company’s cash and liquidity position.  In previous years, vendors typically would have worked with the Company on payment plans or ways to avoid credit holds, but competition for components and raw materials was so fierce in the period leading up to the Petition Date that suppliers were easily finding alternative purchasers.  Even in instances where the Company had a valid purchase order with a vendor, many vendors had decommitted and declined to fill the order when presented with a higher or better offer by a third party.  This forced the Company to buy materials on the spot market, where costs were significantly higher.  These supply chain issues also increased lead times for the Company to bring its products to market.  Ultimately, the Company spent money on supplies that it could not convert into saleable goods because it lacked the additional ingredients needed to manufacture a given product.

  Second, shipping, freight, and logistics issues also delayed the Company’s ability to bring products to market, and imposed additional costs on the Company.  Many of the Company’s raw materials are sourced from China, as the Company has over 40 suppliers in the country providing approximately 1,200 items (components, raw materials, and finished goods).  Since the onset of the COVID-19 pandemic, China has followed a “zero-COVID” policy, which imposes lockdowns in areas where even a handful of COVID cases are detected.  These lockdowns often shut down manufacturing capabilities and restrict transportation in and from the affected areas, which creates strain on the Company’s supply chain, especially because the timing and length of these lockdowns cannot be predicted in advance.  The transportation freeze led to both truck shortages and, at times, the closure of entire ports.  Not only did lockdowns sometimes prevent the Company from obtaining timely goods at all, but when they were able to obtain substitute goods, they were often forced to pay higher prices.  All of this also increased costs for shipping, given the decrease in supply as a result of the lockdowns.  For example, in 2019, the Company paid approximately $2,000 per container to get freight out of China and products would typically ship from China to the United States in four to six weeks.  As of the Petition Date, the Company was paying approximately $8,000 per container and shipments to the United States were taking twice as long.

In addition to the effects described above, the Company’s inability to convert raw materials into finished goods drastically reduced the Company’s ability to borrow under the ABL Facility. The borrowing base under that facility was calculated based on specified “advance rates” against the liquidation value of, among other things, certain eligible inventory (including, among other things, raw materials, work-in-process inventory, and finished goods) and accounts receivable. Advance rates with respect to certain borrowing base assets are lower in the earlier stages of the production cycle—raw materials have a lower advance rate than work-in-process inventory, which have a lower advance rate than finished goods, which have a lower advance rate than the receivables generated when such finished goods are sold.  Therefore, the earlier in the production cycle the Company experienced delays, the lower the advance rates the Company was able to obtain on its borrowing base assets.

Third, labor shortages and rising labor costs globally affected the Company, both in its manufacturing and transportation of goods.  Suppliers were working with smaller labor forces; the trucking industry was also suffering a decline in available drivers—both of which resulted in increased costs, delays, and difficulties obtaining products.  The Company also was dealing with these issues internally, as it sought to maintain a sufficient workforce in the face of low unemployment rates and significantly rising wages.

Fourth, inflation was rising at such a pace that the Company had difficulties passing its increased costs onto customers.  Due to market standards and contractual provisions with retailers, within the U.S. market the Company could increase prices only about one to two times in a given calendar year.  Within the international market, however, the Company could typically only increase prices once at the beginning of the year—if prices were not raised at the outset, it was nearly impossible for the Company to do so later.  Therefore, the Company had only been able to increase prices by approximately 3% to 4% in the U.S. market and an average of approximately 1% in the international markets.

The cumulative result of these challenges was that the Company was unable to deliver sufficient quantities of goods to its key retail customers; the Company was unable to procure supplies it needed, it could not deliver in-demand products to customers, and it faced its customers replacing it with competitors due to its inability to meet “on-time, in full” deliveries of its products, just as the Company was beginning to prepare for the critical holiday sales period. This state of affairs was unsustainable.

G.	Preparation for Commencement of Chapter 11 Proceedings

In the midst of the significant liquidity and operational issues facing its business, the Company had to determine whether to use its dwindling liquidity to make upcoming interest payments of approximately $11 million on is 2016 Term Loan Facility and approximately $38 million on the BrandCo Facilities.  Beginning in May 2022, the Company engaged Paul, Weiss, Rifkind, Wharton & Garrison LLP, its existing counsel on various corporate and litigation matters, and PJT Partners LP, as its investment banker, to evaluate certain in- and out-of-court financing transactions, as well as extensive contingency planning, including the preparation and prosecution of these Chapter 11 Cases.  In May and June 2022, the Company and its advisors engaged with the BrandCo Lenders, ABL Lenders, 2016 Term Loan Lenders, and holders of Unsecured Notes and their advisors, in constructive formal and informal discussions.  During these discussions, the Company responded to multiple rounds of high-priority diligence requests on an expedited timeline and proposed financings and transaction structures to bridge its liquidity needs out of court.  However, a significant number of the Company’s lenders were not willing to pursue any such transactions out of court. The Company then pivoted to preparation for an in-court restructuring, with debtor-in-possession financing to be provided by the BrandCo Lenders and ABL Lenders.

As the Debtors’ focus turned toward an in-court restructuring, the boards of directors of Holdings and RCPC determined that it was in the Debtors’ best interests to make several governance changes throughout the Company, each of which were approved and implemented on June 15, 2022: (i) appointment of Robert M. Caruso as the Chief Restructuring Officer to each of the to-be Debtors to assist with the filing of the Chapter 11 Cases and to provide management services; (ii) appointment to the Board of Mr. D.J. (Jan) Baker as an independent and disinterested director with significant restructuring experience; (iii) formation of the Restructuring Committee; (iv) formation of the Conflicts Committee; (v) formation of the Investigation Committee; and (vi) appointment of Steve Panagos as the independent Restructuring Officer of each of the BrandCo Entities.

Ultimately, with the goal of maximizing value for the benefit of all stakeholders, the Debtors elected to commence these Chapter 11 Cases on June 15 and June 16, 2022, to obtain funding for operations, stabilize their businesses, conserve and manage liquidity, and effect a comprehensive, value-maximizing restructuring.

V.	EVENTS DURING CHAPTER 11 CASES

The Debtors have been, and intend to continue, operating their businesses in the ordinary course during the Chapter 11 Cases as they had been prior to the Petition Date, subject to the supervision of the Bankruptcy Court.

A.	Commencement of the Chapter 11 Cases

The Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on June 15, 2022, i.e., the Petition Date.  The filing of the petitions commenced the Chapter 11 Cases, at which time the Debtors were afforded the benefits, and became subject to the limitations of the Bankruptcy Code.  Since the Petition Date, the Debtors have continued to operate their businesses as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

B.	First and Second Day Operational Pleadings

Beginning on the Petition Date, the Debtors filed various motions and pleadings with the Bankruptcy Court in the form of “first day” pleadings to facilitate the Debtors’ smooth transition into chapter 11.

On June 16 and 17, 2022 (the “First Day Hearings”), and July 22, 2022 (the “Second Day Hearing”), the Bankruptcy Court held hearings to consider the first day pleadings on an interim and final basis, respectively.  On July 28 and 29 and August 1, 2022, the Bankruptcy Court held a hearing to consider the request for DIP Financing on a final basis (the “Final DIP Hearing”).  The operational first day relief sought by the Debtors and approved by the Bankruptcy Court is summarized below.

1.          DIP Financing.  The Debtors filed a motion (the “DIP Motion”) [Docket No. 28] with the Bankruptcy Court to obtain authorization for the Debtors, among other things, to enter into postpetition financing (the Term DIP Facility, ABL DIP Facility, and Intercompany DIP Facility (collectively, the “DIP Facilities”)), to use their prepetition secured lenders’ cash collateral, and to provide adequate protection to those lenders.  At the First Day Hearings, the Debtors obtained access to over $375 million of postpetition debtor-in-possession financing on an emergency interim [Docket No. 70] basis. At the Final DIP Hearing, the Bankruptcy Court approved the DIP Motion on a final [Docket No. 330] basis (the “Final DIP Order”), providing approximately $1 billion of postpetition financing to the Debtors.  These funds were deployed to quickly stabilize the Debtors’ businesses, including by beginning the long, ongoing process of restarting their supply chain through vendor negotiations.  Among other critical uses, these funds were also used to refinance the Debtors’ Foreign ABTL Facility and allowed the Debtors to fund the administrative costs of these Chapter 11 Cases.   The refinancing of the Foreign ABTL Facility, and the negotiated forbearance that preceded it, enabled the Debtors to maintain the substantial value of their non-debtor foreign affiliates by avoiding local law liquidation processes that may have been triggered by an event of default and acceleration of that loan.  Over the course of the next month, the Debtors engaged with their stakeholders, including the Creditors’ Committee, to negotiate and then litigate the Final DIP Order.

Under the Final DIP Order, the Debtors provide certain forms of adequate protection to certain of their prepetition secured lenders, including, among other things, (i) operation within a specified budget (subject to certain permitted variances); (ii) compliance with financial reporting requirements; (iii) provision of adequate protection liens; (iv) superpriority administrative claims under section 507(b) of the Bankruptcy Code; (v) adequate protection payments equal to cash interest accrued since the last prepetition interest payment; (vi) payment of certain professional fees and expenses; and (vii) completion of the case within certain milestones.

2.          Cash Management.  The Debtors filed a motion to enable them to continue using their existing cash management system and existing bank accounts (the “Cash Management Motion”) [Docket No. 7].  To lessen the impact of the Chapter 11 Cases on the Debtors’ businesses, it was vital that the Debtors keep their cash management system in place and be authorized to pay related fees.  At the First Day Hearing and, after the Debtors filed a certificate of no objection prior to the Second Day Hearing, the Bankruptcy Court approved the Cash Management Motion on an interim [Docket No. 74] and final [Docket No. 266] basis, respectively.

3.          Vendors.  The Debtors filed a motion seeking authority to pay certain prepetition amounts owing to certain critical vendors, including domestic and foreign vendors, import claimant vendors, lien claimant vendors, creditors of Elizabeth Arden (UK) Ltd., and section 503(b)(9) creditors (the “Vendors Motion”) [Docket No. 9].  At the First Day Hearing and after the Debtors filed a certificate of no objection prior to the Second Day Hearing, the Bankruptcy Court approved the Vendors Motion on an interim [Docket No. 68] and final [Docket No. 263] (the “Final Vendors Order”) basis, respectively. Pursuant to the Final Vendors Order, the Debtors were authorized to pay prepetition claims of critical trade creditors up to an aggregate amount of $79.4 million. As of November 25, 2022, the Debtors have paid their vendors approximately $69.3 million pursuant to the Final Vendors Order.

4.            Customer Programs.  The Debtors filed a motion seeking authority to continue to honor certain customer programs in the ordinary course after the Petition Date and to pay certain prepetition amounts in connection therewith (the “Customer Programs Motion”) [Docket No. 13].  At the First Day Hearing and after the Debtors filed a certificate of no objection prior to the Second Day Hearing, the Bankruptcy Court approved the Customer Programs Motion on an interim [Docket No. 81] and final [Docket No. 260] basis, respectively.

5.           Wages.  The Debtors filed a motion seeking authority to pay or otherwise honor certain employee wages and benefits, subject to certain limitations (the “Wages Motion”) [Docket No. 8].  At the First Day Hearing and after the Debtors filed a certificate of no objection prior to the Second Day Hearing, the Bankruptcy Court approved the Wage Motion on an interim [Docket No. 69] and final [Docket No. 276] basis, respectively.

6.           Taxes. The Debtors filed a motion seeking authority to pay all prepetition taxes and related fees, including all taxes and fees subsequently determined upon audit, or otherwise, to be owed for periods prior to the Petition Date (the “Taxes Motion”) [Docket No. 10].  At the First Day Hearing and after the Debtors filed a certificate of no objection prior to the Second Day Hearing, the Bankruptcy Court approved the Taxes Motion on an interim [Docket No. 77] and final [Docket No. 264] basis, respectively.

7.           Insurance.  The Debtors filed a motion seeking authority to continue their existing insurance policies on an uninterrupted basis during the pendency of the Chapter 11 Cases and to pay all amounts arising thereunder or in connection therewith (the “Insurance Motion”) [Docket No. 12].  At the First Day Hearing and after the Debtors filed a certificate of no objection prior to the Second Day Hearing, the Bankruptcy Court approved the Insurance Motion on an interim [Docket No. 78] and final [Docket No. 261] basis, respectively.

8.           Utilities.  The Debtors filed a motion seeking the entry of an order (i) prohibiting certain utility companies from altering, refusing, or discontinuing utility services on account of prepetition invoices, (ii) determining that the Debtors have provided each utility company with “adequate assurance of payment,” and (iii) establishing procedures for the determination of additional Adequate Assurance (as defined therein) and authorizing the Debtors to provide such Adequate Assurance (the “Utilities Motion”) [Docket No. 11].  At the First Day Hearing and after the Debtors filed a certificate of no objection prior to the Second Day Hearing, the Bankruptcy Court approved the Utilities Motion on an interim [Docket No. 85] and final [Docket No. 265] basis, respectively.

9.            NOL Motion.  The Debtors filed a motion seeking to establish certain procedures to govern the trading in (and the ability to take worthless stock deductions with respect to) the Debtors’ existing common stock to and, if certain conditions are met, certain Claims preserve the Debtors’ tax attributes, including net operating losses (the “NOL Motion”) [Docket No. 32].  At the First Day Hearing and at the Second Day Hearing, the Bankruptcy Court approved the NOL Motion on an interim [Docket No. 82] and final [Docket No. 324] basis, respectively.

10.          Foreign Representative Motion.  The Debtors filed a motion seeking to allow Holdings to act as the foreign representative of the Debtors in the recognition proceeding commenced in Canada pursuant to the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36 (as amended, the “CCAA”) (the “Foreign Representative Motion”) [Docket No. 15].  At the First Day Hearing, the Bankruptcy Court approved the Foreign Representative Motion [Docket No. 73].

C.	Canadian Recognition Proceeding

On June 20, 2022, these Chapter 11 Cases were recognized in Canada in a proceeding commenced before the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court”) pursuant to the CCAA (the “Canadian Recognition Proceeding”).  Recognition of the Chapter 11 Cases was sought to provide for a stay of proceedings against the Debtors in Canada, to keep Canadian creditors informed regarding the Chapter 11 Cases, and to seek to bind Canadian creditors to orders issued in the Chapter 11 Cases for which recognition is sought in Canada.

The orders issued by the Canadian Court on June 20, 2022, August 24, 2022, and September 21, 2022, among other things: (i) recognized the Chapter 11 Cases as “foreign main proceedings” under the CCAA; (ii) stayed all existing proceedings against the Debtors in Canada; (iii) appointed KSV Restructuring Inc., as information officer, to report to the Canadian Court, creditors, and other stakeholders in Canada on the status of the Chapter 11 Cases; (iv) recognized certain interim and finals orders entered by the Bankruptcy Court permitting the Debtors to, among other things, continue operating their respective businesses during the course of the Chapter 11 Cases, obtain postpetition financing, and employ certain professionals; (v) recognized the Bankruptcy Court’s order approving the Debtors’ key employee retention plan; and (vi) recognized the Bankruptcy Court’s order establishing the Claims Bar Date and Governmental Bar Date (each as defined below).

Should the Plan be confirmed, and the Confirmation Order entered by the Bankruptcy Court, the Debtors intend to seek an order from the Canadian Court in the Canadian Recognition Proceeding recognizing the Confirmation Order in Canada.

D.	Milestones for Chapter 11 Cases

The DIP Credit Agreements (as modified by the Final DIP Order and as amended on November 13, 2022) and the Restructuring Support Agreement include certain milestones that relate to the occurrence of key events in the Chapter 11 Cases.  Although the Debtors will request that the Bankruptcy Court grant the relief described below by the applicable dates, there can be no assurance that the Bankruptcy Court will grant such relief, or will grant such relief by the timeline required by the milestones. Other than as noted below, the failure to meet the milestones described below will result in a default under the DIP Credit Agreements and the Restructuring Support Agreement, unless altered or waived by the DIP Lenders or the Consenting BrandCo Lenders, as applicable.

#	Milestone	Applicable Date
1	Debtors commence Chapter 11 Cases	June 15, 2022 (Milestone met)
2	Debtors file a motion seeking interim approval of the DIP Facilities	June 16, 2022 (Milestone met)
3	The Bankruptcy Court approves the DIP Facilities on an interim basis	June 17, 2022 (Milestone met)
4	The Bankruptcy Court approves the DIP Facilities on a final basis	August 2, 2022 (Milestone met)
5	The Debtors enter into a Restructuring Support Agreement	December 19, 2022 (Milestone extended from November 15, 2022; extended milestone met)
6	The Debtors file a Plan and Disclosure Statement	December 22, 2022 (Milestone extended from December 14, 2022)

#	Milestone	Applicable Date
7	The Bankruptcy Court enters the Disclosure Statement Order	February 6, 2023
8
The Bankruptcy Court enters the Backstop Order (provided that, if the Consenting BrandCo Lenders have not entered into the Backstop Commitment Agreement by January 17, 2023, the date the Bankruptcy Court shall have entered the Backstop Order shall be automatically extended by the number of additional days that the Consenting BrandCo Lenders take to enter into the Backstop Commitment Agreement beyond January 17, 2023) [12]
February 14, 2023
9	The Debtors commence the solicitation of votes to accept or reject the Plan	February 20, 2023
10	The Bankruptcy Court enters a Confirmation Order	April 3, 2023
11	The Effective Date of a Plan has occurred	April 17, 2023

E.	Procedural and Administrative Motions

To facilitate the smooth administration of the Chapter 11 Cases, the Debtors sought, and the Bankruptcy Court granted, the following procedural and administrative orders at the First Day Hearings:  (i) Order (A) Directing Joint Administration of Chapter 11 Cases and (B) Granting Related Relief dated June 16, 2022 [Docket No. 51]; (ii) Order (I) Authorizing and Approving the Appointment of Kroll Restructuring Administration, LLC as Claims and Noticing Agent to the Debtors and (II) Granting Related Relief dated June 17, 2022 [Docket No. 66]; (iii) Order (I) Extending Time to File Schedules of Assets and Liabilities, Schedules of Current Income and Expenditures, Schedules of Executory Contracts and Unexpired Leases, Statements of Financial Affairs, and Rule 2015.3 Financial Reports, and (II) Granting Related Relief dated June 17, 2022 [Docket No. 83]; (iv) Order (I) Authorizing the Debtors to (A) Prepare a List of Creditors in Lieu of Submitting a Formatted Mailing Matrix and (B) File a Consolidated List of the Debtors’ 50 Largest Unsecured Creditors, (II) Authorizing the Debtors to Redact Certain Personal Identification Information for Individual Creditors, (III) Approving the Form and Manner of Notifying Creditors of Commencement of these Chapter 11 Cases, and (IV) Granting Related Relief dated June 17, 2022 [Docket No. 75]; and (v)  Order (A) Establishing Certain Notice, Case Management, and Administrative Procedures and (B) Granting Related Relief 13 [Docket No. 279].

[12]	Entry into the Backstop Order is a milestone only under the Restructuring Support Agreement and not under the DIP Credit Agreements.
[13]
As modified on July 25, 2022 by the Revised Order (A) Establishing Certain Notice, Case Management, and Administrative Procedures and (B) Granting Related Relief  [Docket No. 279] (such procedures, the “Case Management Procedures”).

1.           Ordinary Course Professionals.  In the ordinary course of business, the Debtors employ professionals to render a wide variety of counsel related to matters such as corporate counseling, litigation, compliance, tax and accounting matters, intellectual property, real estate, and other services for the Debtors in relation to issues that have a direct and significant impact on the Debtors’ day-to-day operations.  To maintain the uninterrupted functioning of the Debtors in these Chapter 11 Cases, it is essential that the Debtors continue the employment of these ordinary course professionals.  Accordingly, the Debtors filed a motion authorizing procedures for the retention and compensation of these ordinary course professionals and authorization to compensate such professionals without the need to file individual fee applications [Docket No. 147], which the Court granted at the Second Day Hearing [Docket No. 277].

2.          Retention Applications.  The Debtors filed the following applications to retain certain professionals to facilitate the Debtors’ discharge of their duties as debtors-in-possession under the Bankruptcy Code, all of which have been granted.

•	Paul, Weiss, Rifkind, Wharton & Garrison LLP as attorneys for the Debtors [Docket No. 253];

•	PJT Partners, LP. (“PJT”) as the Debtors’ investment banker [Docket No. 248];

•	Alvarez & Marsal North America, LLC (“A&M”) to provide a Chief Restructuring Officer, Interim Chief Financial Officer, and Certain Additional Personnel [Docket Nos. 249, 753];

•	Kroll Restructuring Administration, LLC, as administrative advisor to the Debtors [Docket No. 250];

•	Petrillo Klein & Boxer, LLP (“Petrillo”), as special counsel to the Debtors’ investigation committee [Docket No. 251];

•	Alan Gover (“Gover”), as special counsel to the Debtors’ investigation committee [Docket No. 254];

•	Teneo Capital LLC (“Teneo”), as financial advisor to the Debtors’ investigation committee [Docket No. 526];

•	Freshfields Bruckhaus Deringer US LLP and Freshfields Bruckhaus Deringer LLP, as special counsel for international issues to the Debtors [Docket No. 527];

•	MoloLamken LLP, as special litigation counsel and conflicts counsel for the Debtors [Docket No. 258];

•	Kaplan Rice LLP, as special litigation counsel to the Debtors [Docket No. 1013];

•	Ropes & Gray LLP, as special counsel to the BrandCo Entities [Docket No. 255];

•	Huron Consulting Services LLC, as financial advisor to the BrandCo Entities [Docket No. 256];

•	KPMG LLP , as auditor, tax compliance advisor, tax consultant, and advisor to the Debtors [Docket No. 252];

•	KPMG LLP (UK), as auditor to the Debtors [Docket No. 525];

•	Deloitte Tax LLP, as tax advisor to the Debtors [Docket No. 520];

•	Deloitte LLP, as Canadian indirect tax compliance, indirect tax consultant, and advisor to the Debtors [Docket No. 521];

•	PricewaterhouseCoopers LLP, as accounting advisor to the Debtors [Docket No. 523]; and

•	Kroll, LLC, as valuation advisor to the Debtors [Docket No. 519].

3.           Interim Compensation Procedures Order.  The Debtors filed a motion to establish a process for the monthly allowance and payment of compensation and the reimbursement of expenses for those professionals whose services are authorized by the Bankruptcy Court (the “Interim Compensation Procedures Motion”) [Docket No. 145].  The Bankruptcy Court granted the Interim Compensation Procedures Motion after the Debtors filed a certificate of no objection prior to the Second Day Hearing [Docket No. 259].

4.           De Minimis Procedures Order. The Debtors filed motions to establish a process for authorization of (i) the sale of de minimis assets, (ii) the abandonment of de minimis assets, and (iii) the settlement of de minimis claims (the “De Minimis Procedures Motions”) [Docket Nos. 338, 339].  The Bankruptcy Court granted the De Minimis Procedures Motions after the Debtors filed a certificate of no objection [Docket Nos. 517, 518].  On October 4, 2022, the Debtors filed a Notice of Sale of Assets to Reed TMS [Docket No. 773] with respect to the sale of fourteen (14) trailers owned by Debtor Beautyge U.S.A., Inc. located in Jacksonville, Florida.  The parties signed a bill of sale on October 24, 2022, with a purchase price of $21,000.00, and the trailers were removed from the Debtors’ property on October 30, 2022.  On November 11, 2022, the Debtors filed a Notice of Sale of De Minimis Assets to Mayfair Acquisitions, LLC [Docket No. 964] with respect to the sale of real property located at 2210 Melson Avenue, Jacksonville, Florida 32254, owned by Debtor Roux Laboratories, Inc.  The sale is anticipated to close no later than February 2, 2023, with a purchase price of $14.75 million.

5.          Bar Date Motion. The Debtors filed a motion to establish a bar date by which creditors must file claims (the “Bar Date Motion”) [Docket No. 536].  The Bankruptcy Court approved the Bar Date Motion after the Debtors filed a certificate of no objection [Docket No. 536].  The Bar Date Motion established October 24, 2022 at 5:00 p.m., prevailing Eastern Time (the “Claims Bar Date”) and December 12, 2022 at 5:00 p.m., prevailing Eastern Time (the “Governmental Bar Date”), as the deadlines by which non-governmental claimants and governmental claimants, respectively, must file a proof of claim in these Chapter 11 Cases. In addition, with respect to any claims arising from the Debtors’ rejection of executory contracts and unexpired leases, the order established the later of (i) the Claims Bar Date or the Governmental Bar Date, as applicable, and (ii) 5:00 p.m. (prevailing Central Time) on the date that is 30 days following entry of the order approving the Debtors’ rejection of the applicable executory contract or unexpired lease as the rejection damages bar date. As an accommodation to the Pension Benefit Guaranty Corporation (the “PBGC”) for administrative convenience, each proof of claim filed by the PBGC on its own behalf or on behalf of Revlon’s pension plans under joint administration case number for these Chapter 11 Cases (Case No. 22-10760 (DSJ)) shall, at the time of its filing, be deemed to constitute the filing of such proof of claim in all of the cases jointly administered in these Chapter 11 Cases. As of the Claims Bar Date, approximately 5,400 proofs of claim have been filed against the Debtors, and as of the Governmental Bar Date, approximately 300 additional proofs of claim have been filed against the Debtors.

6.           Removal of Action Deadline Extension Motion.  The Debtors filed a motion extending the period within which the Debtors may remove actions pursuant to 28 U.S.C. § 1452 and Bankruptcy Rules 9006 and 9027 through and including the effective date of any plan of reorganization in these Chapter 11 Cases (the “Removal of Action Deadline Extension Motion”) [Docket No. 699].  The Bankruptcy Court approved the Removal of Action Deadline Extension Motion after the Debtors filed a certificate of no objection [Docket No. 752].

7.            Exclusivity Extension Motion.  With the Debtors’ statutory exclusive 120- day period to file a chapter 11 plan set to expire on October 13, 2022, the Debtors filed a motion requesting an order extending their exclusive right to file a chapter 11 plan by 125 days through and including February 15, 2023, and to solicit votes thereon by 125 days through and including April 17, 2023 [Docket No. 860].  However, after negotiations with the Creditors’ Committee, the ad hoc group of certain Holders of 2016 Term Loan Claims (the “Ad Hoc Group of 2016 Lenders”), and the Ad Hoc Group of BrandCo Lenders, the Debtors agreed to modify their requested relief by seeking to extend each exclusive period to January 19, 2023, and filed a revised proposed order reflecting the amended request with the Bankruptcy Court reflecting the same [Docket No. 920].  The Bankruptcy Court approved this modified proposed order, extending the deadlines for filing a chapter 11 plan and voting thereon to January 19, 2023, after the Debtors filed a certificate of no objection [Docket No. 924].

8.            Lease Rejection Deadline Extension Motion. The Debtors filed a motion extending by 90 days the initial 210-day period after the Petition Date within which the Debtors must assume or reject unexpired leases of nonresidential real property (the “Lease Rejection Deadline Extension Motion”) [Docket No. 861].  The Bankruptcy Court approved the Lease Rejection Deadline Extension Motion, extending the deadline to April 11, 2023, after the Debtors filed a certificate of no objection [Docket No. 925].

9.            Omnibus Claims Objection Procedures Motion.   The Debtors filed a motion to establish omnibus claims objection procedures and satisfaction procedures (the “Omnibus Claims Objection Procedures Motion”) [Docket No. 1014].  The Bankruptcy Court approved the Omnibus Claims Objection Procedures Motion after the Debtors filed a certificate of no objection [Docket No. 1117].

F.	Other Motions

1.          Key Employee Retention Plan Motion. The Debtors filed a motion seeking approval of a key employee retention plan (the “Key Employee Retention Plan Motion”) [Docket No. 116].  After the Second Day Hearing, the Bankruptcy Court approved the Key Employee Retention Plan Motion [Docket No. 281] over the objection of the U.S. Trustee and with the support of the Ad Hoc Group of BrandCo Lenders and the Creditors’ Committee.

2.          Key Employee Incentive Plan Motion.The Debtors filed a motion seeking approval for a key employee incentive plan (the “Key Employee Incentive Plan Motion”) [Docket No. 366].  After a hearing on the Key Employee Incentive Plan Motion on September 14, 2022, the Bankruptcy Court approved the Key Employee Incentive Plan Motion [Docket No. 705] over the objection of the U.S. Trustee and with the support of the Ad Hoc Group of BrandCo Lenders and the Creditors’ Committee.

3.            First, Second, and Third Rejection Motions.The Debtors have filed three motions seeking to reject certain unexpired leases (the “Rejection Motions”) [Docket Nos. 146, 363, 1015].  The Bankruptcy Court approved the Rejection Motions after the Debtors filed certificates of no objection, respectively [Docket Nos. 257, 528, 1118].

4.             Minority Equity Committee Motion. On August 9, 2022, an ad hoc group  of Revlon equityholders filed a motion seeking appointment of an official committee of minority stockholders (the “Minority Equity Committee Motion”) [Docket No. 348].  Several parties objected to the Minority Equity Committee Motion, including the Debtors [Docket No. 492], the Creditors’ Committee [Docket No. 494], and the Ad Hoc Group of BrandCo Lenders [Docket No. 493].  The ad hoc group of Revlon equityholders filed a reply to those objections [Docket No. 522].  After a hearing on the Minority Equity Committee Motion on August 24, 2022, the Bankruptcy Court denied the Minority Equity Committee Motion [Docket No. 538].

G.	Section 341 Meeting

On July 19, 2022, the Debtors attended a meeting of their creditors pursuant to section 341 of the Bankruptcy Code and addressed inquiries from the U.S. Trustee and certain creditors regarding, among other topics, the Debtors’ operations and finances, and other issues related to these Chapter 11 Cases.  This meeting was continued pending the filing of the Debtors’ Schedules of Assets and Liabilities and Statements of Financial Affairs, and concluded on August 22, 2022.

H.	Appointment of Committee

On June 24, 2022, William K. Harrington, United States Trustee for Region 2, appointed the Creditors’ Committee pursuant to section 1102(a) of the Bankruptcy Code [Docket No. 121].  The initial members of the Creditors’ Committee were:

•	U.S. Bank Trust Company, National Association;

•	Pension Benefit Guaranty Corporation;

•	Orlandi, Inc.;

•	Quotient Technology, Inc.;

•	Stanley B. Dessen;

•	Eric Biljetina, as independent executor of the estate of Jolynne Biljetina; and

•	Catherine Poulton

On or about August 30, 2022, Quotient Technology, Inc. left the Creditors’ Committee. Also, following the appointment of the Creditors’ Committee, Catherine Poulton became deceased and David Poulton has taken her place on the Creditors’ Committee as the representative of her estate.

On or about June 29, 2022, the Creditors’ Committee retained Brown Rudnick LLP as its legal counsel and Province, LLC as financial advisor.  On or about July 8, 2022, the Creditors’ Committee retained Houlihan Lokey Capital, Inc. as investment banker.  The Bankruptcy Court approved the retentions of Brown Rudnick LLP [Docket No. 531], Province, LLC [Docket No. 530], and Houlihan Lokey Capital, Inc. [Docket No. 529].

I.	NYSE Delisting Decision

On June 16, 2022, the Company received a letter from the staff of NYSE Regulation, Inc. that it had determined to commence proceedings to delist the Class A Common Stock of the Company from the NYSE in light of the Company’s disclosure on June 15, 2022, that it and certain of its subsidiaries had commenced voluntary petitions for reorganization under Chapter 11.  The Company appealed the NYSE’s delisting decision in a timely manner and the NYSE completed its review on October 13, 2022.  On October 20, 2022, the NYSE informed the Company, and publicly announced its determination following such appeal, that the Company’s Class A Common Stock is no longer suitable for listing on the NYSE and that the NYSE suspended trading in the Company’s Class A Common Stock after market close on October 20, 2022.  On October 21, 2022, the NYSE applied to the SEC pursuant to Form 25 to remove Class A Common Stock of the Company from listing and registration on the NYSE at the opening of business on November 1, 2022.  As a result of the suspension and delisting, the Company’s Class A Common Stock began trading exclusively on the OTC market on October 21, 2022, under the symbol “REVRQ.”

J.	Schedules and Statements

On August 13, 2022, the Debtors filed their Schedules of Assets and Liabilities and Statements of Financial Affairs [Docket Nos. 375–425]. The Debtors filed amended Schedules of Assets and Liabilities on October 23, 2022 [Docket Nos. 907–913].

K.	Stakeholder Engagement

The Debtors’ corporate and capital structures, their operations, the events giving rise to these Chapter 11 Cases, the relief requested by the Debtors over the course of these Chapter 11 Cases, and the formulation of their Plan are each extraordinarily complex subjects.  To bring their stakeholders up to speed, maintain a full and fair flow of information, and drive these cases to a value-maximizing conclusion as efficiently as possible, the Debtors and their advisors have worked continuously to share information with their substantial stakeholders. Among other things, the Debtors have hosted (i) an in-person meeting with the members of the Creditors’ Committee to provide them with background on the Debtors and these Chapter 11 Cases on August 1, 2022, (ii) an in-person meeting with the Ad Hoc Group of BrandCo Lenders’ advisors to discuss plan structure and timing issues on September 8, 2022, (iii) an in-person meeting of advisors to the Creditors’ Committee, the Ad Hoc Group of BrandCo Lenders, the Ad Hoc Group of 2016 Lenders, and the Debtors’ controlling shareholder on September 28, 2022, to present a complex and detailed claims waterfall model, discuss potential litigation outcomes and risks, and provide an overview of the performance outlook for Q4 2022, (iv) over 90 regularly scheduled calls and meetings, and numerous additional informal calls, with advisors of key stakeholders to ensure that they remain fully informed regarding developments in these Chapter 11 Cases, (v) numerous calls with, and follow-up informal diligence provided to, the U.S. Trustee to address concerns regarding the relief requested during the course of these Chapter 11 Cases, and (vi) a data room that has been made available to 145 advisors from 23 different firms representing all major stakeholders, containing approximately 2,000 documents, consisting of approximately 70,000 pages, related to, among other things, the Debtors’ financial condition and projections, historical performance, postpetition financing transactions, historical financing transactions, and compensation programs. The Debtors’ advisors have also responded or are working to respond to over 400 information requests to date from major creditor constituencies, while concurrently receiving and evaluating multiple third-party inbound proposals for M&A transactions, sale transactions, and other opportunities, all in addition to discovery produced in connection with the Creditors’ Committee’s investigation, as described in Article VII.A below, and the 2016 Lenders’ Adversary Proceeding, as described in Article V.N below.

In addition, the Debtors and their professionals address numerous informal questions, concerns, and issues raised on an almost daily basis by current and former employees, vendors, customers, individual creditors, equityholders, and other parties in interest to ensure that they have access to resources necessary to understand the bankruptcy process and to protect their interests in connection therewith.  Among other things, the Debtors have established a hotline for their retirees, established and rolled out communications plans for various constituencies, and established a general information center hotline with domestic and international numbers available on the Revlon bankruptcy website maintained by their claims agent.

L.	Certain Postpetition Efforts to Stabilize and Improve Operations

As discussed above, at the outset of these Chapter 11 Cases, the Debtors obtained, and consensually resolved objections related to, operational relief that has enabled the Debtors to stabilize and continue operating their businesses in the ordinary course.  Among other things, this relief provided the Debtors with a basis to negotiate agreements with their critical vendors to pay a portion of prepetition claims in exchange for consistent postpetition supply and the re-establishment of trade credit.  In the months since the Petition Date, the Debtors have successfully reached commercial agreements with approximately 450 individual suppliers and have executed 198 individual trade agreements across that group.  These trade agreements have extended average trade credit from 15 days on the Petition Date, to approximately 55 days as of the date hereof.  Together with other operational efforts, these agreements have assisted the Debtors in restarting their supply chain and have substantially improved their trade credit and liquidity position.  While a substantial majority of critical suppliers have been addressed to date, vendor negotiations remain ongoing.

Additionally, the commencement of these Chapter 11 Cases negatively impacted the Debtors’ employees, many of whom have historically been eligible for stock-based incentive and retentive compensation programs.  Not only did these employees lose access to postpetition stock awards, but their existing stock awards lost retentive and incentivizing value as a result of the commencement of these cases.  Through substantial negotiation with their stakeholders, including the Creditors’ Committee and the Ad Hoc Group of BrandCo Lenders, the Debtors were able to address this significant problem on a largely consensual basis through the implementation of their key employee retention and incentive plans.  The Debtors also worked to consensually provide extensive informal discovery to the U.S. Trustee in connection with these programs prior to litigating the U.S. Trustee’s objections thereto.

As of the Petition Date, the Debtors were also parties to numerous executory contracts and unexpired leases. As part of their restructuring efforts, the Debtors, in consultation with their advisors, have undertaken, and continue to undertake, a review of their executory contracts and unexpired leases for potential rejection, renegotiation, or assumption.

Finally, in connection with the process to develop and negotiate the Plan, the Debtors’ management team, in consultation with the Debtors’ advisors, developed a long-term Business Plan that identifies several opportunities to strategically invest in the Debtors’ businesses to increase revenues and/or reduce costs on a go-forward basis. A summary of the Business Plan was filed on December 19, 2022 with the SEC on Form 8-K.

M.	Independent Investigation

1.	Creation and Purpose of the Investigation Committee

On June 15, 2022, by unanimous resolutions, the Board approved and established an Investigation Committee, comprised of an independent director as its sole member, who has extensive experience as a restructuring professional, as the sole member, to carry out the Debtors’ self-investigation duties under Sections 1106(a)(3), 1106(a)(4), and 1107(a) of the Bankruptcy Code.  Pursuant to these resolutions, the Board delegated to the Investigation Committee all of the power and authority of the Board to (a) perform and any all internal audits, reviews and investigations of the Company and its subsidiaries, (b) perform any and all work necessary to complete a special review being conducted by outside counsel (and originally commenced under the supervision of the Audit Committee of the Board) of the Company’s governance, financial transactions, and business operations to assess the potential viability of legal claims that may be brought by various parties against the Board or the Company’s controlling shareholder, (c) evaluate the appropriateness and necessity of any releases in a potential chapter 11 filing and plan of reorganization by the Company, and (d) take any and all other actions incident or ancillary to the foregoing or otherwise as the Investigation Committee determined to be advisable, appropriate, convenient, or necessary to the performance of its duties and the discharge of its responsibilities.  On the Petition Date, the Board also provided authority for the Investigation Committee to draw upon appropriate resources, at the expense of the Company, to conduct its work and discharge its responsibilities, including resources necessary to retain independent counsel and advisors.

2.	Investigation Committee’s Scope of Work

To carry out the mandate and responsibilities of the Investigation Committee, the Investigation Committee retained Petrillo and Gover as its counsel (“Investigation Committee Counsel”), which retention was approved by the Court on July 21, 2022, nunc pro tunc to the Petition Date. Thereafter, to assist Investigation Committee Counsel in their work, the Investigation Committee authorized the retention of Teneo as financial advisor to the Investigation Committee, which retention was approved by the Court on August 23, 2022, nunc pro tunc to July 18, 2022. Investigation Committee Counsel also retained three subject experts concerning, respectively, bank and leveraged finance, supply chain management, and Delaware corporate law and governance.

In regular consultation with the Investigation Committee, Investigation Committee Counsel has conducted a factual investigation, and reviewed and analyzed applicable federal and state law. The factual examination included interviews of current and former officers and directors of the Debtors, and two representatives of the control shareholder of the Debtors, review of the deposition testimony in the investigation by the Creditors’ Committee, and review of internal and public documents and records of the Debtors, along with other relevant data sources. The Investigation Committee’s factual and legal work incorporated the input of Teneo and the above-referenced subject matter experts.  As part of its work, the Investigation Committee studied and considered certain prepetition transactions of the Debtors, and the positions of chapter 11 constituencies concerning the same, including the petitioners in the filed adversary action.  In its review and collection of documents, the Investigation Committee principally employed a more-than six-year look-back period, also consulting earlier dated materials concerning the Company where appropriate.

In carrying out its mandate, the Investigation Committee undertook to be as transparent as possible with the Creditors’ Committee. Thus, Investigation Committee Counsel and counsel to the Creditors’ Committee shared information as each deemed appropriate.  The Investigation Committee also relied on the assistance of the Debtors and Debtors’ external and internal counsel to locate and provide requested discovery and received their full cooperation.  Likewise, the Investigation Committee received the full cooperation of the officers and directors and control shareholder representatives whom it interviewed.

3.	Recommendation

The Investigation Committee has substantially completed its fact investigation and expects that it will complete its analysis and findings by January 2023.

N.	Significant Litigation Related to the 2016 Term Loan Facility and BrandCo Facilities

1.	The Citibank Second Circuit Decision

As discussed above, Citibank appealed the District Court decision in favor of the Mistaken Payment Lenders to the Second Circuit.

Following the Petition Date, on September 8, 2022, the Second Circuit vacated the District Court’s decision, held that the Mistaken Payment Lenders were not entitled to retain the Mistaken Payment, and remanded the case to the District Court for further proceedings consistent with its ruling.  The Second Circuit subsequently denied the Mistaken Payment Lenders’ motion for an en banc rehearing of the September 8 decision. On remand, the District Court ordered the parties submit a joint letter addressing the Second Circuit’s decision.

On December 1, 2022, Citibank and the Mistaken Payment Lenders submitted a joint letter informing the District Court that the parties have been discussing a “consensual resolution” of the Citibank Wire Transfer Litigation that would avoid the need for further litigation. The joint letter indicates that the material terms of the resolution would provide that (i) the Mistaken Payment Lenders will return to Citibank the amounts mistakenly paid to them on August 11, 2020, in connection with the 2016 Term Loans, along with any accrued interest, and (ii) Citibank will transfer to the Mistaken Payment Lenders the interest and amortization payments paid to Citibank on account of the 2016 Term Loans.

On December 16, 2022, Citibank and the Mistaken Payment Lenders submitted another joint letter informing the District Court that all of the Mistaken Payment Lenders have signed agreements with Citibank, which, if performed, will terminate the Citibank Wire Transfer Litigation. The parties also reported that approximately three-quarters of the Mistaken Payments have been returned to Citibank, and Citibank will be returning coupon interest and principal amortization amounts to the Mistaken Payment Lenders that have returned the Mistaken Payments. On December 19, 2022, the District Court entered an order dismissing the Citibank Wire Transfer Litigation, having been advised by the parties that all claims asserted have been settled in principle. The order of dismissal is without prejudice to the right to reopen the action within sixty days of the date of the order if the settlements among the parties are not consummated.

Until this issue is fully resolved, the Debtors continue to work cooperatively with all affected constituents to facilitate its resolution. As described further in the “Summary of the Plan” in Article VIII below, Holders of Contingent 2016 Term Loan Claims shall not be entitled to vote or receive any distribution until such Contingent 2016 Term Loan Claims have been fixed pursuant to a full and final adjudication or other resolution (whether by judicial determination, settlement, or otherwise) of the claims and defenses that have, or could have, been asserted in the Citibank Wire Transfer Litigation or in connection with the facts alleged in the Citibank Wire Transfer Litigation.

2.	The Citibank Subrogation Adversary Proceeding

Before the Second Circuit’s decision and with the status of the Citibank Litigation against the Mistaken Payment Lenders pending, to resolve its status as creditor in these Chapter 11 Cases, on August 12, 2022, Citibank initiated an adversary proceeding (Adv. Pro. No. 22-01134 (DSJ)) (the “Citibank Adversary Proceeding”) seeking a declaratory judgment that it was subrogated to the rights of the 2016 Term Loan Lenders whose 2016 Term Loans it mistakenly repaid  in 2020.  Upon the filing of the Citibank Adversary Proceeding, the Debtors prepared to respond to the complaint and worked cooperatively with the Creditors’ Committee and the Ad Hoc Group of 2016 Lenders (each of whom the Debtors permitted to, and did, intervene), as well as the Ad Hoc Group of BrandCo Lenders, in coordinating the Debtors’ planned response. Following the Second Circuit’s decision regarding the Mistaken Payment, the Debtors agreed with Citibank to stay the Citibank Adversary Proceeding indefinitely.

3.	Challenges to the BrandCo Transaction and 2016 Lenders’ Adversary Proceeding

At the onset of the Chapter 11 Cases, the Ad Hoc Group of 2016 Lenders and the Creditors’ Committee indicated their view that the prepetition establishment of the BrandCo Facilities was an avoidable fraudulent conveyance and a breach of the 2016 Credit Agreement.  The Final DIP Order provided the Ad Hoc Group of 2016 Lenders and the Creditors’ Committee until October  31, 2022 to bring challenges to stipulations set forth in the Final DIP Order with respect to the BrandCo Facilities.  As further discussed below in Article VII of this Disclosure Statement, such challenge deadline was extended for the Creditors’ Committee to December 19, 2022 prior to execution of the Restructuring Support Agreement, and was further extended subject to sections 2, 6.01, and 6.02 of the Restructuring Support Agreement.

On October 31, 2022, certain of the 2016 Term Loan Lenders (the “2016 Plaintiffs”) filed a complaint in the Bankruptcy Court (“2016 Lenders’ Complaint,” and such proceeding, the “2016 Lenders’ Adversary Proceeding”) against the Debtors, Jefferies, and the BrandCo Lenders challenging the BrandCo Transaction. In the 2016 Lenders’ Complaint, the 2016 Plaintiffs ask the Bankruptcy Court to unwind the BrandCo Transaction and restore the 2016 Term Loan Facility agent’s first-priority liens on all BrandCo intellectual property.

The 2016 Lenders’ Complaint alleges that the BrandCo Transaction was invalid because:

(i)
The Debtors lacked the necessary consents from a majority of the 2016 Term Loan Lenders.  Specifically, the 2016 Plaintiffs argue that the 2016 Incremental Revolver was prohibited because (a) there was an outstanding default under the 2016 Credit Agreement because the 2019 Term Loan Facility and the transactions contemplated thereby constituted an impermissible sale-leaseback, (b) it breached the implied covenant of good faith and fair dealing, and (c) it required the consent of the applicable Majority Facility Lenders (as defined in the 2016 Credit Agreement); and

(ii)	The transfer of the BrandCo intellectual property in 2020 was an impermissible sale-leaseback.

The 2016 Plaintiffs seek a variety of equitable remedies intended to “unwind” the BrandCo Transaction, including (i) a declaratory judgement that each component of the BrandCo Transaction is void ab initio, (ii) specific performance of the 2016 Credit Agreement and the 2016 Guarantee and Collateral Agreement, (iii)  recission of the BrandCo Transaction, (iv) injunctive relief directing the return of the BrandCo intellectual property to RCPC, the release of the liens securing the BrandCo Facilities, and the restoration of the 2016 Term Loan Facility agent’s first-priority liens on the BrandCo intellectual property, (iv) equitable subordination of the BrandCo Lenders’ claims to those of the 2016 Lenders, (v) imposition of a constructive trust, and (vi) solely as to the non-Debtor defendants, monetary damages.  The 2016 Lenders’ Complaint alleges supplemental claims against the BrandCo Entities, Jefferies and the BrandCo Lenders and others based on the same underlying theories.  Such claims include claims of unjust enrichment, conversion, and tortious interference.

On December 5, 2022, in response to the 2016 Lenders’ Complaint, the Debtors filed a motion to dismiss, asking the Bankruptcy Court to dismiss the 2016 Plaintiffs’ claims against the Debtors on the bases that: (i) such claims are derivative and the 2016 Plaintiffs lack standing to pursue them, (ii) such claims are not permissible under New York law or the Bankruptcy Code, (iii) entering into the 2019 Term Loan Facility did not violate the 2016 Credit Agreement, and (iv) such claims fail to state viable tort or quasi-contract claims under New York law.  Jefferies and the BrandCo Lenders also filed motions to dismiss the 2016 Lenders’ Complaint.

On the same day, the Debtors also filed an Answer and Counterclaim in response to the 2016 Lenders’ Complaint, in which the Debtors requested a declaratory judgment that, among other things, the 2016 Plaintiffs are not entitled to the relief they are seeking in connection with the 2019 Term Loan Facility, the BrandCo Transaction, or any other equitable relief under New York Law and the Bankruptcy Code.  In addition, the Debtors objected to the proofs of claim filed by the 2016 Plaintiffs against all Debtors on account of (i) all of the funded debt claims arising out of the 2016 Credit Agreement and (ii) all causes of action that arise from, in connection with, or are related to 2016 Plaintiffs’ interest in the 2016 Term Loan Facility, and asserted that such claims should be disallowed and expunged.

The 2016 Plaintiffs’ response to the Debtors’ motion to dismiss and Answer and Counterclaim is due January 9, 2023, and the Debtors’ reply is due January 23, 2023.   To the extent the claims are not resolved at the motion to dismiss stage, a trial is scheduled to begin on March 6, 2023.

O.	Debtors’ Sale Efforts

The Debtors and their advisors have responded to inquiries from parties potentially interested in purchasing all or substantially all of the Debtors’ assets.  To date, the Debtors have entered into non-disclosure agreements with, and circulated confidential information to seven prospective purchasers. Four parties have thus far provided written or verbal indications of interest subject to diligence. The Debtors intend to provide the prospective purchasers with access to a data room containing additional diligence materials, and the Debtors plan to schedule presentations between their management team and the prospective purchasers. In addition, as discussed further below, the Restructuring Support Agreement contains a broad “go-shop” provision.

P.	Development of the Debtors’ Business Plan

The Company’s management and its advisors began the process of developing the Company’s Business Plan in early July 2022 with the goals of: (i) developing baseline financial projections for FY 2023 through FY 2026 and (ii) evaluating a range of potential strategic initiatives to increase revenue and decrease costs.  Dedicated teams at the Company were tasked to develop detailed business plans for FY 2023 and FY 2024 that addressed both brand and regional performance.  The business plans underwent rigorous review by the management team and the Company’s advisors, including various follow-up meetings and analyses to review underlying assumptions, strategies, and trends.  Upon finalizing the FY 2023 and FY 2024 business plans, the management team and its advisors developed higher-level financial forecasts for FY 2025 and FY 2026 that considered projected industry growth rates and performance levels trending off of the FY 2024 projections. Between mid-September 2022 and mid-October 2022, the Company’s management team presented initial versions of the Business Plan to the Restructuring Committee, and at each stage, the members of the Restructuring Committee asked questions and provided feedback to assess the assumptions, analyses, and forecasts presented.  After a detailed review of the Business Plan and engagement with management and the advisors, the Restructuring Committee determined it was in the best interests of the Company to recommend to the full Board to approve the Business Plan and the Board approved the Business Plan on October 19, 2022.

In late October 2022, the Debtors presented the initial version of the Business Plan to the advisors for the Creditors’ Committee and the Ad Hoc Group of BrandCo Lenders.  On November 9, 2022, the Company entered into confidentiality agreements with members of the Ad Hoc Group of BrandCo Lenders, which permitted the parties to review materials summarizing  the Business Plan. Those summary materials were filed with the SEC on Form 8-K on December 19, 2022.  Although the Debtors offered to restrict members of the Ad Hoc Group of 2016 Lenders  to provide them with the same evaluation materials, the Ad Hoc Group of 2016 Lenders declined to sign confidentiality agreements.

Q.	Tort Claims

Prior to the Petition Date, certain individuals asserted tort claims against the Debtors in connection with alleged personal injury suffered through use of the Debtors’ cosmetics and personal care products.  These include certain claims relating to “Jean Nate” branded products containing talcum powder, an ingredient allegedly contaminated with asbestos and allegedly associated with mesothelioma and other maladies.  The Debtors maintain that these claims are meritless.  Claims relating to talc-containing products are treated in the Plan as Class 9(a).

The Debtors are aware of other alleged product liability claims or potential claims relating to the use of their products, including but not limited to certain alleged claims in connection with the use of hair straighteners and relaxers.  These and other non-talc personal injury claims, to the extent allowed, are treated in the Plan as Class 9(d). Notwithstanding the forgoing, the Plan does not provide for a channeling injunction in respect of such claims.

Under the Plan, the Reorganized Debtors will retain the Debtors’ rights under insurance policies relating to personal injury claims.  Holders of covered personal injury claims will retain preexisting rights, if any, to pursue direct action against insurers for coverage, and any such rights are unaffected by the Debtors’ bankruptcy.

WHERE TO FIND ADDITIONAL INFORMATION:  Holdings currently files annual reports with, and submits other information to, the SEC.  Copies of any document filed with or submitted to the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

VI.	RESTRUCTURING SUPPORT AGREEMENT[14]

On December 19, 2022, the Debtors, the Consenting BrandCo Lenders, and the Creditors’ Committee entered into the Restructuring Support Agreement.  On the date hereof the Debtors filed the Plan, which documents the terms of the Restructuring Transactions contemplated by the Restructuring Support Agreement.  The Debtors believe the Restructuring Transactions contemplated by the Plan will significantly reduce the Debtors’ funded-debt obligations, result in a stronger balance sheet for the Debtors, and maximize value for stakeholders.

A.	Development of the Restructuring Support Agreement

Following the presentation of the Debtors’ Business Plan summary, the Debtors engaged in negotiations with certain key stakeholders, including the Ad Hoc Group of BrandCo Lenders and the Creditors’ Committee, regarding a possible reorganization premised upon, among other things, a new-money investment in the Debtors’ businesses pursuant to a rights offering, and a substantial deleveraging of the Company.  Negotiations continued throughout the autumn of 2022 in good faith regarding the terms of the Restructuring Support Agreement which culminated with the execution of the Restructuring Support Agreement on December 19, 2022.

The Restructuring Support Agreement provides that each Consenting BrandCo Lender, among other things, will commit to vote each of its Claims and/or Interests to accept the Plan, and grant the releases set forth in the Plan.

[14]
The following summary is provided for illustrative purposes only and is qualified in its entirety by reference to the Restructuring Support Agreement. In the event of any inconsistency between this summary and the Restructuring Support Agreement, the Restructuring Support Agreement will control in all respects.

B.	Certain Key Terms of the Restructuring Support Agreement and Restructuring Transactions

1.	Debtors’ “Go-Shop” and Fiduciary Out Provisions

The Restructuring Support Agreement contains a broad fiduciary out for the Debtors.  This provision provides that the Debtors, in the exercise of their fiduciary duties, are not required to take any action or refrain from taking any action to the extent the Debtors determine, after consulting with counsel, that taking or failing to take such action would be inconsistent with applicable Law or their fiduciary obligations under applicable Law, including based on the results of the Independent Investigation, provided that counsel to the Debtors shall notify counsel to each other Party to the Restructuring Support Agreement not later than two (2) Business Days following such determination to take or not take action, in each case, in a manner that would result in a breach of the Restructuring Support Agreement, and upon receipt of such notice, the Required Consenting BrandCo Lenders may terminate the Restructuring Support Agreement in accordance with its terms.

The Restructuring Support Agreement also contains a “Go-Shop” provision for the benefit of the Debtors, subject to certain conditions and restrictions, allowing the Debtors to:

(i)
prior to the execution of the Backstop Commitment Agreement, in a manner consistent with the Restructuring Support Agreement, solicit, facilitate, and engage in discussions or negotiations with third-party bidders with respect to Alternative Restructuring Proposals (as defined in the Restructuring Support Agreement), and ultimately enter into definitive documentation or consummate an Alternative Restructuring Proposal if the Board of Directors determines to do so in the exercise of its fiduciary duties (the Debtors must notify counsel to the Ad Hoc Group of BrandCo Lenders and the Creditors’ Committee within one (1) calendar day of the taking of formal corporate action or signing definitive agreements, and upon receipt of such notice, the Required Consenting BrandCo Lenders may terminate the Restructuring Support Agreement in accordance with its terms) ;

(ii)
from and after the execution of the Backstop Commitment Agreement, the Debtors may continue to conclusion any ongoing discussions with interested parties and respond to any inbound indications of interest, but will no longer solicit Alternative Restructuring Proposals (or inquiries or indications of interest with respect thereto).  Should any Debtor determine, in the exercise of its fiduciary duties, to accept or pursue an Alternative Restructuring Proposal, including an Acceptable Alternative Transaction, including by making any written or oral proposal or counterproposal with respect thereto, the Debtors must notify counsel to the Ad Hoc Group of BrandCo Lenders and the Creditors’ Committee within two (2) Business Days following such determination and/or proposal or counterproposal.  If the Debtors give notice regarding an Alternative Restructuring Proposal that is not an Acceptable Alternative Transaction, the Required Consenting BrandCo Lenders may terminate the Restructuring Support Agreement in accordance with its terms, provided that they notify the Debtors that they do not support the Alternative Restructuring Proposal and would intend to credit bid their claims as an alternative.

Both prior to and after the date of execution of the Backstop Commitment Agreement, the Debtors are to provide the advisors to the Ad Hoc Group of BrandCo Lenders, the Creditors’ Committee, and any other party determined by the Debtors, with (x) regular updates as to the status and progress of any Alternative Restructuring Proposals and (y) reasonable responses to any reasonable information requests related to any Alternative Restructuring Proposals or the Debtors’ actions taken in accordance with the “Go-Shop” provision.

2.	Creditors’ Committee’s Fiduciary Out

The Restructuring Support Agreement also contains a broad fiduciary out for the Creditors’ Committee. Similar to the Debtors’ broad fiduciary out, such provision provides that the Creditors’ Committee, or any member thereof, is not required to take any action or refrain from taking any action to the extent the Creditors’ Committee or such member thereof, determines, after consulting with counsel, that taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, including based on the results of the Independent Investigation, provided that counsel to the Creditors’ Committee shall notify counsel to each other Party to the Restructuring Support Agreement not later than two (2) Business Days following such determination to take or not take action, in each case, in a manner that would result in a breach of the Restructuring Support Agreement, and upon receipt of such notice, the Required Consenting BrandCo Lenders may terminate the Restructuring Support Agreement as to the Creditors’ Committee in accordance with its terms. Upon any such termination of the Restructuring Support Agreement as to the Creditors’ Committee, the Consenting BrandCo Lenders’ obligations to the Creditors’ Committee in respect of the Committee Settlement Terms (as defined below) shall terminate and the Challenge Period for the Creditors’ Committee shall automatically expire.

3.	Backstop Commitment Agreement, Equity Rights Offering, and Alternative Financing Commitments

The Restructuring Support Agreement is terminable by the Company Parties if by January 17, 2023, the Consenting BrandCo Lenders have not either (i) entered into a Backstop Commitment Agreement for the full amount of the Equity Rights Offering on the terms set forth in the Plan, or (ii) entered into commitments for additional debtor-in-possession financing on terms substantially similar to the terms set forth in the Final DIP Order and otherwise acceptable to the Debtors in an amount sufficient to complete a marketing and sale process for the sale of all or substantially all of the Debtors’ assets.

The Restructuring Support Agreement is terminable by the Consenting BrandCo Creditors upon, among other things, (A) the failure of the Debtors to, by January 17, 2023, enter into the Backstop Commitment Agreement on the terms set forth in the Restructuring Term Sheet unless such failure results solely from the failure of the Equity Commitment Parties to provide the commitments therein on such terms, or (B) the failure of the Debtors to, by January 17, 2023, enter into the Incremental New Money Commitment Letter on the terms set forth in the Restructuring Term Sheet unless such failure results solely from the failure of the Incremental New Money Commitment Parties to provide the commitments therein on such terms.

The procedures and instructions for exercising the Equity Subscription Rights will be set forth in the Equity Rights Offering Procedures, which shall be attached to the Order approving the Backstop Motion. The Equity Rights Offering Procedures will be incorporated herein by reference and should be read in conjunction with this Disclosure Statement in formulating a decision as to whether to exercise the Equity Subscription Rights. The price per share of New Common Stock issued pursuant to the Equity Rights Offering shall be determined based on a 30% discount to Plan Equity Value.  30% of the New Common Stock to be sold pursuant to the Equity Rights Offering will be set aside for purchase by the Equity Commitment Parties.  In exchange for the commitment to backstop the Equity Rights Offering, the Equity Commitment Parties will receive the Backstop Commitment Premium in an amount equal to 12.5% of the Aggregate Rights Offering Amount, payable to the Equity Commitment Parties in the form of shares of New Common Stock at the same price per share as the New Common Stock sold pursuant to the Equity Rights Offering.  The shares of New Common Stock that will be issued to the Equity Commitment Parties under the Backstop Commitment Agreement (other than the New Common Stock issued in payment of the Backstop Commitment Premium) will be issued in a private placement exempt from registration under Section 5 of the Securities Act pursuant to Section 4(a)(2) and/or Regulation D thereunder and will constitute “restricted securities” for purposes of the Securities Act.  In the Backstop Commitment Agreement, the Equity Commitment Parties will be required to make representations and warranties as to their sophistication and suitability to participate in the private placement.

TO PARTICIPATE IN THE EQUITY RIGHTS OFFERING, EACH ELIGIBLE HOLDER MUST COMPLETE ALL THE STEPS OUTLINED IN THE EQUITY RIGHTS OFFERING PROCEDURES. IF ALL OF THE STEPS OUTLINED IN THE EQUITY RIGHTS OFFERING PROCEDURES ARE NOT COMPLETED BY THE SUBSCRIPTION EXPIRATION DEADLINE OR THE BACKSTOP FUNDING DEADLINE, AS APPLICABLE, THE ELIGIBLE HOLDER SHALL BE DEEMED TO HAVE FOREVER AND IRREVOCABLY RELINQUISHED AND WAIVED ITS RIGHT TO PARTICIPATE IN THE EQUITY RIGHTS OFFERING.

4.	Distribution Election

Pursuant to the Restructuring Support Agreement, all Consenting BrandCo Lenders shall enter into a privately negotiated agreement (referred to as the Swap Agreement), pursuant to which (i) each Consenting 2020 B-1 Lender shall agree to swap its right to receive all or a proportional share of the New Common Stock on the Effective Date and Equity Subscription Rights (promptly after the applicable rights offering record date) to which such Consenting 2020 B-1 Lender is entitled under the Plan on account of such Consenting 2020 B-1 Lender’s Class 4 Allowed OpCo Term Loan Claim for the right to receive, on the Effective Date, the Swap Ratio Equivalent Value of the Take-Back Term Loans swapped by the Consenting 2020 B-2 Lenders; and (ii) each Consenting 2020 B-2 Lender shall agree to swap its right to receive on the Effective Date all or a proportional share of the Take-Back Term Loans to which such Consenting 2020 B 2 Lender is entitled under the Plan on account of such Consenting 2020 B-2 Lender’s Class 6 Allowed BrandCo Second Lien Guaranty Claim for the right to receive (x) on the Effective Date, the Swap Ratio Equivalent Value of the New Common Stock and (y) promptly after the applicable rights offering record date, the Swap Ratio Equivalent Value of the Equity Subscription Rights swapped by the Consenting 2020 B-1 Lenders.

That swap shall be administered through one or more third-party intermediaries, in each case subject to applicable securities laws, pursuant to the Swap Agreement and any related agreements with such third parties, and, if required or otherwise beneficial, effectuated in whole or in part by the applicable disbursing agent upon reasonable notice or as otherwise agreed in any of the foregoing agreements.

5.	1111(b) Election

The Restructuring Support Agreement provides that each Consenting BrandCo Lender agrees to execute and deliver any documentation reasonably requested by counsel to the Ad Hoc Group of BrandCo Lenders necessary to evidence such Consenting BrandCo Lender’s election under section 1111(b)(2) of the Bankruptcy Code for such Consenting BrandCo Lender’s OpCo Term Loan Claims solely for purposes of the Plan (the “1111(b) Election”). Making the 1111(b) Election requires Holders of at least two-thirds in amount and more than one-half in number of Allowed OpCo Term Loan Claims to vote in favor of the 1111(b) Election. If the 1111(b) Election is made, Class 4 OpCo Term Loan Claims will be treated as fully-secured under the Plan, and Holders of Allowed OpCo Term Loan Claims shall not be entitled to a separate deficiency claim on account of their OpCo Term Loan Claims.

VII.	PLAN SETTLEMENT

Pursuant to section 1123(b)(3) of the Bankruptcy Code and Rule 9019 of the Federal Rules of Bankruptcy Procedure, the Plan contains and effects global and integrated compromises and settlements (collectively, the “Plan Settlement”) of all actual and potential disputes between and among the Company Entities (including, for clarity, between and among the BrandCo Entities, on the one hand, and the Non-BrandCo Entities, on the other hand), the Creditors’ Committee, and the Consenting BrandCo Lenders and all other disputes that might impact creditor recoveries, including, without limitation, any and all issues relating to:

(i)
the allocation of the economic burden of repayment of the ABL DIP Facility and Term DIP Facility and/or payment of adequate protection obligations provided pursuant to the Final DIP Order among the Debtors;

(ii)	any and all disputes that might be raised impacting the allocation of value among the Debtors and their respective assets, including any and all disputes related to the Intercompany DIP Facility; and

(iii)	any and all other Settled Claims, including all claims arising in respect of the Debtors’ historical financing transactions, including the 2019 Transaction and the BrandCo Transaction.

Upon Confirmation of the Plan, the Plan Settlement shall be binding upon all creditors and all other parties in interest pursuant to section 1141(a) of the Bankruptcy Code.

The Plan Settlement shall not include any Intercompany Claims or Intercompany Interests that the Debtors elect to Reinstate, for tax efficiency or similar purposes, in accordance with the Plan.

A.	Creditors’ Committee Investigation and Settlement

Since the Petition Date, the Debtors have worked cooperatively with the Creditors’ Committee to accommodate and respond to its discovery requests and have made document productions and depositions available to other major constituents in these Chapter 11 Cases to ensure equal distribution of information.  As of the date of this Disclosure Statement, the Debtors have produced over 277,000 pages of discovery, and have conducted, and prepared witnesses, for several depositions in connection with the Creditors’ Committee’s investigation. The Creditors’ Committee also obtained significant document discovery from other relevant parties and took depositions of those parties.

Pursuant to section 5.01(b) of the Restructuring Support Agreement, a letter from the Creditors’ Committee is included in the Solicitation Materials for Holders of General Unsecured Claims and Unsecured Notes Claims, recommending such Holders to vote to accept the Plan and grant the releases contained in the Plan.

The Final DIP Order established a challenge period (that expired, except for the Creditors’ Committee, on October 31, 2022) for all parties in interest with requisite standing to bring challenges, or seek standing to bring challenges on behalf of the Debtors’ estates (including asserting or prosecuting estate-held actions such as preferences, fraudulent transfers, and other avoidance power claims), among other things, in respect of the Debtors’ historical financing transactions, including the BrandCo Transaction, against the ABL Agents and the lenders party to the ABL Facility Credit Agreement, the BrandCo Agent and the lenders party to the BrandCo Credit Agreement, or their respective representatives.  To enable the Creditors’ Committee to complete its investigation, and to attempt to reach a consensual resolution of potential challenges to the 2019 Transaction, the BrandCo Transaction, and other potential disputes in these Chapter 11 Cases, the BrandCo Lenders, and the ABL Agent agreed to extend the Creditors’ Committee’s challenge deadline under the Final DIP Order, from October 31, 2022 through December 19, 2022 prior to execution of the Restructuring Support Agreement. Pursuant to section 2 of the Restructuring Support Agreement, the BrandCo Agent consented to extend the Creditors’ Committee’s challenge period through the earlier of the UCC Settlement Waiver Date and the date that is five (5) days following the UCC Settlement Termination Date (each as defined in the Restructuring Support Agreement). In the event of a breach of section 6.01 (a) of the Restructuring Support Agreement, subject to section 6.02 of the Restructuring Support Agreement, the Creditors’ Committee’s challenge period will be deemed to have been extended through the date which is five (5) days following the date of expiration of a cure period and the failure of the Required Consenting BrandCo Lenders to cure such breach.

The following are the additional material terms of the Plan Settlement with respect to the Creditors’ Committee and the Holders of General Unsecured Claims and Unsecured Notes Claims that it represents (the “Committee Settlement Terms”):

1.	Plan Distributions

Under the Restructuring Support Agreement and subject to section 6.02 thereof, in exchange for the distributions under the Plan to Classes 8 and 9(a)–(d) and certain other commitments set forth in the Restructuring Support Agreement, the Creditors’ Committee agreed not to directly or indirectly, and not to direct any other Entity to: (i) object to, delay, impede, or take any other action to interfere with, delay, or impede the acceptance, consummation, or implementation of any Alternative Restructuring Proposal sought, solicited, filed, supported, voted in favor of, negotiated, formulated, prepared or otherwise prosecuted by the Required Consenting BrandCo Lenders that provides for Equivalent GUC Treatment; or (ii) (A) investigate, assert, prosecute, or support, directly or indirectly, including by filing any document in support of, propounding discovery in support of, advocating to the Bankruptcy Court in favor of, or transferring material work product (whether in writing or orally) in furtherance of another’s support of (except but solely to the extent the Creditors’ Committee is required by applicable Law to disclose any such work product that is not entitled to protection from discovery), (I) any challenge to the amount, validity, perfection, enforceability, priority, or extent of, or seek avoidance, disallowance, subordination, or recharacterization of, any portion of any Claim of, or security interest or continuing lien granted to or for the benefit of, any Holder of a 2020 Term Loan Claim or BrandCo Agent; (II) any action for preferences, fraudulent transfers or conveyances, other avoidance power claims or any other claims, counterclaims or causes of action, objections, contests, or defenses against any Holder of a 2020 Term Loan Claim, BrandCo Agent or BrandCo Entity; (III) any other Challenge (as defined in the Final DIP Order) against any Holder of a 2020 Term Loan Claim or BrandCo Agent or any Claims or liens thereof; or (IV) any other Financing Transactions Litigation Claims (collectively, “Settled Litigation”) or (B) seek payment for any fees relating to any of the foregoing, other than as expressly permitted by the Restructuring Support Agreement.

All distributions to Class 8 Unsecured Notes Claims, Class 9(a) Talc Personal Injury Claims, Class 9(b) Non-Qualified Pension Claims, Class 9(c) Trade Claims, and Class 9(d) Other General Unsecured Claims are to be made from value otherwise distributable to 2020 Term Loan Claims.

Other material terms of the Committee Settlement Terms with respect to distributions under the Plan (in addition to the GUC Trust discussed below) are as follows:

•	Cash Settlement Amount:

◾
(I)(A) If Classes 9(a), 9(b), 9(c), and/or 9(d) accept the Plan and the Creditors’ Committee Settlement Conditions[15] are satisfied, Holders of Claims in the accepting Classes shall be entitled to their pro rata portion of the GUC Settlement Amount, which GUC Settlement Amount consists of $44 million in aggregate amount of cash to be allocated among such Classes, as follows[16]:

[15]
The “Creditors’ Committee Settlement Conditions” consist of the following conditions (unless otherwise waived by the Required Consenting BrandCo Lenders): (i) the BrandCo Settlement Termination Date shall not have occurred and (ii) the Required Consenting BrandCo Lenders shall have not sent a Breach Notice that remains uncured and that, with the passage of time, would result in the occurrence of the BrandCo Settlement Termination Date.

[16]	The allocated amounts in Classes 9(a)-9(d) are based on the Debtors’ estimate of the amount of Claims in such Classes as of December 13, 2022.

•	Class 9(a) Talc Personal Injury Claims: 36.10%

•	Class 9(b) Non-Qualified Pension Claims: 19.86%

•	Class 9(c) Trade Claims: 25.27%

•	Class 9(d) Other General Unsecured Claims: 18.77%

◾
(I)(B) If any such Classes vote to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, Holders of Claims in such rejecting Classes shall receive no recoveries under the Plan on account of such Claims and the Reorganized Debtors shall retain the cash consideration otherwise distributable to such rejecting Class.

◾
(II) In addition to the above, if an Acceptable Alternative Transaction occurs, the Holders of Claims in Classes 9(a), 9(b), 9(c), and 9(d) will receive a Pro Rata share of the respective Class’s share (determined in a manner to be agreed by the Debtors and the Creditors’ Committee, in consultation with the Required Consenting BrandCo Lenders) of Term Loan Distributable Sale Proceeds remaining after satisfaction in full of Allowed Claims in Classes 4 through 7.

•
Contract Rejection Damages Top-Up: In addition to the above, an amount equal to 13% of the amount of any Allowed Contract Rejection Damages Claims above $50 million is to be distributed to Class 9(d) Other General Unsecured Claims only if such Class accepts the Plan and the Creditors’ Committee Settlement Conditions are satisfied.

•	Unsecured Notes:[17]

◾
(I) (A) If Class 8 Unsecured Notes Claims accepts the Plan and the Creditors’ Committee Settlement Conditions are satisfied, Holders of Claims in such Class shall each receive their Pro Rata share of the New Warrants, or if the Acceptable Alternative Transaction occurs, such Holder’s  Pro Rata share of cash reasonably equivalent to the value of the New Warrants on the Effective Date (calculated as if the Acceptable Alternative Transaction had not been consummated and such New Warrants had been issued on the Effective Date with a total enterprise value for the Reorganized Debtors of $3 billion), as determined in good faith by the Debtors, the Creditors’ Committee, and the Required Consenting BrandCo Lenders, or by the Bankruptcy Court.

[17]
The Debtors reserve the right, with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders, and, to the extent required under the Restructuring Support Agreement, the Creditors’ Committee, to amend the Plan to incorporate a new convenience class for Holders of Unsecured Notes Claims Allowed up to a maximum amount to be agreed to by the Debtors and the Required Consenting BrandCo Lenders, pursuant to which the Debtors may distribute cash in lieu of the New Warrants otherwise distributable to such Holders of Class 8 Unsecured Notes Claims.

◾
(I) (B) If Class 8 does not accept the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, (i) Holders of such Claims that do not accept the Plan shall receive no recoveries on account of such Claims, and (ii) Holders of such Claims that vote to accept the Plan, and who do not, directly or indirectly, object to, or otherwise impede, delay, or interfere with, solicitation, acceptance, Confirmation, or Consummation of the Plan shall, subject to the Bankruptcy Court’s approval, receive 50% of what they would have recovered if Class 8 had accepted the Plan (the “Consenting Unsecured Noteholder Recovery”); provided that if the Bankruptcy Court finds that the Consenting Unsecured Noteholder Recovery is improper, there shall be no such distribution to Consenting Noteholders under the Plan.

◾
(II) In addition to any recovery distributable in an Alternative Transaction, as described in (I)(A) above, if an Acceptable Alternative Transaction occurs, Holders of Unsecured Notes Claims shall receive on account of such Claims each such Holder’s Pro Rata share of Class 8’s Pro Rata share (determined in a manner to be agreed by the Debtors and the Creditors’ Committee, in consultation with the Required Consenting BrandCo Lenders) of the Term Loan Distributable Sale Proceeds remaining after satisfaction in full of Allowed Claims in Classes 4 through 7.

•	Qualified Pensions: To be reinstated.

•
Retained Preference Action Net Proceeds: If such classes accept the Plan, Classes 9(a)–(d) shall receive their allocated portion, as set forth in the Plan, of any cash and cash equivalent proceeds of Retained Preference Actions recovered by the GUC Trust less any amounts required to fund any and all costs, expenses, fees, taxes, disbursements, debts, or obligations incurred from the operation and administration of the GUC Trust, as discussed below, including in connection with the prosecution or settlement of Retained Preference Actions, and all compensation, costs, and fees of the GUC Administrator and any professionals retained by the GUC Trust.

2.	Claims Administration, GUC Trust, and Talc PI Distribution Procedures

For the purpose of administering General Unsecured Claims and allocating the distributions under the Committee Settlement Terms, the Plan provides for the establishment of the GUC Trust in accordance with the GUC Trust Agreement on or before the Effective Date, solely in the event that any Class of General Unsecured Claims votes to accept the Plan.  On the Effective Date, in accordance with the Plan Settlement, the GUC Trust Assets shall vest in the GUC Trust, free and clear of all Claims, Interests, liens, and other encumbrances.

The Talc PI Distribution Procedures will be implemented by the GUC Trust and administered by the GUC Administrator.  Any Estate Causes of Action arising under section 547 of the Bankruptcy Code, and any recovery action related thereto under section 550 of the Bankruptcy Code, against a vendor of the Debtors (other than any critical vendor reasonably designated by the Debtors or the Reorganized Debtors) (a “Retained Preference Action”) shall be transferred to the GUC Trust.

All GUC Trust Operating Expenses shall be payable solely from a reserve to be established solely to pay the GUC Trust Operating Expenses, which reserve shall be (i) funded (A) by the Debtors or the Reorganized Debtors, as applicable, in an amount equal to $4 million less the aggregate amount of fees and expenses of members of the Creditors’ Committee paid as Restructuring Expenses in excess of $500,000, and such amount may be increased by up to $1 million by the Bankruptcy Court for good cause shown by the GUC Administrator and (B) from proceeds of Retained Preference Actions recovered by the GUC Trust and (ii) held by the GUC Trust in a segregated account and administered by the GUC Administrator on and after the Effective Date.

3.	Consenting BrandCo Lenders’ Support

As set forth in section 6.01(a) of the Restructuring Support Agreement, the Consenting BrandCo Lenders have agreed (i) that they will use commercially reasonable efforts to cause the Plan and any Alternative Restructuring Proposal supported by the Required Consenting BrandCo Lenders to provide for treatment of each class of Creditors’ Committee Constituent Claims that is not economically less favorable to holders in each such class than the treatment contemplated for such class under the Restructuring Term Sheet; and (ii) that they will not, without the Creditors’ Committee’s consent, support any Alternative Restructuring Proposal that would offer or likely result in treatment of any class of Creditors’ Committee Constituent Claims that is less favorable to the holders of such class than the Equivalent GUC Treatment of such class contemplated under the Restructuring Term Sheet. In the event of a breach by the Required Consenting BrandCo Lenders of their obligations under section 6.01(a) of the Restructuring Support Agreement, the Creditors’ Committee may exercise the remedies set forth in section 6.02(c) of the Restructuring Support Agreement, which include seeking specific performance and/or seeking standing to prosecute (and, if standing is granted, prosecuting) a UCC BrandCo Challenge (as defined in the Restructuring Support Agreement) in respect to the Settled Litigation.

4.	Creditors’ Committee Member Fees and Expenses

The professional fees and expenses of the individual members of the Creditors Committee (including the Unsecured Notes Indenture Trustee’s fees and expenses) will be paid by the Debtors up to a total cap of $1,250,000 (amounts above $500,000 will reduce the $4 million cap on GUC Trust Operating Expenses costs dollar-for-dollar).

5.	Releases and Insurance Availability

As provided by the Committee Settlement Terms, the Released Parties under the Plan exclude all Entities liable for Talc Personal Injury Claims in respect of Jean Nate products and other products produced by the Debtors, other than the Debtors and any current or former officer, director, authorized agent, or employee of the Debtors. For the avoidance of doubt, any insurer of the Debtors that may be liable for Talc Personal Injury Claims and Bristol-Myers Squibb Company and its Affiliates shall be not be a Released Party under the Plan; Holders of Talc Personal Injury Claims retain any preexisting rights of recovery directly against such insurers, if any.  Under the Plan, any historical insurance policies will be retained by the Reorganized Debtors and will be available to satisfy any claims not discharged in these Chapter 11 Cases, to the extent covered under such policies and applicable non-bankruptcy law.

B.	Evaluation of the Plan Settlement under Section 1123 and Rule 9019

The Plan Settlement is a key element of the Plan. After careful consideration of the potential claims by, between, among, and/or against the Debtors, and after months of engagement with key creditor constituencies, including the Creditors’ Committee and the Ad Hoc Group of BrandCo Lenders, each of the Debtors have determined that the Plan Settlement is fair, equitable, and in the best interest of their Estates.  Accordingly, the Debtors support the Plan Settlement.

Under Federal Rule of Bankruptcy Procedure 9019, any settlement of claims of or against the Debtors is subject to approval by the Bankruptcy Court. Further, because the Plan Settlement is an essential element of the Plan, approval of the Plan Settlement by the Bankruptcy Court is a necessary precondition to Confirmation and Consummation of the Plan.  In TMT Trailer Ferry, the U.S. Supreme Court outlined the standards for courts to use in evaluating proposed settlements by debtors in bankruptcy.  The key function of courts in that circumstance, the Court explained, is “to compare the terms of the compromise with the likely rewards of litigation.” Protective Committee for Independent Stockholders of TMT Trailer Ferry, Inc. v. Anderson, 390 U.S. 414, 425 (1968).  Following the Supreme Court’s decision in TMT Trailer Ferry, the Second Circuit outlined certain factors to be considered by courts evaluating whether to approve settlements proposed by a debtor in bankruptcy proceedings:

•	The balance between the litigation’s possibility of success and the settlement’s future benefits;

•	The likelihood of complex and protracted litigation, “with its attendant expense, inconvenience, and delay,” including the difficulty in collecting on the judgement;

•
“[T]he paramount interests of the creditors,” including each affected class’s relative benefits “and the degree to which creditors either do not object to or affirmatively support the proposed settlement”;

•	Whether other parties in interest support the settlement;

•	The “competency and experience of counsel” supporting, and “[t]he experience and knowledge of the bankruptcy court judge” reviewing, the settlement;

•	“[T]he nature and breadth of releases to be obtained by officers and directors”; and

•	“[T]he extent to which the settlement is the product of arm’s length bargaining.”

In re Iridium Operating LLC, 478 F.3d 452, 462 (2d Cir. 2007).

The Debtors believe the benefits of the Plan Settlement are significant.  In particular, with the resolution of the Creditor Committee’s potential challenge, among other things, all estate-held causes of action (including causes of action to avoid or otherwise unwind the Debtors’ previous financing transactions) arising in respect of the Debtors’ previous financing transactions will be resolved.  This clarity in respect of the Debtors’ prepetition capital structure serves as the basis for the series of integrated transactions and compromises embodied in the Plan. Accordingly, the Plan Settlement should be approved pursuant to section 1123 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedures Rule 9019, including for the reasons to be set forth in the Debtors’ brief in connection with Confirmation of the Plan, which shall be filed on the Bankruptcy Court’s docket prior to the Confirmation Hearing.

VIII.	SUMMARY OF CHAPTER 11 PLAN

THE FOLLOWING SUMMARIZES SOME OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN.

A.	Administrative Claims, Priority Claims, and Statutory Fees

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

1.	Administrative Claims

Except with respect to Administrative Claims that are Professional Compensation Claims, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtor against which such Allowed Administrative Claim is asserted (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders) agree to less favorable treatment for such Holder, each Holder of an Allowed Administrative Claim, other than an Allowed Professional Compensation Claim, shall be paid in full in Cash in full and final satisfaction, compromise, settlement, release, and discharge of such Administrative Claim on (a) the later of:  (i) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (ii) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; (iii) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is practicable or (b) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court, as applicable; provided, however, that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ business shall be paid in the ordinary course of business (or as otherwise approved by the Bankruptcy Court) in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions

A notice setting forth the Administrative Claims Bar Date will be Filed on the Bankruptcy Court’s docket and served with the notice of entry of the Confirmation Order and shall be available by downloading such notice from the website of the Debtors’ claims and noticing agent at https://cases.ra.kroll.com/Revlon or the Bankruptcy Court’s website at http://www.nysb.uscourts.gov.  No other notice of the Administrative Claims Bar Date will be provided.  Except as otherwise provided in Article II.A and Article II.B of the Plan, requests for payment of Administrative Claims that accrued on or before the Effective Date (other than Professional Compensation Claims) must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date.  Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or the Reorganized Debtors or their respective property or Estates and such Administrative Claims shall be deemed discharged as of the Effective Date.  If for any reason any such Administrative Claim is incapable of being forever barred and discharged, then the Holder of such Claim shall not have recourse to any property of the Reorganized Debtors to be distributed pursuant to the Plan.  Objections to such requests for payment of an Administrative Claim, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than the Claims Objection Deadline

2.	Professional Compensation Claims

a.	Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date, and no later than (1) one Business Day prior to the Effective Date, the Debtors shall establish the Professional Fee Escrow.  On the Effective Date, the Debtors shall fund the Professional Fee Escrow with Cash in the amount of the aggregate Professional Fee Escrow Amount for all Professionals.  The Professional Fee Escrow shall be maintained in trust for the Professionals and for no other Entities until all Allowed Professional Compensation Claims have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court.  No Liens, Claims, or interests shall encumber the Professional Fee Escrow or Cash held on account of the Professional Fee Escrow in any way.  Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors, subject to the release of Cash to the Reorganized Debtors from the Professional Fee Escrow in accordance with Article II.B.2 of the Plan; provided, however, that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow over the aggregate amount of Allowed Professional Compensation Claims of the Professionals to be paid from the Professional Fee Escrow.  When such Allowed Professional Compensation Claims have been paid in full, any remaining amount in the Professional Fee Escrow shall promptly be paid to the Reorganized Debtors without any further action or Order of the Bankruptcy Court.

b.	Final Fee Applications and Payment of Professional Compensation Claims

All final requests for payment of Professional Compensation Claims shall be Filed no later than the day that is the first Business Day that is forty-five (45) calendar days after the Effective Date.  Such requests shall be Filed with the Bankruptcy Court and served as required by the Interim Compensation Order and the Case Management Procedures, as applicable.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and any applicable Bankruptcy Court orders, the Allowed amounts of such Professional Compensation Claims shall be determined by the Bankruptcy Court.  The Allowed amount of Professional Compensation Claims owing to the Professionals, after taking into account any prior payments to and retainers held by such Professionals, shall be paid in full in Cash to such Professionals from funds held in the Professional Fee Escrow as soon as reasonably practicable following the date when such Claims are Allowed by a Final Order.  To the extent that funds held in the Professional Fee Escrow are unable to satisfy the Allowed amount of Professional Compensation Claims owing to the Professionals, each Professional shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied by the Reorganized Debtors in the ordinary course of business in accordance with Article II.B.2 of the Plan and notwithstanding any obligation to File Proofs of Claim or requests for payment on or before the Administrative Claims Bar Date.  After all Professional Compensation Claims have been paid in full, the escrow agent shall promptly return any excess amounts held in the Professional Fee Escrow, if any, to the Reorganized Debtors, without any further action or Order of the Bankruptcy Court.

c.	Professional Fee Escrow Amount

The Professionals shall estimate their Professional Compensation Claims before and as of the Effective Date, taking into account any prior payments, and shall deliver such estimate to the Debtors no later than five (5) Business Days prior to the anticipated Effective Date; provided, however, that such estimate shall not be considered an admission or representation with respect to the fees and expenses of such Professional that are the subject of a Professional’s final request for payment of Professional Compensation Claims Filed with the Bankruptcy Court and such Professionals are not bound to any extent by such estimates.  If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional that are the subject of a Professional’s final request for payment of Professional Compensation Claims Filed with the Bankruptcy Court and such Professionals are not bound to any extent by such estimates.  The total amount so estimated shall be utilized by the Debtors to determine the Professional Fee Escrow Amount.

d.	Post-Confirmation Date Fees and Expenses

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the legal, professional, or other fees and expenses of Professionals that have been formally retained in accordance with sections 327, 363, or 1103 of the Bankruptcy Code before the Confirmation Date.  Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code or the Interim Compensation Order in seeking retention for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court. For the avoidance of doubt, nothing in the foregoing or otherwise in the Plan shall modify or affect the Debtors’ obligations under the Final DIP Order, including in respect of the Approved Budget (as defined in the Final DIP Order), prior to the Effective Date.

3.	Priority Tax Claims

On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor against which such Allowed Priority Tax Claim is asserted (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders) agree to less favorable treatment for such Holder, in exchange for and in full and final satisfaction, compromise, settlement, release, and discharge of each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, in the discretion of the applicable Debtor (with the consent (not to be unreasonably withheld, conditioned or delayed) of the Required Consenting BrandCo Lenders) or Reorganized Debtor, one of the following treatments:  (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code, payable on or as soon as practicable following the Effective Date; or (2) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five (5) years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code; or (3) such other treatment as may be agreed upon by such Holder and the Debtors, or otherwise determined by an order of the Bankruptcy Court.

4.	ABL DIP Facility Claims

Except to the extent that the Debtors (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders) and a Holder of an Allowed ABL DIP Facility Claim agree to a less favorable treatment, each Allowed ABL DIP Facility Claim, as well as any other fees, interest, or other obligations owing to third parties under the ABL DIP Facility Credit Agreements and/or the DIP Orders, shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, payment in full in Cash by the Debtors on the Effective Date, or as reasonably practicable thereafter, in accordance with the terms of the ABL DIP Facility Credit Agreement and the DIP Orders, and contemporaneously with the foregoing payment, the ABL DIP Facility shall be deemed canceled (other than with respect to ABL DIP Facility Claims constituting contingent obligations of the Debtors that are not yet due and payable), all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the ABL DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case without further action by the ABL DIP Facility Agent or the ABL DIP Facility Lenders and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the ABL DIP Facility Claims (other than any ABL DIP Facility Claims constituting contingent obligations of the Debtors that are not yet due and payable) shall be automatically discharged and released, in each case without further action by the ABL DIP Facility Agent or the ABL DIP Facility Lenders pursuant to the terms of the ABL DIP Facility.  The ABL DIP Facility Agent and the ABL DIP Facility Lenders shall take all actions to effectuate and confirm such termination, release, and discharge as reasonably requested by the Debtors or the Reorganized Debtors. From and after entry of the Confirmation Order, the Debtors or Reorganized Debtors, as applicable, shall, without any further notice to or action, order or approval of the Bankruptcy Court or any other party, pay in Cash the legal, professional and other fees and expenses of the ABL DIP Facility Agent and the SISO ABL DIP Facility Agent in accordance with the Final DIP Order, but without any requirement that the professionals of the ABL DIP Facility Agent or SISO Term Loan Agent comply with the review procedures set forth therein.

5.	Term DIP Facility Claims

Except to the extent that the Debtors (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders) and a Holder of an Allowed Term DIP Facility Claim agree to a less favorable treatment, each Allowed Term DIP Facility Claim, as well as any other fees, interest, or other obligations owing to third parties under the Term DIP Facility Credit Agreements and/or the DIP Orders, shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, payment in full in Cash by the Debtors on the Effective Date, in accordance with the terms of the Term DIP Facility Credit Agreement and the DIP Orders, and contemporaneously with the foregoing payment, the Term DIP Facility shall be deemed canceled (other than with respect to Term DIP Facility Claims constituting contingent obligations of the Debtors that are not yet due and payable), all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the Term DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case without further action by the Term DIP Facility Agent or the Term DIP Facility Lenders and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the Term DIP Facility Claims (other than any Term DIP Facility Claims constituting contingent obligations of the Debtors that are not yet due and payable) shall be automatically discharged and released, in each case without further action by the Term DIP Facility Agent or the Term DIP Facility Lenders pursuant to the terms of the Term DIP Facility.  The Term DIP Facility Agent and the Term DIP Facility Lenders shall take all actions to effectuate and confirm such termination, release, and discharge as reasonably requested by the Debtors or the Reorganized Debtors. From and after entry of the Confirmation Order, the Debtors or Reorganized Debtors, as applicable, shall, without any further notice to or action, order or approval of the Bankruptcy Court or any other party, pay in Cash the legal, professional and other fees and expenses of the Term DIP Facility Agent and the Ad Hoc Group of BrandCo Lenders in accordance with the Final DIP Order, but without any requirement that the professionals of the Term DIP Facility Agent or Ad Hoc Group of BrandCo Lenders comply with the review procedures set forth therein.

6.	Intercompany DIP Facility Claims

On the Effective Date, the Intercompany DIP Facility Claims shall be satisfied pursuant to the distributions provided under the Plan on account of Claims against the BrandCo Entities.

On the Effective Date, the Intercompany DIP Facility shall be deemed canceled, all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the Intercompany DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case without further action by the Intercompany DIP Facility Lenders, and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the Intercompany DIP Facility shall be automatically discharged and released, in each case without further action by the Intercompany DIP Facility Lenders pursuant to the terms of the Intercompany DIP Facility.

7.	Statutory Fees

Notwithstanding anything to the contrary contained in the Plan, subject to Article XV.M of the Plan, on the Effective Date, the Debtors shall pay, in full in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation.  Thereafter, subject to Article XV.M of the Plan, each applicable Reorganized Debtor shall pay all U.S. Trustee fees due and owing under section 1930 of the Judicial Code in the ordinary course until the earlier of (1) the entry of a final decree closing the applicable Reorganized Debtor’s Chapter 11 Case, or (2) the Bankruptcy Court enters an order converting or dismissing the applicable Reorganized Debtor’s Chapter 11 Case.  Any deadline for filing Administrative Claims or Professional Compensation Claims shall not apply to U.S. Trustee fees.

B.	Classification and Treatment of Claims and Interests

Pursuant to sections 1122 and 1123 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests.  All Claims and Interests, except for Claims addressed in Article Error! Reference source not found. of the Plan, are classified in the Classes set forth in Article III of the Plan.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim against a Debtor also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied before the Effective Date.  With respect to the treatment of all Claims and Interests as forth in Article III.C hereof, the consent rights of the Required Consenting BrandCo Lenders to settle or otherwise compromise Claims are as set forth in the Restructuring Support Agreement

1.	Summary of Classification

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as set forth below.  The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth in the Plan shall apply separately to each of the Debtors.  All of the potential Classes for the Debtors are set forth in Article III of the Plan.  Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.H of the Plan.

The following chart summarizes the classification of Claims and Interests pursuant to the Plan:18

Class	Claim/Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
3	FILO ABL Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
4	OpCo Term Loan Claims	Impaired	Entitled to Vote
5	BrandCo First Lien Guaranty Claims	Impaired	Entitled to Vote
6	BrandCo Second Lien Guaranty Claims	Impaired	Entitled to Vote
7	BrandCo Third Lien Guaranty Claims	Impaired	Entitled to Vote
8	Unsecured Notes Claims	Impaired	Entitled to Vote
9(a)	Talc Personal Injury Claims	Impaired	Entitled to Vote
9(b)	Non-Qualified Pension Claims	Impaired	Entitled to Vote
9(c)	Trade Claims	Impaired	Entitled to Vote
9(d)	Other General Unsecured Claims	Impaired	Entitled to Vote
10	Subordinated Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
11	Intercompany Claims and Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)
12	Interests in Holdings	Impaired	Not Entitled to Vote (Deemed to Reject)

[18]	The information in the table is provided in summary form and is qualified in its entirety by Article III.C of the Plan.

2.	Treatment of Claims and Interests

Subject to Article VIII of the Plan, to the extent a Class contains Allowed Claims or Interests with respect to a particular Debtor, each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors or the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable.

a.	Class 1 – Other Secured Claims

i.	Classification: Class 1 consists of all Other Secured Claims.

ii.
Treatment:  On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Secured Claim and the Debtor against which such Allowed Other Secured Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Other Secured Claim shall receive, at the option of the Debtor against which such Allowed Other Secured Claim is asserted (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders), in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, either:

(A)	payment in full in Cash;

(B)	delivery of the collateral securing such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(C)	Reinstatement of such Claim; or

(D)	such other treatment rendering such Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

iii.
Voting:  Class 1 is Unimpaired under the Plan.  Each Holder of a Class 1 Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, each Holder of a Class 1 Other Secured Claim is not entitled to vote to accept or reject the Plan.

b.	Class 2 – Other Priority Claims

i.	Classification: Class 2 consists of all Other Priority Claims.

ii.
Treatment:  On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor against which such Allowed Other Priority Claim is asserted (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders) agree to less favorable treatment for such Holder, each Holder of an Allowed Other Priority Claim shall receive, at the option of the Debtor against which such Allowed Other Priority Claim is asserted (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders), in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, either:

(A)	payment in full in Cash; or

(B)	such other treatment rendering such Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

iii.
Voting:  Class 2 is Unimpaired under the Plan.  Each Holder of a Class 2 Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, each Holder of a Class 2 Other Priority Claim is not entitled to vote to accept or reject the Plan.

c.	Class 3 FILO ABL Claims

i.	Classification: Class 3 consists of all FILO ABL Claims.

ii.
Treatment:  On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed FILO ABL Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, payment in full in Cash.

iii.
Voting:  Class 3 is Unimpaired under the Plan.  Each Holder of a Class 3 FILO ABL Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, each Holder of a Class 3 FILO ABL Claim is not entitled to vote to accept or reject the Plan.

d.	Class 4 – OpCo Term Loan Claims

i.	Classification: Class 4 consists of all OpCo Term Loan Claims.

ii.	Allowance: On the Effective Date, the OpCo Term Loan Claims shall be Allowed as follows:

(A)	the 2016 Term Loan Claims against the OpCo Debtors shall be Allowed in the aggregate amount of the 2016 Term Loan Claims Allowed Amount;

(B)	the 2020 Term B-1 Loan Claims against the OpCo Debtors shall be Allowed in the aggregate amount of the 2020 Term B-1 Loan Claims Allowed Amount;

(C)	the 2020 Term B-2 Loan Claims against the OpCo Debtors shall be Allowed in the aggregate amount of the 2020 Term B-2 Loan Claims Allowed Amount; and

(D)	the 2020 Term B-3 Loan Claims against the OpCo Debtors shall be Allowed in the aggregate amount of the 2020 Term B-3 Loan Claims Allowed Amount.

For the avoidance of doubt, the Allowed amount of the 2020 Term B-1 Loan Claims, the 2020 Term B-2 Loan Claims, and the 2020 Term B-3 Loan Claims in Class 4 shall not be reduced by distributions on account of Claims in Classes 5 through 7.

iii.
Treatment:  On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed OpCo Term Loan Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, (i) such Holder’s Pro Rata share of the OpCo Term Loan Equity Distribution, or (ii) if an Acceptable Alternative Transaction occurs, (A) such Holder’s Pro Rata share of the Shared Collateral Distributable Sale Proceeds up to the Allowed amount of such Holder’s OpCo Term Loan Claim and (B) such Holder’s Pro Rata share of the BrandCo Equity Distributable Sale Proceeds, up to, when combined with all other distributions received on account of such Holder’s Claim in Class 4, and, if applicable, Class 5, 6, or 7, the Allowed amount of such Holder’s OpCo Term Loan Claim.

iv.	Voting: Class 4 is Impaired under the Plan. Therefore, each Holder of a Class 4 OpCo Term Loan Claim is entitled to vote to accept or reject the Plan.

e.	Class 5 – BrandCo First Lien Guaranty Claims

i.	Classification: Class 5 consists of all BrandCo First Lien Guaranty Claims.

ii.	Allowance: The BrandCo First Lien Guaranty Claims shall be Allowed in the aggregate amount of the 2020 Term B-1 Loan Claims Allowed Amount.

iii.
Treatment:  On the Effective Date, each Holder of an Allowed BrandCo First Lien Guaranty Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, (i) either (A) a principal amount of Take-Back Term Loans equal to such Holder’s Allowed BrandCo First Lien Guaranty Claim less the value of the distributions received on account of such Holder’s OpCo Term Loan Claim under Class 4 or (B) an amount of Cash equal to the principal amount of Take-Back Term Loans that otherwise would have been distributable to such Holder under clause (i)(A); or (ii) if an Acceptable Alternative Transaction occurs, such Holder’s Pro Rata share of the BrandCo Distributable Sale Proceeds up to, when combined with the distributions received on account of such Holder’s OpCo Term Loan Claim under Class 4, such Holder’s share of the 2020 Term B-1 Loan Claims Allowed Amount.

iv.	Voting: Class 5 is Impaired under the Plan. Therefore, each Holder of a Class 5 BrandCo First Lien Guaranty Claim is entitled to vote to accept or reject the Plan.

f.	Class 6 – BrandCo Second Lien Guaranty Claims

i.	Classification: Class 6 consists of all BrandCo Second Lien Guaranty Claims.

ii.	Allowance: The BrandCo Second Lien Guaranty Claims shall be Allowed in the aggregate amount of the 2020 Term B-2 Loan Claims Allowed Amount.

iii.
Treatment:  On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed BrandCo Second Lien Guaranty Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, (i)(A) either (1) such Holder’s Pro Rata share of a principal amount of Take-Back Term Loans equal to the total Take-Back Facility less the aggregate principal amount of Take-Back Facility Loans distributed on account of BrandCo First Lien Guaranty Claims or (2) an amount of Cash equal to the principal amount of Take-Back Term Loans that otherwise would have been distributable to such Holder under clause (i)(A)(1), and (B) such Holder’s Pro Rata share of the BrandCo Equity Distribution, or (ii) if an Acceptable Alternative Transaction occurs, such Holder’s Pro Rata share of the BrandCo Distributable Sale Proceeds remaining after the satisfaction in full of Allowed Claims in Class 5 up to, when combined with the distributions received on account of such Holder’s OpCo Term Loan Claim under Class 4, such Holder’s share of the 2020 Term B-2 Loan Claims Allowed Amount.

iv.	Voting: Class 6 is Impaired under the Plan. Therefore, each Holder of a Class 6 BrandCo Second Lien Guaranty Claim is entitled to vote to accept or reject the Plan.

g.	Class 7 – BrandCo Third Lien Guaranty Claims

i.	Classification: Class 7 consists of all BrandCo Third Lien Guaranty Claims.

ii.	Allowance: The BrandCo Third Lien Guaranty Claims shall be Allowed in the aggregate amount of the 2020 Term B-3 Loan Claims Allowed Amount.

iii.
Treatment:  Holders of BrandCo Third Lien Guaranty Claims shall receive no recovery or distribution on account of such Claims.  On the Effective Date all BrandCo Third Lien Guaranty Claims will be canceled, released, extinguished, and discharged, and will be of no further force or effect; provided that, if an Acceptable Alternative Transaction occurs, such Holder shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share of the BrandCo Distributable Sale Proceeds remaining after the satisfaction in full of Allowed Claims in Classes 5 and 6 up to, when combined with the distributions received on account of such Holder’s OpCo Term Loan Claim under Class 4, such Holder’s share of the 2020 Term B-3 Loan Claims Allowed Amount.

iv.	Voting: Class 7 is Impaired under the Plan. Therefore, each Holder of a Class 7 BrandCo Third Lien Guaranty Claim is entitled to vote to accept or reject the Plan.

h.	Class 8 – Unsecured Notes Claims

i.	Classification: Class 8 consists of all Unsecured Notes Claims.

ii.	Allowance: The Unsecured Notes Claims shall be Allowed in the aggregate amount of the Unsecured Notes Claims Allowed Amount.

iii.	Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Unsecured Notes Claim shall receive:[19]

(A)
(1) if Class 8 votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share of the Unsecured Notes Settlement Distribution; or

(2) if Class 8 votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, no recovery or distribution on account of such Claim, except as provided in clause (ii), if applicable, and all Unsecured Notes Claims shall be canceled, released, extinguished, and discharged, and of no further force or effect; provided that each Consenting Unsecured Noteholder shall receive such Holders’ Consenting Unsecured Noteholder Recovery; provided, further that if the Bankruptcy Court finds that such Consenting Noteholder Unsecured Recovery is improper, there shall be no such distribution to Consenting Unsecured Noteholders under the Plan; and

(B)
if an Acceptable Alternative Transaction occurs, such Holder’s Pro Rata share of Class 8’s Pro Rata share (determined in a manner to be agreed by the Debtors and the Creditors’ Committee, in consultation with the Required Consenting BrandCo Lenders) of the Term Loan Distributable Sale Proceeds remaining after satisfaction in full of Allowed Claims in Classes 4 through 7.

iv.	Voting: Class 8 is Impaired under the Plan. Therefore, each Holder of a Class 8 Unsecured Notes Claim is entitled to vote to accept or reject the Plan.

i.	Class 9(a) – Talc Personal Injury Claims

i.	Classification: Class 9(a) consists of all Talc Personal Injury Claims.

[19]
The Debtors reserve the right, with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders, and, to the extent required under the Restructuring Support Agreement, the Creditors’ Committee, to amend the Plan to incorporate a new convenience class for Holders of Unsecured Notes Claims Allowed up to a maximum amount to be agreed to by the Debtors and the Required Consenting BrandCo Lenders, pursuant to which the Debtors may distribute cash in lieu of the New Warrants otherwise distributable to such Holders of Class 8 Unsecured Notes Claims.

ii.	Treatment: As soon as reasonably practicable after the Effective Date in accordance with the PI Claims Distribution Procedures, each Holder of an Allowed Talc Personal Injury Claim shall receive:

(A)
(1) if Class 9(a) votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share (as determined in accordance with the PI Claims Distribution Procedures) of the Talc Personal Injury Settlement Distribution, distributable from the PI Settlement Fund; or

(2) if Class 9(a) votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, no recovery or distribution on account of such Claim, except as provided in clause (ii), if applicable, and all Talc Personal Injury Claims shall be canceled, released, extinguished, and discharged, and of no further force or effect; and

(B)
if an Acceptable Alternative Transaction occurs, such Holder’s Pro Rata share (as determined in accordance with the PI Claims Distribution Procedures) of Class 9(a)’s Pro Rata share (determined in a manner to be agreed by the Debtors and the Creditors’ Committee, in consultation with the Required Consenting BrandCo Lenders) of the Term Loan Distributable Sale Proceeds remaining after satisfaction in full of Allowed Claims in Classes 4 through 7.

iii.	Voting: Class 9(a) is Impaired under the Plan. Therefore, each Holder of a Class 9(a) Talc Personal Injury Claim is entitled to vote to accept or reject the Plan.

j.	Class 9(b) – Non-Qualified Pension Claims

i.	Classification: Class 9(b) consists of all Non-Qualified Pension Claims.

ii.	Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Non-Qualified Pension Claim shall receive:

(A)
(1) if Class 9(b) votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share of the Pension Settlement Distribution; or

(2) if Class 9(b) votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, no recovery or distribution on account of such Claim, except as provided in clause (ii), if applicable, and all Non-Qualified Pension Claims shall be canceled, released, extinguished, and discharged and of no further force or effect; and

(B)
if an Acceptable Alternative Transaction occurs, such Holder’s Pro Rata share of Class 9(b)’s Pro Rata share (determined in a manner to be agreed by the Debtors and the Creditors’ Committee, in consultation with the Required Consenting BrandCo Lenders) of the Term Loan Distributable Sale Proceeds remaining after satisfaction in full of Allowed Claims in Classes 4 through 7.

iii.	Voting: Class 9(b) is Impaired under the Plan. Therefore, each Holder of a Class 9(b) Non-Qualified Pension Claim is entitled to vote to accept or reject the Plan.

k.	Class 9(c) – Trade Claims

i.	Classification: Class 9(c) consists of all Trade Claims.

ii.	Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Trade Claim shall receive:

(A)
(1) if Class 9(c) votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share of the Trade Settlement Distribution; or

(2) if Class 9(c) votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, no recovery or distribution on account of such Claim, except as provided in clause (ii), if applicable, and all Trade Claims shall be canceled, released, extinguished, and discharged, and of no further force or effect; and

(B)
if an Acceptable Alternative Transaction occurs, such Holder’s Pro Rata share of Class 9(c)’s Pro Rata share (determined in a manner to be agreed by the Debtors and the Creditors’ Committee, in consultation with the Required Consenting BrandCo Lenders) of the Term Loan Distributable Sale Proceeds remaining after satisfaction in full of Allowed Claims in Classes 4 through 7.

iii.	Voting: Class 9(c) is Impaired under the Plan. Therefore, each Holder of a Class 9(c) Trade Claim is entitled to vote to accept or reject the Plan.

l.	Class 9(d) – Other General Unsecured Claims

i.	Classification: Class 9(d) consists of all Other General Unsecured Claims.

ii.	Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Other General Unsecured Claim shall receive:

(A)
(1) if Class 9(d) votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share of the Other GUC Settlement Distribution; or

(2) if Class 9(d) votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, no recovery or distribution on account of such Claim, except as provided in clause (ii), if applicable, and all Other General Unsecured Claims shall be canceled, released, extinguished, and discharged, and of no further force or effect; and

(B)
if an Acceptable Alternative Transaction occurs, such Holder’s Pro Rata share of Class 9(d)’s Pro Rata share (determined in a manner to be agreed by the Debtors and the Creditors’ Committee, in consultation with the Required Consenting BrandCo Lenders) of the Term Loan Distributable Sale Proceeds remaining after satisfaction in full of Allowed Claims in Classes 4 through 7.

iii.	Voting: Class 9(d) is Impaired under the Plan. Therefore, each Holder of a Class 9(d) Other General Unsecured Claim is entitled to vote to accept or reject the Plan.

m.	Class 10 – Subordinated Claims

i.	Classification: Class 10 consists of all Subordinated Claims.

ii.
Treatment: Holders of Subordinated Claims shall receive no recovery or distribution on account of such Claims.  On the Effective Date, all Subordinated Claims will be canceled, released, extinguished, and discharged, and will be of no further force or effect.

iii.
Voting:  Class 10 is Impaired under the Plan.  Each Holder of a Class 10 Subordinated Claim is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, each Holder of a Class 10 Subordinated Claim is not entitled to vote to accept or reject the Plan.

n.	Class 11 – Intercompany Claims and Interests

i.	Classification: Class 11 consists of all Intercompany Claims and Interests.

ii.
Treatment:  On the Effective Date, unless otherwise provided for under the Plan, each Intercompany Claim and/or Intercompany Interest shall be, at the option of the Debtors (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders) either (A) Reinstated or (B) canceled and released.  All Intercompany Claims held by any BrandCo Entity against any OpCo Debtor or by any OpCo Debtor against any BrandCo Entity shall be deemed settled pursuant to the Plan Settlement, and shall be canceled and released on the Effective Date.

iii.
Voting:  Holders of Intercompany Claims and Interests are either Unimpaired under the Plan, and such Holders of Intercompany Claims and Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired under the Plan, and such Holders of Intercompany Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Class 11 Intercompany Claims and Interests are not entitled to vote to accept or reject the Plan.

o.	Class 12 – Interests in Holdings

i.	Classification: Class 12 consists of all Interests other than Intercompany Interests.

ii.
Treatment:  Holders of Interests (other than Intercompany Interests) shall receive no recovery or distribution on account of such Interests.  On the Effective Date, all Interests (other than Intercompany Interests) will be canceled, released, extinguished, and discharged, and will be of no further force or effect.

iii.
Voting:  Class 11 is Impaired under the Plan.  Each Holder of a Class 12 Interest is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, each Holder of a Class 11 Interest in Holdings is not entitled to vote to accept or reject the Plan.

3.	Voting of Claims

Each Holder of a Claim in an Impaired Class that is entitled to vote on the Plan as of the record date for voting on the Plan pursuant to Article III of the Plan shall be entitled to vote to accept or reject the Plan as provided in the Disclosure Statement Order or any other order of the Bankruptcy Court.

4.	No Substantive Consolidation

Although the Plan is presented as a joint plan of reorganization, the Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason.  Except as expressly provided herein, nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one or all of the Debtors is subject to or liable for any Claims against any other Debtor.  A Claim against multiple Debtors will be treated as a separate Claim against each applicable Debtor’s Estate for all purposes, including voting and distribution; provided, however, that no Claim will receive value in excess of one hundred percent (100.0%) of the Allowed amount of such Claim or Interest under the Plans for all such Debtors.

5.	Acceptance by Impaired Classes

Pursuant to section 1126(c) of the Bankruptcy Code, and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if Holders of at least two-thirds in dollar amount and more than one-half in number of the Claims of such Class entitled to vote that actually vote on the Plan have voted to accept the Plan.  OpCo Term Loan Claims (Class 4), BrandCo First Lien Guaranty Claims (Class 5), BrandCo Second Lien Guaranty Claims (Class 6), BrandCo Third Lien Guaranty Claims (Class 7), Unsecured Notes Claims (Class 8), Talc Personal Injury Claims (Class 9(a)), Non-Qualified Pension Claims (Class 9(b)), Trade Claims (Class 9(c)), and Other General Unsecured Claims (Class 9(d)) are Impaired, and the votes of Holders of Claims in such Classes will be solicited.  If a Class contains Holders of Claims eligible to vote and no Holders of Claims eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims in such Class.

6.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

7.	Elimination of Vacant Classes

Any Class of Claims or Interests that, with respect to any Debtor, does not have a Holder of an Allowed Claim or Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court solely for voting purposes as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan with respect to such Debtor for purposes of (a) voting to accept or reject the Plan and (b) determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

8.	Consensual Confirmation

The Plan shall be deemed a separate chapter 11 plan for each Debtor.  To the extent that there is no rejecting Class of Claims in the chapter 11 plan of any Debtor, such Debtor shall seek Confirmation of its plan pursuant to section 1129(a) of the Bankruptcy Code.

9.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims.  The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims

10.	Controversy Concerning Impairment or Classification

If a controversy arises as to whether any Claims or Interests or any Class of Claims or Interests is Impaired or is properly classified under the Plan, the Bankruptcy Court shall, after notice and a hearing, resolve such controversy at the Confirmation Hearing.

11.	Subordinated Claims

Except as expressly provided in the Plan, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise, and any other rights impacting relative lien priority and/or priority in right of payment, and any such rights shall be released pursuant to the Plan, including, as applicable, pursuant to the Plan Settlement.  Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors, subject to the reasonable consent of the Required Consenting BrandCo Lenders, reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

12.	2016 Term Loan Claims

No Contingent 2016 Term Loan Claim shall be Allowed or entitled to vote or receive any distribution provided for by the Plan until such Contingent 2016 Term Loan Claim has been fixed pursuant to a full and final adjudication or other resolution (whether by judicial determination, settlement or otherwise) of the claims and defenses that have, or could have, been asserted in the Citibank Wire Transfer Litigation or in connection with the facts alleged in the Citibank Wire Transfer Litigation.

Any 2016 Term Loan Claim asserted against any BrandCo Entity shall be Disallowed.

13.	Intercompany Interests

Intercompany Interests, to the extent Reinstated, are being Reinstated to maintain the existing corporate structure of the Debtors.  For the avoidance of doubt, any Interest in non‑Debtor Affiliates owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

C.	Means for Implementation of the Plan

1.	Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan, as applicable with:  (a) the Exit Facilities; (b) the issuance and distribution of New Common Stock; (c) the Equity Rights Offering; (d) the issuance and distribution of New Warrants; and (e) Cash on hand.

Each distribution and issuance referred to in Article III of the Plan shall be governed by the terms and conditions set forth in Article III of the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance; provided that, to the extent that a term of the Plan conflicts with the term of any such instruments or other documents, the terms of the Plan shall govern.

a.	The Exit Facilities

On the Effective Date, the Reorganized Debtors or their non-Debtor Affiliates, as applicable, shall enter into the applicable Exit Facilities Documents for (a) either (i) the First Lien Exit Facilities, consisting of the Take-Back Facility and the Incremental New Money Facility, or (ii) the Third-Party New Money Exit Facility, (b) the Exit ABL Facility, and (c) unless otherwise agreed by the Debtors and the Required Consenting BrandCo Lenders, the New Foreign Facility.  If applicable, all Holders of Class 5 BrandCo First Lien Guaranty Claims and Class 6 BrandCo Second Lien Guaranty Claims entitled to a distribution hereunder shall be deemed to be a party to, and bound by, the First Lien Exit Facilities Documents, regardless of whether such Holder has executed a signature page thereto.  Confirmation of the Plan shall be deemed approval of the Exit Facilities and the Exit Facilities Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into, execute, and deliver the Exit Facilities Documents and such other documents as may be required to effectuate the treatment afforded by the Exit Facilities.  On the Effective Date, all of the Liens and security interests to be granted by the Reorganized Debtors in accordance with the Exit Facilities Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facilities Documents, (c) shall be deemed perfected on the Effective Date without the need for the taking of any further filing, recordation, approval, consent, or other action, and (d) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.  The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals, consents, and take any other actions necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and the Reorganized Debtors shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

b.	Issuance and Distribution of New Common Stock

On the Effective Date, the shares of New Common Stock shall be issued by Reorganized Holdings as provided for in the Description of Transaction Steps pursuant to, and in accordance with, the Plan and the Equity Rights Offering Documents.  All Holders of Allowed Claims entitled to distribution of New Common Stock hereunder or pursuant to the Equity Rights Offering Documents shall be deemed to be a party to, and bound by, the New Shareholders’ Agreement, if any, regardless of whether such Holder has executed a signature page thereto.

All of the New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.  Each distribution and issuance of the New Common Stock under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the New Organizational Documents and other instruments evidencing or relating to such distribution or issuance, including the Equity Rights Offering Documents, which terms and conditions shall bind each Entity receiving such distribution or issuance.  For the avoidance of doubt, the acceptance of New Common Stock by any Holder of any Claim or Interest shall be deemed as such Holder’s agreement to the applicable New Organizational Documents, as may be amended or modified from time to time following the Effective Date in accordance with their terms.

To the extent practicable, as determined in good faith by the Debtors and the Required Consenting BrandCo Lenders, the Reorganized Debtors shall: (a) emerge from these Chapter 11 Cases as non-publicly reporting companies on the Effective Date and not be subject to SEC reporting requirements under Sections 12 or 15 of the Exchange Act, or otherwise; (b) not be voluntarily subjected to any reporting requirements promulgated by the SEC; except, in each case, as otherwise may be required pursuant to the New Organizational Documents, the Exit Facilities Documents or applicable law; (c) not be required to list the New Common Stock on a U.S. stock exchange; (d) timely file or otherwise provide all required filings and documentation to allow for the termination and/or suspension of registration with respect to SEC reporting requirements under the Exchange Act prior to the Effective Date; and (e) make good faith efforts to ensure DTC eligibility of securities issued in connection with the Plan (other than any securities required by the terms of any agreement to be held on the books of an agent and not in DTC), including but not limited to the New Warrants.

c.	Equity Rights Offering

The Debtors shall distribute the Equity Subscription Rights to the Equity Rights Offering Participants as set forth in the Plan, the Backstop Commitment Agreement, and the Equity Rights Offering Procedures. Pursuant to the Backstop Commitment Agreement and the Equity Rights Offering Procedures, the Equity Rights Offering shall be open to all Equity Rights Offering Participants.  Equity Rights Offering Participants shall be entitled to participate in the Equity Rights Offering up to a maximum amount of each Eligible Holder’s Pro Rata share of the Aggregate Rights Offering Amount (or, if applicable, the Adjusted Aggregate Rights Offering Amount). Equity Rights Offering Participants shall have the right to purchase their allocated shares of New Common Stock at the ERO Price Per Share.

The Equity Rights Offering will be backstopped, severally and not jointly, by the Equity Commitment Parties pursuant to the Backstop Commitment Agreement.  30% of the New Common Stock to be sold and issued pursuant to the Equity Rights Offering shall be reserved for the Equity Commitment Parties (the “Reserved Shares”) pursuant to the Backstop Commitment Agreement, at the ERO Price Per Share.

Equity Subscription Rights that an Equity Rights Offering Participant has validly elected to exercise shall be deemed issued and exercised on or about (but in no event after) the Effective Date.  Upon exercise of the Equity Subscription Rights pursuant to the terms of the Backstop Commitment Agreement and the Equity Rights Offering Procedures, Reorganized Holdings shall be authorized to issue the New Common Stock issuable pursuant to such exercise.

Pursuant to the Backstop Commitment Agreement, if after following the procedures set forth in the Equity Rights Offering Procedures, there remain any unexercised Equity Subscription Rights, the Equity Commitment Parties shall purchase, severally and not jointly, their applicable portion of the New Common Stock associated with such unexercised Equity Subscription Rights (the “Unsubscribed Shares”) in accordance with the terms and conditions set forth in the Backstop Commitment Agreement, at the ERO Price Per Share.  As consideration for the undertakings of the Equity Commitment Parties in the Backstop Commitment Agreement, the Reorganized Debtors will pay the Backstop Commitment Premium to the Equity Commitment Parties on the Effective Date in accordance with the terms and conditions set forth in the Backstop Commitment Agreement.

All shares of New Common Stock issued upon exercise of the Equity Commitment Parties’ own Equity Subscription Rights and in connection with the Backstop Commitment Premium will be issued in reliance upon Section 1145 of the Bankruptcy Code to the extent permitted under applicable law.  The Reserved Shares and the Unsubscribed Shares will be issued in a private placement exempt from registration under Section 5 of the Securities Act pursuant to Section 4(a)(2) and/or Regulation D thereunder and will constitute “restricted securities” for purposes of the Securities Act.  In the Backstop Commitment Agreement, the Equity Commitment Parties will be required to make representations and warranties as to their sophistication and suitability to participate in the private placement.

Entry of the Confirmation Order shall constitute Bankruptcy Court approval of the Equity Rights Offering (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized Holdings in connection therewith).  On the Effective Date, as provided in the Description of Transaction Steps, the rights and obligations of the Debtors under the Backstop Commitment Agreement shall vest in the Reorganized Debtors, as applicable.

At the Aggregate Rights Offering Amount, the shares of New Common Stock offered pursuant to the Equity Rights Offering (for the avoidance of doubt, not including any shares of New Common Stock issued in connection with the Backstop Commitment Premium) will represent approximately 58.7% of the New Common Stock outstanding on the Effective Date (subject to a downward ratable adjustment to account for the difference (if any) between the Aggregate Rights Offering Amount and the Adjusted Aggregate Right Offerings Amount), subject to dilution by the issuance of shares of New Common Stock (a) reserved for the MIP Awards, and (b) on account of the exercise of the New Warrants.

On the Effective Date (or earlier in the case of termination of the Backstop Commitment Agreement), the Backstop Commitment Premium (which shall be an administrative expense) shall be distributed or paid to the Equity Commitment Parties under and as set forth in the Backstop Commitment Agreement, the Backstop Order, and the Restructuring Term Sheet. The shares of New Common Stock issued in satisfaction of the Backstop Commitment Premium will represent approximately 7.3% of the New Common Stock outstanding on the Effective Date, subject to dilution by the issuance of shares of New Common Stock (a) reserved for the MIP Awards, and (b) on account of the exercise of the New Warrants.

Each holder of Equity Subscription Rights that receives New Common Stock as a result of exercising the relevant Equity Subscription Rights shall be subject to the provisions applicable to such holders of New Common Stock as set forth in Article Error! Reference source not found. of the Plan.

The Cash proceeds of the Equity Rights Offering shall be used by the Debtors or Reorganized Debtors, as applicable, to (a) make distributions pursuant to the Plan, (b) fund working capital, and (c) fund general corporate purposes.

d.	Issuance and Distribution of New Warrants

To the extent all or any portion of the New Warrants are required to be issued pursuant to the Plan, Reorganized Holdings shall issue such New Warrants on the Effective Date in accordance with the New Warrant Agreement and distribute them in accordance with the Plan.  The Debtors, the Required Consenting BrandCo Lenders, and the Creditors’ Committee shall work in good faith to render such New Warrants DTC eligible.  All of the New Common Stock issuable upon exercise of the New Warrants issued pursuant to the Plan shall, when so issued and upon payment of the exercise price in accordance with the terms of the New Warrants, be duly authorized, validly issued, fully paid, and non-assessable. The New Warrants shall not dilute any New Common Stock issued in connection with any MIP Awards.

e.	General Unsecured Creditor Recovery

On the Effective Date, solely to the extent the applicable Classes of General Unsecured Claims are entitled to distributions in accordance with the Plan, the GUC Trust shall be vested with the GUC Trust Assets and the PI Settlement Fund shall be vested with the PI Settlement Fund Assets.  Except as provided to the contrary in this Plan, (a) the GUC Trust shall make distributions with respect to the GUC Settlement Total Amount allocable to Classes 9(b), (c) and (d) to Holders of Allowed Claims in such Classes in accordance with the treatment set forth in the Plan for such Classes and (b) the PI Settlement Fund shall make distributions with respect to the GUC Settlement Amount allocable to Class 9(a) holders of Allowed Claims in such Class in accordance with the terms of this Plan.  From time to time following the Effective Date, the GUC Administrator, shall (a) receive for the account of the GUC Trust the Retained Preference Action Net Proceeds allocable to Classes 9(b), (c) and (d), and shall make distributions to the GUC Trust Beneficiaries in accordance with the GUC Trust Agreement,  and (b) shall receive for the account of the PI Settlement Fund and transfer or cause to be transferred to the PI Settlement Fund the Retained Preference Action Net Proceeds allocable to Class 9(a) for distribution by the PI Settlement Fund to Holders of Allowed Talc Personal Injury Claims in accordance with the PI Settlement Fund Agreement.  For the avoidance of doubt, the GUC Administrator shall have the sole power and authority to pursue the Retained Preference Actions in the capacity as trustee of the GUC Trust and as agent for and on behalf of the PI Settlement Fund.  The GUC Administrator shall have responsibility for reconciling General Unsecured Claims, including asserting any objections thereto; provided that the Debtors or Reorganized Debtors shall retain the right to object to asserted Class 9 Claims.

f.	Cash on Hand

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand, if any, to fund distributions to certain Holders of Claims. All Excess Liquidity will be applied in accordance with the First Lien Exit Facilities Term Sheet; provided that, in the event the Reorganized Debtors enter into the Third-Party New Money Exit Facility, (i) all Excess Liquidity will be applied to reduce the Aggregate Rights Offering Amount, and (ii) for the avoidance of doubt, the Incremental New Money Commitment Premium shall be paid in Cash as an Administrative Claim and “Excess Liquidity” will be calculated after giving effect to the payment thereof.

2.	Restructuring Transactions

On the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into any transactions and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions, including to establish Reorganized Holdings and, if applicable, to transfer assets of the Debtors to Reorganized Holdings or a subsidiary thereof.  The applicable Debtors or the Reorganized Debtors will take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors, in the Description of Transaction Steps, or in the Definitive Documents, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, in each case, subject to the consent of the Required Consenting BrandCo Lenders and, solely to the extent required under the Restructuring Support Agreement, the Creditors’ Committee.

The actions to implement the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable parties may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of the New Organizational Documents and any appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable law; (d) the execution and delivery of the Equity Rights Offering Documents and any documentation related to the Exit Facilities; (e) if applicable, all transactions necessary to provide for the purchase of substantially all of the assets or Interests of any of the Debtors by one or more Entities to be wholly owned by Reorganized Holdings, which purchase, if applicable, may be structured as a taxable transaction for United States federal income tax purposes; (f) the settlement, reconciliation, repayment, cancellation, discharge, and/or release, as applicable, of Intercompany Claims consistent with the Plan; and (g) all other actions that the Debtors or the Reorganized Debtors determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan.

For purposes of consummating the Plan and the Restructuring Transactions, none of the transactions contemplated in Article IV.B of the Plan shall constitute a change of control under any agreement, contract, or document of the Debtors

3.	Corporate Existence

Except as otherwise provided in the Plan, the Description of Transaction Steps, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a Reorganized Debtor and as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation or governing documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation or governing documents) are amended by the Plan or otherwise amended in accordance with applicable law; provided that the BrandCo Entities shall transfer their assets to one or more of the Reorganized Debtors on or before the Effective Date and be dissolved effective as of the Effective Date, or reasonably promptly thereafter. To the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, federal, or foreign law).

4.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, the Plan Supplement or the Confirmation Order, on the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property (including all interests, rights, and privileges related thereto) in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan, including Interests held by the Debtors in any non-Debtor Affiliates, shall vest in the applicable Reorganized Debtor, free and clear of all Liens, Claims, charges, encumbrances, or other interests, unless expressly provided otherwise by the Plan or Confirmation Order, subject to and in accordance with the Plan, including the Description of Transaction Steps.  On and after the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court, but subject in all respect to the Final DIP Order and the Plan.

5.	Cancellation of Existing Indebtedness and Securities

Except as otherwise expressly provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document entered into in connection with or pursuant to the Plan or the Restructuring Transactions, on the Effective Date, (1) all notes, bonds, indentures, certificates, securities, shares, equity securities, purchase rights, options, warrants, convertible securities or instruments, credit agreements, collateral agreements, subordination agreements, intercreditor agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any indebtedness or obligations of, or ownership interest in, the Debtors, or giving rise to any Claims against or Interests in the Debtors or to any rights or obligations relating to any Claims against or Interests in the Debtors (except with respect to such agreements, certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that is specifically Reinstated, amended and Reinstated, or entered into pursuant to the Plan), including, without limitation, the 2016 Credit Agreement, the ABL Facility Credit Agreement, the BrandCo Credit Agreement and the Unsecured Notes Indenture shall be canceled without any need for a Holder to take further action with respect thereto, and the duties and obligations of all parties thereto, including the Debtors or the Reorganized Debtors, as applicable, and any non-Debtor Affiliates, thereunder or in any way related thereto shall be deemed satisfied in full, canceled, released, discharged, and of no force or effect and (2) the obligations of the Debtors or Reorganized Debtors, as applicable, pursuant, relating, or pertaining to any agreements, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the notes, bonds, indentures, certificates, securities, shares, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or Interests in the Debtors (except with respect to such agreements, certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that is specifically Reinstated, amended and Reinstated, or entered into pursuant to the Plan), including, without limitation, the 2016 Credit Agreement, the ABL Facility Credit Agreement, the BrandCo Credit Agreement and the Unsecured Notes Indenture shall be released and discharged in exchange for the consideration provided hereunder; provided that notwithstanding Confirmation or the occurrence of the Effective Date, any such document or instrument that governs the rights, claims, or remedies of the Holder of a Claim or Interest, shall continue in effect solely for purposes of enabling Holders of Allowed Claims to receive distributions under the Plan as provided herein, and allowing each of the applicable agents and indenture trustees to make or direct the distributions in accordance with the Plan as provided herein.  On the Effective Date, each holder of a certificate or instrument evidencing a Claim that is discharged by the Plan shall be deemed to have surrendered such certificate or instrument in accordance with the applicable indenture or agreement that governs the rights of such holder of such Claim.  Such surrendered certificate or instrument shall be deemed canceled as set forth in, and subject to the exceptions set forth in Article IV.E of the Plan.

Notwithstanding anything in Article IV.E of the Plan, the Unsecured Notes Indenture shall remain in effect solely with respect to the right of the Unsecured Notes Indenture Trustee to make Plan distributions in accordance with the Plan and to preserve the rights and protections of the Unsecured Notes Indenture Trustee with respect to the Holders of Unsecured Notes Claims, including the Unsecured Notes Indenture Trustee’s charging lien and priority rights.  Subject to the distribution of Class 8 Plan consideration delivered to it in accordance with the Unsecured Notes Indenture at the expense of the Reorganized Debtors, the Unsecured Notes Trustee shall have no duties to Holders of Unsecured Notes Claims following the Effective Date of the Plan, including no duty to object to claims or treatment of other creditors.

6.	Corporate Action

On the Effective Date, or as soon thereafter as is reasonably practicable, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including: (1) execution and entry into each of the Exit Facilities; (2) approval of and entry into the New Organizational Documents; (3) issuance and distribution of the New Securities, including pursuant to the Equity Rights Offering; (4) selection of the directors and officers for the Reorganized Debtors; (5) implementation of the Restructuring Transactions contemplated by the Plan; (6) adoption or assumption, if and as applicable, of the Employment Obligations; (7) the formation or dissolution of any Entities pursuant to and the implementation of the Restructuring Transactions and performance of all actions and transactions contemplated by the Plan, including the Description of Transaction Steps; (8) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (9) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date).  All matters provided for herein involving the corporate structure of the Debtors or the Reorganized Debtors, or any corporate, limited liability company, or related action required by the Debtors or the Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect in accordance with the Plan, including the Description of Transaction Steps, without any requirement of further action by the shareholders, members, directors, or managers of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the shareholders, members, directors, managers, or officers, as applicable, of the Debtors or Reorganized Debtors. Before, on, or after the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors.  The authorizations and approvals contemplated by Article IV.F of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

7.	New Organizational Documents

On or promptly after the Effective Date, the Reorganized Debtors will file their applicable New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states or jurisdictions of incorporation or formation in accordance with the corporate laws of such respective states or jurisdictions of incorporation or formation.  Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities of Reorganized Holdings.  After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents or otherwise restructure their legal Entity forms, without supervision or approval by the Bankruptcy Court and in accordance with applicable non-bankruptcy law.

8.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the boards of directors of each Debtor shall expire, and the New Boards shall be appointed in accordance with the New Organizational Documents of each Reorganized Debtor.

The members of the Reorganized Holdings Board immediately following the Effective Date shall be determined and selected by the Required Consenting 2020 B-2 Lenders.

Except as otherwise provided in the Plan, the Confirmation Order, the Plan Supplement, or the New Organizational Documents, the officers of the Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of the Reorganized Debtors on the Effective Date.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement the identity and affiliations of any Person proposed to serve on the initial Reorganized Holdings Board and New Subsidiary Boards, to the extent known at the time of Filing, as well as those Persons that will serve as an officer of Reorganized Holdings or other Reorganized Debtor.  To the extent any such director or officer is an “insider” as such term is defined in section 101(31) of the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed.  Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and may be replaced or removed in accordance with such New Organizational Documents.

9.	Employment Obligations

Except as otherwise expressly provided in the Plan or the Plan Supplement, the Reorganized Debtors shall honor the Employment Obligations (1) existing and effective as of the Petition Date, (2) that were incurred or entered into in the ordinary course of business prior to the Effective Date, or (3) as otherwise agreed to between the Debtors and the Required Consenting BrandCo Lenders on or prior to the Effective Date.  Additionally, on the Effective Date, the Reorganized Debtors shall assume (1) the existing CEO Employment Agreement as amended by the CEO Employment Agreement Term Sheet, and (2) the Revlon Executive Severance Pay Plan as amended by the Executive Severance Term Sheet, in each case, as adopted in accordance with, the Restructuring Support Agreement, and such assumed agreements shall supersede and replace any existing executive severance plan for directors and above and the chief executive officer employment agreement.

To the extent that any of the Employment Obligations are executory contracts, pursuant to sections 365 and 1123 of the Bankruptcy Code, each of them shall be deemed assumed as of the Effective Date and assigned to the applicable Reorganized Debtor.  For the avoidance of doubt, the foregoing shall not (a) limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to the Employment Obligations, or (b) impair the rights of the Debtors or Reorganized Debtors, as applicable, to implement the Management Incentive Plan in accordance with its terms and conditions and to determine the Employment Obligations of the Reorganized Debtors in accordance with their applicable terms and conditions on or after the Effective Date, in each case consistent with the Plan.

On the Effective Date, the Debtors shall assume all collective bargaining agreements.

The Confirmation Order shall approve the Enhanced Cash Incentive Program and the Global Bonus Program.  As soon as practicable following the Effective Date (but no later than 21 days after the Effective Date, absent any ordinary course administrative delay), the Reorganized Debtors shall implement (1) the Enhanced Cash Incentive Program, and (2) the Global Bonus Program, in each case, in accordance with the Plan and the Restructuring Support Agreement.  At its first meeting after the Effective Date, which shall be held as soon as reasonably practicable after the Effective Date, but in any case no later than 21 days after the Effective Date, absent any ordinary course administrative delay, that is not caused for purposes of circumventing this requirement by any equity holder or any member of the Reorganized Holdings Board other than the Debtors’ chief executive officer, in connection with the establishment of the Reorganized Holdings Board, the Reorganized Holdings Board shall approve, adopt, and affirm, as applicable, the implementation of the Enhanced Cash Incentive Program and the Global Bonus Program as of the Effective Date.

10.	Qualified Pension Plans

On the Effective Date, the Debtors shall assume the Qualified Pension Plans in accordance with the terms of the Qualified Pension Plans and the relevant provisions of ERISA and the IRC.

11.	Retiree Benefits

From and after the Effective Date, the Debtors shall assume and continue to pay all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code) in accordance with applicable law.

12.	Key Employee Incentive/Retention Plans

On the Effective Date, the Debtors shall pay, to KEIP and KERP participants, as applicable, (a) all KERP amounts earnable for the quarter in which the Effective Date occurs prorated for the period from the first day of such quarter through and including the Effective Date, (b) all KEIP amounts (including any catch-up amounts) earned by the KEIP participants based on the Debtors’ good faith estimates of performance for the quarter in which the Effective Date occurs prorated for the period from the first day of such quarter through and including the Effective Date, and (c) all KEIP amounts (including any catch-up amounts) earned by the KEIP participants for quarters ending prior to the quarter in which the Effective Date occurs but which remain unpaid based on the Debtors’ good faith estimates of performance for such quarters, with such estimates to be subject to the approval of the Required Consenting BrandCo Lenders, with such approval not to be unreasonably withheld, conditioned, or delayed.

Except as set forth in Article IV.L of the Plan, the KEIP and KERP programs shall terminate effective as of the Effective Date and any clawback rights provided for under the KEIP or the KERP shall be released.

13.	Effectuating Documents; Further Transactions

On, before, or after (as applicable) the Effective Date, the Reorganized Debtors, the officers of the Reorganized Debtors, and members of the New Boards are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the New Organizational Documents, the Exit Facilities Documents, and the securities issued pursuant to the Plan, including the New Securities, and any and all other agreements, documents, securities, filings, and instruments relating to the foregoing in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan.  The authorizations and approvals contemplated by Article IV of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

14.	Management Incentive Plan

By no later than January 1, 2024, the Reorganized Holdings Board shall implement the Management Incentive Plan that provides for the issuance of options and/or other equity-based compensation to the management and directors of the Reorganized Debtors in accordance with the Plan.

7.5% of the New Common Stock, on a fully diluted basis, shall be reserved for issuance in connection with the Management Incentive Plan.  The participants in the Management Incentive Plan, the allocations and form of the options and other equity-based compensation to such participants (including the amount of the allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights, and transferability) shall be determined by the Reorganized Holdings Board; provided that one-half of the MIP Equity Pool shall be awarded to participants under the Management Incentive Plan upon implementation no later than January 1, 2024.

15.	Exemption from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property pursuant to the Plan shall not be subject to any stamp tax, document recording tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.  Such exemption specifically applies, without limitation, to (a) the creation, modification, consolidation, or recording of any mortgage, deed of trust, Lien, or other security interest, or the securing of additional indebtedness by such or other means, (b) the making or assignment of any lease or sublease, (c) any Restructuring Transaction authorized by the Plan, and (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including:  (i) any merger agreements; (ii) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (iii) deeds; (iv) bills of sale; (v) assignments executed in connection with any Restructuring Transaction occurring under the Plan; or (vi) the other Definitive Documents.

16.	Indemnification Provisions

On and as of the Effective Date, consistent with applicable law, the Indemnification Provisions in place as of the Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organized documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be assumed by the Reorganized Debtors (and any such Indemnification Provisions in place as to any Debtors that are to be liquidated under the Plan shall be assigned to and assumed by an applicable Reorganized Debtor), deemed irrevocable, and will remain in full force and effect and survive the effectiveness of the Plan unimpaired and unaffected, and each of the Reorganized Debtors’ New Organizational Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, agents, managers, attorneys, and other professionals, at least to the same extent as such documents of each of the respective Debtors on the Petition Date but in no event greater than as permitted by law, against any Causes of Action.  None of the Reorganized Debtors shall amend and/or restate its respective New Organizational Documents, on or after the Effective Date to terminate, reduce, discharge, impair or adversely affect in any way (1) any of the Reorganized Debtors’ obligations referred to in the immediately preceding sentence or (2) the rights of such current and former directors, officers, employees, agents, managers, attorneys, and other professionals.

17.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, any and all Causes of Action, except for Retained Preference Actions, whether arising before or after the Petition Date, including but not limited to any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Retained Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The GUC Trust shall retain and may enforce all rights to commence and pursue any Retained Preference Actions, and the GUC Trust’s rights to commence, prosecute, or settle such Retained Preference Actions shall be preserved notwithstanding the occurrence of the Effective Date.  For the avoidance of doubt, the preservation of Retained Causes of Action described in the preceding sentence includes, but is not limited to, the Debtors’ and GUC Trusts’ rights, as applicable, to (1) assert any and all counterclaims, crossclaims, claims for contribution defenses, and similar claims in response to such or Causes of Action, (2) object to Administrative Claims, (3) object to other Claims, and (4) subordinate Claims, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article XI of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors and GUC Trust, as applicable, may pursue such Retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors and GUC Trust, as applicable, in their respective discretion.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors or GUC Trust will not pursue any and all available Retained Causes of Action.  The Debtors and the Reorganized Debtors and the GUC Trust expressly reserve all rights to prosecute any and all Retained Causes of Action against any Entity.  Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors and GUC Trust, as applicable, expressly reserve all and shall retain the applicable Retained Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Retained Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all Retained Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Retained Causes of Action except as otherwise expressly provided in the Plan and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

18.	GUC Trust and PI Settlement Fund

On the Effective Date, solely in the event that any Class of General Unsecured Claims votes to accept the Plan, the GUC Trust shall be established in accordance with the GUC Trust Agreement.  The GUC Trust Agreement shall be (a) drafted by the Creditors’ Committee and (b) in substantially the form included in the Plan Supplement.

On the Effective Date, solely in the event that Class 9(a) votes to accept the, Plan the PI Settlement Fund shall be established in accordance with the terms of the PI Settlement Fund Agreement and the Plan.  The PI Settlement Fund Agreement shall be (a) drafted by the Creditors’ Committee and (b) in substantially the form included in the Plan Supplement.

On the Effective Date, in accordance with the Plan, the GUC Trust Assets and the PI Settlement Fund Assets shall vest in the GUC Trust free and clear of all Claims, Interests, liens, and other encumbrances.  For the avoidance of doubt, any portion of the GUC Settlement Total Amount allocable to any Class of General Unsecured Claims that votes to reject the Plan shall be retained by the Reorganized Debtors.

The GUC Trust shall have the sole power and authority to:  (1) receive and hold the GUC Trust Assets and the PI Settlement Fund Assets; (2) administer, dispute, object to, compromise, or otherwise resolve all General Unsecured Claims in any Class of General Unsecured Claims that votes to accept the Plan; provided that the Debtors, with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders and in consultation with the Creditors’ Committee, or the Reorganized Debtors, in consultation with the GUC Administrator, may elect to administer, dispute, object to, compromise, or otherwise resolve any such Claim; (3) make distributions in accordance with the Plan to Holders of Allowed General Unsecured Claims in any Class that votes to accept the Plan; and (4) commence and pursue the Retained Preference Actions, and manage and administer any proceeds thereof in accordance with the Plan.

The GUC Administrator, the PI Claims Administrator, and their respective counsel shall be selected by the Creditors’ Committee and disclosed in the Plan Supplement prior to commencement of the Confirmation Hearing.  The identity of the GUC Administrator, the PI Claims Administrator, and their respective counsel, and the terms of their compensation shall be reasonably acceptable to the Debtors and the Required Consenting BrandCo Lenders.  In furtherance of and consistent with the purpose of the GUC Trust or PI Settlement Fund, as applicable, and the Plan, the GUC Administrator or PI Claims Administrator, as applicable, shall:  (1) have the power and authority to perform all functions on behalf of the GUC Trust or PI Settlement Fund, as applicable; (2) undertake, with the cooperation of the Reorganized Debtors, all administrative responsibilities that are provided in the Plan and the GUC Trust Agreement or PI Settlement Fund Agreement, as applicable, including filing the applicable operating reports and administering the closure of the Chapter 11 Cases, which reports shall be delivered to the Reorganized Debtors; (3) be responsible for all decisions and duties with respect to the GUC Trust or PI Settlement Fund, as applicable, and the GUC Trust Assets and the PI Settlement Fund Assets, as applicable; and (4) in all circumstances and at all times, act in a fiduciary capacity for the benefit and in the best interests of the beneficiaries of the GUC Trust or PI Settlement Fund Agreement, as applicable, in furtherance of the purpose of the GUC Trust and PI Settlement Fund Agreement and in accordance with the Plan and the GUC Trust Agreement or PI Settlement Fund Agreement, as applicable.

All expenses (including taxes) of the PI Settlement Fund shall be GUC Trust Operating Expenses and shall be payable solely from the GUC Trust/PI Fund Operating Reserve.

19.	Acceptable Alternative Transaction

Solely in the event that the Debtors determine to effectuate the Acceptable Alternative Transaction before the Confirmation Hearing, the Confirmation Order shall authorize all actions as may be necessary or appropriate to effectuate the Acceptable Alternative Transaction, including, among other things, transferring any purchased assets and interests to be transferred to and vested in the Purchaser free and clear of all Liens, Claims, charges or other encumbrances pursuant to the terms of the Asset Purchase Agreement, approve the Asset Purchase Agreement, and authorize the Debtors, or any other entity responsible for administrating the Debtors’ Estates, to enter into and undertake the transactions contemplated by the Asset Purchase Agreement, including pursuant to sections 363, 365, 1123(a)(5)(B), and 1123(a)(5)(D) of the Bankruptcy Code.

Solely if the Acceptable Alternative Transaction occurs, the following provisions shall govern:

a.	Sources of Consideration for Plan Distributions

The Reorganized Debtors will fund distributions under the Plan with (i) Cash on hand on the Effective Date, (ii) the revenues and proceeds of all assets of the Debtors, including the net Sale Proceeds and proceeds from all Causes of Action not expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, or sold pursuant to the Asset Purchase Agreement, in accordance with section 1123(b) of the Bankruptcy Code, and (iii) the Wind Down Reserve. In the event of an Acceptable Alternative Transaction, the Plan Settlement shall remain in full force and effect.

b.	Corporate Existence

On and after the Effective Date, at least one of the Reorganized Debtors shall continue in existence for purposes of (i) winding down the Debtors’ business and affairs as expeditiously as reasonably possible; (ii) resolving Disputed Claims; (iii) making distributions on account of Allowed Claims as provided hereunder; (iv) establishing and funding the Distribution Reserve Accounts; (v) enforcing and prosecuting claims, interests, rights, and privileges under the Schedule of Retained Causes of Action in an efficacious manner and only to the extent the benefits of such enforcement or prosecution are reasonably believed to outweigh the costs associated therewith; (vi) filing appropriate tax returns; (vii) complying with their continuing obligations under the Asset Purchase Agreement, if any; and (viii) administering the Plan in an efficacious manner.  The Reorganized Debtors shall be deemed to be substituted as the party-in-lieu of the Debtors in all matters, including (i) motions, contested matters, and adversary proceedings pending in the Bankruptcy Court and (ii) all matters pending in any courts, tribunals, forums, or administrative proceedings outside of the Bankruptcy Court, in each case without the need or requirement for the Plan Administrator or the Reorganized Debtors to file motions or substitutions of parties or counsel in each such matter.

c.	Corporate Action

Upon the Effective Date, all actions contemplated under the Plan, regardless of whether taken before, on, or after the Effective Date, shall be deemed authorized and approved in all respects, including:  (i) the implementation of the Acceptable Alternative Transaction; (ii) closing of the Asset Purchase Agreement; and (iii) all other actions contemplated under or necessary to implement the Plan (whether to occur before, on, or after the Effective Date).  All matters provided for in the Plan or deemed necessary or desirable by the Debtors before, on, or after the Effective Date involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan or corporate structure of the Debtors or Reorganized Debtors, shall be deemed to have occurred and shall be in effect on the Effective Date, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors.  Before, on, or after the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors.  The authorizations and approvals contemplated by Article VI.R.1 of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

d.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, the Confirmation Order, the Asset Purchase Agreement, or any agreement, instrument, or other document incorporated therein, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, the assets of the Debtors that are not transferred to the Purchaser pursuant to the Asset Purchase Agreement, if any, shall vest in the applicable Reorganized Debtor free and clear of all Liens, Claims, charges, or other encumbrances, subject to and in accordance with the Plan, including the Description of Transaction Steps.  On and after the Effective Date, except as otherwise provided for in the Plan, the DIP Orders, or the Asset Purchase Agreement, the Debtors and the Reorganized Debtors may, as applicable, operate their business and use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action.

e.	Effectuating Documents; Further Transactions

Prior to the Effective Date, the Debtors and, on and after the Effective Date, the Reorganized Debtors, the Plan Administrator, and the officers and members thereof, are authorized to and may issue, execute, deliver, file, or record to the extent not inconsistent with any provision of the Plan such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, without the need for any approvals, authorizations, notices, or consents, except for those expressly required pursuant to the Plan.

f.	Preservation of Causes of Action

Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, or sold pursuant to the Asset Purchase Agreement, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall convey to the Plan Administrator all rights to commence, prosecute, or settle, as appropriate, any and all Retained Causes of Action, other than Retained Preference Actions, whether arising before or after the Petition Date, which shall vest in the Plan Administrator pursuant to the terms of the Plan.  The Plan Administrator may enforce all rights to commence, prosecute, or settle, as appropriate, any and all such Retained Causes of Action, whether arising before or after the Petition Date, and the Plan Administrator’s rights to commence, prosecute, or settle such Retained Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The Plan Administrator may, in its reasonable business judgment, pursue such Retained Causes of Action and may retain and compensate professionals in the analysis or pursuit of such Retained Causes of Action to the extent the Plan Administrator deems appropriate, including on a contingency fee basis.  No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Reorganized Debtors or the Plan Administrator will not pursue any and all available such Retained Causes of Action against them.  The Reorganized Debtors and the Plan Administrator expressly reserve all rights to prosecute any and all such Retained Causes of Action against any Entity, except as otherwise expressly provided in the Plan; provided that the Reorganized Debtors, in consultation with the Plan Administrator after the Effective Date, may prosecute any such Retained Cause of Action against any party only in connection with their objection to and resolution of any Claim asserted by such party.  Unless any such Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Plan Administrator expressly reserves all such Retained Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Retained Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.  The Plan Administrator reserves and shall retain the foregoing Retained Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  The Plan Administrator shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Retained Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to, or action, order, or approval of, the Bankruptcy Court.

For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to the Plan include (a) any Claim or Cause of Action with respect to, or against, a Released Party or (b) any Retained Preference Action.

g.	Plan Administrator

The Plan Administrator shall act for the Reorganized Debtors in the same fiduciary capacity as applicable to a board of managers, directors, and officers, subject to the provisions in the Plan (and all certificates of formation, membership agreements, and related documents are deemed amended by the Plan to permit and authorize the same).  On the Effective Date, the authority, power, and incumbency of the persons acting as managers, directors, or officers of the Reorganized Debtors shall be deemed to have resigned, solely in their capacities as such, and the Plan Administrator shall be appointed as the sole manager, sole director, and sole officer of the Reorganized Debtors, and shall succeed to the powers of the Reorganized Debtors’ managers, directors, and officers.  From and after the Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Reorganized Debtors.  The foregoing shall not limit the authority of the Reorganized Debtors or the Plan Administrator, as applicable, to continue the employment any former manager or officer, including pursuant to any transition services agreement entered into on or after the Effective Date by and between the Reorganized Debtors and the Purchaser under the Asset Purchase Agreement.

h.	Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, or in the Acceptable Alternative Transaction Documents, each Executory Contract or Unexpired Lease not assumed shall be deemed rejected as of the Effective Date, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease:  (i) is specifically described in the Plan or in the Acceptable Alternative Transaction Documents as to be assumed in connection with confirmation of the Plan or the Acceptable Alternative Transaction Documents, is identified on the Schedule of Assumed Executory Contracts and Unexpired Leases, or otherwise is specifically described in the Plan not to be rejected; (ii) is the subject of a notice of assumption or motion to assume such Executory Contracts or Unexpired Leases, as applicable, that is pending on the Effective Date, regardless of whether the requested effective date of such assumption is on or after the Effective Date; (iii) is to be assumed by the Debtors or assumed by the Debtors and assigned to another third party, as applicable, in connection with any sale transaction or otherwise; or (iv) is a contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan.  In the event of a conflict between the Plan and the Acceptable Alternative Transaction Documents with respect to assumption or rejection of Executory Contracts or Unexpired Leases, the Acceptable Alternative Transaction Documents shall control.  Entry of a Sale Order and/or the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions, assignments, and rejections, including the assumption and assignment of the Executory Contracts or Unexpired Leases as provided in the Acceptable Alternative Transaction Documents and the Plan Supplement, pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date, and assumptions or rejections pursuant to the Acceptable Alternative Transaction Documents are effective as of the closing of the Acceptable Alternative Transaction pursuant to the terms of the Acceptable Alternative Transaction Documents.

Any Cure Claims shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of such Cure Claims in Cash on or about the closing of the Acceptable Alternative Transaction, subject to the limitations described below and set forth in the Acceptable Alternative Transaction Documents and Article IV.S.8 of the Plan, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.  Any Cure Claim shall be deemed fully satisfied, released, and discharged upon payment thereof by the Debtors, the Reorganized Debtors, or the Purchaser, as applicable. The Debtors, prior to the Effective Date, or the Reorganized Debtors after the Effective Date, as applicable, may settle any Cure Claim on account of any Executory Contract or Unexpired Lease without any further notice to or action, order, or approval of the Bankruptcy Court.

In the event of a dispute regarding (i) the amount of any payments to cure such a default, (ii) the ability of the purchaser under the Acceptable Alternative Transaction Documents or any assignee, to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

20.	Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases on the dates on which such amounts would be required to be paid under the Term DIP Credit Agreement, the DIP Orders, or the Restructuring Support Agreement) without the requirement to file a fee application with the Court, without the need for time detail, and without any requirement for review or approval by the Banrkruptcy Court or any other party.  All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided that such estimates shall not be considered to be admissions or limitations with respect to such Restructuring Expenses.  In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due, pre- and post-Effective Date Restructuring Expenses, whether incurred before, on or after the Effective Date.

D.	The GUC Trust

1.	Establishment of the GUC Trust

On the Effective Date, solely in the event that any Class of General Unsecured Claims votes to accept the Plan, the GUC Trust shall be established in accordance with the terms of the GUC Trust Agreement and the Plan.  The GUC Trust Agreement shall be (a) drafted by the Creditors’ Committee and (b) in substantially the form included in the Plan Supplement.

The GUC Trust shall be established to liquidate the GUC Trust Assets and make distributions in accordance with the Plan, Confirmation Order, and GUC Trust Agreement, and in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the GUC Trust.  The GUC Trust shall be structured to qualify as a “liquidating trust” within the meaning of Treasury Regulations Section 301.7701-4(d) and in compliance with Revenue Procedure 94-45, and thus, as a “grantor trust” within the meaning of Sections 671 through 679 of the Tax Code.  Accordingly, the GUC Trust Beneficiaries shall be treated for U.S. federal income tax purposes (i) as direct recipients of undivided interests in the GUC Trust Assets (other than to the extent the GUC Trust Assets are allocable to Disputed Claims) and as having immediately contributed such assets to the GUC Trust, and (ii) thereafter, as the grantors and deemed owners of the GUC Trust and thus, the direct owners of an undivided interest in the GUC Trust Assets (other than such GUC Trust Assets that are allocable to Disputed Claims).

2.	The GUC Administrator

The identity of the GUC Administrator shall be disclosed in the Plan Supplement prior to entry of the Confirmation Order on the docket of the Chapter 11 Cases.

3.	Certain Tax Matters

The GUC Administrator shall file tax returns for the GUC Trust as a grantor trust pursuant to Treasury Regulations Section 1.671-4(a) and in accordance with the Plan.  The GUC Trust’s items of taxable income, gain, loss, deduction, and/or credit (other than such items is respect of any assets allocable to, or retained on account of, Disputed Claims) will be allocated to each holder in accordance with their relative ownership of GUC Trust Interests.

As soon as possible after the Effective Date, the GUC Administrator shall make a good faith valuation of the GUC Trust Assets and such valuation shall be used consistently by all parties for all U.S. federal income tax purposes.

The GUC Administrator may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all tax returns filed by or on behalf of the GUC Trust for all taxable periods through the dissolution thereof. Nothing in Article V.B of the Plan shall be deemed to determine, expand or contract the jurisdiction of the Bankruptcy Court under section 505 of the Bankruptcy Code.

The GUC Administrator (i) may timely elect to treat any GUC Trust Assets allocable to Disputed Claims as a “disputed ownership fund” governed by Treasury Regulations Section 1.468B-9, and (2) to the extent permitted by applicable law, shall report consistently for state and local income tax purposes. If a “disputed ownership fund” election is made, all parties (including the GUC Administrator and the holders of GUC Trust Interests) shall report for U.S. federal, state and local income tax purposes consistently with the foregoing.  The GUC Administrator shall file all income tax returns with respect to any income attributable to a “disputed ownership fund” and shall pay the U.S. federal, state and local income taxes attributable to such disputed ownership fund based on the items of income, deduction, credit, or loss allocable thereto.

E.	PI Settlement Fund

1.	Establishment of the PI Settlement Fund

On the Effective Date, solely in the event that Class 9(a) votes to accept the Plan, the PI Settlement Fund shall be established in accordance with the terms of the PI Settlement Fund Agreement and the Plan.  The PI Settlement Fund Agreement shall be (a) drafted by the Creditors’ Committee and (b) in substantially the form included in the Plan Supplement.  The PI Settlement Fund shall be established to make distributions to Holders of Talc Personal Injury Claims in accordance with the PI Claims Distribution Procedures and the Plan.  All expenses of the PI Settlement Fund shall be GUC Trust Operating Expenses and shall be payable solely from the GUC Trust/PI Fund Operating Reserve.

2.	The PI Claims Administrator

The identity of the GUC Administrator shall be the PI Claims Administrator.

3.	Certain Tax Matters

The PI Settlement Fund is intended to be treated, and shall be reported, as a “qualified settlement fund” for U.S. federal income tax purposes and shall be treated consistently for state and local tax purposes to the extent applicable. The PI Claims Administrator shall be the “administrator” of the PI Settlement Fund within the meaning of Treasury Regulations section 1.468B-2(k)(3).

The PI Claims Administrator shall be responsible for filing all tax returns of the PI Settlement Fund and the payment, out of the assets of PI Settlement Fund, of any taxes due by or imposed on the PI Settlement Fund.

The PI Claims Administrator may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all tax returns filed by or on behalf of the PI Settlement Fund for all taxable periods through the dissolution thereof. Nothing in Article V.C. of the Plan shall be deemed to determine, expand or contract the jurisdiction of the Bankruptcy Court under section 505 of the Bankruptcy Code.

F.	Treatment of Executory Contracts and Unexpired Leases

1.	Assumption and Rejection of Executory Contracts and Unexpired Leases

Except in the event of an Acceptable Alternative Transaction or as otherwise provided in the Plan, all Executory Contracts or Unexpired Leases will be deemed assumed as of the Effective Date, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that:  (a) previously were assumed or rejected by the Debtors; (b) are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; or (c) are the subject of a motion to reject such Executory Contracts or Unexpired Leases, as applicable, that is pending on the Effective Date, regardless of whether the requested effective date of such rejection is on or after the Effective Date.  The assumption or rejection of all executory contracts and unexpired leases in the Chapter 11 Cases or in the Plan shall be determined by the Debtors, with the consent of the Required Consenting BrandCo Lenders.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions, assumptions and assignments, and the rejection of the Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Any motions to reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order.  Each Executory Contract and Unexpired Lease assumed pursuant to Article VII.A of the Plan or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date or such later date as provided in Article VII.A of the Plan, shall revest in and be fully enforceable by the Debtors or the Reorganized Debtors, as applicable, in accordance with such Executory Contract and/or Unexpired Lease’s terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including, without limitation, any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.  Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases, including by way of adding or removing a particular Executory Contract or Unexpired Lease from the Schedule of Rejected Executory Contracts and Unexpired Leases, at any time through and including sixty (60) Business Days after the Effective Date.

In the event of an Acceptable Alternative Transaction, all Executory Contracts and Unexpired Leases shall be assumed, assumed and assigned or rejected in accordance with Article R.1 of the Plan.

2.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court or the Voting and Claims Agent and served on the Debtors or Reorganized Debtors, as applicable, by the later of (a) the applicable Claims Bar Date, and (b) thirty (30) calendar days after notice of such rejection is served on the applicable claimant.  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time shall be automatically Disallowed and forever barred from assertion and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, including any Claims against any Debtor listed on the Schedules as unliquidated, contingent or disputed.  Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as Other General Unsecured Claims and shall be treated in accordance with Article III of the Plan.

Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any cure amount has been fully paid or for which the cure amount is $0 pursuant to Article VII of the Plan, shall be deemed Disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any Cure Claims shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Claim in Cash on the Effective Date or as soon as reasonably practicable thereafter, with such Cure Claim being $0.00 if no amount is listed in the Cure Notice, subject to the limitations described below, or on such other terms as the party to such Executory Contract or Unexpired Lease may otherwise agree.  In the event of a dispute regarding (a) the amount of the Cure Claim, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, if required, or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall only be made following the entry of a Final Order or orders resolving the dispute and approving the assumption or by mutual agreement between the Debtors or the Reorganized Debtors, as applicable, and the applicable counterparty, with the reasonable consent of the Required Consenting BrandCo Lenders.

At least fourteen (14) calendar days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, Cure Notices and proposed amounts of Cure Claims to the applicable Executory Contract or Unexpired Lease counterparties.  Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors at least seven (7) calendar days before the Confirmation Hearing.  Any such objection to the assumption of an Executory Contract or Unexpired Lease shall be heard by the Bankruptcy Court on or before the Effective Date, unless a later date is agreed to between the Debtors or the Reorganized Debtors, on the one hand, and the counterparty to the Executory Contract or Unexpired Lease, on the other hand, or by order of the Bankruptcy Court.  Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount shall be deemed to have assented to such assumption and/or cure amount; provided, however, that, subject to Article XIII.A of the Plan, the Debtors or the Reorganized Debtors, as applicable, shall have the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases, as applicable, as identified in the Plan Supplement, through and including forty-five (45) calendar days after the Effective Date.

The Debtors or Reorganized Debtors, as applicable, reserve the right to reject any Executory Contract or Unexpired Lease in resolution of any cure disputes.  Notwithstanding anything to the contrary in the Plan, if at any time the Bankruptcy Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or Reorganized Debtors, as applicable, will have the right, at such time, to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease shall be deemed rejected as the Effective Date.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims against any Debtor or defaults, whether monetary or nonmonetary, including defaults of provisions restricting a change in control or any bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors or Reorganized Debtors assume such Executory Contract or Unexpired Lease; provided that nothing herein shall prevent the Reorganized Debtors from (a) paying any Cure Claim despite the failure of the relevant counterparty to File such request for payment of such Cure Claim or (b) settling any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court, in each case in clauses (a) or (b), with the consent (not to be unreasonably withheld, conditioned or delayed) of the Required Consenting 2020 B-2 Lenders.  Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed and cured shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

4.	Pre-existing Obligations to the Debtors under Executory Contracts and Unexpired Leases

Notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts and Unexpired Leases.  For the avoidance of doubt, the rejection of any Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such Executory Contracts and Unexpired Leases.

5.	Insurance Policies

Subject in all respects to Articles VIII.K.3 and XI.L, all of the Debtors’ insurance policies, including any directors’ and officers’ insurance policies (including any “tail policies”), and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan.  On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto.  In addition, on and after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce, limit or restrict the coverage under any of the directors’ and officers’ insurance policies with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Confirmation Date shall be entitled to the full benefits of any such directors’ and officers’ insurance policy (including any “tail policies”) for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Confirmation Date.  Notwithstanding anything to the contrary in Article XI.D and Article XI.E of the Plan, all of the Debtors’ current and former officers’ and directors’ rights as beneficiaries of such insurance policies are preserved to the extent set forth in the Plan.

6.	Indemnification Provisions

Except as otherwise provided in the Plan, on and as of the Effective Date, any of the Debtors’ indemnification rights with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

7.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan or by separate order of the Bankruptcy Court, each Executory Contract or Unexpired Lease that is assumed shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such Executory Contract or Unexpired Lease, and (b) all Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated pursuant to an order of the Bankruptcy Court or under the Plan.

Except as otherwise provided by the Plan or by separate order of the Bankruptcy Court, modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases and actions taken in accordance therewith (a) shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims against any Debtor that may arise in connection therewith, (b) are not and do not create postpetition contracts or leases, (c) do not elevate to administrative expense priority any Claims of the counterparties to such Executory Contracts and Unexpired Leases against any of the Debtors, and (e) do not entitle any Entity to a Claim against any of the Debtors under any section of the Bankruptcy Code on account of the difference between the terms of any prepetition Executory Contracts or Unexpired Leases and subsequent modifications, amendments, supplements or restatements.

8.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If, prior to the Effective Date, there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, or Reorganized Debtors, as applicable, shall have forty-five (45) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date.

9.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

10.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business.  Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) that had not been rejected as of the date of Confirmation will survive and remain obligations of the applicable Reorganized Debtor.

G.	Provisions Governing Distributions

1.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim), each Holder of an Allowed Claim shall be entitled to receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class.  If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims (which will only be made if and when they become Allowed Claims) shall be made pursuant to the provisions set forth in Article VIX of the Plan.  Except as otherwise expressly provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.  The Debtors shall have no obligation to recognize any transfer of Claims against any Debtor or privately held Interests occurring on or after the Distribution Record Date.  Distributions to Holders of Claims or Interests related to public Securities shall be made to such Holders in exchange for such Securities, which shall be deemed canceled as of the Effective Date.

2.	Disbursing Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Disbursing Agent on the Effective Date or as soon as reasonably practicable thereafter.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

3.	Rights and Powers of Disbursing Agent

a.	Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to:  (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all distributions contemplated hereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

b.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes other than any income taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable and documented attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors; provided that all such expenses, compensation and reimbursement claims of the GUC Administrator or the Unsecured Notes Indenture Trustee shall be paid from the GUC Trust/PI Fund Operating Reserve.

4.             Delivery of Distributions and Undeliverable or Unclaimed Distributions

a.	Delivery of Distributions

(i)             Delivery of Distributions to Holders of Allowed Credit Agreement Claims

Except as otherwise provided in the Plan, all distributions under the Plan on account of an Allowed FILO ABL Claim, OpCo Term Loan Claim, First Lien BrandCo Guaranty Claim, BrandCo Second Lien Guaranty Claim or BrandCo Third Lien Guaranty Claim shall be made by the Reorganized Debtors or the ABL Agent, 2016 Agent, or BrandCo Agent, as applicable, to the Holder of record of such Allowed Claim as of the Distribution Record Date (as determined and maintained by the ABL Agent, 2016 Agent, or BrandCo Agent, as applicable) or as otherwise reasonably directed by such Holder.

(ii)            Delivery of Distributions to Unsecured Notes Indenture Trustee

Distributions to be made to Holders of Allowed Unsecured Notes Claims shall be made to, or at the reasonable direction of, the Unsecured Notes Indenture Trustee, which shall transmit or direct the transmission of such distributions to Holders of Allowed Unsecured Notes Claims in accordance with the Unsecured Notes Indenture.  The Unsecured Notes Indenture Trustee shall transfer or direct the transfer of such distributions through the facilities of DTC.  The Unsecured Notes Indenture Trustee shall be entitled to recognize and deal for all purposes under the Plan with Holders of the Unsecured Notes Claims to the extent consistent with the customary practices of DTC, and all distributions to be made to Holders of Unsecured Notes Claims shall be delivered to the Unsecured Notes Indenture Trustee in a form that is eligible to be distributed through the facilities of DTC.

(iii)           Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims (other than Holders specified in Article VIII.D.1(a) or (b) of the Plan) or Interests shall be made to Holders of record as of the Distribution Record Date by the Reorganized Debtors or the applicable Disbursing Agent:  (A) to the signatory set forth on any of the Proofs of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have been notified in writing of a change of address); (B) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors after the date of any related Proof of Claim; (C) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and the Reorganized Debtors have not received a written notice of a change of address; or (D) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf.  The Debtors and the Reorganized Debtors shall not incur any liability whatsoever on account of any distributions under the Plan, except in the event of gross negligence or willful misconduct, as determined by a Final Order of a court of competent jurisdiction.  Subject to Article VIII of the Plan, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Disbursing Agents, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan, except in the event of actual fraud, gross negligence, or willful misconduct, as determined by a Final Order of a court of competent jurisdiction.

b.	Record Date of Distributions

As of the close of business on on the Distribution Record Date, the various transfer registers for each Class of Claims as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes in the record Holders of any Claims.  The Disbursing Agent shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date.  In addition, with respect to payment of any cure amounts or disputes over any cure amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Effective Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Cure Claim. For the avoidance of doubt, the Distribution Record Date shall not apply to distributions to Holders of public Securities deposited with DTC, the Holders of which shall receive distributions in accordance with the customary procedures of DTC.

c.	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the Reorganized Debtors, on the one hand, and the Holder of a Disputed Claim, on the other hand, or as set forth in a Final Order, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all of the Disputed Claim has become an Allowed Claim or has otherwise been resolved by settlement or Final Order; provided that, if the Reorganized Debtors do not dispute a portion of an amount asserted pursuant to an otherwise Disputed Claim, the Disbursing Agent may make a partial distribution on account of that portion of such Claim that is not Disputed at the time and in the manner that the Disbursing Agent makes distributions to similarly situated Holders of Allowed Claims pursuant to the Plan.  Any dividends or other distributions arising from property distributed to Holders of Allowed Claims, in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim, in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims in such Class.

d.	Minimum Distributions

No partial distributions or payments of fractions of New Securities shall be distributed and no Cash shall be distributed in lieu of such fractional amounts.  When any distribution pursuant to the Plan on account of an Allowed Claim or Interest, as applicable, would otherwise result in the issuance of a number of New Securities that is not a whole number, the actual distribution of New Securities shall be rounded as follows:  (i) fractions of greater than one-half (1/2) shall be rounded to the next higher whole number and (ii) fractions of one-half (1/2) or less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor.  The total number of authorized shares of New Securities to be distributed pursuant to the Plan may (at the Debtors’ discretion) be adjusted as necessary to account for the foregoing rounding.

Notwithstanding any other provision of the Plan, no Cash payment valued at less than $100.00, in the reasonable discretion of the Disbursing Agent and the Reorganized Debtors, shall be made to a Holder of an Allowed Claim on account of such Allowed Claim.  Such Allowed Claims to which this limitation applies shall be discharged and its Holder forever barred from asserting that Claim against the Reorganized Debtors or their property.

e.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the later of (a) the Effective Date and (b) the date of the distribution.  After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, state, or other jurisdiction escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

Checks issued on account of Allowed Claims shall be null and void if not negotiated within one hundred eighty (180) calendar days from and after the date of issuance thereof.  Requests for reissuance of any check must be made directly and in writing to the Disbursing Agent by the Holder of the relevant Allowed Claim within the 180-calendar day period.  After such date, the relevant Allowed Claim (and any Claim for reissuance of the original check) shall be automatically discharged and forever barred, and such funds shall revert to the Reorganized Debtors (notwithstanding any applicable federal, provincial, state, or other jurisdiction escheat, abandoned, or unclaimed property laws to the contrary).

A distribution shall be deemed unclaimed if a holder has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

5.            Manner of Payment

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check, wire transfer, automated clearing house, or credit card, or as otherwise required or provided in applicable agreements.

6.             Registration or Private Placement Exemption

The New Securities are or may be “securities,” as defined in Section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws.

a.	Section 1145 of the Bankruptcy Code

Pursuant to section 1145 of the Bankruptcy Code, the offer, issuance, and distribution of the New Securities (other than the shares of New Common Stock that are Reserved Shares or that are Unsubscribed Shares issued under the Backstop Commitment Agreement, as described in VIII.F.2 of the Plan) by Reorganized Holdings as contemplated by the Plan (including the issuance of New Common Stock upon exercise of the Equity Subscription Rights and/or the New Warrants) are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of Securities.  The New Securities issued by Reorganized Holdings pursuant to section 1145 of the Bankruptcy Code (i) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) are freely tradable and transferable by any initial recipient thereof that (a) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (b) has not been such an “affiliate” within ninety (90) calendar days of such transfer, (iii) has not acquired the New Securities from an “affiliate” within one year of such transfer and (iv) is not an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code; provided that transfer of the New Securities may be restricted by the New Organizational Documents and the New Warrant Agreement, the New Shareholders’ Agreement, if any, and the New Warrant Agreement.

b.	Section 4(a)(2) of the Securities Act

The offer (to the extent applicable), issuance, and distribution of the Unsubscribed Shares shall be exempt (including with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code) from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder.  To the extent issued and distributed in reliance on Section 4(a)(2) of the Securities Act or Regulation D thereunder, the Reserved Shares and the Unsubscribed Shares will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable law.  In that regard, each of the Equity Commitment Parties has made customary representations to the Debtors, including that each is an “accredited investor” (within the meaning of Rule 501(a) of the Securities Act) or a qualified institutional buyer (as defined under Rule 144A promulgated under the Securities Act).

c.	DTC

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Securities through the facilities of DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of transfers, exercise, removal of restrictions, or conversion of New Securities under applicable U.S. federal, state or local securities laws.

DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement and depository services.

Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock and New Warrants (and New Common Stock issuable upon exercise of the New Warrants) are exempt from registration and/or eligible for DTC book-entry delivery, settlement and depository services.

7.             Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information, documentation, and certifications necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable or appropriate.  All Persons holding Claims against any Debtor shall be required to provide any information necessary for the Reorganized Debtors to comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit.  The Reorganized Debtors reserve the right to allocate any distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit on account of such distribution.

8.             No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in an order of the Bankruptcy Court, the Plan, the Final DIP Order, or the Confirmation Order, postpetition interest shall not accrue or be paid on any Claims and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim for purposes of distributions under the Plan.

9.             Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to the remaining portion of such Allowed Claim, if any.

10.           Setoffs and Recoupment

The Debtors or the Reorganized Debtors may, but shall not be required to, setoff against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors, as applicable, may have against the Holder of such Allowed Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law, to the extent that such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (pursuant to the Plan or otherwise); provided, however, that the failure of the Debtors or the Reorganized Debtors, as applicable, to do so shall not constitute a waiver, abandonment or release by the Debtors or the Reorganized Debtors of any such Claim they may have against the Holder of such Claim.

11.           Claims Paid or Payable by Third Parties

a.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim against any Debtor, and such Claim (or portion thereof) shall be Disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives a payment on account of such Claim from a party that is not a Debtor or a Reorganized Debtor, as applicable.  Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and also receives payment from a party that is not a Debtor or a Reorganized Debtor, as applicable, on account of such Claim, such Holder shall, within fourteen (14) days of receipt of such payment, repay or return the distribution to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen day grace period specified above until the amount is repaid.

b.	Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim against any Debtor, then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

c.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors, the Reorganized Debtors, or any Person or Entity may hold against any other Entity, including insurers, under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

12.           Foreign Current Exchange Rate

As of the Effective Date, any Claim asserted in a currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate on the Petition Date, as quoted at 4:00 p.m. (prevailing Eastern time), midrange spot rate of exchange for the applicable currency as published in the Wall Street Journal, National Edition, on the day after the Petition Date.

H.	Procedures for Resolving Contingent, Unliquidated, and Disputed Claims

1.             Resolution of Disputed Claims

a.	Allowance of Claims

After the Effective Date, each of the Reorganized Debtors and, with respect to General Unsecured Claims, the GUC Administrator, as applicable, shall have and retain any and all rights and defenses such Debtor had with respect to any Claim immediately before the Effective Date.  Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim against any Debtor shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.

b.	Claims and Interests Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors (or any authorized agent or assignee thereof) and the GUC Administrator, as applicable, shall have the sole authority to:  (i) File, withdraw, or litigate to judgment objections to Claims against any of the Debtors; (ii) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (iii) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.  For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor and the GUC Administrator, as applicable, shall have and retain any and all rights and defenses that any Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest.

c.	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, or the GUC Administrator, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim against any Debtor that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court.  In the event that the Bankruptcy Court estimates any Disputed, contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim; provided, however, that such limitation shall not apply to Claims against any of the Debtors requested by the Debtors to be estimated for voting purposes only.

Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen (14) calendar days after the date on which such Claim is estimated.  All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another.  Claims against any of the Debtors may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

d.	Adjustment to Claims Without Objection

Any duplicate Claim or Interest, any Claim against any Debtor that has been paid or satisfied, or any Claim against any Debtor that has been amended or superseded, canceled, or otherwise expunged (including pursuant to the Plan), may, in accordance with the Bankruptcy Code and Bankruptcy Rules, be adjusted or expunged (including on the Claims Register, to the extent applicable) by the Reorganized Debtors or the GUC Administrator, as applicable, without the Reorganized Debtors or the GUC Administrator having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.  Additionally, any Claim or Interest that is duplicative or redundant with another Claim or Interest against the same Debtor may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors or the GUC Administrator, as applicable, without the Reorganized Debtors or the GUC Administrator having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

e.	Time to File Objections to Claims

Any objections to Claims against any of the Debtors shall be Filed on or before the Claims Objection Deadline.

2.             Disallowance of Claims

Any Claims against any of the Debtors held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code, or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors.  Subject in all respects to Article IV.P of the Plan, all Proofs of Claims Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided in the Plan or otherwise agreed to by the Debtors or the Reorganized Debtors, or the GUC Administrator, as applicable, any and all Proofs of Claim filed after the applicable Claims Bar Date shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Filed Claim has been deemed timely Filed by a Final Order.

3.             Amendments to Proofs of Claim

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Proof of Claim or Interest may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors or the GUC Administrator, as applicable, and any such new or amended Proof of Claim Filed shall be deemed Disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court; provided, however, that the foregoing shall not apply to Administrative Claims or Professional Compensation Claims.

4.            No Distributions Pending Allowance

Notwithstanding anything to the contrary in the Plan, if any portion of a Claim against any Debtor is Disputed, or if an objection to a Claim against any Debtor or portion thereof is Filed as set forth in Article IX of the Plan, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

5.            Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Allowed Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Allowed Claim, without any interest, dividends, or accruals to be paid on account of such Allowed Claim unless required under applicable bankruptcy law.

6.             No Interest

Unless otherwise expressly provided by section 506(b) of the Bankruptcy Code or as specifically provided for in the Plan or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims against any of the Debtors, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim; provided, however, that nothing in Article IX.F of the Plan shall limit any rights of any Governmental Unit to interest under sections 503, 506(b), 1129(a)(9)(A) or 1129(a)(9)(C) of the Bankruptcy Code or as otherwise provided for under applicable law.

I.	The Plan Administrator

The following provisions shall apply only if the Acceptable Alternative Transaction occurs and a Plan Administrator is appointed.

1.             The Plan Administrator

The powers of the Plan Administrator shall include any and all powers and authority to implement the Plan and to administer and distribute the Distribution Reserve Accounts and wind down the business and affairs of the Debtors or the Reorganized Debtors, as applicable, including:  (a) liquidating, receiving, holding, investing, supervising, and protecting the assets of the Reorganized Debtors; (b) taking all steps to execute all instruments and documents necessary to effectuate the distributions to be made under the Plan from the Distribution Reserve Accounts; (c) making distributions from the Distribution Reserve Accounts as contemplated under the Plan; (d) establishing and maintaining bank accounts in the name of the Reorganized Debtors; (e) subject to the terms set forth in the Plan, employing, retaining, terminating, or replacing professionals to represent the Plan Administrator with respect to the Plan Administrator’s responsibilities or otherwise effectuating the Plan to the extent necessary; (f) paying all reasonable fees, expenses, debts, charges, and liabilities of the Reorganized Debtors; (g) administering and paying taxes of the Reorganized Debtors, including filing tax returns; (h) representing the interests of the Reorganized Debtors or the Estates, as applicable, before any taxing authority in all matters, including any action, suit, proceeding, or audit; (i) closing the sale pursuant to the Asset Purchase Agreement; and (j) exercising such other powers as may be vested in it pursuant to order of the Bankruptcy Court or pursuant to the Plan, or as it reasonably deems to be necessary and proper to carry out the provisions of the Plan.

The Plan Administrator may resign at any time upon thirty (30) days’ written notice delivered to the Bankruptcy Court; provided that such resignation shall only become effective upon the appointment of a permanent or interim successor Plan Administrator.  Upon its appointment, the successor Plan Administrator, without any further act, shall become fully vested with all of the rights, powers, duties, and obligations of its predecessor and all responsibilities of the predecessor Plan Administrator relating to the Reorganized Debtors shall be terminated.

a.	Plan Administrator Rights and Powers

The Plan Administrator shall retain and have all the rights, powers, and duties necessary to carry out its responsibilities under the Plan, and as otherwise provided in the Confirmation Order.  The Plan Administrator shall be the representative of the Estates appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code.

b.	Retention of Professionals

The Plan Administrator shall have the right to retain the services of attorneys, accountants, and other professionals that, in the discretion of the Plan Administrator, are necessary to assist the Plan Administrator in the performance of its duties.  The reasonable fees and expenses of such professionals shall be paid from the Plan Administrator Assets upon the monthly submission of statements to the Plan Administrator.  The payment of the reasonable fees and expenses of the Plan Administrator’s retained professionals shall be made in the ordinary course of business from the Plan Administrator Assets and shall not be subject to the approval of the Bankruptcy Court.

c.	Compensation of the Plan Administrator

The Plan Administrator’s compensation, on a post-Effective Date basis, shall be as described in the Plan Supplement.  Except as otherwise ordered by the Bankruptcy Court, the fees and expenses incurred by the Plan Administrator on or after the Effective Date (including taxes imposed on the Reorganized Debtors and excluding any income taxes imposed on the Plan Administrator) and any reasonable compensation and expense reimbursement Claims (including attorney fees and expenses) made by the Plan Administrator in connection with such Plan Administrator’s duties shall be paid without any further notice to, or action, order, or approval of, the Bankruptcy Court in Cash from the Plan Administrator Assets, as applicable, if such amounts relate to any actions taken hereunder.

d.	Plan Administrator Expenses

All reasonable costs, expenses, and obligations (other than any income taxes) incurred by the Plan Administrator in administering the Plan, the Reorganized Debtors, or in any manner connected, incidental, or related thereto, shall be incurred and paid from the Plan Administrator Assets.

The Debtors and the Plan Administrator, as applicable, shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.  In the event that the Plan Administrator is so ordered after the Effective Date, all costs and expenses of procuring any such bond or surety shall be paid for with Cash from the Plan Administrator Assets.

2.             Wind Down

On and after the Effective Date, the Plan Administrator will be authorized and directed to implement the Plan and any applicable orders of the Bankruptcy Court, and the Plan Administrator shall have the power and authority to take any action necessary to wind down the Debtors’ Estates.

As soon as practicable after the Effective Date, the Plan Administrator shall:  (a) cause the Debtors and the Reorganized Debtors, as applicable, to comply with, and abide by, the terms of the Asset Purchase Agreement and any other documents contemplated thereby; and (b) take such other actions as the Plan Administrator may determine to be necessary or desirable to carry out the purposes of the Plan.

The filing of the final monthly report (for the month in which the Effective Date occurs) and all subsequent quarterly reports shall be the responsibility of the Plan Administrator.

3.             Exculpation, Indemnification, Insurance, and Liability Limitation

The Plan Administrator and all professionals retained by the Plan Administrator, each in their capacities as such, shall be deemed exculpated and indemnified, except for fraud, willful misconduct, or gross negligence, in all respects by the Reorganized Debtors.  The Plan Administrator may obtain, at the expense of the Reorganized Debtors, commercially reasonable liability or other appropriate insurance with respect to the indemnification obligations of the Reorganized Debtors.  The Plan Administrator may rely upon written information previously generated by the Debtors.

Notwithstanding anything to the contrary contained in the Plan, the Plan Administrator in its capacity as such, shall have no liability whatsoever to any party for the liabilities and/or obligations, however created, whether direct or indirect, in tort, contract, or otherwise, of the Debtors.

4.             Tax Returns

After the Effective Date, the Plan Administrator shall complete and file all final or otherwise required foreign, federal, state, provincial, and local tax returns for each of the Debtors and, pursuant to section 505(b) of the Bankruptcy Code, may request an expedited determination of any unpaid tax liability of such Debtor or its Estate, for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws.

5.            Reserves Administered by the Plan Administrator

The Plan Administrator shall maintain Distribution Reserve Accounts for the purpose of paying certain Allowed Claims and satisfying expenses associated with the Wind Down of the Estates.  The Debtors and/or the Plan Administrator shall establish such initial Distribution Reserve Accounts.  After the initial establishment of the Distribution Reserve Accounts, the Debtors and the Reorganized Debtors reserve the right to amend the number and type of Distribution Reserve Accounts established pursuant to the Plan.

J.	Settlement, Release, Injunction, and Related Provisions

1.             Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith global and integrated compromise and settlement (the “Plan Settlement”) of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that any Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest, as well as any and all actual and potential disputes between and among the Company Entities (including, for clarity, between and among the BrandCo Entities, on the one hand, and the Non-BrandCo Entities on the other and including, with respect to each Debtor, such Debtors’ Estate), the Creditors’ Committee, and the Consenting BrandCo Lenders and all other disputes that might impact creditor recoveries, including, without limitation, any and all issues relating to (1) the allocation of the economic burden of repayment of the ABL DIP Facility and Term DIP Facility and/or payment of adequate protection obligations provided pursuant to the Final DIP Order among the Debtors; (2) any and all disputes that might be raised impacting the allocation of value among the Debtors and their respective assets, including any and all disputes related to the Intercompany DIP Facility; and (3) any and all other Settled Claims, including the Financing Transactions Litigation Claims. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Plan Settlement as well as a finding by the Bankruptcy Court that the Plan Settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. The Plan Settlement is binding upon all creditors and all other parties in interest pursuant to section 1141(a) of the Bankruptcy Code. In accordance with the provisions of the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

2.             Discharge of Claims and Termination of Interests

To the extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order, or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan.  Any default or “event of default” by the Debtors or their Affiliates with respect to any Claim or Interest on account of the Filing of the Chapter 11 Cases or the Canadian Recognition Proceeding shall be deemed cured (and no longer continuing).  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

3.             Release of Liens

Except as otherwise specifically provided in the Plan, or any other Definitive Document, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, discharged, and compromised, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or filing being required to be made by the Debtors.

In addition, the ABL Agents, BrandCo Agent, 2016 Agent, ABL DIP Facility Agent, and Term DIP Facility Agent shall execute and deliver all documents reasonably requested by the Debtors, the Reorganized Debtors, the Exit Facilities Agents, or, in the event an Acceptable Alternative Transaction is consummated, the Purchaser, as applicable, to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Debtors or Reorganized Debtors to file UCC-3 termination statements or other jurisdiction equivalents (to the extent applicable) with respect thereto.

4.             Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code for good and valuable consideration, as of the Effective Date, each of the Released Parties is unconditionally, irrevocably, generally, individually, and collectively, released, acquitted, and discharged by the Debtors, the Reorganized Debtors, and each of their Estates from any and all Causes of Action, including any derivative Causes of Action asserted or assertable by or on behalf of a Debtor, Reorganized Debtor, or any of their Estates, any Causes of Action that any Debtor, Reorganized Debtors, or any of their Estates would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against or Interest in a Debtor or other Entity, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise that the Debtors, the Reorganized Debtors, or their Estates (whether individually or collectively) ever had, now has, or thereafter can, shall, or may have, based on or relating to, or in any manner arising from, in whole or in part:  (a) the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Chapter 11 Cases, the Canadian Recognition Proceeding, the purchase, sale, or rescission of any security of the Debtors, the Plan Settlement, the Settled Claims, the formulation, preparation, dissemination, negotiation or filing of the Restructuring Support Agreement, the Definitive Documents, the DIP Facilities, the Equity Rights Offering, the New Common Stock, the New Warrants, the Backstop Commitment Agreement, the Exit Facilities, the Disclosure Statement, or the Plan, including the Plan Supplement; (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Definitive Documents, the DIP Facilities, the Equity Rights Offering, the New Common Stock, the New Warrants, the Backstop Commitment Agreement, the Exit Facilities, the Disclosure Statement, or the Plan, including the Plan Supplement; (c) the business or contractual arrangements between any Debtor and any Released Party, whether before or during the Debtors’ restructuring, or the restructuring of Claims and Interests before or during the Chapter 11 Cases; (d) the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by or classified in the Plan; (e) the filing of the Chapter 11 Cases or the Canadian Recognition Proceeding, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; (f) the Settled Claims; or (g) any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date arising from or relating to any of the foregoing, including, without limitation, the Unsecured Notes Indenture, the ABL Facility Credit Agreement, the 2016 Credit Agreement, or the BrandCo Credit Agreement, and all matters relating thereto.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above shall not release (1) to the extent that any Causes of Action against the Debtors are not released or discharged pursuant to the Plan, any rights of the Debtors to assert any and all counterclaims, crossclaims, claims for contribution, defenses, and similar claims in response to such Causes of Action, (2) any Causes of Action set forth in the Schedule of Retained Causes of Action, including any Retained Preference Action, (3) any Cause of Action against any Excluded Party, (4) any commercial Cause of Action arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed, (5) any Cause of Action against a Holder of a Disputed Claim, to the extent such Cause of Action is necessary for the administration and resolution of such Claim solely in accordance with the Plan, or (6) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, any Definitive Document (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is:  (1) essential to the Confirmation of the Plan; (2) an exercise of the Debtors’ business judgment; (3) in exchange for the good and valuable consideration and substantial contributions provided by the Released Parties; (4) a good faith settlement and compromise of the Causes of Action released by the Debtor Release; (5) in the best interests of the Debtors and all Holders of Claims and Interests; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Debtors, the Reorganized Debtors, and the Estates asserting any Cause of Action released pursuant to the Debtor Release.

5.             Releases by the Releasing Parties

As of the Effective Date, each of the Releasing Parties other than the Debtors is deemed to have expressly, absolutely, unconditionally, irrevocably, generally, individually, and collectively, released, acquitted, and discharged each of the Released Parties from any and all Causes of Action, including any derivative Causes of Action asserted or assertable by or on behalf of a Debtor, Reorganized Debtor, or any of their Estates, and any Causes of Action asserted or assertable by or on behalf of the Holder of any Claim or Interest or other Entity, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise that the Releasing Parties (whether individually or collectively) ever had, now have, or thereafter can, shall, or may have, based on or relating to, or in any manner arising from, in whole or in part:  (1) the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Chapter 11 Cases, the Canadian Recognition Proceeding,  the purchase, sale, or rescission of any security of the Debtors, the BrandCo Entities, the Plan Settlement, the Settled Claims, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Definitive Documents, the DIP Facilities, the Equity Rights Offering, the New Common Stock, the New Warrants, the Backstop Commitment Agreement, the Exit Facilities, the Disclosure Statement, or the Plan, including the Plan Supplement; (2) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Definitive Documents, the DIP Facilities, the Equity Rights Offering, the New Common Stock, the New Warrants, the Backstop Commitment Agreement, the Exit Facilities, the Disclosure Statement, or the Plan, including the Plan Supplement; (3) the business or contractual arrangements between any Debtor and any Releasing Party, whether before or during the Debtors’ restructuring, or the restructuring of Claims and Interests before or during the Chapter 11 Cases; (4) the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by or classified in the Plan; (5) the filing of the Chapter 11 Cases or the Canadian Recognition Proceeding, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; (6) the Settled Claims; or (7) any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date arising from or relating to any of the foregoing, including, without limitation, the Unsecured Notes Indenture, the ABL Facility Credit Agreement, the 2016 Credit Agreement, or the BrandCo Credit Agreement, and all matters relating thereto.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above shall not release (a) to the extent that any Causes of Action against any Releasing Party are not released or discharged pursuant to the Plan, any rights of such Releasing Party to assert any and all  counterclaims, crossclaims, claims for contribution, defenses,  and similar claims in response to such Causes of Action (provided that no such third-party claims or claims for contribution or similar claims may be asserted against the Debtors or the Reorganized Debtors to the extent such claims have been released or discharged pursuant to the Plan), (b) any Cause of Action against a Released Party other than the Debtors unknown to such Releasing Party as of the Effective Date arising out of actual fraud, gross negligence, or willful misconduct of such Released Party, (c) any Cause of Action against any Excluded Party, or (d) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any Definitive Document (including those set forth in the Plan Supplement), or other document, instrument or agreement executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is:  (a) essential to the Confirmation of the Plan; (b) given in exchange for the good and valuable consideration and substantial contributions provided by the Released Parties; (c) a good faith settlement and compromise of the Claims released by the Third-Party Release; (d) in the best interests of the Debtors and their Estates; (e) fair, equitable, and reasonable; (f) given and made after due notice and opportunity for hearing; and (g) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

6.             Regulatory Activities

Notwithstanding anything to the contrary in the Plan, nothing in the Plan or Confirmation Order is intended to affect the police or regulatory activities of Governmental Units or other governmental agencies.

7.             Exculpation

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur any liability to any person or Entity for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action related to any act or omission in connection with, relating to, or arising out of, the Debtors’ restructuring efforts, the Chapter 11 Cases, preparation for the Chapter 11 Cases, the filing of the Chapter 11 Cases or Canadian Recognition Proceeding, the Settled Claims, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related transactions, the Disclosure Statement, the Plan (including any term sheets related thereto), the Plan Supplement, the DIP Facilities, the Equity Rights Offering, the Backstop Commitment Agreement, the Exit Facilities, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with any of the foregoing, the funding of the Plan, the occurrence of the Effective Date, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the Definitive Documents, the issuance of securities pursuant to the Plan, the issuance of the New Common Stock and the New Warrants pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, gross negligence, or willful misconduct; provided that the foregoing shall not be deemed to release, affect, or limit any post-Effective Date rights or obligations of the Exculpated Parties under the Plan, the Exit Facilities, any Restructuring Transaction, or any Definitive Document (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan.

The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of consideration pursuant to, the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

8.             Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released pursuant to Article XI.D or Article XI.E of the Plan or discharged pursuant to Article XI.B of the Plan, or are subject to exculpation pursuant to Article XI.G of the Plan, shall be permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, the Purchaser (in the case of an Acceptable Alternative Transaction), or the Released Parties:  (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has, on or before the Effective Date, asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

9.             Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

10.           Recoupment

In no event shall any Holder of a Claim be entitled to recoup such Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

11.           Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, all Entities, including Governmental Units, shall not discriminate against any Reorganized Debtor, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

12.           Direct Insurance Claims

Nothing contained in the Plan shall impair or otherwise affect any right of a Holder of a Claim under applicable law, if any, to assert direct claims solely under any applicable insurance policy of the Debtors or solely against any applicable provider of such policies, if any.

K.	Conditions Precedent to Consummation of the Plan

1.             Conditions Precedent to Consummation of the Effective Date

It is a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article XIII.B of the Plan:

a.             Confirmation and all conditions precedent thereto shall have occurred;

b.            The Bankruptcy Court shall have entered the Confirmation Order and the Backstop Order, which shall be Final Orders and in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders, and in the case of the Confirmation Order, acceptable to the Creditors’ Committee to the extent required under the Restructuring Support Agreement;

c.             The Debtors shall have obtained all authorizations, consents, regulatory approvals, or rulings that are necessary to implement and effectuate the Plan;

d.            The final version of the Plan, including all schedules, supplements, and exhibits thereto, including in the Plan Supplement (including all documents contained therein), shall be in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders (except to the extent that specific consent rights are set forth in the Restructuring Support Agreement with respect to certain Definitive Documents, which shall be subject instead to such consent rights), and reasonably acceptable to the Creditors’ Committee to the extent required under the Restructuring Support Agreement, and consistent with the Restructuring Support Agreement, including any consent rights contained therein;

e.            All Definitive Documents shall have been (or shall, contemporaneously with the occurrence of the Effective Date, be) executed and in full force and effect, and shall be in form and substance consistent with the Restructuring Support Agreement, including any consent rights contained therein, and all conditions precedent contained in the Definitive Documents shall have been satisfied or waived in accordance with the terms thereof, except with respect to such conditions that by their terms shall be satisfied substantially contemporaneously with or after Consummation of the Plan;

f.            No Termination Notice or Breach Notice as to the Debtors shall have been delivered by the Required Consenting BrandCo Lenders under the Restructuring Support Agreement in accordance with the terms thereof, no substantially similar notices shall have been sent under the Backstop Commitment Agreement, and neither the Restructuring Support Agreement nor the Backstop Commitment Agreement shall have otherwise been terminated;

g.            Adversary Case Numbers 22-01167 and 22-01134 shall have been resolved in a form and manner satisfactory to the Debtors and the Required Consenting BrandCo Lenders;

h.           All professional fees and expenses of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Fee Escrow in accordance with Article II.B of the Plan pending the Bankruptcy Court’s approval of such fees and expenses;

i.              All Restructuring Expenses incurred and invoiced as of the Effective Date shall have been paid in full in Cash;

j.            The Restructuring Transactions shall have been (or shall, contemporaneously with the occurrence of the Effective Date, be) implemented in a manner consistent in all material respects with the Plan and the Restructuring Support Agreement;

k.           The Enhanced Cash Incentive Program and the Global Bonus Program shall be in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders;

l.            Except in the event of an Acceptable Alternative Transaction, the Debtors or the Reorganized Debtors, as applicable, shall have obtained directors’ and officers’ insurance policies and entered into indemnification agreements or similar arrangements for the Reorganized Holdings Board, which shall be, in each case, effective on or by the Effective Date; and

m.          In the event of an Acceptable Alternative Transaction, the Bankruptcy Court shall have entered the Sale Order, which shall be a Final Order, in form and substance acceptable to the Debtors, the Required Consenting BrandCo Lenders and the Purchaser, and the Acceptable Alternative Transaction shall be consummated substantially contemporaneously with the occurrence of the Effective Date

2.             Waiver of Conditions

The conditions to Consummation set forth in Article XII.A of the Plan may be waived by the Debtors, the Required Consenting BrandCo Lenders, and, to the extent required under the Restructuring Support Agreement, the Creditors’ Committee (except with respect to Article X.A.12 of the Plan, which may be waived by the Debtors in their sole discretion), and, with respect to conditions related to the Professional Fee Escrow, the beneficiaries of the Professional Fee Escrow, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.  The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

3.             Effect of Failure of Conditions

If Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall:  (a) constitute a waiver or release of any Claims, Causes of Action, or Interests; (b) prejudice in any manner the rights of such Debtor, any Holder, any Person, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, any Holder, any Person, or any other Entity.

L.	Modification, Revocation, or Withdrawal of the Plan

1.            Modification and Amendments

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 (as well as those restrictions on modifications set forth in the Plan and the Restructuring Support Agreement), the Debtors reserve the right, with the consent of the Required Consenting BrandCo Lenders, and, solely to the extent required under the Restructuring Support Agreement, the Creditors’ Committee, to modify the Plan (including the Plan Supplement), without additional disclosure pursuant to section 1125 of the Bankruptcy Code prior to the Confirmation Date and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan.  After the Confirmation Date and before substantial consummation of the Plan, the Debtors may initiate proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order, relating to such matters as may be necessary to carry out the purposes and intent of the Plan; provided that each of the foregoing shall not violate the Restructuring Support Agreement.

After the Confirmation Date, but before the Effective Date, the Debtors, with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders, and, solely to the extent required under the Restructuring Support Agreement, the Creditors’ Committee, and subject to the applicable provisions of the Restructuring Support Agreement, may make appropriate technical adjustments and modifications to the Plan (including the Plan Supplement) without further order or approval of the Bankruptcy Court; provided that such adjustments and modifications do not materially and adversely affect the treatment of Holders of Claims or Interests.

2.             Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

3.             Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent plans of reorganization.  If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then, absent further order of the Bankruptcy Court:  (1) the Plan shall be null and void in all respects; (2) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Interests or Classes of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (3) nothing contained in the Plan shall:  (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, any Holder, any Person, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, any Holder, any Person, or any other Entity.  For the avoidance of doubt, the foregoing sentence shall not be construed to limit or modify the rights of the Creditors’ Committee or the Consenting BrandCo Lenders pursuant to Section 6 of the Restructuring Support Agreement.

M.	Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, except as set forth in the Plan, the Bankruptcy Court shall retain exclusive jurisdiction, to the fullest extent permissible under law, over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.            allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests, including but not limited to Talc Personal Injury Claims pursuant to the PI Claims Distribution Procedures;

2.            decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.             resolve any matters related to:  (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable, and to hear, determine and, if necessary, liquidate, any Claims against any of the Debtors arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V of the Plan, the Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; (d) any dispute regarding whether a contract or lease is or was executory, expired, or terminated; and (e) any dispute related to the Asset Purchase Agreement;

4.             grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

5.             ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

6.            adjudicate, decide, or resolve:  (a) any motions, adversary proceedings, applications, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor, or the Estates that may be pending on the Effective Date or that, pursuant to the Plan, may be commenced after the Effective Date, including but not limited to the Retained Preference Actions; (b) any and all matters related to Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan; and (c) any and all matters related to section 1141 of the Bankruptcy Code;

7.          enter and implement such orders as may be necessary or appropriate to construe, execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Confirmation Order, the Plan, the Plan Supplement, or the Disclosure Statement;

8.             enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.            resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with Consummation, including interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.          issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity or Person with Consummation or enforcement of the Plan;

11.           hear and resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article XI of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

12.          resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VIII.K.1 of the Plan;

13.           enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.         determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the New Organizational Documents, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement; provided that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court;

15.           adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

16.        consider any modifications of the Plan, to cure any defect or omission or to reconcile any inconsistency in the Plan, the Disclosure Statement, or any Bankruptcy Court order, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

17.           determine requests for the payment of Claims against any of the Debtors entitled to priority pursuant to section 507 of the Bankruptcy Code;

18.         hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order or any transactions or payments contemplated hereby or thereby, including disputes arising in connection with the implementation of the agreements, documents, or instruments executed in connection with the Plan;

19.           hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, 511, and 1146 of the Bankruptcy Code;

20.          enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases with respect to any Person or Entity, and resolve any cases, controversies, suits, or disputes that may arise in connection with any Person or Entity’s rights arising from or obligations incurred in connection with the Plan;

21.          hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the administration of the GUC Trust or PI Settlement Fund, including but not limited to matters arising under the PI Claims Distribution Procedures

22.           hear and determine any other matter not inconsistent with the Bankruptcy Code;

23.           enter an order or final decree concluding or closing any of the Chapter 11 Cases;

24.          hear and determine matters concerning exemptions from state and federal registration requirements in accordance with section 1145 of the Bankruptcy Code and section 4(a)(2) of, and Regulation D under, the Securities Act;

25.           hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan;

26.           hear and determine matters concerning the implementation of the Management Incentive Plan; and

27.          solely with respect to actions taken or not taken within the 3-month period immediately following the Effective Date with respect to the Executive Severance Term Sheet, or the 6-month period immediately following the Effective Date with respect to the CEO Employment Agreement Term Sheet, hear and determine all matters concerning the Executive Severance Term Sheet and CEO Employment Agreement Term Sheet and any modifications thereto in accordance with the Restructuring Support Agreement; and

28.          hear and resolve any cases, controversies, suits, disputes, contested matters, or Causes of Action with respect to the Settled Claims and any objections to proofs of claim in connection therewith.

Nothing in the Plan limits the jurisdiction of the Bankruptcy Court to interpret and enforce the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement, or the Disclosure Statement, without regard to whether the controversy with respect to which such interpretation or enforcement relates may be pending in any state or other federal court of competent jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in Article XIV of the Plan, the provisions of Article XIV of the Plan shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Unless otherwise specifically provided in the Plan or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against the Debtors that arose prior to the Effective Date.

N.	Miscellaneous Provisions

1.             Immediate Binding Effect

Subject to Article XII.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the final versions of the documents contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether their Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors and each of their respective heirs executors, administrators, successors, and assigns.

2.             Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

3.             Further Assurances

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or Reorganized Debtors, as applicable, and all Holders receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

4.             Statutory Committee and Cessation of Fee and Expense Payment

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases, including the Creditors’ Committee, shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases, and the Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the Creditors’ Committee on and after the Effective Date.

5.            Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur.  None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor or any other Entity with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor or other Entity before the Effective Date.

6.            Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, receiver, trustee, successor, assign, Affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of such Entity.

7.            Notices

Any pleading, notice, or other document required by the Plan or the Confirmation Order to be served or delivered shall be served by first-class or overnight mail:

If to a Debtor or Reorganized Debtor, to:

Revlon, Inc.
One New York Plaza
New York, New York 10004
Attention:         Andrew Kidd, EVP, General Counsel
Matthew Kvarda, Interim Chief Financial Officer
Email:              Andrew.Kidd@revlon.com
Mkvarda@alvarezandmarsal.com

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Facsimile:         (212) 757-3990
Attention:         Paul M. Basta
Alice B. Eaton
Kyle J. Kimpler
Robert A. Britton
Brian Bolin
Irene Blumberg
E-mail:              pbasta@paulweiss.com
 aeaton@paulweiss.com
 kkimpler@paulweiss.com
 rbritton@paulweiss.com
 bbolin@paulweiss.com
 iblumberg@paulweiss.com

If to the Ad Hoc Group of BrandCo Lenders:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Facsimile:          (212) 701-5331
Attention:          Eli J. Vonnegut
Angela M. Libby
Stephanie Massman

E-mail:              eli.vonnegut@davispolk.com
angela.libby@davispolk.com
stephanie.massman@davispolk.com

If to the Creditors’ Committee:

Brown Rudnick LLP
Seven Times Square
New York, New York 10036
Facsimile:         (212) 209-4801
Attention:         Robert J. Stark
Bennett S. Silverberg
E-mail:             rstark@brownrudnick.com
bsilverberg@brownrudnick.com

After the Effective Date, in order to continue to receive documents pursuant to Bankruptcy Rule 2002, an Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

8.             Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

9.             Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

10.           Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Debtors’ claims and noticing agent at https://cases.ra.kroll.com/Revlon or the Bankruptcy Court’s website at http://www.nysb.uscourts.gov.

11.           Severability of Plan Provisions

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, with the consent of the Required Consenting BrandCo Lenders, and, solely to the extent required under the Restructuring Support Agreement, the Creditors’ Committee, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is:  (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, consistent with the terms set forth herein; and (3) non-severable and mutually dependent.

12.           Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors shall be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and other applicable law, and pursuant to sections 1125(e), 1125, and 1126 of the Bankruptcy Code, and the Debtors, the Consenting BrandCo Lenders, and each of their respective Affiliates, and each of their and their Affiliates’ agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys, in each case solely in their respective capacities as such, shall be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of New Securities offered and sold under the Plan and any previous plan and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the New Securities offered and sold under the Plan or any previous plan.

13.           Closing of Chapter 11 Cases

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to (a) close all of the Chapter 11 Cases except for one of the Chapter 11 Cases as determined by the Reorganized Debtors, and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case, and (b) change the name of the remaining Debtor and case caption of the remaining open Chapter 11 Case as desired, in the Reorganized Debtors’ sole discretion.

14.           Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed prior to the Confirmation Date.

15.           Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party by virtue of the Plan and the Confirmation Order.

IX.	VALUATION OF THE DEBTORS

In conjunction with formulating the Plan, the Company determined that it was necessary to estimate the Company’s consolidated value on a going-concern basis (the “Valuation Analysis”) and then allocate value among the Company’s various subsidiaries.  The Valuation Analysis, prepared by PJT, is attached hereto as Exhibit D.

THE VALUATIONS SET FORTH IN THE VALUATION ANALYSIS REPRESENT ESTIMATED DISTRIBUTABLE VALUE FOR THE COMPANY AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN THE PUBLIC OR PRIVATE MARKETS.

X.	TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

No registration statement will be filed under the Securities Act or pursuant to any state securities laws with respect to the offer and distribution of New Common Stock, Equity Subscription Rights, and New Warrants under or in connection with the Plan.  The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code and/or section 4(a)(2) of, or Regulation D under, the Securities Act will exempt the offer, issuance and distribution of the New Securities (including New Common Stock issuable upon exercise or conversion thereof) issued under or in connection with the Plan on account of Allowed Claims from federal and state securities registration requirements.  The Debtors believe that the other shares of New Common Stock that will be issued to the Equity Commitment Parties under the Backstop Commitment Agreement (including those issued on account of the Backstop Commitment Premium under the Backstop Agreement and those issued in respect of each Equity Commitment Party’s exercise of its own Equity Subscription Rights) will be issued under section 1145(a)(1) of the Bankruptcy Code.  The New Common Stock issued to affiliates of the Company will be treated as issued pursuant to section 1145(a)(1), but will be subject to the restrictions on resale of securities held by affiliates of an issuer.  The offer (to the extent applicable), issuance and distribution of the Unsubscribed Shares and the Reserved Shares shall be exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder. To the extent issued and distributed in reliance on Section 4(a)(2) of the Securities Act or Regulation D thereunder, the Unsubscribed Shares and the Reserved Shares will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law. Persons to whom the New Securities are issued are also subject to restrictions on resale to the extent they are deemed an “issuer,” an “underwriter,” or a “dealer” with respect to such New Common Stock, as further described below.  In addition to the restrictions referred to below, holders of Restricted Stock will also be subject to the transfer restrictions contained in the terms thereof, as well as in any Shareholders’ Agreement.

A.	Bankruptcy Code Exemptions from Securities Act Registration Requirements

1.           Securities Issued in Reliance on Section 1145 of the Bankruptcy Code.  Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied:

•
first, the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan;

•	second, the recipients of the securities must each hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and

•
third, the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor or such affiliate, or principally in such exchange and partly for cash or other property.

The offer, issuance, and distribution under the Plan to holders of Class 4 and Class 6 Claims of the New Common Stock, the Equity Subscription Rights (and any New Common Stock issued upon exercise of the Equity Subscription Rights, other than any Unsubscribed Shares), are exempt under section 1145(a)(1) of the Bankruptcy Code because:

•	all of such New Securities are being offered and sold under the Plan and is a security of a successor to the Debtors under the Plan; and

•	all of such New Securities are being issued principally in exchange for claims against or interests in the Debtors and partially for cash.

The offer, issuance and distribution under the Plan to Equity Commitment Parties of shares of New Common Stock under the Backstop Commitment Agreement:

•	in respect of the exercise of their own Equity Subscription Rights will be exempt under Section 1145(a)(1) of the Bankruptcy Code as described above; and

•
in respect of the Backstop Commitment Premium payable by the Debtors under the Backstop Commitment Agreement will be exempt under Section 1145(a)(1) of the Bankruptcy Code as being issued entirely in exchange for administrative claims against the Debtors and therefore exempt under Section 1145(a)(1) of the Bankruptcy Code.

The offer and issuance of the New Warrants under the Plan are exempt under section 1145(a)(1) of the Bankruptcy Code because:

•	all of the New Warrants are being offered and sold under the Plan and is a security of a successor to the Debtors under the Plan; and

•	all of the New Warrants are being issued entirely in exchange for claims against or interests in the Debtors.

The issuance of shares of New Common Stock upon subsequent exercise of the New Warrants will be exempt under section 1145(a)(2) of the Bankruptcy Code.

The exemptions provided for in section 1145 of the Bankruptcy Code do not apply to an entity that is deemed an “underwriter” as such term is defined in section 1145(b) of the Bankruptcy Code.  Section 1145(b) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”:

•
purchases a claim against, an interest in, or a claim for administrative expense against, the debtor, with a view to distributing any security received in exchange for such a claim or interest (“accumulators”);

•	offers to sell securities offered under a plan for the holders of such securities (“distributors”);

•	offers to buy securities from the holders of such securities, if the offer to buy is (i) with a view to distributing such securities and (ii) made under a distribution agreement; or

•
is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(a)(11) of the Securities Act, which includes affiliates of the issuer, defined as persons who are in a relationship of “control” with the issuer.

Persons who are not deemed “underwriters” may generally resell the securities they receive that comply with the requirements of section 1145(a)(1) of the Bankruptcy Code without registration under the Securities Act or other applicable law.  Persons deemed “underwriters” may sell such securities without Securities Act registration only pursuant to exemptions from registration under the Securities Act and other applicable law.

2.            Subsequent Transfers of New Securities Issued under Section 1145 of the Bankruptcy Code.

Section 1145(c) of the Bankruptcy Code provides that securities issued pursuant to section 1145(a)(1) of the Bankruptcy Code are deemed to have been issued in a public offering.  In general, therefore, resales of, and subsequent transactions in, the New Securities issued under section 1145(a)(1) of the Bankruptcy Code will be exempt from registration under the Securities Act pursuant to section 4(a)(1) of the Securities Act, unless the holder thereof is deemed to be an “issuer,” an “underwriter,” or a “dealer” with respect to such securities.  For these purposes, an “issuer” includes any “affiliate” of the issuer, defined as a person directly or indirectly controlling, controlled by, or under common control with the issuer.  “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

A “dealer,” as defined in section 2(a)(12) of the Securities Act, is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker, or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person.  Whether or not any particular person would be deemed to be an “issuer” (including an “affiliate”) of the Company or an “underwriter” or a “dealer” with respect to any New Securities will depend upon various facts and circumstances applicable to that person.

The New Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of those states.  However, the availability of such state exemptions depends on the securities laws of each state, and holders of Claims may wish to consult with their own legal advisors regarding the availability of these exemptions in their particular circumstances.

3.             Subsequent Transfers of New Securities Issued under Section 1145 of the Bankruptcy Code to Affiliates.

Any New Securities issued under section 1145 of the Bankruptcy Code to affiliates of the Debtors will be subject to restrictions on resale.  Affiliates of the Debtors for these purposes will generally include their directors and officers and their controlling stockholders.  While there is no precise definition of a “controlling” stockholder, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns 10% or more of a class of securities of a reorganized debtor may be presumed to be a “controlling person” of the debtor.

The SEC’s staff has indicated that a “safe harbor” under Rule 144 under the Securities Act is available for the immediate resale of securities issued under a plan of reorganization to affiliates of the issuing debtor that would otherwise be unrestricted under the Securities Act.  The Rule 144 safe harbor should therefore be available for resales of the New Common Stock issued to affiliates under the Plan.  The availability of the Rule 144 safe harbor is conditioned on the public availability of certain information concerning the issuer and imposes on selling stockholders certain volume limitations and certain manner of sale and notice requirements.

GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, ISSUER, AFFILIATE, OR DEALER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO OR IN CONNECTION WITH THE PLAN.  THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

B.	Private Placement Exemption from Securities Act Registration Requirements

1.            Issuance of Securities in a Private Placement under Section 4(a)(2) of the Securities Act

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering are exempt from registration under Section 5 of the Securities Act. Regulation D is a non-exclusive safe harbor from registration promulgated by the SEC under the Securities Act.  The Reserved Shares and the Unsubscribed Shares (collectively, the “4(a)(2) Securities”) will be issued in a transaction exempt from registration under Section 5 of the Securities Act pursuant to Section 4(a)(2) and/or Regulation D thereunder.  In the Backstop Commitment Agreement, the Equity Commitment Parties will be required to make representations and warranties as to their sophistication and suitability to participate in the private placement and purchase the 4(a)(2) Securities.

The 4(a)(2) Securities will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law, as described below.

2.             Subsequent Transfers of Securities issued in a Private Placement under Section 4(a)(2) of the Securities Act

The 4(a)(2) Securities will be deemed “restricted securities” (as defined by Rule 144 of the Securities Act) that may not be offered, sold, exchanged, assigned or otherwise transferred unless they are registered under the Securities Act, or an exemption from registration under the Securities Act is available. If in the future a Holder of 4(a)(2) Securities decides to offer, resell, pledge or otherwise transfer any 4(a)(2) Securities, such 4(a)(2) Securities may be offered, resold, pledged or otherwise transferred only (i) in the United States to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) outside the United States in a transaction complying with the provisions of Rule 904 under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act (including the exemption provided by Rule 144) (to the extent the exemption is available), or (iv) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (iv) in accordance with any applicable securities laws of any state of the United States. Such Holder will, and each subsequent Holder is required to, notify any subsequent acquiror of the 4(a)(2) Securities from it of the resale restrictions referred to above.

Rule 144 provides a limited safe harbor for the public resale of restricted securities (such that the seller is not deemed an “underwriter”) if certain conditions are met. These conditions vary depending on whether the seller of the restricted securities is an “affiliate” of the issuer. Rule 144 defines an affiliate as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

The Debtors expect that, after the Effective Date, the issuer of the New Securities will not be subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act.  A non-affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and who has not been an affiliate of the issuer during the ninety (90) days preceding such sale may resell restricted securities after a one-year holding period whether or not there is current public information regarding the issuer.

An affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may resell restricted securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available. An affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144 or if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker. Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, directly with a market maker or in a riskless principal transaction (as defined in Rule 144). Third, if the amount of securities sold under Rule 144 in any three month period exceeds 5,000 shares or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC three copies of a notice of proposed sale on Form 144, and provide a copy to any exchange on which the securities are traded.

As a result, the Debtors believe that the Rule 144 exemption will not be available with respect to any 4(a)(2) Securities (whether held by non-affiliates or affiliates) until at least one year after the Effective Date. Accordingly, unless transferred pursuant to an effective registration statement or another available exemption from the registration requirements of the Securities Act, non-affiliate Holders of 4(a)(2) Securities will be required to hold their 4(a)(2) Securities for at least one year and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to the an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.

Each certificate representing, or issued in exchange for or upon the transfer, sale or assignment of, any 4(a)(2) Securities shall, upon issuance, be stamped or otherwise imprinted with a restrictive legend consistent with the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

The Reorganized Debtors reserve the right to require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the 4(a)(2) Securities. The Reorganized Debtors also reserve the right to stop the transfer of any 4(a)(2) Securities if such transfer is not in compliance with Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws. All persons who receive 4(a)(2) Securities will be required to acknowledge and agree that (a) they will not offer, sell or otherwise transfer any 4(a)(2) Securities except in accordance with an exemption from registration, including under Rule 144 under the Securities Act, if and when available, or pursuant to an effective registration statement, and (b) the 4(a)(2) Securities will be subject to the other restrictions described above.

Any Persons receiving restricted securities under the Plan (including the 4(a)(2) Securities) should consult with their own counsel concerning the availability of an exemption from registration for resale of these securities under the Securities Act and other applicable law.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE 4(A)(2) SECURITIES. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE 4(A)(2) SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH 4(A)(2) SECURITIES.

XI.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors, the Reorganized Holdings, and certain holders of the Allowed OpCo Term Loan Claims, Allowed BrandCo First Lien Guaranty Claims, Allowed BrandCo Second Lien Guaranty Claims, Allowed BrandCo Third Lien Guaranty Claims, Allowed Unsecured Notes Claims, Allowed Talc Personal Injury Claims, Allowed Non-Qualified Pension Claims, Allowed Trade Claims and Allowed Other General Unsecured Claims. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), the U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”) and administrative and judicial interpretations and practice, all as in effect on the date of this Disclosure Statement and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below.  No opinion of counsel has been sought or obtained with respect to the tax consequences of the Plan described herein.  The Debtors have not requested, and do not intend to request, any ruling or determination from the U.S. Internal Revenue Service (“IRS”) or any other taxing authority with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a Holder of an Allowed Claim in light of its individual circumstances or to a Holder that may be subject to special tax rules (such as Persons who are related to the Debtors within the meaning of the Tax Code, broker-dealers, banks, mutual funds, insurance companies, financial institutions, thrifts, real estate investment trusts, retirement plans, individual retirement and other tax-deferred accounts, small business investment companies, regulated investment companies, tax-exempt entities, trusts, governmental authorities or agencies, dealers and traders in securities, subchapter S corporations, partnerships or other entities treated as pass-through vehicles for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons who received their Claims as compensation, non‑U.S. Holders (as defined below) that own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of Revlon, Inc., dealers in securities or foreign currencies, U.S. expatriates, persons who hold Claims or who will hold the New Common Stock, New Warrants, Equity Subscription Rights or First Lien Take-Back Facility as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark-to-market method of accounting, Holders of Claims who are themselves in bankruptcy and Holders that prepare an “applicable financial statement” (as defined in section 451 of the Tax Code).

Additionally, this discussion does not address the implications of the alternative minimum tax, the base erosion and anti-abuse tax, or the “Medicare” tax on net investment income. Moreover, this summary does not purport to cover all aspects of U.S. federal income taxation that may apply to the Debtors, the Reorganized Holdings or Holders of Allowed Claims based upon their particular circumstances. This summary does not discuss any tax consequences of the Plan that may arise under any laws other than U.S. federal income tax law, including under state, local, or non-U.S. tax law. Furthermore, this summary does not discuss any actions that a Holder may undertake with respect to its Allowed Claims, other than voting such Allowed Claim and receiving the consideration provided under the Plan, or with respect to any actions undertaken by a Holder subsequent to receiving any consideration under the Plan.

Furthermore, this summary assumes that a Holder of an Allowed Claim holds a Claim only as a “capital asset” (other than an Allowed Talc Personal Injury Claim, an Allowed Trade Claim, an Allowed Non-Qualified Pension Claim or an Allowed Other General Unsecured Claim) (within the meaning of section 1221 of the Tax Code). This summary also assumes that the various debt and other arrangements to which any of the Debtors or the Reorganized Holdings are a party will be respected for U.S. federal income tax purposes in accordance with their form, that the New Warrants will be treated as options for U.S. federal income tax purposes, and not as stock of the issuer thereof, and that none of the 2016 Term Loan Facility, the 2020 BrandCo Term Loan Facilities and the Unsecured Notes are “contingent payment debt instruments” within the meaning of Treasury Regulations Section 1.1275-4, other than the tranche of 2020 Term B-2 Loans issued in November 2020. This summary does not discuss differences in tax consequences to Holders of Claims that act or receive consideration in a capacity other than any other Holder of a Claim of the same Class or Classes. This summary does not address the U.S. federal income tax consequences to Holders (i) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Plan or (ii) that are deemed to reject the Plan.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Claim that is: (a) an individual citizen or resident of the United States for U.S. federal income tax purposes; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (d) a trust (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. For purposes of this discussion, a “non-U.S. Holder” is any beneficial owner of a Claim that is not a U.S. Holder other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a beneficial owner of a Claim, the tax treatment of a partner (or other owner) of such entity generally will depend upon the status of the partner (or other owner) and the activities of the entity. Partners (or other owners) of partnerships (or other pass-through entities) that are beneficial owners of a Claim are urged to consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES APPLICABLE UNDER THE PLAN, INCLUDING THE IMPACT OF TAX LEGISLATION.

A.	Certain U.S. Federal Income Tax Considerations for the U.S. Debtors and the Reorganized Holdings

(i)          The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors, the Reorganized Holdings, and certain holders of the Allowed OpCo Term Loan Claims, Allowed BrandCo First Lien Guaranty Claims, Allowed BrandCo Second Lien Guaranty Claims, Allowed BrandCo Third Lien Guaranty Claims, Allowed Unsecured Notes Claims, Allowed Talc Personal Injury Claims, Allowed Non-Qualified Pension Claims, Allowed Trade Claims and Allowed Other General Unsecured Claims. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), the U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”) and administrative and judicial interpretations and practice, all as in effect on the date of this Disclosure Statement and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below.  No opinion of counsel has been sought or obtained with respect to the tax consequences of the Plan described herein.  The Debtors have not requested, and do not intend to request, any ruling or determination from the U.S. Internal Revenue Service (“IRS”) or any other taxing authority with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a Holder of an Allowed Claim in light of its individual circumstances or to a Holder that may be subject to special tax rules (such as Persons who are related to the Debtors within the meaning of the Tax Code, broker-dealers, banks, mutual funds, insurance companies, financial institutions, thrifts, real estate investment trusts, retirement plans, individual retirement and other tax-deferred accounts, small business investment companies, regulated investment companies, tax-exempt entities, trusts, governmental authorities or agencies, dealers and traders in securities, subchapter S corporations, partnerships or other entities treated as pass-through vehicles for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons who received their Claims as compensation, non‑U.S. Holders (as defined below) that own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of Revlon, Inc., dealers in securities or foreign currencies, U.S. expatriates, persons who hold Claims or who will hold the New Common Stock, New Warrants, Equity Subscription Rights or First Lien Take-Back Facility as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark-to-market method of accounting, Holders of Claims who are themselves in bankruptcy and Holders that prepare an “applicable financial statement” (as defined in section 451 of the Tax Code).

Additionally, this discussion does not address the implications of the alternative minimum tax, the base erosion and anti-abuse tax, or the “Medicare” tax on net investment income. Moreover, this summary does not purport to cover all aspects of U.S. federal income taxation that may apply to the Debtors, the Reorganized Holdings or Holders of Allowed Claims based upon their particular circumstances. This summary does not discuss any tax consequences of the Plan that may arise under any laws other than U.S. federal income tax law, including under state, local, or non-U.S. tax law. Furthermore, this summary does not discuss any actions that a Holder may undertake with respect to its Allowed Claims, other than voting such Allowed Claim and receiving the consideration provided under the Plan, or with respect to any actions undertaken by a Holder subsequent to receiving any consideration under the Plan.

Furthermore, this summary assumes that a Holder of an Allowed Claim holds a Claim only as a “capital asset” (other than an Allowed Talc Personal Injury Claim, an Allowed Trade Claim, an Allowed Non-Qualified Pension Claim or an Allowed Other General Unsecured Claim) (within the meaning of section 1221 of the Tax Code). This summary also assumes that the various debt and other arrangements to which any of the Debtors or the Reorganized Holdings are a party will be respected for U.S. federal income tax purposes in accordance with their form, that the New Warrants will be treated as options for U.S. federal income tax purposes, and not as stock of the issuer thereof, and that none of the 2016 Term Loan Facility, the 2020 BrandCo Term Loan Facilities and the Unsecured Notes are “contingent payment debt instruments” within the meaning of Treasury Regulations Section 1.1275-4, other than the tranche of 2020 Term B-2 Loans issued in November, 2020. This summary does not discuss differences in tax consequences to Holders of Claims that act or receive consideration in a capacity other than any other Holder of a Claim of the same Class or Classes. This summary does not address the U.S. federal income tax consequences to Holders (i) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Plan or (ii) that are deemed to reject the Plan.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Claim that is: (a) an individual citizen or resident of the United States for U.S. federal income tax purposes; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (d) a trust (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. For purposes of this discussion, a “non-U.S. Holder” is any beneficial owner of a Claim that is not a U.S. Holder other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a beneficial owner of a Claim, the tax treatment of a partner (or other owner) of such entity generally will depend upon the status of the partner (or other owner) and the activities of the entity. Partners (or other owners) of partnerships (or other pass-through entities) that are beneficial owners of a Claim are urged to consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES APPLICABLE UNDER THE PLAN, INCLUDING THE IMPACT OF TAX LEGISLATION.

A.	Certain U.S. Federal Income Tax Considerations for the U.S. Debtors and the Reorganized Holdings

(i)           General.

Each of the Debtors organized in the United States (each such Debtor a “U.S. Debtor” and collectively, the “U.S. Debtors”) is a member of an affiliated group of corporations that files consolidated federal income tax returns with Holdings as the common parent (such consolidated group, the “Revlon Group”) or an entity disregarded as separate from its owner for U.S. federal income tax purposes whose business activities and operations are reflected on the consolidated U.S. federal income tax returns of the Revlon Group. The non-U.S. Debtors are not currently directly subject to U.S. federal income tax, and the Debtors expect that such non-U.S. Debtors will not be subject to U.S. federal income tax immediately following the Restructuring Transactions. The U.S. Debtors estimate that, as of the filing date of the tax returns for the year ended December 31, 2021, the Revlon Group had consolidated net operating loss carryforwards (“NOL”) of approximately $647,400,604, among other tax attributes (including tax basis in assets), and approximately $499,544,021 of disallowed business interest expense carryforwards.  However, the amount of Revlon Group NOLs and other tax attributes, as well as the application of any limitations thereon, remains subject to review and adjustment, including by the IRS.  As discussed below, the U.S. Debtors’ NOLs and certain other tax attributes are expected to be significantly reduced or eliminated entirely upon implementation of the Plan.

The tax consequences of the implementation of the Plan to the U.S. Debtors will differ depending on how the Restructuring Transactions are structured for applicable tax purposes including as a taxable sale of the U.S. Debtors’ assets and/or stock to an indirect subsidiary of a newly formed Reorganized Holdings (a “Newco Acquisition”) or as an exchange of restructured interests in as Reorganized Holdings for Claims (a “Restructuring in Place”). The U.S. Debtors have not yet determined whether or not they intend to structure the Restructuring Transactions as a Newco Acquisition, a Restructuring in Place or in another manner. Such decision will depend on, among other things, the magnitude of any anticipated cash tax liability arising from a Newco Acquisition, the fair market value of any tax basis arising in connection with the same, and the anticipated cash tax profile of the U.S. Debtors following implementation of the Plan in the absence of a Newco Acquisition, and the tax consequences to U.S. Holders of the 2020 Term B-1 Loans or the 2020 Term B-2 Loans.

a.	Newco Acquisition

If the transaction undertaken pursuant to the Plan is structured as a Newco Acquisition, the U.S. Debtors would recognize gain or loss upon the transfer in an amount equal to the difference between (i) the sum of (x) the fair market value of the New Common Stock, the New Warrants and the Equity Subscription Rights, (y) the fair market value of the First Lien Take-Back Facility (or, potentially, the “issue price” of the First Lien Take-Back Facility depending on the identity of the issuer thereof, which may be equal to fair market value) and (z) the amount of any other liabilities directly or indirectly assumed by the acquirer and (ii) the U.S. Debtors’ tax basis in the assets or stock transferred (including any assets deemed transferred, such as by reason of an election to treat a stock transfer as an asset transfer for U.S. federal income tax purposes (via one or more elections pursuant to Tax Code sections 338(g), 338(h)(10) or 336(e)) or the transfer of the membership interests in a wholly-owned limited liability company that is disregarded for U.S. federal income tax purposes). In connection with such transaction U.S. Debtors (or subsidiaries thereof) will be deemed to or will actually liquidate for U.S. federal income tax purposes in a taxable transaction and the U.S. Debtors may recognize additional gain or loss in respect of such liquidations (e.g. in respect of insolvent subsidiaries). Depending on the projected enterprise value relative to the existing tax basis of the assets that would be transferred, the amount of any gain or loss on such liquidations and the availability of NOLs or other tax attributes to offset any gain on the transfer or liquidations, the U.S. Debtors could be subject to material U.S. federal, state or local income tax liability, which amount cannot be determined at this time. Reorganized Holdings (and its subsidiaries) would not succeed to any U.S. federal income tax attributes of the U.S. Debtors (such as NOLs, tax credits or tax basis in assets). It is likely the U.S. Debtors will also recognize COD Income (defined below) with respect to certain Claims, which would be excluded under the Bankruptcy Exception (defined below) as discussed in “Cancellation of Indebtedness Income and Reduction of Tax Attributes” below.

If an indirect subsidiary of a newly-formed Reorganized Holdings  (the “Newco Entities”) purchases assets or stock of the U.S. Debtors pursuant to a Newco Acquisition, such entity will generally take a fair market value basis in the transferred assets or stock.  However, if a Newco Acquisition involves a purchase of stock of a U.S. Debtor, such Debtor will retain its basis in its assets unless the parties make an election pursuant to Tax Code sections 338(g), 338(h)(10) or 336(e) to treat the stock purchase as the purchase of assets.  There is no authority directly on point with respect to a transaction structured as a Newco Acquisition and there is no guaranty that the IRS would not take a position contrary to the U.S. Debtors’ reporting of such Newco Acquisition, which position may ultimately be sustained by a court.

Although the U.S. Debtors expect a transfer of the stock or assets of the U.S. Debtors to an indirect subsidiary of a newly formed Reorganized Holdings to be treated as a taxable asset acquisition, there is no assurance that the IRS would not take a contrary position and assert that such transaction is instead a tax-free reorganization. Moreover, it is possible, although not currently anticipated, that Reorganized Holdings may, after emergence, make (or cause its subsidiaries to make) certain elections to cause such transaction to be treated as a tax-free reorganization. If the transfer of the U.S. Debtors’ stock or assets to an indirect subsidiary of a newly formed Reorganized Holdings were treated as a tax-free reorganization, Reorganized Holdings and its subsidiaries would carry over the tax attributes of the Revlon Group (including tax basis in assets), subject to the required attribute reduction attributable to the substantial COD Income incurred in connection with emergence and other applicable limitations (as discussed below). If the Restructuring Transactions were treated as a tax-free reorganization, the impact of the associated Restructuring Transactions to the U.S. Debtors could be materially different from the consequences described herein.  The remainder of this disclosure assumes that any sale of the U.S. Debtors’ assets and/or stock to a subsidiary of Reorganized Holdings in connection with the Restructuring Transaction will be a taxable sale as described above under “—a. “Newco Acquisition”.

b.	Alternative Transaction

If the Acceptable Alternative Transaction were effected the U.S. Debtors would sell all or substantially all their assets for cash. The tax consequences would generally be the same as under the Newco Acquisition to the U.S. Debtors.

c.	Restructuring in Place

(i)           Debt for Equity Exchange.

If the transactions undertaken pursuant to the Plan are structured as a Restructuring in Place, the New Common Stock, Equity Subscription Rights and New Warrants will be issued by Reorganized Holdings. In this case, Reorganized Holdings may be Revlon, Inc., as reorganized pursuant to and under the Plan, even though the debt instruments underlying the Claims receiving New Common Stock, Equity Subscription Rights and New Warrants in the Restructuring Transactions were issued by its subsidiary, RCPC.  Accordingly, in such case, the U.S. Debtors intend to cause the New Common Stock, Equity Subscription Rights and New Warrants to be issued and contributed (including through one or more successive contributions by intermediate members of the Revlon Group) by such Reorganized Holdings to RCPC, and then exchanged (in addition to the other consideration, if applicable) by RCPC with holders of Claims pursuant to the Plan (the “Debt-for-Equity Exchange”).  While this transaction will be taxable to the U.S. Debtors, as described in greater detail below, this transaction may or may not be taxable to the holders of Claims, depending on whether such holders are receiving First Lien Take-Back Loans, and depending on the issuer of the First Lien Take-Back Loans. For U.S. federal income tax purposes, the Debtors intend to take the position that the Debt-for-Equity Exchange characterization applies and to treat such transactions as occurring in the order described above (issuance, contribution, and exchange).  The tax consequences to the Debtors, the Reorganized Debtors, and holders of Claims described herein could be materially different in the event this Debt-for-Equity Exchange characterization is not respected for U.S. federal income tax purposes, or in the event that the Debtors consummate a Restructuring in Place that is different from the transaction that is currently contemplated and described herein.  For example, it is also possible that Reorganized Holdings may be RCPC, in which case the New Common Stock, Equity Subscription Rights and New Warrants would be issued by RCPC. Such a structure may have materially different consequences to the Debtors than discussed above and below. In addition, the Debtors have not yet determined the structure of the Restructuring Transactions, and they may be structured in a manner that would have materially different tax consequences to the Debtors and U.S. Holders of Claims than discussed above and below.  Except where otherwise noted, the remainder of this disclosure assumes that if the Restructuring Transactions are structured as a Restructuring in Place, Revlon Inc. is Reorganized Holdings and the transactions are treated for U.S. federal income tax purposes as described above.

(ii)          Cancellation of Indebtedness Income and Reduction of Tax Attributes.

In general, absent an exception, a debtor will realize and recognize “cancellation of indebtedness income” (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income incurred is, generally, the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor (or, if the consideration is in the form of new debt of the issuer, the issue price of such new debt).

Under section 108 of the Tax Code, a debtor is not required to include COD Income in gross income if the debtor is under the jurisdiction of a court in a case under the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income pursuant to section 108(a) of the Tax Code. In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryforwards; (c) minimum tax credit carryforwards; (d) capital loss carryforwards; (e) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (f) passive activity loss and credit carryforwards; and (g) foreign tax credit carryforwards. Alternatively, a debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Tax Code. Any excess COD Income over the amount of available tax attributes is not subject to U.S. federal income tax and has no other U.S. federal income tax impact.

In connection with the Restructuring Transactions, the U.S. Debtors expect to realize significant COD Income. The exact amount of any COD Income that will be realized by the U.S. Debtors will not be determinable until the consummation of the Plan. However, the U.S. Debtors expect that the amount of such COD Income will significantly reduce or eliminate their NOLs and tax credits allocable to periods prior to the Effective Date, and may significantly reduce the U.S. Debtors’ tax basis in their assets.

Any reduction in tax attributes attributable to the COD Income incurred does not occur until the end of the taxable year in which the Plan goes effective. As a result, in the case of a Newco Acquisition, the U.S. Debtors do not expect the resulting attribute reduction to adversely affect the U.S. federal income tax treatment of the Newco Acquisition (as described above), including the computation of gain or loss on the sale.

(iii)         Other Income

The U.S. Debtors may incur other income for U.S. federal income tax purposes in connection with a Restructuring in Place that, unlike COD Income, generally will not be excluded from the U.S. Debtors’ U.S. federal taxable income.  For example, if appreciated assets are transferred by the U.S. Debtors in satisfaction of a Claim that is treated as “recourse” for applicable tax purposes, the U.S. Debtors would expect to realize gain in connection with such transfer. In addition, the U.S. federal income tax considerations relating to the Plan are complex and subject to uncertainties. No assurance can be given that the IRS will agree with the U.S. Debtors’ interpretations of the tax rules applicable to, or tax positions taken with respect to, the transactions undertaken to effect the Plan.  If the IRS were to successfully challenge any such interpretation or position, the Debtors may recognize additional taxable income for U.S. federal income tax purposes, and the Debtors may not have sufficient deductions, losses or other attributes for U.S. federal income tax purposes to fully offset such income.

(iv)         Limitation of NOL Carryforwards and Other Tax Attributes.

Under the Tax Code, any NOL carryforwards and certain other tax attributes, including carryforward of disallowed interest and certain “built-in” losses, of a corporation remaining after attribute reduction (collectively, “Pre-Change Losses”) may be subject to an annual limitation if the corporation undergoes an “ownership change” within the meaning of section 382 of the Tax Code.  These limitations apply in addition to, and not in lieu of, the attribute reduction that may result from the COD Income arising in connection with the Plan.

Under section 382 of the Tax Code, if a corporation undergoes an “ownership change” and does not qualify for (or elects out of) the special bankruptcy exception in section 382(l)(5) of the Tax Code discussed below, the amount of its Pre-Change Losses that may be utilized to offset future taxable income is subject to an annual limitation. In general, the amount of the annual limitation to which a corporation that undergoes an ownership change would be subject is equal to the product of (a) the fair market value of the stock of the loss corporation immediately before the ownership change (with certain adjustments) multiplied by (b) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (currently, 3.29% for an ownership change occurring in December 2022). The annual limitation under section 382 represents the amount of pre-change NOLs, as well as certain built-in losses recognized within the five year period following the ownership change and, subject to modifications, the amount of capital loss carryforwards and tax credits, that may be used each year to offset income. The section 382 limitation may be increased, up to the amount of the net unrealized built-in gain (if any) at the time of the ownership change, to the extent that the U.S. Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change, or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65.

In a Newco Acquisition, the U.S. Debtors expect that the Newco Entities generally would have no tax assets or tax history, except that the Newco Entities would have a fair market value tax basis in the assets of the U.S. Debtors’ business.

In the case of a Restructuring in Place, the U.S. Debtors anticipate that the Revlon Group will experience an “ownership change” (within the meaning of section 382 of the Tax Code) on the Effective Date.  Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits, and, as a result, the Revlon Group’s ability to use its Pre-Change Losses is expected to be similarly limited. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.

An exception to the foregoing annual limitation rules generally applies when former shareholders and so called “qualified creditors” of a corporation under the jurisdiction of a court in a case under the Bankruptcy Code receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also under the jurisdiction of a court in a case under the Bankruptcy Code) pursuant to a confirmed Chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date, and during the part of the taxable year prior to and including the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another ownership change within two years after Consummation of the Plan, then the Reorganized Debtors’ section 382 annual limitation will generally be reduced to zero, which would effectively preclude utilization of Pre-Change Losses.

Where the 382(l)(5) Exception is not applicable (either because the debtor company does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”). When the 382(l)(6) Exception applies, a corporation under the jurisdiction of a court in a case under the Bankruptcy Code that undergoes an “ownership change” generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy. This differs from the ordinary rule that requires the fair market value of a corporation that undergoes an ownership change to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that under it the Reorganized Debtors would not be required to reduce their Pre-Change Losses by the amount of any interest deductions claimed by the U.S. Debtors within the prior three-year period and the Reorganized Debtors may undergo a change of ownership within two years without automatically triggering the elimination of its Pre-Change Losses.

A Restructuring in Place may qualify for the 382(l)(5) Exception, although analysis is ongoing. Even if the Restructuring in Place is eligible for the 382(l)(5) Exception, the U.S. Debtors have not yet decided whether they would elect out of its application. Regardless of whether the Reorganized Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the Reorganized Debtors’ use of their Pre-Change Losses after the Effective Date may be adversely affected if another ownership change were to occur after the Effective Date.

B.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Certain Allowed Claims

(i)           Consequences of the Exchange to U.S. Holders of Allowed 2016 Term Loan Claims and Allowed 2020 Term B-3 Loan Claims.

Pursuant to the Plan, in full satisfaction and discharge of their Claims, each U.S. Holder of an Allowed 2016 Term Loan Claim or an Allowed 2020 Term B-3 Loan Claim will receive New Common Stock and Equity Subscription Rights (or, if an Acceptable Alternative Transaction occurs, cash).

a.	Newco Acquisition or Restructure in Place.

Subject to the discussion below with respect to consequences if RCPC is Reorganized Holdings, regardless of whether the Restructuring Transactions are structured as a Newco Acquisition or a Restructuring in Place, a U.S. Holder of an Allowed 2016 Term Loan Claim or an Allowed 2020 Term B-3 Loan Claim should be treated as exchanging their Claims for the New Common Stock and the Equity Subscription Rights in a fully taxable exchange under section 1001 of the Tax Code. A U.S. Holder of an Allowed 2016 Term Loan Claim or an Allowed 2020 Term B-3 Loan Claim should recognize gain or loss equal to the difference between (a) the total fair market value of the New Common Stock and Equity Subscription Rights received in exchange for its Claim (subject to the discussion of “Distributions Attributable to Accrued Interest (and OID)” below) and (b) the U.S. Holder’s adjusted tax basis in its Claim. A U.S. Holder’s tax basis in New Common Stock should be equal to the fair market value of the New Common Stock and its tax basis in its interest in the Equity Subscription Rights should be equal to the fair market value of the Equity Subscription Rights. A U.S. Holder’s holding period for each item of consideration received on the Effective Date should begin on the day following the Effective Date.

b.	Alternative Transaction

If an Acceptable Alternative Transaction occurs, a U.S. Holder of an Allowed 2016 Term Loan Claim or an Allowed 2020 Term B-3 Loan Claim should recognize gain or loss equal to the difference between (a) the amount of cash received (subject to the discussion of “Distributions Attributable to Accrued Interest (and OID)” below) and (b) the U.S. Holder’s adjusted tax basis in its Claim.

c.	Character of Gain or Loss

The character of gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to its Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations as discussed below. To the extent that a portion of the consideration received in exchange for its Claim is allocable to accrued but untaxed interest, the U.S. Holder may recognize ordinary income. See the discussions of “Accrued Interest,” “Market Discount” and “Limitations on Use of Capital Losses” below.

d.	Consequences to U.S. Holders of Allowed 2016 Term Loan Claims and Allowed 2020 Term B-3 Loan Claims of a Restructuring in Place Transaction if RCPC is Reorganized Holdings.

If, notwithstanding the above, RCPC is Reorganized Holdings, the extent to which U.S. Holders of Allowed 2016 Term Loan Claims or Allowed 2020 Term B-3 Loan Claims will recognize gain or loss in connection with the Restructuring Transactions will depend upon whether the receipt of consideration in respect of their Claims qualifies as a recapitalization within the meaning of Section 368(a)(1)(E) of the Tax Code, which, in turn, will depend on whether the Claims surrendered constitute “securities” for U.S. federal income tax purposes.

Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. The 2016 Term Loans have a term of seven (7) years. The term to maturity of the 2020 Term B-3 Loans is less clear. In general, 2020 Term B-3 Loans have a term of slightly more than five (5) years; however, any 2020 Term B-3 Loans issued in exchange for 2016 Term Loans may be viewed for applicable tax purposes as having a term of approximately nine (9) years to the extent that, as anticipated, such 2020 Term B-3 Loans are treated as a modification of the 2016 Term Loans that is not a “significant modification” under applicable Treasury Regulations. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, whether such instrument is deemed to be in exchange for another debt instrument and whether such payments are made on a current basis or accrued. Holders of such Claims are urged to consult their own tax advisors as to the tax consequences of such treatment.

(ii)          Consequences of the Exchange to U.S. Holders of Allowed 2020 Term B-1 Loan Claims and Allowed 2020 Term B-2 Loan Claims.

Pursuant to the Plan, in full satisfaction and discharge of their Claims, each U.S. Holder of an Allowed 2020 Term B-1 Loan Claim or an Allowed 2020 Term B-2 Loan Claim will receive New Common Stock, Equity Subscription Rights and either (i) First Lien Take-Back Term Loan or (ii) cash (or, if an Acceptable Alternative Transaction occurs, cash).

The U.S. federal income tax consequences of the Plan to U.S. Holders of Allowed 2020 Term B-1 Loan Claims and Allowed 2020 Term B-2 Loan Claims will depend, in part, on whether the First Lien Take-Back Term Loans will be issued by RCPC (or an entity disregarded as separate from RCPC; “RCPC” as hereinafter used in this disclosure shall be deemed to include such a disregarded entity) or an entity other than RCPC and the overall form of the transactions. Subject to the discussion below with respect to consequences if RCPC is Reorganized Holdings, if (i) the Restructuring Transactions are structured as a Restructuring in Place and the First Lien Take-Back Term Loans are issued by an entity other than RCPC or (ii) an Acceptable Alternative Transaction or Newco Acquisition occurs, the transactions undertaken pursuant to the Plan will, in each case, be taxable to the U.S. Holders of such Claims.  Similarly, if a U.S. Holder of an Allowed 2020 Term B-1 Loan Claim or an Allowed 2020 Term B-2 Loan Claim receives cash in lieu of First Lien Take-Back Term Loans in exchange for its Allowed 2020 Term B-1 Loan Claim or Allowed 2020 Term B-2 Loan Claim, such exchange will be a taxable transaction to such U.S. Holder. If, however, the Restructuring Transactions are structured as a Restructuring in Place and the First Lien Take-Back Term Loans are issued by RCPC, the extent to which a U.S. Holder of Allowed 2020 Term B-1 Loan Claims or Allowed 2020 Term B-2 Loan Claims will recognize gain or loss in connection with the Restructuring Transactions will, in each case, depend upon whether the receipt of consideration in respect of their Claims qualifies as a recapitalization within the meaning of Section 368(a)(1)(E) of the Tax Code, which, in turn, will depend on whether the Claims surrendered and the First Lien Take-Back Term Loans issued constitute “securities” for U.S. federal income tax purposes.

a.  Recapitalization Treatment If First Lien Take-Back Term Loans are Issued by RCPC and delivered to U.S. Holders of Allowed 2020 Term B-1 Loan Claims and Allowed 2020 Term B-2 Loan Claims in a Restructuring in Place Transaction.

i.           Treatment of a Debt Instrument as a “Security.”

As noted above, whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. The 2020 Term B-2 Loans issued in November, 2020 had a term to maturity of slightly less than five (5) years when issued. The First-Lien Take-Back Term Loans are expected to have a term to maturity of five (5) years. The term to maturity of the 2020 Term B-1 Loans and 2020 Term B-2 Loans issued in May, 2020 is less clear. In general, 2020 Term B-1 Loans and 2020 Term B-2 Loans issued in May, 2020 have a term of slightly more than five (5) years; however, any 2020 Term B-1 Loans and 2020 Term B-2 Loans issued in exchange for 2016 Term Loans may be viewed for applicable tax purposes as having a term of approximately nine (9) years to the extent that, as anticipated, such 2020 Term B-1 Loans and 2020 Term B-2 Loans are treated as a modification of the 2016 Term Loans that is not a “significant modification” under applicable Treasury Regulations. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, whether such instrument is deemed to be in exchange for another debt instrument and whether such payments are made on a current basis or accrued.

ii.         Recapitalization

If the First Lien Take-Back Term Loans, 2020 Term B-1 Loans and 2020 Term B-2 Loans constitute “securities” for U.S. federal income tax purposes and the issuer of the First Lien Take-Back Term Loans is RCPC, the U.S. Debtors would expect a U.S. Holder’s exchange of Allowed 2020 Term B-1 Term Loan Claims or Allowed 2020 Term B-2 Loan Claims for New Common Stock, Equity Subscription Rights and First Lien Take-Back Debt to  constitute a recapitalization within the meaning of Section 368(a)(1)(E) of the Tax Code.  In such case, a U.S. Holder will generally not recognize loss on the exchange but may recognize gain on the exchange up to the sum of the fair market value of the New Common Stock and Equity Subscription Rights received in respect of their Claim, subject to the discussion of the “Distributions Attributable to Accrued Interest (and OID)” below in which the New Common Stock, Equity Subscription Rights and First Lien Take-Back Term Loans are treated as received in satisfaction of accrued but unpaid interest on the 2020 Term B-1 Loans or the 2020 Term B-2 Loans. Market discount on the 2020 Term B-1 Loans and the 2020 Term B-2 Loans (if any) would, in each case, carry over to the First Lien Take-Back Term Loans (see “Market Discount” discussion below). A U.S. Holder’s aggregate tax basis in its New Common Stock and Equity Subscription Rights should be equal to the fair market value of the New Common Stock and Equity Subscription Rights, and a U.S. Holder’s aggregate tax basis in the First Lien Take-Back Term Loans should be equal to its aggregate tax basis in the 2020 Term B-1 Loans or the 2020 Term B-2 Loans surrendered therefor plus any gain recognized on the exchange minus the fair market value of the New Common Stock and Equity Subscription Rights received as “boot” in the exchange. A U.S. Holder’s holding period for its First Lien Take-Back Term Loans should include the holding period for the Notes exchanged therefor and a U.S. Holder’s holding period for its New Common Stock and Equity Subscription Rights will begin the day following the exchange. If the 2020 Term B-1 Loans or the 2020 Term B-2 Loans do not constitute “securities” for U.S. federal income tax purposes, the exchange would be fully taxable to U.S. Holders of such claims as described above and below.

b.            Fully Taxable Exchange

As noted above, if the Restructuring Transactions are structured as a Newco Acquisition, the holders of 2020 Term B-1 Loans and 2020 Term B-2 Loans receive cash in lieu of First Lien Take-Back Term Loans, RCPC is not the issuer on the First Lien Take-Back Term Loans or the 2020 Term B-1 Loans or the 2020 Term B-2 Loans do not constitute “securities” for U.S. federal income tax purposes, the exchange of Allowed 2020 Term B-1 Loan Claims and Allowed 2020 Term B-2 Loan Claims for New Common Stock, Equity Subscription Rights and either First Lien Take-Back Term Loans or cash will, in each case, be a fully taxable exchange, in which case such U.S. Holders will be treated as exchanging their Claims for New Common Stock, Equity Subscription Rights and either First Lien Take-Back Term Loans or cash in a fully taxable exchange under section 1001 of the Tax Code. A U.S. Holder of an Allowed 2020 B-1 Loan Claim or an Allowed 2020 Term B-2 Loan Claim should, in each case, recognize gain or loss equal to the difference between (a) the total fair market value of the New Common Stock and Equity Subscription Rights received in exchange for its Claim plus the “issue price” (if RCPC is the issuer) or fair market value (if RCPC is not the issuer) of the First Lien Take-Back Term Loans or the amount of cash, as applicable, received in exchange for its Claim (subject to the discussion of “Distributions Attributable to Accrued Interest (and OID)” below) and (b) the U.S. Holder’s adjusted tax basis in its Claim, reduced, in the case of a U.S. Holder of Allowed 2020 Term B-2 Loan Claims treated as contingent payment debt instruments under applicable Treasury Regulations, by any negative adjustment carryforward of such Holder in respect of such Claims pursuant to Treasury Regulations Section 1.1275-4(b)(6)(iii)(C). A U.S. Holder’s tax basis in New Common Stock should be equal to the fair market value of the New Common Stock, its tax basis in its interest in the Equity Subscription Rights should be equal to the fair market value of the Equity Subscription Rights, and its tax basis in the First Lien Take-Back Term Loans should be equal to the “issue price” (if RCPC is the issuer) or fair market value (if RCPC is not the issuer) of the First Lien Take-Back Term Loans (determined as discussed below). A U.S. Holder’s holding period for each item of consideration received on the Effective Date should begin on the day following the Effective Date. The rules governing “contingent payment debt instruments” such as a subset of the Allowed 2020 B-2 Loan Claims are complex and consequences for U.S. Holders of such claims may be different than as set forth above and below. U.S. Holders of the 2020 Term B-2 Loans issued in November, 2020 are encouraged to discuss the consequences of the Plan under Treasury Regulations governing “contingent payment debt instruments” with their own tax advisors.

c.	Alternative Transaction

If an Acceptable Alternative Transaction occurs, a U.S. Holder of an Allowed 2020 Term B-1 Loan Claim or an Allowed 2020 Term B-2 Loan Claim should, in each case, recognize gain or loss equal to the difference between (a) the amount of cash received and (b) the U.S. Holder’s adjusted tax basis in its Claim, reduced, in the case of those U.S. Holders of Allowed 2020 Term B-2 Loan Claims treated as contingent payment debt instruments under applicable Treasury Regulations, by any negative adjustment carryforward of such U.S. Holder in respect of such Claim pursuant to Treasury Regulations Section 1.1275-4(b)(6)(iii)(C).

d.	Character of Gain or Loss

The character of gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to its Claim.  In addition, gain recognized with respect to those Allowed 2020 Term B-2 Loan Claims treated as contingent payment debt instruments under applicable Treasury Regulations is expected to be characterized as ordinary income, and any loss may be characterized, in whole or in part, as ordinary loss. If recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations as discussed below. To the extent that a portion of the consideration received in exchange for its Claim is allocable to accrued but untaxed interest, the U.S. Holder may recognize ordinary income. See the discussions of “Accrued Interest,” “Market Discount” and “Limitations on Use of Capital Losses” below.

d.	Consequences to Holders of Allowed 2020 Term B-1 Loan Claims and Allowed 2020 Term B-2 Loan Claims of a Restructuring in Place Transaction if RCPC is Reorganized Holdings

If, notwithstanding the above, a Restructuring in Place transaction occurs but RCPC, not Revlon, Inc., is Reorganized Holdings, the extent to which holders of Allowed 2020 Term B-1 Loan Claims and Allowed 2020 Term B-2 Loan Claims will recognize gain or loss in connection with the Restructuring Transactions will depend upon whether the receipt of consideration in respect of their Claims qualifies as a recapitalization within the meaning of Section 368(a)(1)(E) of the Tax Code, which, in turn, depend on whether the Claims surrendered constitute “securities” for U.S. federal income tax purposes.  Holders of such Claims are urged to consult their own tax advisors as to the tax consequences of such treatment.

(iii)         Consequences of the Exchange to U.S. Holders of Allowed Unsecured Notes Claims.

a.       Pursuant to the Plan, Holders of Unsecured Notes Claims may receive New Warrants (or, if an Acceptable Alternative Transaction occurs, cash), in full satisfaction and discharge of their Claims, or such Holders’ claims may be cancelled, released, and extinguished, and of no further force or effect, with no recovery or distribution on account thereof, depending on whether Holders of Unsecured Notes Claims vote to accept the Plan, whether individual Holders of Unsecured Notes Claims are Consenting Unsecured Noteholders, and whether the Court finds the treatment of Consenting Unsecured Noteholders proper.

a.	U.S. Holders of Allowed Unsecured Notes Claims Receiving New Warrants

Regardless of whether the Restructuring Transactions are structured as a Newco Acquisition or a Restructuring in Place, a U.S. Holder of an Allowed Unsecured Notes Claim that receives New Warrants in exchange for its Claim should be treated as exchanging its Claim for the New Warrants in a fully taxable exchange under section 1001 of the Tax Code. A U.S. Holder of an Allowed Unsecured  Notes Claim should recognize gain or loss equal to the difference between (a) the total fair market value of the New Warrants received in exchange for its Claim (subject to the discussion of “Distributions Attributable to Accrued Interest (and OID)” below) and (b) the U.S. Holder’s adjusted tax basis in its Claim. A U.S. Holder’s tax basis in New Warrants should be equal to the fair market value of the New Warrants. A U.S. Holder’s holding period for the New Warrants should begin on the day following the Effective Date.

b.	U.S. Holders of Allowed Unsecured Notes Claims Receiving Cash.

A U.S. Holder of an Allowed Unsecured Notes Claim that receives cash in exchange for its Claim (including in connection with an Acceptable Alternative Transaction)should recognize gain or loss equal to the difference between (a) the amount of cash received and (b) the U.S. Holder’s adjusted tax basis in its Claim.

c.	Character of Gain or Loss For U.S. Holders of Allowed Unsecured Notes Claims Receiving New Warrants or Cash

The character of gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to its Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations as discussed below. To the extent that a portion of the consideration received in exchange for its Claim is allocable to accrued but untaxed interest, the U.S. Holder may recognize ordinary income. See the discussions of “Accrued Interest,” “Market Discount” and “Limitations on Use of Capital Losses” below.

d.	U.S. Holders of Allowed Unsecured Notes Claims Receiving No Recovery.

If a Holder of Allowed Unsecured Notes Claim receives no recovery in respect of its Claim, such holder should generally recognize a capital loss equal to the U.S. Holder’s adjusted tax basis in its Claim. The deductibility of capital losses is subject to certain limitations as discussed in “Limitations on Use of Capital Losses” below.

(iv)         Distributions Attributable to Accrued Interest (and OID).

A portion of the consideration received by U.S. Holders of Allowed Claims may be attributable to accrued but untaxed interest (or original issue discount (“OID”)) on such Claims. If any amount is attributable to such accrued interest (or OID), then such amount should be taxable to that U.S. Holder as interest income if such accrued interest has not been previously included in the U.S. Holder’s gross income for U.S. federal income tax purposes. Conversely, U.S. Holders of Allowed Claims should be able to recognize a deductible loss to the extent any accrued interest on the Claims was previously included in the U.S. Holder’s gross income but was not paid in full by the Debtors.

If the fair value of the consideration is not sufficient to fully satisfy all principal and interest on an Allowed Claim, the extent to which such consideration will be attributable to accrued but untaxed interest is unclear. Under the Plan, the aggregate consideration to be distributed to U.S. Holders of Allowed Claims in each Class will be allocated first to the principal amount of such Allowed Claims (as determined for United States federal income tax purposes), with any excess allocated to the remaining portion of such Claims, if any. There is no assurance that the IRS will respect such allocation.

U.S. Holders are urged to consult their own tax advisors regarding the allocation of consideration received under the plan, as well as the deductibility of accrued but unpaid interest and the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income for U.S. federal income tax purposes.

(v)          Market Discount.

Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder of a Claim who exchanges a Claim on the Effective Date may be treated as ordinary income (instead of capital gain) to the extent of the amount of accrued “market discount” on the debt instruments constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the holder’s adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (ii) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of a Claim that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). To the extent that the Allowed Claims that were acquired with market discount are exchanged in certain tax-free transactions for other property, any market discount that accrued on the Allowed Claims (i.e., up to the time of the exchange) but was not recognized by the U.S. Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption, or other disposition of the property is treated as ordinary income to the extent of the accrued, but not recognized, market discount with respect to the exchanged debt instrument. To date, specific Treasury Regulations implementing this rule have not been issued.  U.S. Holders of Allowed Claims who acquired the notes underlying their Claims with market discount are urged to consult with their own tax advisors as to the appropriate treatment of any such market discount and the timing of the recognition thereof.

(vi)         Issue Price of the First Lien Take-Back Term Loans.

The issue price of the First Lien Take-Back Term Loans will depend on whether a substantial amount of the First Lien Take-Back Term Loans, New Common Stock, Equity Subscription Rights, 2020 Term B-1 Loans and the 2020 Term B-2 Loans are considered to be “traded on an established market.” In general, a debt instrument (or, as discussed below, New Common Stock and Equity Subscription Rights) will be treated as traded on an established market if, at any time during the 31-day period ending 15 days after the issue date, (a) a “sales price” for an executed purchase or sale of the debt instrument during the 31-day period appears on a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments, or persons that broker purchases or sales of debt instruments; (b) a “firm” price quote for the debt instrument is available from at least one broker, dealer or pricing service and the quoted price is substantially the same as the price for which the person receiving the quoted price could purchase or sell the debt instrument; or (c) an “indicative” price quote for the debt instrument is available from at least one broker, dealer or pricing service for property and the price quote is not a firm quote.

Holders of Allowed 2020 Term B-1 Loan Claims and Allowed 2020 Term B-2 Loan Claims are receiving debt instruments, First Lien Take-Back Term Loans, along with other forms of consideration - New Common Stock and Equity Subscription Rights – in exchange for their Claims.  In such a case, the “investment unit” rules apply to the determination of the issue price of the debt instruments issued as part of such investment unit.

If all elements of an “investment unit” are traded on an established market, then the issue price of the investment unit itself is determined by the fair market value of each of the investment unit’s components, with the issue price of the debt instruments being determined on a proportionate basis. If no elements of an investment unit are traded on an established market, but the Claim exchanged for such investment unit is traded on an established market, then the fair market value of the Claim exchanged for such investment unit will determine the issue price of the investment unit, with the issue price of the debt instruments again being determined on a proportionate basis. The application of the investment unit rules are subject to significant uncertainty where a portion of the investment unit is traded on an established market (e.g., debt instruments) but a portion (e.g., New Common Stock) is not or where a portion of an investment unit has a cash purchase price (e.g., New Common Stock issued in connection with the subscription rights) and another portion of an investment unit (e.g., debt instruments) is traded on an established market. Holders of Claims receiving debt instruments in partial exchange for such Claims should consult with their own tax advisors regarding the application of the investment unit rules.

In general, an issuer’s determination of issue price (whether pursuant to the investment unit rules discussed above or not) is binding on a holder unless the holder makes a disclosure taking a different approach.

(vii)         Limitation on Use of Capital Losses.

A U.S. Holder of a Claim who recognizes capital losses as a result of the distributions under the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, capital losses may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

C.	Certain U.S. Federal Income Tax Consequences of the GUC Trust and PI Settlement Fund to the U.S. Debtors and U.S. Holders of Applicable Claims.

Pursuant to the Plan, each holder of an Allowed Talc Personal Injury Claim (provided that the Holders of such Class vote to approve the Plan) will receive, in full and final satisfaction of its applicable claim, the right to receive certain payments, in cash, from the PI Settlement Fund, and each holder of an Allowed Trade Claim, Allowed Non-Qualified Pension Claim and Allowed Other General Unsecured Claim (provided that the Holders of each such Class vote to approve the Plan) will receive, in full and final satisfaction of its applicable claim, the right to receive certain payments, in cash, from the GUC Trust. The PI Settlement Fund and GUC Trust will, in each case, be established pursuant to the Plan for the benefit of the Holders of such Claims and funded by the Debtors with cash and certain Retained Preference Actions. Any claims in a Class that does not vote to approve the Plan will be cancelled, released and extinguished, and Holders thereof will receive no recovery in respect of their Claims.

The consequences to the Debtors and the Holders of applicable Claims of the establishment and funding of the PI Settlement Fund and GUC Trust, and the receipt of recoveries from the PI Settlement Fund and GUC Trust in respect of applicable Claims will depend on the terms of the GUC Trust and PI Settlement Fund, as the case may be, which are not yet known. It is possible that the PI Settlement Fund may qualify as a “qualified settlement fund”, while the GUC Trust may be treated as a “liquidating trust”, in each case for U.S. federal income tax purposes. Holders of Allowed Talc Personal Injury Claims, Allowed Trade Claims, Allowed Non-Qualified Pension Claims and Allowed Other General Unsecured Claims are encouraged to consult their own tax advisors regarding the consequences to them of receiving recoveries pursuant to the Plan.

D.	U.S. Federal Income Tax Consequences of Ownership and Disposition of the First Lien Take-Back Term Loans.

(i) Characterization of the First Lien Take-Back Term Loans.

A debt instrument that provides for one or more contingent payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt obligations,” in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences described herein. Under such Treasury Regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingencies in the aggregate are considered “remote” or “incidental.”

In addition, the Treasury Regulations contain exceptions from the characterization as contingent payment debt obligations for a number of categories of debt instruments, including “variable rate debt instruments.” A debt instrument qualifies as a “variable rate debt instrument” if (a) the issue price does not exceed the total non-contingent principal payments due under the debt instrument by more than a specified de minimis amount and (b) the debt instrument provides for stated interest, paid or compounded at least annually, at current values of a single fixed rate and one or more qualified floating rates. A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated.

The Debtors currently intend to treat the First Lien Take-Back Term Loans as, and the remainder of this discussion assumes that the First Lien Take-Back Term Loans will be treated as,  variable rate debt instruments and  not as  contingent payment debt instruments. However, Reorganized Holdings’ treatment of the First Lien Take-Back Term Loans ultimately will be based on the final terms and conditions as  between the Debtors and other relevant stakeholders. Such treatment will be binding on a U.S. Holder, unless the U.S. Holder explicitly discloses to the IRS on its tax return for the year during which such U.S. Holder acquires an interest in the First Lien Take-Back Term Loans that it is taking a different position. Our position will not be binding on the IRS. Each U.S. Holder should consult its own tax advisor regarding our determination.

(ii) Qualified Stated Interest.

A U.S. Holder of the First Lien Take-Back Term Loans will be required to include stated interest that accrues on the First Lien Take-Back Term Loans in income in accordance with the U.S. Holder’s regular method of accounting to the extent such stated interest is “qualified stated interest.” Stated interest is generally “qualified stated interest” if it is unconditionally payable in cash or property at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. If any interest payment (or portion thereof) is payable in additional debt instruments of the issuer, such interest payment (or portion thereof) will not be treated as qualified stated interest.

(iii) Original Issue Discount.

A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount (generally 0.25% of the product of the stated redemption price at maturity and the number of complete years to maturity from the issue date).

The amount of OID (if any) on the First Lien Take-Back Term Loans will be the difference between the “stated redemption price at maturity” (the sum of all payments to be made on the First Lien Take-Back Term Loans other than “qualified stated interest,” including certain amounts payable upon repayment or redemption of the debt instrument) of the First Lien Take-Back Term Loans and the “issue price” of the First Lien Take-Back Term Loans, determined as described above under “—B.iv – Issue Price of the First Lien Take-Back Term Loans”.

A U.S. Holder (whether a cash or accrual method taxpayer) generally will be required to include the OID in gross income (as ordinary interest income) as the OID accrues (on a constant yield to maturity basis), in advance of the Holder’s receipt of cash payments attributable to this OID. In general, the amount of OID includible in the gross income of a U.S. Holder will be equal to a ratable amount of OID with respect to the debt instrument for each day in an accrual period during the taxable year or portion of the taxable year on which a U.S. Holder held the debt instrument. An accrual period may be of any length and the accrual periods may vary in length over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (i) the product of the debt instrument’s adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of a compounding assumption that reflects the length of the accrual period over (ii) the qualified stated interest payments on the debt instruments allocable to the accrual period. The adjusted issue price of a debt instrument at the beginning of any accrual period generally equals the issue price of the debt instrument increased by the amount of all previously accrued OID and decreased by any cash payments previously made on the debt instrument other than payments of qualified stated interest.

Under applicable Treasury Regulations, in order to determine the amount of qualified stated interest and OID in respect of a variable rate debt instrument for which not all interest is qualified stated interest, an “equivalent fixed rate debt instrument” must be constructed. The “equivalent fixed rate debt instrument” is a hypothetical instrument that has terms that are identical to the debt instrument, except that the equivalent fixed rate debt instrument provides for a fixed rate substitute for each qualified floating rate in lieu of each actual rate on the debt instrument. A fixed rate substitute for each qualified floating rate on the debt instrument is the value of such rate as of its issue date.

Once the equivalent fixed rate debt instrument has been constructed pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the equivalent fixed rate debt instrument by applying the general OID rules to the equivalent fixed rate debt instrument and a U.S. Holder of the First Lien Take-Back Term Loans will account for such OID and qualified stated interest as if the U.S. Holder held the equivalent fixed rate debt instrument. For each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the debt instrument during the accrual period. The stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of qualified stated interest.

(iv) Sale, Taxable Exchange or other Taxable Disposition.

Upon the disposition of the First Lien Take-Back Term Loans by sale, exchange, retirement, redemption or other taxable disposition, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest, which will be taxed as ordinary interest income to the extent not previously so taxed, and other than any market discount on debt instruments constituting the exchanged Claim that was not realized by the holder) and (ii) the U.S. Holder’s adjusted tax basis in the First Lien Take-Back Term Loans. A U.S. Holder’s adjusted tax basis will generally be equal to the holder’s initial tax basis in the First Lien Take-Back Term Loans, increased by any accrued OID previously included in such holder’s gross income. A U.S. Holder’s gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such First Lien Take-Back Term Loans for longer than one year. Non-corporate taxpayers are generally subject to a reduced tax rate on net long-term capital gains. The deductibility of capital losses is subject to certain limitations discussed below.

THE APPLICATION OF THE OID RULES IS HIGHLY COMPLEX. U.S. HOLDERS OF FIRST LIEN TAKE-BACK TERM LOANS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF ANY OID ON SUCH LOANS.

(iv) Bond Premium.

If a U.S. Holder’s initial tax basis in the First Lien Take-Back Term Loans exceeds the stated redemption price at maturity of such debt instrument, such U.S. Holder will be treated as acquiring the First Lien Take-Back Term Loans with “bond premium” and will not be required to include OID, if any, in income. Such U.S. Holder generally may elect to amortize the premium over the remaining term of the First Lien Take-Back Term Loans, on a constant yield method as an offset to qualified stated interest when includible in income under such U.S. Holder’s regular accounting method. If a U.S. Holder does not elect to amortize the premium, that premium will decrease the gain or increase the loss such U.S. Holder would otherwise recognize on disposition of the First Lien Take-Back Term Loans. Bond premium elections involve certain procedural requirements and U.S. Holders should consult their tax advisors if they acquire the First Lien Tax-Back Term Loans with bond premium.

E.	U.S. Federal Income Tax Consequences of the Ownership and Disposition of New Common Stock and New Warrants.

(i)           Dividends on New Common Stock.

Any distributions made on account of New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of Reorganized Holdings as determined under U.S. federal income tax principles. To the extent that a U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its shares. Any such distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain.

Dividends paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction so long as there are sufficient earnings and profits. However, the dividends-received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.

(ii)          Exercise or Lapse of a New Warrant; Possible Constructive Distributions.

a.          Exercise or Lapse of a New Warrant

Except as discussed below with respect to the cashless exercise of a New Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon receipt of New Common Stock that such U.S. Holder acquired by exercising a New Warrant for cash.  A U.S. Holder’s tax basis in New Common Stock received upon exercise of its New Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial tax basis in the New Warrant and the exercise price of such New Warrant. A U.S. Holder’s holding period for New Common Stock received upon exercise of its New Warrant will begin on the date following the date of exercise of the New Warrant and will not include the period during which the U.S. Holder held the New Warrant.  If a New Warrant is allowed to lapse unexercised, a U.S. Holder of such New Warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the New Warrant.

The tax consequences of a cashless exercise of a New Warrant are not clear under the Tax Code. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes.  In either tax-free situation, a U.S. Holder’s tax basis in the New Common Stock received would equal the U.S. Holder’s tax basis in the New Warrant.  If the cashless exercise was treated as not being a gain realization event (and not a recapitalization), a U.S. Holder’s holding period in the New Common Stock would be treated as commencing on the date following the date of exercise (or the date of exercise) of the New Warrant.  If the cashless exercise was treated as a recapitalization, a U.S. Holder’s holding period in the New Common Stock would include its holding period in the New Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized.  In such event, a U.S. Holder could be deemed to have surrendered New Warrants having a value equal to the exercise price for the number of New Warrants treated as actually exercised.  The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such New Warrants.  In this case, a U.S. Holder’s tax basis in the New Common Stock received would equal the sum of the fair market value of the New Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in the New Warrants treated as actually exercised.  A U.S. Holder’s holding period for the New Common Stock would commence on the date following the date of exercise (or the date of exercise) of the New Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law.  Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

b.          Possible Constructive Distributions

The terms of each New Warrant may provide for an adjustment to the number of shares of New Common Stock for which the New Warrant may be exercised or to the exercise price of the New Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable.  U.S. Holders of New Warrants would, however, be treated as receiving a constructive distribution from Reorganized Holdings if, for example, the adjustment increases such U.S. Holders’ proportionate interest in Reorganized Holdings’s assets or earnings and profits (e.g., through an increase in the number of New Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of New Common Stock.  Such constructive distribution would be subject to tax in the same manner as if the U.S. Holders of the New Warrants received a cash distribution from Reorganized Holdings equal to the fair market value of such increased interest. Generally, a U.S. Holder’s adjusted tax basis in its New Warrant would be increased to the extent any such constructive distribution is treated as a dividend.

(iii)         Sale, Redemption, or Repurchase of New Common Stock or a New Warrant.

Unless a non-recognition provision applies, U.S. Holders generally will recognize gain or loss upon the sale, redemption, or other taxable disposition of New Common Stock or a New Warrant. In general, this gain or loss will be a capital gain or loss subject to special rules that may apply in the case of redemptions. Such capital gain generally would be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder held the New Common Stock or New Warrant for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations as described below. Under the recapture rules of section 108(e)(7) of the Tax Code, a U.S. Holder may be required to treat gain recognized on the taxable disposition of the New Common Stock as ordinary income if such U.S. Holder took a bad debt deduction with respect to its Allowed Claim or recognized an ordinary loss on the exchange of its Allowed Claim for New Common Stock.

(iv)         Equity Subscription Rights.

A U.S. Holder that elects to exercise its Equity Subscription Rights should be treated as purchasing, in exchange for its Equity Subscription Rights and the amount of cash paid by the U.S. Holder to exercise such Equity Subscription Rights, New Common Stock. Such a purchase should generally be treated as the exercise of an option under general tax principles, and such U.S. Holder should not recognize income, gain, or loss for U.S. federal income tax purposes when it receives the New Common Stock upon the exercise of the Equity Subscription Rights. A U.S. Holder’s aggregate tax basis in the New Common Stock should equal the sum of (i) the amount of cash paid by the U.S. Holder to exercise the Equity Subscription Rights plus (ii) such U.S. Holder’s tax basis in the Equity Subscription Rights immediately before the Equity Subscription Rights are exercised. A U.S. Holder’s holding period for the New Common Stock received pursuant to such exercise should begin on the day following the date the U.S. Holder receives the New Common Stock upon the exercise of such U.S. Holder’s Equity Subscription Rights.

A U.S. Holder that elects not to exercise the Equity Subscription Rights may be entitled to claim a loss equal to the amount of tax basis allocated to such Equity Subscription Rights, subject to any limitation on such U.S. Holder’s ability to utilize capital losses. U.S. Holders electing not to exercise their Equity Subscription Rights are urged to consult with their own tax advisors as to the tax consequences of such decision.

F.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Allowed Claims

The following discussion includes only certain U.S. federal income tax consequences of the Restructuring Transactions to non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to non-U.S. Holders are complex. Each non-U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, state, and local and the non-U.S. tax consequences of the consummation of the Plan and the ownership and disposition of the New Common Stock, New Warrants, First-Lien Take Back Term Loans and Equity Subscription Rights to such non-U.S. Holders.

(i)           Gain Recognition.

Any gain realized by a non-U.S. Holder on the exchange of its Claim under the Plan generally will not be subject to U.S. federal income taxation unless (a) the non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the Restructuring Transactions occur and certain other conditions are met or (b) such gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States).

If the first exception applies, to the extent that any gain is taxable, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange in the same manner as a U.S. Holder. To claim an exemption from withholding tax, such non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such a non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

(ii)          Payments of Interest (Including Accrued Interest on Claims).

Subject to the discussion of FATCA and backup withholding below, payments to a non-U.S. Holder that are attributable to (x) interest on (or OID accruals with respect to) the First Lien Take-Back Term Loans and (y) amounts received pursuant to the Plan in respect of accrued but untaxed interest generally will not be subject to U.S. federal income tax or withholding, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the non-U.S. Holder is not a U.S. person, unless:

•
the non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of the Debtors’ stock (in the case of interest payments received pursuant to the Plan) or Reorganized Holdings’ stock (in the case of interest payments with respect to the First Lien Take-Back Term Loans) entitled to vote;

•
the non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to the Debtors (in the case of interest payments received pursuant to the Plan) or Reorganized Holdings’ stock (in the case of interest payments with respect to the First Lien Take-Back Term Loans) (each, within the meaning of the Tax Code);

•	the non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the Tax Code; or

•	such interest is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States.

A non-U.S. Holder described in the first three bullets above generally will be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on (x) interest on (or OID accruals with respect to) the First Lien Take-Back Term Loans and (y) amounts received pursuant to the Plan in respect of accrued but untaxed interest.

A non-U.S. Holder described in the fourth bullet above generally will not be subject to withholding tax if it provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, but will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such non-U.S. Holder’s effectively connected earnings and profits that are attributable to the interest at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business. As described above in more detail under the heading “Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Allowed Claims—Accrued Interest,” the aggregate consideration to be distributed to holders of Allowed Claims in each Class will be allocated first to the principal amount of such Allowed Claims, with any excess allocated to unpaid interest that accrued on these Claims, if any. Non-U.S. Holders who participate in the First Lien Take-Back Term Loans in connection with the Restructuring Transactions are urged to consult a U.S. tax advisor with respect to the U.S. tax consequences applicable to their acquisition, holding and disposition of the First Lien Take-Back Term Loans.

(iii)          Ownership of New Common Stock and New Warrants.

Any distributions made (or deemed to be made) with respect to New Common Stock or deemed made on the New Warrants will constitute dividends for U.S. federal income tax purposes to the extent of the Reorganized Holdings’ current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a non-U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the non-U.S. Holder’s basis in its New Common Stock or New Warrants. Any such distributions in excess of a non-U.S. Holder’s basis in its New Common Stock or New Warrants (determined on a share-by-share or warrant-by-warrant basis) generally will be treated as capital gain from a sale or exchange. Except as described below, dividends paid with respect to New Common Stock or deemed paid with respect to New Warrants held by a non-U.S. Holder that are not effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (or if an income tax treaty applies, are not attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable). A non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by providing an IRS Form W-8BEN or W-8BEN-E (or a successor form) to the Reorganized Holdings upon which the non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Common Stock or deemed paid with respect to New Warrants held by a non-U.S. Holder that are effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

(iv)         Sale, Redemption, or Repurchase of New Common Stock and New Warrants.

A non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of New Common Stock or New Warrant unless:

(A)     such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and satisfies certain other conditions or who is subject to special rules applicable to former citizens and residents of the United States; or

(B)      such gain is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States); or

(C)     Reorganized Holdings is or has been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of New Common Stock or New Warrant. If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). The Debtors consider it unlikely, based on their current business plans and operations, that any of the Reorganized Holdings will become a “U.S. real property holding corporation” in the future.

(v)          FATCA.

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30% on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S.-source payments of fixed or determinable, annual or periodical income (including dividends, if any, on New Common Stock or interest on the First Lien Take-Back Term Loans). Pursuant to proposed Treasury Regulations on which taxpayers are permitted to rely pending their finalization, this withholding obligation would not apply to gross proceeds from the sale or disposition of property such as the First Lien Take-Back Term Loans, New Common Stock or New Warrants. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE POSSIBLE IMPACT OF THESE RULES ON SUCH NON-U.S. HOLDER’S OWNERSHIP OF FIRST LIEN TAKE-BACK TERM LOANS, NEW COMMON STOCK OR NEW WARRANTS.

G.	Information Reporting and Back-Up Withholding

All distributions to Holders of Claims under the Plan are subject to any applicable tax withholding, including (as applicable) employment tax withholding. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 24%). Backup withholding generally applies if the holder fails to furnish its social security number or other taxpayer identification number (a “TIN”), furnishes an incorrect TIN, fails properly to report interest or dividends, or under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF TAX LEGISLATION AND ANY OTHER CHANGE IN APPLICABLE TAX LAWS.

XII.	CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, holders of Claims should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement and the attachments, exhibits, or documents incorporated by reference hereto.  The factors below should not be regarded as the only risks associated with the Plan or its implementation.  Documents filed with the SEC may contain important risk factors that differ from those discussed below.  Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.	Certain Restructuring Law Considerations

1.          Effect of Chapter 11 Cases.  Although the Plan is intended to effectuate a coordinated financial restructuring of the Company, and enjoys support from the Creditors’ Committee and the Consenting BrandCo Lenders, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy, or to assure parties in interest that the Plan will be confirmed.  Even if confirmed on a timely basis, court proceedings to confirm the Plan could have an adverse effect on the Company’s businesses.  The proceedings also involve additional expense and may divert some of the attention of the Company’s management away from business operations.

2.           The Debtors May Not Be Able to Confirm the Plan.  Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation, or that such modifications would not necessitate re-solicitation of votes.  Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all voting Classes vote in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court, which may exercise its substantial discretion as a court of equity, may choose not to confirm the Plan.  If the Plan is not confirmed, it is unclear what distributions holders of Claims ultimately would receive on account of their Claims under a subsequent plan of reorganization (or liquidation).

3.           Litigation Regarding the BrandCo Transaction May Delay Confirmation.  Certain of the 2016 Term Loan Lenders dispute the validity of the BrandCo Transaction and, on October 31, 2022, filed the 2016 Lenders’ Adversary Complaint seeking to unwind the BrandCo Transaction.  The Company believes that the lawsuit is without merit and intends to vigorously contest its claims. On December 5, 2022, the Debtors and the other defendants named in the 2016 Lenders’ Adversary Complaint filed motions to dismiss the 2016 Lenders’ Adversary Complaint.  Furthermore, the Debtors assert that the claims asserted in the 2016 Lenders’ Adversary Complaint are derivative of causes of action belonging to the Debtors’ estates that have already been settled pursuant to the Plan Settlement. However, the litigation may be protracted and expensive, and may delay Confirmation.

4.           Non-Consensual Confirmation.  In the event that any Impaired Class of Claims does not accept or is deemed not to accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the Debtors’ request if at least one Impaired Class has accepted the Plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each Impaired Class that has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting Impaired Classes.  While the Debtors believe that the Plan satisfies these requirements, should any Class reject the Plan, then these requirements must be satisfied with respect to such rejecting Classes.

5.          Risk of Timing or Non-Occurrence of Effective Date.  There can be no assurance as to the timing of the Effective Date.  If the conditions precedent to the Effective Date set forth in the Plan do not occur or are not waived as set forth in Article X of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all Holders of Claims and Interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.  Notably, the conditions precedent include the requirement that the Debtors obtain all governmental and material third-party approvals necessary to effectuate the Restructuring Transactions.  Moreover, absent an extension, the Restructuring Support Agreement may be terminated by the Required Consenting BrandCo Lenders (as defined in the Restructuring Support Agreement) if the Effective Date does not occur by April 17, 2023.  The Debtors cannot assure that the conditions precedent to the Plan’s effectiveness will occur or be waived by such date.

6.       Risk of Termination of Restructuring Support Agreement, Backstop Commitment Agreement, or the Incremental New Money Commitment Letter.  The Restructuring Support Agreement contains provisions that give one or more of the Consenting Creditor Parties the ability to terminate the Restructuring Support Agreement if certain conditions are not satisfied or waived, including the failure to achieve certain milestones. Similarly, the Backstop Commitment Agreement and Incremental New Money Commitment Letter, once executed, are expected to contain provisions that give the Equity Commitment Parties and the Incremental New Money Commitment Parties, as applicable, the ability to terminate their obligations to fully backstop the Equity Rights Offering, or the ability to terminate their commitment to provide the Incremental New Money Facility, as applicable, upon the occurrence of certain events or if certain conditions are not satisfied. Termination of the Restructuring Support Agreement,  Backstop Commitment Agreement, and/or Incremental New Money Commitment Letter could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, employees, and major customers, or potentially the conversion of the Chapter 11 Cases into cases under Chapter 7 of the Bankruptcy Code (“Chapter 7”).

7.           The Allocation of the Committee Settlement Amounts May be Successfully Challenged.  The allocation of distributions of the GUC Settlement Amount and any Retained Preference Action Net Proceeds among Classes 9(a)-(d) under the Committee Settlement Terms, as implemented through the Plan, may be challenged. If such challenge is successful, the Bankruptcy Court may require the Debtors to amend the Plan to provide a modified allocation among such Classes that would satisfy section 1129(b)(1). To the extent that the Bankruptcy Court finds that a different allocation is required for the Plan to be confirmed, the Debtors may seek to (i) modify the Plan to provide for whatever allocation might be required for confirmation and (ii) use the acceptances received from any holder of Claims pursuant to this solicitation for the purpose of obtaining the approval of the Plan as modified. Any such reallocation of the GUC Settlement Amount, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the treatment of Classes 9(a), 9(b), 9(c) and/or 9(d). Except to the extent that modification of the allocation of the GUC Settlement Amount in the Plan requires re-solicitation, the Debtors may, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan by any holder of Claims pursuant to this solicitation will constitute a consent to the Plan’s treatment of such holder, regardless of the allocation of the GUC Settlement Amount.

8.            Conversion into Chapter 7 Cases.  If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interests of Holders of Claims, the Chapter 11 Cases may be converted to cases under Chapter 7, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.  See Article XIV.C hereof, as well as the Liquidation Analysis attached hereto as Exhibit E, for a discussion of the effects that a Chapter 7 liquidation would have on the recoveries to Holders of Claims.

9.          The DIP Facilities May Be Insufficient to Fund the Debtors’ Business Operations, or May Be Unavailable if the Debtors Do Not Comply with the Final DIP Order or DIP Credit Agreements.  There can be no assurance that the revenue generated by the Company’s business operations and the cash made available to the Debtors under the Final DIP Order will be sufficient to fund the Company’s operations.  There can be no assurance that additional financing would be available or, if available, offered on terms that are acceptable to the Company or the Bankruptcy Court.  If, for one or more reasons, the Company needs to and is unable to obtain such additional financing, the Company’s business and assets may be subject to liquidation under Chapter 7 and the Company may cease to continue as a going concern.

The Final DIP Order and DIP Credit Agreements include affirmative and negative covenants applicable to the Debtors, including milestones related to the progress of the Chapter 11 Cases and compliance with a budget and maintenance of certain minimum liquidity.  There can be no assurance that the Company will be able to comply with these covenants and meet its obligations as they become due or to comply with the other terms and conditions of the Final DIP Order or DIP Credit Agreements.  Any event of default under the Final DIP Order or DIP Credit Agreements could imperil the Debtors’ ability to reorganize.

10.        Impact of the Chapter 11 Cases on the Debtors.  The Chapter 11 Cases may affect the Debtors’ relationships, and their ability to negotiate favorable terms, with creditors, customers, vendors, employees, and other personnel and counterparties.  While the Debtors expect to continue normal operations, public perception of their continued viability may affect, among other things, the desire of new and existing customers, vendors, landlords, employees, or other parties to enter into or continue their agreements or arrangements with the Debtors.  The failure to maintain any of these important relationships could adversely affect the Debtors’ businesses, financial condition, and results of operations.

Because of the public disclosure of the Chapter 11 Cases and concerns certain vendors may have about the Debtors’ liquidity, the Debtors’ ability to maintain normal credit terms with vendors may be impaired.  Also, the Debtors’ transactions that are outside of the ordinary course of business are generally subject to the approval of the Bankruptcy Court, which may limit the Debtors’ ability to respond on a timely basis to certain events or take advantage of certain opportunities.  As a result, the effect that the Chapter 11 Cases will have on the Debtors’ businesses, financial conditions, and results of operations cannot be accurately predicted or quantified at this time.

Additionally, the terms of the Final DIP Order and DIP Credit Agreements may limit the Debtors’ ability to undertake certain business initiatives.

11.          The Plan Is Based upon Assumptions the Debtors Developed That May Prove Incorrect and Could Render the Plan Unsuccessful.  The Plan and the Restructuring Transactions contemplated thereby reflect assumptions and analyses based on the Debtors’ experience and perception of historical trends, current conditions, management’s plans, and expected future developments, as well as other factors that the Debtors consider appropriate under the circumstances.  The feasibility of the Plan for confirmation purposes under the Bankruptcy Code relies on financial projections the Company developed in connection with developing its Business Plan (the “Financial Projections”), including with respect to revenues, EBITDA, debt service, and cash flow.  Financial forecasts are necessarily speculative, and it is likely that one or more of the assumptions and estimates that are the basis of these financial forecasts will not be accurate.

Whether actual future results and developments will be consistent with the Debtors’ expectations and assumptions depends on a number of factors, including, but not limited to: (i) the ability to maintain customers’ confidence in the Company’s viability as a continuing entity and to attract and retain sufficient business from them; (ii) the ability to retain key employees; and (iii) the overall strength and stability of general economic conditions in the United States and in the specific markets in which the Debtors currently do business.  The failure of any of these factors could not only vitiate the projections and analyses that informed the Plan, but also otherwise materially adversely affect the successful reorganization of the Debtors’ businesses.

The Company expects that its actual financial condition and results of operations may differ, perhaps materially, from what was anticipated.  Consequently, there can be no assurance that the results or developments contemplated by any plan of reorganization the Debtors may implement will occur or, even if they do occur, that they will have the anticipated effects on the Debtors and their respective subsidiaries or their businesses or operations.  The failure of any such results or developments to materialize as anticipated could materially adversely affect the successful execution of the Plan.

12.      Projections, Estimates, and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary.  Certain of the information contained in this Disclosure Statement is, by its nature, forward-looking, and contains estimates and assumptions that might ultimately prove to be incorrect, and contains projections which may be materially different from actual future experiences.  There are uncertainties associated with any projections and estimates—including estimated recoveries by holders of Allowed Claims—and such projections and estimates should not be considered assurances or guarantees of the amount of assets that will ultimately be available for distribution on the Effective Date or the amount of Claims in the various Classes that might be Allowed.

13.          The Allowed Amount of Claims May Differ from Current Estimates. There can be no assurance that the estimated Claim amounts set forth herein are correct, and the actual amount of Allowed Claims may differ from the estimates.  The estimated amounts are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual amount of Allowed Claims may vary from those estimated in this Disclosure Statement.  Furthermore, although the Claims Bar Date has passed, the Bankruptcy Court may allow additional Claims to be filed, including on account of latent Talc Personal Injury Claims that have not yet been discovered.

14.          Parties-in-Interest May Object to the Debtors’ Classification of Claims and Interests.  Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

15.          The Consenting Unsecured Noteholder Recovery May Not Be Approved.  The Plan provides that if Class 8 Unsecured Notes Claims does not accept the Plan, Holders of such Claims that vote to accept the Plan, will receive the Consenting Unsecured Noteholder Recovery, unless the Bankruptcy Court finds that such Consenting Unsecured Noteholder Recovery is Improper. The Consenting Unsecured Noteholder Recovery may be subject to substantial challenges, including on the basis that it provides unequal treatment within Class 8 Unsecured Notes Claims pursuant to section 1123(a)(4) of the Bankruptcy Code, or is other otherwise impermissible under applicable bankruptcy law. If the Bankruptcy Court were to sustain any such challenge, Consenting Unsecured Noteholders would not be eligible to receive the Consenting Unsecured Noteholder Recovery. As such, Holders of Unsecured Notes Claims should not rely on the Consenting Unsecured Noteholder Recovery in making a decision to vote to accept the Plan.

16.          Releases, Injunctions, and Exculpations Provisions May Not Be Approved.  Article XI of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and causes of action that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable.  The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties and may not be approved.  If the releases, injunctions, and exculpations are not approved, certain Released Parties may withdraw their support for the Plan.  The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties are necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganization efforts and have agreed to make further contributions, including by agreeing to convert certain of their Claims against the Debtors’ Estates into equity in Reorganized Holdings, but only if they receive the full benefit of the Plan’s release and exculpation provisions.  The Plan’s release and exculpation provisions are an inextricable component of the Restructuring Support Agreement and the significant deleveraging and financial benefits embodied in the Plan.

17.          The Debtors May Fail to Obtain the Proceeds of the Exit Facilities or the Equity Rights Offering, and the Backstop Commitment Agreement May Terminate.  There can be no assurance that the Debtors will receive any or all of the proceeds of the Exit Facilities and the Equity Rights Offering. Because final documentation relating to the Exit Facilities has not yet been executed, there can be no assurance that the Debtors will be able to obtain the proceeds of the Exit Facilities.  In addition, and notwithstanding the Backstop Commitment Agreement applicable to the Equity Rights Offering, which the Debtors expect to execute with the Equity Commitment Parties, because the Equity Rights Offering has not yet been completed, there can be no assurance that the Debtors will receive any or all of the proceeds of the Equity Rights Offering. If the Debtors do not receive the proceeds of the Exit Facilities and the Equity Rights Offering, the Debtors will not be able to consummate the Plan in its current form.

18.          The Debtors May Seek to Amend, Waive, Modify, or Withdraw the Plan at Any Time Before Confirmation.  Subject to and in accordance with the terms of the Restructuring Support Agreement and, once executed, the Backstop Commitment Agreement and the Incremental New Money Commitment Letter, the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order or waive any conditions thereto if and to the extent such amendments or waivers are necessary or desirable to consummate the Plan.  The potential impact of any such amendment or waiver on the Holders of Claims and Interests cannot presently be foreseen but may include a change in the economic impact of the Plan on some or all of the proposed Classes or a change in the relative rights of such Classes.  All Holders of Claims and Interests will receive notice of such amendments or waivers required by applicable Law and the Bankruptcy Court.  If the Debtors seek to modify the Plan after receiving sufficient acceptances but before the Bankruptcy Court’s entry of an order confirming the Plan, the previously solicited acceptances will be valid only if (i) all Classes of adversely affected Holders accept the modification in writing or (ii) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of Holders of accepting Claims or Interests, or is otherwise permitted by the Bankruptcy Code.

B.	Risks Relating to the Debtors’ and Reorganized Debtors’ Businesses

1.           Post-Effective Date Indebtedness.  On the Effective Date, on a consolidated basis, it is expected that the Reorganized Debtors will have total secured, outstanding indebtedness of approximately $1.8 billion, which is expected to consist of the Exit Facilities, as described above. This level of expected indebtedness and the funds required to service such debt could, among other things, make it difficult for the Reorganized Debtors to satisfy their obligations under such indebtedness, increasing the risk that they may default on such debt obligations.

The Reorganized Debtors’ earnings and cash flow may vary significantly from year to year.  Additionally, the Reorganized Debtors’ future cash flow may be insufficient to meet their debt obligations and commitments.  Any insufficiency could negatively impact the Reorganized Debtors’ businesses.  A range of economic, competitive, business, and industry factors will affect the Reorganized Debtors’ future financial performance and, as a result, their ability to generate cash flow from operations and to pay their debt.  Many of these factors are beyond the Reorganized Debtors’ control.

If the Reorganized Debtors do not generate enough cash flow from operations to satisfy their debt obligations, they may have to undertake alternative financing plans, such as:

•	refinancing or restructuring debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

It cannot be assured, however, that undertaking alternative financing plans, if necessary, would be possible on commercially reasonable terms, or at all, and allow the Reorganized Debtors to meet their debt obligations.  An inability to generate sufficient cash flow to satisfy their debt obligations or to obtain alternative financing could materially and adversely affect the Reorganized Debtors’ ability to make payments on the Exit Facilities, as well as the Reorganized Debtors’ businesses, financial condition, results of operations, and prospects.

The Exit Facilities Documents will contain restrictions, limitations, and specific covenants that could significantly affect the Reorganized Debtors’ ability to operate their businesses, as well as adversely affect their liquidity, and therefore could adversely affect the Reorganized Debtors’ results of operations.  These covenants are expected to restrict the Reorganized Debtors’ ability (subject to certain exceptions) to: (i) incur additional indebtedness and guarantee indebtedness; (ii) pay dividends or make other distributions or repurchase or redeem capital stock; (iii) prepay, redeem, or repurchase certain debt; (iv) make loans and investments; (v) sell assets; (vi) incur liens; (vii) enter into transactions with affiliates; (viii) alter the businesses they conduct; (ix) enter into agreements restricting any restricted subsidiary’s ability to pay dividends; and (x) consolidate, merge, or sell all or substantially all of their assets.

As a result of these restrictive covenants in the Exit Facilities Documents, the Reorganized Debtors may be:

•	limited in how they conduct their business;

•	unable to raise additional debt or equity financing;

•	unable to compete effectively or to take advantage of new business opportunities; or

•	limited or unable to make certain changes in their business and to respond to changing circumstances;

any of which could have a material adverse effect on their financial condition or results of operations.

Borrowings under the Exit Facilities Documents are at variable rates of interest and will expose the Reorganized Debtors to interest rate risk, which could cause the Reorganized Debtors’ debt service obligations to increase significantly.  If interest rates increase, the Reorganized Debtors’ debt service obligations on variable rate indebtedness would increase even though the amount borrowed remained the same, and their net income and cash flow available for capital expenditures and debt repayment would decrease.  As a result, a significant increase in interest rates could have a material adverse effect on the Reorganized Debtors’ financial condition.

2.         Risks Associated with the Debtors’ Businesses and Industry.  The risks associated with the Debtors’ businesses and industry are described in the Debtors’ SEC filings.  Those risks include, but are not limited to, the following:

•	any future effects as a result of the pendency of the Chapter 11 Cases;

•	the Debtors’ liquidity and financial outlook;

•	the ongoing impact of the COVID-19 pandemic;

•	disruptions to the supply chain;

•	the impact of inflation on the Company’s costs;

•	the Debtors’ ability to adjust prices to reflect inflation;

•	reductions in the Debtors’ revenue from market pressures, increased competition, or otherwise;

•	the Debtors’ ability to attract, motivate, and/or retain their employees necessary to operate competitively in the Debtors’ industry;

•	the Debtors’ ability to maintain successful relationships with key customers;

•	changes in interest rates;

•	exposure to foreign currency;

•	the Debtors’ ability to effectively manage costs;

•	the Debtors’ ability to drive and manage growth;

•	changing consumer tastes;

•	industry conditions;

•	the impact of general economic and political conditions in the United States or in specific markets in which the Debtors currently do business;

•	the Debtors’ ability to generate revenues from new sources;

•	the impact of regulatory rules or proceedings that may affect the Debtors’ businesses from time to time;

•	disruptions or security breaches of the Debtors’ information technology infrastructure;

•	the Debtors’ ability to generate sufficient cash flows to service or refinance debt and other obligations post-emergence; and

•	the Company’s success at managing the foregoing risks.

A discussion of additional risks to the Company’s operations, businesses, and financial performance is set forth in the Form 10-K and in the other filings Holdings has made with the SEC.  Holdings’ filings with the SEC are available by visiting the SEC website at http://www.sec.gov.

C.	Risk Factors Relating to Securities to Be Issued under the Plan Generally

1.           Public Market for Securities.  There is no public market for the New Common Stock or New Warrants and there can be no assurance as to the development or liquidity of any market for the New Common Stock or New Warrants, or that the New Common Stock will be listed upon any national securities exchange or any over-the-counter market after the Effective Date. If a trading market does not develop, is not maintained, or remains inactive, holders of the New Common Stock and New Warrants may experience difficulty in reselling such securities or may be unable to sell them at all.  Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including, without limitation, prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors.

Furthermore, persons to whom the New Common Stock or New Warrants are issued pursuant to the Plan may prefer to liquidate their investments rather than hold such securities on a long-term basis.  Accordingly, the market price for such securities could decline and any market that does develop for such securities may be volatile.

2.           Potential Dilution.  The ownership percentage represented by the New Common Stock distributed on the Effective Date under the Plan will be subject to dilution from the equity issued in connection with the (a) Equity Rights Offering (including the Backstop Commitment Premium), (b) the Management Incentive Plan, (c) the exercise of the New Warrants (other than with respect to New Common Stock issued under the Plan on account of the OpCo Term Loan Equity Distribution), (d) other post-emergence issuances, and (f) the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

3.           Significant Holders.  Certain Holders of Allowed Claims are expected to acquire a significant ownership interest in the New Common Stock and/or New Warrants pursuant to the Plan.  If such holders were to act as a group, such holders would be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders.  This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Stock.

4.           Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness.  In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Stock and the New Warrants would rank below all debt claims against the Reorganized Debtors including claims under the Exit Facilities Documents.  As a result, holders of the New Common Stock would not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied.

5.          No Intention to Pay Dividends.  The Reorganized Debtors do not anticipate paying any dividends on the New Common Stock as it expects to retain any future cash flows for debt reduction and to support its operations.  In addition, covenants in the documents governing the Reorganized Debtors’ indebtedness may restrict their ability to pay cash dividends and may prohibit the payment of dividends and certain other payments.  As a result, the success of an investment in the New Common Stock (including the New Common Stock issuable upon exercise of the New Warrants) will depend entirely upon any future appreciation in the value of the New Common Stock.  There is, however, no guarantee that the New Common Stock will appreciate in value or even maintain its initial value.

D.	Additional Factors

1.           Debtors Have No Duty to Update.  The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date.  The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

2.          No Representations Outside This Disclosure Statement Are Authorized.  No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan. You should promptly report unauthorized representations or inducements to the counsel to the Debtors and the U.S. Trustee.

3.           No Legal or Tax Advice Is Provided by this Disclosure Statement.  The contents of this Disclosure Statement should not be construed as legal, business, or tax advice.  Each Holder of a Claim is urged to consult its own legal counsel and accountant as to legal, tax, and other matters concerning its Claim.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

4.          No Representation Made.  Nothing contained herein or in the Plan shall constitute evidence of, or a representation of, the tax or other legal effects of the Plan on the Debtors or Holders of Claims.

5.           Certain Tax Consequences.  The tax consequences of the Restructuring Transactions to the Reorganized Holdings may materially differ depending on how the Restructuring Transactions are structured.  If the Restructuring Transactions are structured such that the Reorganized Holdings would be treated as purchasing certain of the assets of the Debtors for U.S. federal income tax purposes then the Reorganized Holdings would have an increased tax basis in those assets and increased future tax deductions that can be used to reduce the Reorganized Holdings’ tax liability.  The Debtors have not yet determined whether it will be practicable to structure the Restructuring Transactions in this manner.  For a discussion of certain tax considerations to the Debtors and certain Holders of Claims in connection with the implementation of the Plan as well as certain tax implications of owning and disposing of the consideration to be received pursuant to the Plan, see Article XII hereof.

SOLICITATION AND VOTING PROCEDURES

The procedures and instructions for voting and/or making elections and related deadlines are set forth in the Disclosure Statement Order [Docket No. [●]].  The Disclosure Statement Order is incorporated herein by reference and should be read in conjunction with this Disclosure Statement.

THE DISCUSSION OF THE SOLICITATION AND VOTING PROCESS SET FORTH IN THIS DISCLOSURE STATEMENT IS ONLY A SUMMARY.  PLEASE REFER TO THE DISCLOSURE STATEMENT ORDER FOR A MORE COMPREHENSIVE DESCRIPTION OF THE PROCEDURES GOVERNING THE SOLICITATION, VOTING, AND TABULATION PROCESS.  TO THE EXTENT OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE DISCLOSURE STATEMENT ORDER, THE DISCLOSURE STATEMENT ORDER GOVERNS.

E.	Voting Instructions and Release Opt-Out or Opt-In Elections

Only Holders of Opco Term Loan Claims, BrandCo First Lien Guaranty Claims, BrandCo Second Lien Guaranty Claims, BrandCo Third Lien Guaranty Claims, Unsecured Notes Claims, Talc Personal Injury Claims, Non-Qualified Pension Claims, Trade Claims, and Other General Unsecured Claims (such classes, the “Voting Classes,” and the record Holders of Claims in the Voting Classes, the “Voting Holders”) are entitled to vote to accept or reject the Plan.  The Debtors are providing Ballots and other materials, including, among other things, the Confirmation Hearing notice, a letter from the Creditors’ Committee in support of the Plan, and the Disclosure Statement Order (collectively, the “Solicitation Materials”) to the Voting Holders, along with instructions to access the Plan and Disclosure Statement on the Debtors’ Case Information Website. Each Ballot will provide Holders the option to elect to not grant the release in Article XI of the Plan (the “Opt-Out Election”), except that no Holder that votes to accept the Plan will be entitled to select the Opt-Out Election.

The Debtors are not required to provide a copy of the Solicitation Materials to certain Holders of Claims and Interests who: (i) are not classified in accordance with section 1123(a)(1) of the Bankruptcy Code; (ii) are not entitled to vote because they are Unimpaired and deemed to accept the Plan under section 1126(f) of the Bankruptcy Code; or (iii) are not entitled to vote because they are deemed to reject the plan under section 1126(g) of the Bankruptcy Code.

Holders of Other Secured Claims, Other Priority Claims, FILO ABL Claims, Subordinated Claims, and Interests in Holdings (the “Non-Voting Holders”) will receive notices of non-voting status on account of such Claims and Interests. For Holders of Other Secured Claims, Other Priority Claims, FILO ABL Claims, and Subordinated Claims, such notices of non-voting status will include optional election forms that such Holders may complete if they elect to not grant the release in Article XI of the Plan (such form, the “Opt-Out Form”), along with related disclosures. For Holders of Interests in Holdings, such notices of non-voting status will include optional election forms that such Holders may complete if they elect to grant the release in Article XI of the Plan (such form, the “Opt-In Form”), along with related disclosures.

Each Ballot, Opt-Out Form, and Opt-In Form contains detailed instructions for completion and submission, as well as disclosures regarding, among other things, the voting record date (the “Voting Record Date”) and the Voting Deadline, and the applicable standards for tabulating Ballots.

F.	Consenting Unsecured Noteholder Election

In conjunction with the solicitation process, Holders of Unsecured Notes Claims will be given an opportunity to elect to be treated as a Consenting Unsecured Noteholder. As such, included in the Solicitation Materials that the Voting and Claims Agent will deliver to Holders of Unsecured Notes Claims as of the Voting Record Date, is a notice, which provides such Holders instructions to elect to be treated as a Consenting Unsecured Noteholder, in the event Class 8 votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied. Each Holder of Unsecured Notes Claims must deliver its election instructions in sufficient time for its Nominee to receive and effectuate such Holder’s election through the Automated Tender Offer Program (“ATOP”) in accordance with the procedures of The Depository Trust Company not later than February 27, 2023 at 5:00 p.m., prevailing Eastern Time. When a Holder of Unsecured Notes Claims instructs its Nominee to tender its Unsecured Notes via ATOP to make an election, in the event Class 8 votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, such Holder will be restricted from trading or transferring its Unsecured Notes until such time that they are returned to the target CUSIP or the Effective Date, at which time such Unsecured Notes will be retired in accordance with the Plan.

Note that electing to be treated as a Consenting Unsecured Noteholder does not constitute a vote to reject or accept the Plan. In order to vote to reject or accept the Plan, Holders of Unsecured Notes Claims must submit the Ballot contained in their Solicitation Materials, in accordance with the instructions set out therein. Only Holders of Unsecured Notes Claims that vote to accept the Plan will be eligible to receive the Consenting Unsecured Noteholder Recovery. Any election to be treated as a Consenting Unsecured Noteholder will not be effective if such Holder submits a Ballot to vote to reject the Plan or does not vote to accept or reject the Plan.

G.	Voting Record Date

The Voting Record Date is January 31, 2023.  The Voting Record Date is the record date for determining which entities are entitled to vote on the Plan and receive Solicitation Materials.

H.	Voting Deadline

The Voting Deadline is February 27, 2023 at 4:00 p.m., prevailing Eastern Time.  For a vote or opt-out or opt-in election to count, (i) each Voting Holder or Voting Nominee must properly complete, execute, and deliver its respective Ballot or Master Ballot in accordance with the applicable instructions on the Ballot, master Ballot, or beneficial holder Ballot, and (ii) each Non-Voting Holder must properly complete, execute, and deliver its respective Opt-Out or Opt-In Form, as applicable, in accordance with the instructions set forth on such form, in each case to be actually received by the Voting and Claims Agent on or before the Voting Deadline.

I.	Ballots Not Counted

Any Ballot may not be counted toward Confirmation if, among other things, it: (i) partially rejects and partially accepts the Plan; (ii) both accepts and rejects the Plan; (iii) is sent to the Debtors, the Debtors’ agents (other than the Voting and Claims Agent), any indenture trustee, or the Debtors’ financial or legal advisors; (iv) is sent by facsimile or any electronic means other than via the online balloting portal; (v) is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (vi) is cast by an Entity that does not hold a Claim in the Class specified in the Ballot; (vii) is submitted by a Holder not entitled to vote pursuant to the Plan; (viii) is unsigned; (ix) is not marked to accept or reject the Plan; (x) is received after the Voting Deadline (unless otherwise ordered by the Bankruptcy Court).

XIII.	CONFIRMATION OF PLAN

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties.  Notice of the Confirmation Hearing will be provided to all known creditors or their representatives.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.  With authorization of the Bankruptcy Court, the Debtors have scheduled the Confirmation Hearing beginning on March 9, 2023 at 10:00 a.m., prevailing Eastern Time, to consider confirmation of the Plan, commencing immediately following the trial in the 2016 Lenders’ Adversary Proceeding.

B.	Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan.  Any objection to confirmation of the Plan must: (i) be in writing; (ii) conform to the Bankruptcy Rules, the Local Rules for the United States Bankruptcy Court for the Southern District of New York, and any orders of the Bankruptcy Court; (iii) set forth the name of the objector, and the nature and amount of Claims held or asserted by the objector against the Debtors’ Estates or properties; (iv) state, with particularity, the legal and factual basis for the objection and, if practicable, a proposed modification to the Plan (or related materials) that would resolve such objection; and (v) be filed with the Bankruptcy Court (contemporaneously with a proof of service) and served upon the following parties so as to be actually received on or before March 2, 2023 at 4:00 p.m., prevailing Eastern Time:

(a)         The Debtors at:
Revlon, Inc.
One New York Plaza
New York, NY 10004
Attention:       Andrew Kidd
Seth Fier
Elise Quinones

E-mail:           Andrew.Kidd@revlon.com
Seth.Fier@revlon.com
Elise.Quinones@revlon.com

(b)          Office of the U.S. Trustee at:

Office of the U.S. Trustee for Region 2
U.S. Federal Office Building
201 Varick Street, Suite 1006
New York, NY 10014
Attention:       Brian Masumoto

E-mail:           Brian.Masumoto@usdoj.gov

(c)          Counsel to the Debtors at:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:       Paul M. Basta
Alice Belisle Eaton
Kyle J. Kimpler
Robert A. Britton
Brian Bolin
Irene Blumberg

E-mail:           pbasta@paulweiss.com
aeaton@paulweiss.com
kkimpler@paulweiss.com
rbritton@paulweiss.com
bbolin@paulweiss.com
iblumberg@paulweiss.com

(d)         Counsel to the Ad Hoc Group of BrandCo Lenders at:

Davis Polk & Wardell LLP
450 Lexington Avenue
New York, NY 10017
Attention:       Eli J. Vonnegut

Angela M. Libby
Stephanie Massman

E-mail:           eli.vonnegut@davispolk.com
angela.libby@davispolk.com
stephanie.massman@davispolk.com

(e)          Counsel to the Creditors’ Committee at:

Brown Rudnick LLP
Seven Times Square
New York, NY 10036

Attention:       Robert J. Stark
David J. Molton
Jeffrey L. Jonas
Bennett S. Silverberg
Kenneth J. Aulet

E-mail:                 RStark@brownrudnick.com
DMolton@brownrudnick.com
JJonas@brownrudnick.com
BSilverberg@brownrudnick.com
KAulet@brownrudnick.com

 ONLY THOSE RESPONSES OR OBJECTIONS THAT ARE TIMELY SERVED AND FILED WILL BE CONSIDERED BY THE BANKRUPTCY COURT. OBJECTIONS NOT TIMELY FILED AND SERVED IN THE MANNER SET FORTH ABOVE WILL NOT BE CONSIDERED AND WILL BE DEEMED OVERRULED.

Objections must also be served on those parties that have formally appeared and requested service in these cases pursuant to Bankruptcy Rule 2002 and any other parties required to be served pursuant to the Case Management Procedures in these Chapter 11 Cases.

C.	Requirements for Confirmation of Plan

1.           Requirements of Section 1129(a) of the Bankruptcy Code.

(a)     General Requirements.  At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

i.	the Plan complies with the applicable provisions of the Bankruptcy Code;

ii.	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

iii.	the Plan has been proposed in good faith and not by any means forbidden by law;

iv.
any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

v.
the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

vi.
with respect to each Class of Claims or Interests, each Holder of an Impaired Claim has either accepted the Plan or will receive or retain under the Plan, on account of such Holder’s Claim, property of a value, as of the Effective Date of the Plan, that is not less than the amount such Holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under Chapter 7;

vii.
except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not Impaired under the Plan;

viii.
except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than priority tax Claims, will be paid in full on the Effective Date, and that priority tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims;

ix.	at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

x.	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

xi.
all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(b)   Best Interests Test.  As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under Chapter 7.  This requirement is referred to as the “best interests test.”  The “best interests test” is modified with respect to any class of creditors that makes an 1111(b) Election.  If the 1111(b) election is made by a class, the test is satisfied if each holder of a claim in that class votes to accept the plan or receives property of a value on account of its claim, as of the effective date of a plan, that is not less than the value of such holder’s interest in the estate’s interest in the property that secures such claim.  The Valuation Analysis contains information concerning the value of the collateral securing the Debtors’ funded debt.

Absent an 1111(b) election, this test requires a court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under Chapter 7.  To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

A hypothetical liquidation analysis (the “Liquidation Analysis”) has been prepared by A&M solely for purposes of estimating proceeds available in a liquidation under Chapter 7 of the Debtors’ Estates, which is attached hereto as Exhibit E.  The Liquidation Analysis is based on a number of estimates and assumptions that are inherently subject to significant economic, competitive, and operational uncertainties and contingencies that are beyond the control of the Debtors or a trustee under Chapter 7.  Further, the actual amounts of claims against the Debtors’ Estates could vary materially from the estimates set forth in the Liquidation Analysis, depending on, among other things, the claims asserted during Chapter 7.  Accordingly, while the information contained in the Liquidation Analysis is necessarily presented with numerical specificity, the Debtors cannot assure you that the values assumed would be realized or the Claims estimates assumed would not change if the Debtors were in fact liquidated, nor can assurances be made that the Bankruptcy Court would accept this analysis or concur with these assumptions in making its determination under section 1129(a) of the Bankruptcy Code.

As set forth in detail in the Liquidation Analysis, the Debtors believe that the Plan will produce a greater recovery for the Holders of Claims than would be achieved in a Chapter 7 liquidation.  Consequently, the Debtors believe that the Plan, which provides for the continuation of the Debtors’ businesses, will provide a substantially greater ultimate return to the Holders of Claims than would a Chapter 7 liquidation.

The Debtors do not intend to and do not undertake any obligation to update or otherwise revise the Liquidation Analysis to reflect events or circumstances existing or arising after the date the Liquidation Analysis is initially filed or to reflect the occurrence of unanticipated events. Therefore, the Liquidation Analysis may not be relied upon as a guarantee or other assurance of the actual results that will occur. In deciding whether to vote to accept or reject the Plan, holders of Claims must make their own determinations as to the reasonableness of any assumptions underlying the Liquidation Analysis and the reliability of the Liquidation Analysis.

(c)         Feasibility.  Pursuant to section 1129(a)(11) of the Bankruptcy Code, among other things, the Bankruptcy Court must determine that confirmation of the Plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successors to the Debtors under the Plan.  This confirmation condition is referred to as the “feasibility” of the Plan.  The Debtors believe that the Plan satisfies this requirement.  Based upon the Financial Projections, the Debtors believe that the Reorganized Debtors will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.  The Debtors also believe that they will be able to repay or refinance on commercially reasonable terms any and all of the indebtedness under the Plan at or prior to the maturity of such indebtedness.  Accordingly, the Debtors believe that the Plan is feasible.  The Financial Projections are attached as Exhibit F to this Disclosure Statement.

(d)        Equitable Distribution of Voting Power.  On or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the organizational documents for the Debtors shall be amended as necessary to satisfy the provisions of the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power.

2.           Additional Requirements for Non-Consensual Confirmation.  In the event that any Impaired Class of Claims or Interests does not accept or is deemed to reject the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each Impaired Class of Claims or Interests that has not accepted or is deemed to reject the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code.  Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

(a)          Unfair Discrimination Test.  The “no unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan.  A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or interests receives more than it legally is entitled to receive for its claims or interests.  This test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”  The Debtors believe the Plan satisfies the “unfair discrimination” test.

(b)          Fair and Equitable Test.  The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in the class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

XIV.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan.  After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan.  If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under Chapter 7.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan.  Such a plan might involve either a reorganization and continuation of the Debtors’ businesses or an orderly liquidation of the Debtors’ assets.  The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.	Sale under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell their assets under section 363 of the Bankruptcy Code.  Holders of Secured Claims would be entitled to credit bid on any property to which their security interest is attached, and to offset their Claims against the purchase price of the property, subject to applicable contractual restrictions governing such Claims.  Alternatively, the security interests in the Debtors’ assets held by Holders of Secured Claims would attach to the proceeds of any sale of the Debtors’ assets.  After these Claims are satisfied, the remaining funds could be used to pay Holders of Claims in Classes 8 and 9(a)–(d).  Upon analysis and consideration of this alternative, the Debtors do not currently believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for Holders of Claims than the Plan.

C.	Liquidation under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code.  The Liquidation Analysis sets forth the effect that a hypothetical Chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests.

As noted in the Liquidation Analysis, the Debtors believe that liquidation under Chapter 7 would result in lower distributions to creditors than those provided for under the Plan.  Among other things, the value that the Debtors expect to obtain from their assets in a Chapter 7 liquidation, instead of continuing as a going concern as provided in the Plan, would be materially less.  A Chapter 7 liquidation would also generate more unsecured claims against the Debtors’ Estates from, among other things, damages related to rejected contracts and the failure to satisfy post-liquidation obligations.  In addition, a Chapter 7 liquidation would result in a delay from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals, who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases.

[Remainder of page intentionally left blank.]

XV.	CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the Holders of Voting Classes to vote in favor thereof.

Dated:	December 22, 2022	REVLON, INC.
	New York, New York	(on behalf of itself and each of its Debtor affiliates)

/s/ Robert Caruso
Robert Caruso
Chief Restructuring Officer

EXHIBIT A

JOINT PLAN OF REORGANIZATION OF REVLON, INC. AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

EXHIBIT B

RESTRUCTURING SUPPORT AGREEMENT

EXHIBIT C

CORPORATE STRUCTURE CHART

EXHIBIT D

VALUATION ANALYSIS

EXHIBIT E

LIQUIDATION ANALYSIS

EXHIBIT F

FINANCIAL PROJECTIONS